Exhibit 96.1

S-K 1300 Technical Report Summary on

the NGM Complex, Nevada, USA

May 14, 2026

Effective Date: December 31, 2025

Thamsanqa Mahlangu, Pr. Eng

Timothy Webber, RM SME

Mark Roux, Pr.Sci.Nat.

S-K 1300 Technical Report Summary on the NGM Complex

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

This Technical Report contains forward-looking statements. All statements, other than statements of historical fact regarding Nevada Gold Mines LLC, IPOCo. (the Registrant), Newmont Corporation or the NGM Complex, are forward-looking statements. The words “believe”, “expect”, “anticipate”, “contemplate”, “target”, “plan”, “intend”, “project”, “continue”, “budget”, “estimate”, “potential”, “may”, “will”, “can”, “could” and similar expressions identify forward-looking statements. In particular, this Technical Report contains forward-looking statements with respect to projected capital, operating and exploration expenditure, targeted cost reductions, mine life and production rates, potential mineralization and metal or mineral recoveries, anticipated timelines, costs and plans for operation and closure; the ability and timeline to secure all relevant rights, licenses, permits and authorizations; Nevada Gold Mines LLC’s and The Registrant’s strategy, plans, targets and goals in respect of environmental and social issues and sustainability matters; stakeholder engagement; sufficiency of infrastructure, systems and consultants and personnel; operating or technical challenges in connection with mining or development activities, including geotechnical challenges, tailings dam and storage facilities, and the maintenance or provision of required infrastructure and information technology systems, and information pertaining to potential improvements to financial and operating performance and mine life at the NGM Complex; the results of the Economic Analysis, including financial metrics such as net present value (including NPV5), internal rate of return, payback period, and free cash flow; the underlying modelling assumptions, including metal prices (gold, silver and copper), discount rates, mine plans and production schedules, recoveries, and capital and operating cost estimates; the application of U.S. federal and Nevada state tax and royalty regimes, including the Nevada net proceeds of minerals tax, the AB 495 mining excise tax on gross revenue from gold and silver, and applicable property royalties; and the outcomes of sensitivity analyses on metal prices, operating costs, and capital costs. All forward-looking statements in this Technical Report are necessarily based on opinions and estimates made as of the date such statements are made and are subject to important risk factors and uncertainties, many of which cannot be controlled or predicted. Material assumptions regarding forward-looking statements are discussed in this Technical Report, where applicable. In addition to such assumptions, the forward-looking statements are inherently subject to significant business, economic, political, security and competitive uncertainties, and contingencies. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: fluctuations in the spot and forward price of commodities (including gold, diesel fuel, natural gas and electricity); the speculative nature of mineral exploration and development; changes in mineral production performance, exploitation and exploration successes; diminishing quantities or grades of reserves; increased costs, delays, suspensions, and technical challenges associated with the construction of capital projects; operating or technical difficulties in connection with mining or development activities, including disruptions in the maintenance or provision of required infrastructure and information technology systems; damage to Nevada Gold Mines LLC’s, The Registrant’s, or Newmont Corporation’s reputation due to the actual or perceived occurrence of any number of events, including negative publicity with respect to the handling of environmental matters or dealings with community groups, whether true or not; risk of loss due to acts of war, terrorism, sabotage and civil disturbances; uncertainty whether the NGM Complex will meet Nevada Gold Mines LLC’s or The Registrant’s capital allocation objectives; the impact of inflation; fluctuations in the currency markets; changes in interest rates; changes in discount rates used in the economic model; variances in metal prices, operating costs and capital costs relative to modeled assumptions, including those examined in sensitivity analyses; changes in or interpretations of the Nevada net proceeds of minerals tax, the AB 495 mining excise tax, or applicable property royalties; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States; failure to comply with environmental and health and safety laws and regulations; timing of receipt of, or failure to comply with, necessary permits and approvals; litigation; contests over title to properties or over access to water, power and other required infrastructure; increased costs and physical risks including extreme weather events and resource shortages, related to climate change; and availability and increased costs associated with mining inputs and labour. In addition, there are risks and hazards associated with the business of mineral exploration, development, risks associated with working with partners in jointly controlled assets; and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, ground conditions, pressures, cave-ins, flooding and gold ore losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks).

Many of these uncertainties and contingencies can affect Nevada Gold Mines LLC’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, Nevada Gold Mines LLC. All of the forward-looking statements made in this Technical

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S-K 1300 Technical Report Summary on the NGM Complex

Report are qualified by these cautionary statements. None of Nevada Gold Mines LLC, The Registrant, Newmont Corporation, and the Qualified Persons who authored this Technical Report undertake no obligation to update publicly or otherwise revise any forward-looking statements whether as a result of new information or future events or otherwise, except as may be required by law.

May 14, 2026	Page iii

S-K 1300 Technical Report Summary on the NGM Complex

Table of Contents

1 Executive Summary	12

1.1 Location	12

1.2 Ownership and Operations	12

1.3 Geology and Mineralization	13

1.4 Mineral Resource Estimate	14

1.5 Mineral Reserve Estimate	16

1.6 Mining Methods	18

1.7 Mineral Processing	19

1.8 Project Infrastructure	19

1.9 Market Studies and Contracts	19

1.10 Environmental, Permitting and Social Considerations	20

1.11 Capital and Operating Costs	20

1.12 Economic Analysis	21

1.13 Conclusions and Recommendations	21

1.14 Recommendations	23

2 Introduction	25

2.1 Registrant	25

2.2 Terms of Reference	26

2.3 Information Sources	27

2.4 Qualified Persons Site Inspection	27

2.5 Previous Technical Report Summaries	28

2.6 List of Abbreviations	28

3 Property Description	30

3.1 Project Location	30

3.2 Land Tenure	40

3.3 Permits	42

3.4 Royalties, Payments, and Other Obligations	42

3.5 Other Significant Factors and Risks	45

4 Accessibility, Climate, Local Resources, Infrastructure and Physiography	46

4.1 Physiography and Climate	46

4.2 Accessibility	46

4.3 Seismicity	47

4.4 Local Resources and Infrastructure	47

5 History	48

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S-K 1300 Technical Report Summary on the NGM Complex

6 Geological Setting, Mineralization, and Deposit	51

6.1 Regional Geology	51

6.2 Local Geology	53

6.3 Property Geology	54

7 Exploration	82

7.1 Exploration	82

7.2 Drilling	88

7.3 Hydrogeology	93

7.4 Geotechnical	96

7.5 Exploration Potential	97

8 Sample Preparation, Analyses and Security	98

8.1 Sample Security	99

8.2 Sample Preparation	99

8.3 Sample Analysis	101

8.4 Quality Assurance and Quality Control	102

8.5 QP Comments on Sample Preparation, Analyses, and Security	105

9 Data Verification	106

9.1 Internal Reviews and Audits	107

9.2 External Reviews and Audits	107

9.3 QP Comments on Data Verification	108

10 Mineral Processing and Metallurgical Testing	109

10.1 Metallurgical Testwork	109

10.2 Sample Representativeness	118

10.3 Metallurgical Variability	119

10.4 Blending	119

10.5 Recovery Estimates	120

10.6 Deleterious Elements	124

10.7 QP Comments on Mineral Processing and Metallurgical Testing	125

11 Mineral Resource Estimates	126

11.1 Key Assumptions, Parameters, and Methods	127

11.2 Resource Cut-off Grades	138

11.3 Mineral Resource Statement	138

11.4 Mineral Resource Audits	142

11.5 Reconciliation	143

11.6 Uncertainties in the Mineral Resource Estimation	143

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S-K 1300 Technical Report Summary on the NGM Complex

11.7 QP Comments on Mineral Resource Estimates	144

12 Mineral Reserve Estimate	145

12.1 Key Assumptions, Parameters, and Methods	145

12.2 Mineral Reserve Statement	155

12.3 QP Comments on Mineral Reserve Estimates	158

13 Mining Methods	159

13.1 Surface Mining Operations	159

13.2 Underground Mining Operations	163

13.3 Geotechnical and Hydrogeological Considerations	172

13.4 Mine Design	178

13.5 Mining Equipment and Personnel	184

13.6 LOM Production Schedule	185

14 Processing and Recovery Methods	188

14.1 Current Operations	189

14.2 Power, Water, and Process Reagents Requirements	200

14.3 QP Comments on Processing and Recovery Methods	201

15 Infrastructure	204

15.1 Supply Chain	210

15.2 Energy Supply	210

15.3 Water Management	211

15.4 Water Supply	212

15.5 Mine Roads	212

15.6 Site Common Purpose Infrastructure	212

15.7 Underground Infrastructure	214

15.8 Waste Rock Storage Facilities	220

15.9 Tailings Storage Facilities	220

15.10 Leach Pads	221

15.11 Stockpiles	223

16 Market Studies	224

16.1 Market Studies	224

16.2 Commodity Price Assumptions	224

16.3 Contracts	225

17 Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups	226

17.1 Environmental Assessment and Studies	226

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S-K 1300 Technical Report Summary on the NGM Complex

17.2 Environmental Considerations	226

17.3 Permitting	229

17.4 Social and Community Requirements	230

17.5 Mine Closure and Reclamation	231

17.6 QP Comments on Environmental Studies, Permitting, and Plans, Negotiations, or Agreements With Local Individuals or Groups	232

18 Capital and Operating Costs	234

18.1 Capital Costs	234

18.2 Operating Costs	235

19 Economic Analysis	236

19.1 Assumptions and Inputs	236

19.2 Taxes and Royalties	237

19.3 Financial Model Summary	237

19.4 Sensitivity	239

20 Adjacent Properties	240

21 Other Relevant Data and Information	241

22 Interpretation and Conclusions	242

22.1 Geology and Mineral Resources	242

22.2 Mining and Mineral Reserves	242

22.3 Mineral Processing	243

22.4 Infrastructure	243

22.5 Environment and Social Aspects	244

22.6 Risks	244

23 Recommendations	246

23.1 Geology and Mineral Resources	246

23.2 Mining and Mineral Reserves	246

23.3 Mineral Processing	246

23.4 Infrastructure	247

23.5 Environment, Permitting, and Social and Community	247

24 References	248

25 Reliance on Information Provided by the Registrant	249

26 Date and Signature Page	250

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S-K 1300 Technical Report Summary on the NGM Complex

List of Tables

Table 1-1	Summary of NGM Complex Mineral Resources – Gold	14
Table 1-2	Summary of NGM Complex Mineral Resources – Silver and Copper	15
Table 1-3	Summary of NGM Complex Mineral Reserves – Gold	16
Table 1-4	Summary of NGM Complex Mineral Reserves – Silver and Copper	17
Table 1-5	NGM Risk Analysis	23
Table 2-1	NGM Operations Resources and Reserves Estimation List	27
Table 2-2	QP Responsibilities	28
Table 2-3	Element and Variable Abbreviations	28
Table 2-4	List of Abbreviations	29
Table 3-1	NGM Operations Total Area	31
Table 3-2	NGM Complex PoO’s Approximate Centroid Location and Area Summary	31
Table 3-3	Effective AB495 Tax Rates	43
Table 3-4	NGM Complex Royalties Summary	43
Table 3-5	Royalty Abbreviation Key	45
Table 5-1	NGM Properties Previous Operator and Development History	48
Table 6-1	Summary of Deformation Phases Across the NGM AOI	53
Table 6-2	Summary of Deposits and Mine Operations in the Carlin Complex	58
Table 6-3	Carlin Mineralized Domain Approximate Dimensions	58
Table 6-4	Summary of Deposits and Mine Operations in the Cortez Complex	65
Table 6-5	Cortez Mineralized Domain Approximate Dimensions	65
Table 6-6	Summary of Deposits and Mines in the Phoenix Complex	72
Table 6-7	Phoenix Mineralized Domain Approximate Dimensions	72
Table 6-8	Summary of Deposits and Mines in the Turquoise Ridge Complex	78
Table 6-9	Turquoise Ridge Mineralized Domain Approximate Dimensions	78
Table 7-1	Drilling Supporting all NGM Mineral Resource Estimates	88
Table 8-1	NGM Properties Internal Laboratories	98
Table 8-2	External Laboratories Utilized by NGM	98
Table 8-3	Laboratory Sample Preparation Details	101
Table 8-4	QA/QC Samples and Insertion Rates	103
Table 9-1	External Data Reviews since 2019	108
Table 10-1	Metallurgical Testing Laboratories	109
Table 10-2	Summary of Recent Relevant Metallurgical Testwork	111
Table 10-3	Processing Facility Recovery by Complex Ore Source	119
Table 10-4	Juniper Mill Oxide Recovery	120
Table 10-5	Sage Mill Recovery	120
Table 10-6	Goldstrike Roaster-CIL Au Recovery	120
Table 10-7	Gold Quarry Roaster-CIL Au Recovery	121
Table 10-8	Goldstrike Alkaline POX-CIL Gold Recovery	121
Table 10-9	Goldstrike Acid POX-CIL Gold Recovery	121
Table 10-10	Cortez Oxide Mill Recoveries	122
Table 10-11	Phoenix Recoveries	123
Table 11-1	NGM Complex Deposits Density Summary	127
Table 11-2	NGM Composite Lengths	128
Table 11-3	NGM Block Model Dimensions	131
Table 11-4	Sample Selection by Pass – Leeville Underground Example	132
Table 11-5	Example of Parameter Tuning through LSO	133
Table 11-6	Resource Classification by Drill Hole Spacing	134
Table 11-7	Resource Cut-off Grades	137
Table 11-8	NGM Complex Mineral Resources Summary Table – Gold	139
Table 11-9	NGM Complex Mineral Resources Summary Table – Silver and Copper	140

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S-K 1300 Technical Report Summary on the NGM Complex

Table 11-10	Summary of NGM Complex Mineral Resources INCLUSIVE of Mineral Reserves –Gold	141
Table 11-11	Summary of NGM Complex Mineral Resources INCLUSIVE of Mineral Reserves – Silver and Copper	141
Table 12-1	NGM Complex Underground Mining Dilution and Recovery Assumptions	148
Table 12-2	NGM Complex Process Cost Summary (Reserves)	150
Table 12-3	NGM Complex UG Unit Mining Cost Summary	151
Table 12-4	Cortez to Carlin Over-the-Road (OTR) Haulage Costs	151
Table 12-5	Cortez to Carlin Rail Haulage Costs	151
Table 12-6	Underground Metal Removal Costs	152
Table 12-7	NGM Complex OP Unit Mining Cost Summary	152
Table 12-8	Reserve COGs for NGM Complex Surface Operations	153
Table 12-9	Reserve COGs for NGM Complex Stockpiles	153
Table 12-10	Reserve COGs for NGM Complex Underground Operations	154
Table 12-11	NGM Complex Mineral Reserves Summary Table – Gold	155
Table 12-12	NGM Complex Mineral Reserves Summary Table – Silver and Copper	156
Table 13-1	NGM Complex Underground Operations General Descriptions	166
Table 13-2	NGM Ground Control Generalized Document Framework	172
Table 13-3	NGM Open Pit Slope Design Parameters	173
Table 13-4	Typical stope geometry for NGM Underground Operations	174
Table 13-5	NGM Complex Dewatering Areas Summary	176
Table 13-6	NGM Complex Underground Design Parameters	178
Table 13-7	NGM Complex Surface LOM Equipment Requirements	183
Table 13-8	NGM Complex Underground LOM Mine Equipment Requirements	184
Table 13-9	Mining Personnel Requirements	184
Table 13-10	LOM Reserves-Only Mine Plan Summary	185
Table 13-11	LOM Reserves-Only Processing Plan Summary	185
Table 13-12	LOM Reserves-Only Mine Plan Details	186
Table 14-1	NGM Processing Methods	187
Table 14-2	Processing Operations Summary	188
Table 14-3	Process Equipment – Goldstrike Roaster	189
Table 14-4	Process Equipment – Goldstrike Autoclave	190
Table 14-5	Process Equipment – Gold Quarry Roaster	192
Table 14-6	Process Equipment – Juniper Mill	192
Table 14-7	Process Equipment – Sage Autoclave	193
Table 14-8	Process Equipment – Pipeline Mill	194
Table 14-9	Process Equipment – Phoenix Concentrator	195
Table 14-10	Process Equipment – Phoenix SX/EW	197
Table 14-11	Heap Leach Facilities	198
Table 14-12	Principle Heap Leach Facilities Key Equipment	199
Table 14-13	NGM Processing Operations Annual Power Consumption	199
Table 14-14	NGM Processing Operations Annual Water Consumption	200
Table 14-15	NGM Processing Operations Consumables and Reagent Consumption	201
Table 14-16	Processing Personnel Requirements	201
Table 15-1	NGM Underground Operations Material Handling Infrastructure Summary	214
Table 15-2	NGM Underground Operations Ventilation Infrastructure Summary	217
Table 15-3	Summary of NGM TSFs	220
Table 17-1	Trusts and Funds for Nevada Gold Mines	231
Table 18-1	Mining Capital Expenditure Summary	233
Table 18-2	Growth Project Capital Expenditure Summary	234
Table 18-3	LOM Average Unit Operating Costs Summary	234
Table 19-1	Cashflow Summary Table	237
Table 22-1	NGM Risk Analysis	244

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S-K 1300 Technical Report Summary on the NGM Complex

List of Figures

Figure 3-1	Project Location Map	33
Figure 3-2	NGM Area of Interest	34
Figure 3-3	Carlin Complex Location and Project Limits – North Area	35
Figure 3-4	Carlin Complex Location and Project Limits - South Area	36
Figure 3-5	Cortez Complex Location and Project Limits	37
Figure 3-6	Phoenix Complex Location and Project Limits	38
Figure 3-7	Turquoise Ridge Complex Location and Project Limits	39
Figure 6-1	NGM Complex Regional Geology	52
Figure 6-2	Carlin Complex Geology	56
Figure 6-3	Carlin Complex Stratigraphy	57
Figure 6-4	Arturo Complex Geological Cross-Section	59
Figure 6-5	Exodus Geological Map	61
Figure 6-6	Greater Leeville Geological Map – A-A’ (Rita K) and B-B’ (Leeville)	63
Figure 6-7	Greater Leeville Geological Map – C-C’ (Leeville) and D-D’ (Fallon)	64
Figure 6-8	Cortez Complex Stratigraphy	66
Figure 6-9	Cortez Complex Geology	67
Figure 6-10	Crossroads Deposit Geological Cross-section	69
Figure 6-11	Goldrush Deposit Geological Cross-section	71
Figure 6-12	Phoenix Complex Geology	73
Figure 6-13	Phoenix Complex Stratigraphy	74
Figure 6-14	Phoenix Complex Cross-section	75
Figure 6-15	Turquoise Ridge District Simplified Geologic Map	76
Figure 6-16	Turquoise Ridge District Stratigraphic Column	77
Figure 6-17	Turquoise Ridge Underground Cross-section with Gold Domains	79
Figure 6-18	Twin Creeks Mega Pit Geological Cross-section	81
Figure 7-1	NGM Carlin Deposit Discoveries Since 1960	83
Figure 7-2	Carlin District Geology with Rock Chip Sample Locations	86
Figure 7-3	Carlin District Geology with Soil Sample Locations	87
Figure 7-4	NGM Drill Collar Location Plan	89
Figure 11-1	Example Capping Domain 3000161 Pipeline/Crossroads	129
Figure 11-2	Example Rho-gram Domain 3000161 Pipeline/Crossroads	129
Figure 11-3	Example of Pipeline/Crossroads Resource Classification	135
Figure 11-4	Example of Leeville Underground Resource Classification	135
Figure 12-1	Integration of Underground Optimization and Reserve Estimation Process	146
Figure 13-1	(South) Arturo OP Reserves	159
Figure 13-2	Goldstrike OP (Betze) Reserves	159
Figure 13-3	Gold Quarry OP Reserves	160
Figure 13-4	Cortez Pits OP Reserves	160
Figure 13-5	Crossroads OP Reserves	161
Figure 13-6	Pipeline OP Reserves	161
Figure 13-7	Robertson OP Reserves	162
Figure 13-8	Mega Pit OP Reserves 2025 (unchanged from 2024)	162
Figure 13-9	Vista Pit OP Reserves 2024 (immaterial reduction from 2024 to 2025)	163
Figure 13-10	Bonanza OP Reserves	163
Figure 13-11	Fortitude OP Reserves	164
Figure 13-12	Goldstrike UG Isometric View Showing Mineral Reserves	167
Figure 13-13	Leeville UG Isometric View Showing Mineral Reserves	167
Figure 13-14	Exodus UG Isometric View Showing Mineral Reserves	168

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S-K 1300 Technical Report Summary on the NGM Complex

Figure 13-15	Pete Bajo UG Isometric View Showing Mineral Reserves	168
Figure 13-16	Rita K UG Isometric View Showing Mineral Reserves	169
Figure 13-17	South Arturo (El Nino) UG Isometric View Showing Mineral Reserves	169
Figure 13-18	Cortez Hills UG (CHUG) Isometric View Showing Mineral Reserves	170
Figure 13-19	Goldrush UG Isometric View Showing Mineral Reserves	170
Figure 13-20	Turquoise Ridge UG Isometric View Showing Mineral Reserves	171
Figure 13-21	Long-hole Stoping Mining Method Schematic	179
Figure 13-22	Typical Long-hole Stoping Mining Sequence	180
Figure 13-23	Overhand Drift and Fill	181
Figure 13-24	Underhand Drift and Fill with Cemented Aggregate Backfill Mining Method Schematic	181
Figure 14-1	Process Flowsheet – Goldstrike Roaster	189
Figure 14-2	Process Flowsheet – Goldstrike Autoclave	190
Figure 14-3	Process Flowsheet – Gold Quarry Roaster	191
Figure 14-4	Process Flowsheet – Sage Autoclave	193
Figure 14-5	Process Flowsheet – Pipeline Mill	194
Figure 14-6	Process Flowsheet – Phoenix Concentrator	195
Figure 14-7	Process Flowsheet – Phoenix SX/EW	196
Figure 14-8	Heap Leach and CIC Gold Recovery Flowsheet – Carlin Example	198
Figure 15-1	Carlin Complex North Area Facilities and Infrastructure Plan	204
Figure 15-2	Carlin Complex South Area Facilities and Infrastructure Plan	205
Figure 15-3	Cortez Complex Facilities and Infrastructure Plan	206
Figure 15-4	Phoenix Complex Facilities and Infrastructure Plan	207
Figure 15-5	Turquoise Ridge Facilities and Infrastructure Plan	208
Figure 19-1	Annual Production and Cumulative After Tax Cashflow	236
Figure 19-2	NPV Sensitivity	238

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S-K 1300 Technical Report Summary on the NGM Complex

1	Executive Summary

This Technical Report Summary (TRS) on the Nevada Gold Mines LLC (NGM) Operations (NGM Operations, the Project, or NGM) located in Nevada, USA, was prepared by Nevada Gold Mines, LLC (NGM), on behalf of the Registrant, IPOCo (see Section 1.2 below). The purpose of this Report is to support public disclosure of updated Mineral Resource and Mineral Reserve estimates at the Mine as of December 31, 2025.

This Report was prepared in accordance with the guidelines set out by the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601(b)(96) Technical Report Summary of Regulation S-K. Mineral Resource and Mineral Reserve estimates were prepared in accordance with S-K 1300 and using the guidance outlined in CIM Estimation of Mineral Resources and Mineral Reserves (MRMR) Best Practice Guidelines 2019 (CIM (2019) MRMR Guidelines).

Nevada Gold Mines LLC (NGM) is the operating company for the joint venture (JV) partners Barrick and Newmont Corporation (Newmont). Barrick is (and upon completion of the IPO described in Section 1.2 below, the Registrant will be) the operator of NGM Operations and owner of a 61.5% interest in NGM, with Newmont owning the remaining 38.5%.

All costs presented in this document are in USD (US$ or $) unless otherwise noted.

All units presented in this document use the metric system, unless otherwise noted.

1.1	Location

The NGM Operations are located in northern Nevada, bisected by Interstate 80 (I-80), which provides access to most of the NGM area. Elko, Nevada is the location of the main NGM office, approximately 220 miles west of Salt Lake City, Utah. The NGM Operations consist of four active mining areas; the Carlin Complex, the Cortez Complex, the Phoenix Complex and the Turquoise Ridge Complex as well as the Long Canyon Complex which is on care and maintenance.

1.2	Ownership and Operations

NGM holds 100% of the mineral rights to the NGM Operations.

Barrick is (and upon completion of the IPO, the Registrant will be) the operator of the Project and owner of a 61.5% interest in NGM, with Newmont owning the remaining 38.5%.

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S-K 1300 Technical Report Summary on the NGM Complex

Barrick is a Canadian publicly traded mining company with a portfolio of operating mines and advanced exploration and development projects across four continents. On February 5, 2026, Barrick announced its intention to complete an initial public offering (IPO) of a subsidiary (IPOCo) that would hold Barrick’s joint venture interests in the Project and certain other assets and liabilities. Subject to and upon completion of the IPO, IPOCo will be the operator of the Project and owner of a 61.5% interest in NGM.

Newmont is a publicly traded mining company with a portfolio of operations and exploration projects in North America, South America, Australia, and Africa, based in Denver, Colorado, USA.

NGM is currently a producing complex with 11 open pit and 9 underground mines. The NGM properties are in a mature mineral district with a long mining history dating back to the 1860’s. The NGM JV was completed in 2019.

NGM produces gold, silver and copper from the various operations which are processed from a series of integrated facilities to treat a range of ore including sulfidic, double refractory and oxide ores. Methods include roasting, pressure oxidation, heap leaching, cyanide leaching and flotation.

1.3	Geology and Mineralization

Nevada records a complex tectonic history of repeated accretion-subduction and extensive rifting. Major gold deposits within northeastern Nevada formed along discrete linear trends that reflect lithospheric-scale structures related to Precambrian rifting of basement against the craton margin.

The dynamic and prolonged depositional environments within heterogeneous sub-basins are characterized by highly-permeable siliciclastic and carbonate hosts of Eocene deposits that define Carlin-Type deposits.

Deposits within NGM are clustered spatially into four lithospheric-scale structural controls of the Carlin Complex, the Cortez Complex, the Phoenix Complex and the Turquoise Ridge Complex. Host lithologies and mineralization types vary between the complexes, but most ore bodies are hosted within autochthonous carbonate assemblage rocks preserved in uplifted tectonic windows. Mineralization is typically 400m to 500m below the Roberts Mountain Thrust.

Gold mineralization was emplaced approximately 39 Ma ago by low temperature gold-bearing hydrothermal fluids with varying reactions based on the host rock and structural controls of the ore bodies.

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S-K 1300 Technical Report Summary on the NGM Complex

1.4	Mineral Resource Estimate

Mineral Resource estimate for NGM complex is shown in Table 1-1 and Table 1-2.

Table 1-1  Summary of NGM Complex Mineral Resources – Gold

Category	Tonnes (Mt, 100% Basis)	Tonnes (Mt, Attributable)	Grade (g/t Au)	Contained Metal (Moz Au, 100% Basis)	Attributable Metal (Moz Au)	COG (g/t AuEq.)	Met. Au Rec (LOM Avg. %)
Total Measured	11	6.9	3.61	1.3	0.80	Leach: 0.13-0.24 Ox Mill: 0.33-3.43 Ref Mill: 0.29-6.58	78
Total Indicated	520	320	1.26	21	13
Total M+I	530	330	1.31	22	14
Total Inferred	230	140	2.5	19	12

Notes:

•	Mineral Resources are reported on a 100% and attributable basis as of 31 December 2025. The Registrant’s attributable share of the Mineral Resource is 61.5% based on its ownership interests in NGM.

•	The Mineral Resource estimate has been reported using the definitions in S-K 1300 and guidance from CIM (2019) MRMR Best Practice Guidelines.

•	Mineral Resources utilize long-term metal price assumptions of US$2,000/oz Au, US$25.00/oz Ag, and US$4.50/lb Cu.

•	COG is provided as a range; it is dependent on ore source and process stream and not directly used in Resource estimation.

•	Metallurgical recovery is provided as a LOM average and is dependent on ore source and process stream.

•

Open pit Mineral Resources are estimated within a pit shell based on a net value optimization utilizing the long-term Resource metal price assumptions, and other economic and metallurgical factors as described in Section 10 and 12.

•

Underground Mineral Resources are constrained within mining shapes for both underhand drift-and-fill and long hole stoping methods at appropriate COG’s utilizing the long-term Resource metal price assumptions and other economic and metallurgical factors as described in Section 10 and 12.

•

Stockpile Mineral Resources are estimated based on a net value calculation utilizing the long-term Resource metal price assumptions, and other economic and metallurgical factors as described in Section 10 and 12.

•	Mineral Resources are reported exclusive of Mineral Reserves and on an in-situ basis i.e. prior to mining or other losses.

•	All Mineral Resource estimates of tonnes and metal are reported to the second significant digit.

•	Measured and Indicated Resources are reported to two decimals on grade and Inferred Resources are reported to one decimal on grade.

•	Numbers may not add due to rounding.

•	The QP responsible for the Mineral Resource Estimate is Mark Roux (Pr.Sci.Nat.).

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S-K 1300 Technical Report Summary on the NGM Complex

Table 1-2  Summary of NGM Complex Mineral Resources – Silver and Copper

Category	Tonnes (Mt;		Tonnes (Mt, Attributable)		Grade		Contained Metal		Attributable Metal		COG		Met. Recovery
	100% Basis)						(100% Basis)
	Ag	Cu	Ag	Cu	g/t Ag	%Cu	Moz Ag	kt Cu	Moz Ag	kt Cu	g/t AuEq. (Mill)	%Cu (Leach)	Ag %	Cu %
Measured	0	0	0	0	0	0	0	0	0	0	0.29- 0.39	0.10- 0.19	Mill: 38%	Mill: 71% Leach: 49%
Indicated	310	340	190	210	5.75	0.16	53	530	32	325
Total M&I	310	340	190	210	5.75	0.16	53	530	32	325
Inferred	26	31	16	19	6.0	0.1	4.6	38	2.8	23

Notes:

•	Silver and copper are declared at Phoenix Complex only.

•	Mineral Resources are reported as of 31 December 2025. The Registrant’s attributable share of the Mineral Resource is based on its 61.5% ownership interests in NGM.

•	The Mineral Resource estimate has been reported using the definitions in S-K 1300 and guidance from CIM (2019) MRMR Best Practice Guidelines.

•	Mineral Resources utilize long-term metal price assumptions of US$2,000/oz Au, US$25.00/oz Ag, and US$4.50/lb Cu.

•	COG is provided as a range; it is dependent on ore source and process stream and not directly used in Resource estimation.

•	Metallurgical recovery is provided as a LOM average and is dependent on ore source and process stream.

•

Open pit Mineral Resources are estimated within a pit shell based on a net value optimization utilizing the long-term Resource metal price assumptions, and other economic and metallurgical factors as described in Section 10 and 12.

•

Underground Mineral Resources are constrained within mining shapes for both underhand drift-and-fill and long hole stoping methods at appropriate COG’s utilizing the long-term Resource metal price assumptions and other economic and metallurgical factors as described in Section 10 and 12.

•

Stockpile Mineral Resources are estimated based on a net value calculation utilizing the long-term Resource metal price assumptions, and other economic and metallurgical factors as described in Section 10 and 12.

•	Mineral Resources are reported exclusive of Mineral Reserves and on an in-situ basis i.e. prior to mining or other losses.

•	All Mineral Resource estimates of tonnes and metal are reported to the second significant digit.

•	Measured and Indicated Resources are reported to two decimals on grade and Inferred Resources are reported to one decimal on grade.

•	Numbers may not add due to rounding.

•	The QP responsible for the Mineral Resource Estimate is Mark Roux (Pr.Sci.Nat.).

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S-K 1300 Technical Report Summary on the NGM Complex

1.5	Mineral Reserve Estimate

Mineral Reserves estimate for NGM complex is shown in Table 1-3 and Table 1-4.

Table 1-3  Summary of NGM Complex Mineral Reserves – Gold

Category	Tonnes (Mt, 100% Basis)	Tonnes (Mt, Attributable)	Grade (g/t Au)	Contained Metal (Moz Au)	Attributable Metal (Moz Au)	COG (g/t AuEq.)	Met. Au Rec (LOM Avg. %)
Proven	28	17	5.24	4.8	2.9	Leach: 0.15-0.32 Ox Mill: 0.34-4.35 Ref Mill: 0.39-8.04	84%
Probable	490	300	2.54	40	25
Total P&P	520	320	2.69	45	28

Notes:

•	Mineral Reserves are reported on a 100% and attributable basis as of 31 December 2025. The Registrant’s attributable share of the Mineral Reserves is 61.5% based on its ownership interests in NGM.

•	The Mineral Reserves estimate has been reported using the definitions in S-K 1300 and guidance from CIM (2019) MRMR Best Practice Guidelines.

•	COG is provided as a range and not used in Reserve estimation; it is dependent on ore source and process stream.

•	Metallurgical recovery is provided as a LOM average and is dependent on ore source and process stream.

•	Mineral Reserves utilize long-term metal price assumptions of US$1,500/oz Au, US$21.00/oz Ag, and US$3.25/lb Cu.

•

Open pit Mineral Reserves are estimated within a pit design shell and based on a net value basis utilizing the long-term Reserve metal price assumptions, and other economic and modifying factors as described in Section 12.

•

Underground Mineral Reserves are constrained within mine designs for both long hole stoping and underhand drift-and-fill methods based on a net value optimization (Pseudoflow algorithm) utilizing the long-term Reserve metal price assumptions, and other economic and modifying factors as described in Section 12.

•	Stockpile Mineral Reserves are estimated based on a net value basis utilizing the long-term Reserve metal price assumptions, and other economic and modifying factors as described in Section 12.

•	Only Measured and Indicated Resources that have a positive net value and are scheduled to be mined and processed are converted to Reserves.

•	All Mineral Reserves tonnes and grades are reported as delivered to the relevant processing facilities.

•	All Mineral Reserve estimates of tonnes and metal are reported to the second significant digit.

•	All Mineral Reserve estimates are reported to two decimals on grade.

•	Numbers may not add due to rounding.

•	The QP responsible for the Mineral Reserve estimate is Timothy Webber (RM SME).

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S-K 1300 Technical Report Summary on the NGM Complex

Table 1-4  Summary of NGM Complex Mineral Reserves – Silver and Copper

Category	Ag Tonnes	Cu Tonnes	Grade		Attributable Metal		COG		Met. Recovery LOM Avg.
	(Mt, Attributable)	(Mt, Attributable)	g/t Ag	%Cu	Moz Ag	Mt Cu	g/t AuEq. (Mill)	%Cu (Leach)	Ag (%)	Cu (%)
Total Proven	4.2	6.0	7.89	0.15%	1.1	0.0092	0.39-0.52	0.14-0.27	38%	68%
Total Probable	110	120	6.54	0.18%	22	0.22
Total P&P	110	130	6.59	0.18%	23	0.23

Notes:

•	Silver and copper are declared at Phoenix Complex only.

•	Mineral Reserves are reported as of 31 December 2025. The Registrant’s attributable share of the Mineral Reserves is based on its 61.5% ownership interests in NGM.

•	The Mineral Reserves estimate has been reported using the definitions in S-K 1300 and guidance from CIM (2019) MRMR Best Practice Guidelines.

•	Mineral Reserves utilize long-term metal price assumptions of US$1,500/oz Au, US$21.00/oz Ag, and US$3.25/lb Cu.

•	COG is provided as a range and not used in Reserve estimation; it is dependent on ore source and process stream.

•	Metallurgical recovery is provided as a LOM average and is dependent on ore source and process stream.

•

Open pit Mineral Reserves are estimated within a pit design and based on a net value basis utilizing the long-term Reserve metal price assumptions, and other economic and modifying factors as described in Section 12.

•

Underground Mineral Reserves are constrained within mine designs for both long hole stoping and underhand drift-and-fill methods based on a net value optimization (Pseudoflow algorithm) utilizing the long-term Reserve metal price assumptions, and other economic and modifying factors as described in Section 12.

•	Stockpile Mineral Reserves are estimated based on a net value basis utilizing the long-term Reserve metal price assumptions, and other economic and modifying factors as described in Section 12.

•	Only Measured and Indicated Resources that have a positive net value and are scheduled to be mined are converted to Reserves.

•	All Mineral Reserves tonnes and grades are reported as delivered to the relevant processing facilities.

•	All Mineral Reserve estimates of tonnes and metal are reported to the second significant digit.

•	All Mineral Reserve estimates are reported to two decimals on grade.

•	Numbers may not add due to rounding.

•	The QP responsible for the Mineral Reserve estimate is Timothy Webber (RM SME).

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S-K 1300 Technical Report Summary on the NGM Complex

1.6	Mining Methods

NGM is a mature mining operation with an extensive operating history. Mine development has occurred over many decades with consolidation of the operations being completed with the NGM JV in 2019.

Mining is carried out at all four of NGM’s major mining complexes; Carlin, Cortez, Phoenix, and Turquoise Ridge. Both open pit and underground mining are utilized at all complexes except Phoenix which is currently only utilizing open pit mining methods.

Open pit mines utilize conventional drill, blast, load and haul mining techniques. The open pit mining operations also include rehandling from long-term ore stockpiles and surface transfer of mined underground ores. Open pits are designed in stages to optimize early extraction of higher-value ores based on operational factors such as mining rates, equipment size and geotechnical considerations. Mining occurs on a range of bench heights from 6.1 m (20 ft) to 15.2 m (50 ft) benches.

Mined ore material is hauled to either short- or long-term stockpiles which are classified primarily based on properties such as grade, oxidation, sulfur, carbonate and organic carbon. The stockpiles are reclaimed to create a blended feed which aims to meet the requirements of the particular processing facility and the LOM plan.

Waste material is mined and hauled to dedicated waste rock storage facilities or used as construction media for tailings facilities or backfill for underground mines. Potentially acid generating (PAG) waste rock is encapsulated in non-PAG (acid-neutralizing) material to limit exposure to air and water. Dump slopes are designed for geotechnical stability and reclamation requirements.

Underground mining is highly mechanized with access from shafts, portals and declines. The primary mining methods used at the NGM Complex underground operations are:

•	Long hole stoping; and

•	Drift and fill; utilizing two variants being underhand and overhand.

Both underground mining methods require various degrees and types of backfilling including; cemented rock fill, paste and mine waste.

The remaining Mineral Reserves from open pits and underground mines are estimated at 450 Mt of ore. Total Mineral Reserves (including stockpiles) are estimated to be 520 Mt.

The remaining Mine life, based on the Mineral Reserves estimate, is projected to be 33 years, until 2058. To maximize mine economics, higher grade ore is processed in the early years, while lower

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S-K 1300 Technical Report Summary on the NGM Complex

grade ore is stockpiled for later processing. Life of Mine (LOM) planned total material movement of approximately 1,747 Mt.

1.7	Mineral Processing

The NGM Complex operates a series of integrated facilities designed to process ores from various open pit and underground sources. The facilities are equipped to treat a range of ore types, including single refractory (sulfidic) and double refractory (sulfidic and carbonaceous) ores, as well as oxide ores. Processing methods employed include roasting, pressure oxidation (POX), heap leaching, cyanide leaching, and flotation. Mill processing rates vary by complex and method with tonnages ranging from 0.6 Mtpa to 11.3 Mtpa.

Gold, silver and copper are all produced at NGM. Final product is primarily refined doré with Phoenix producing copper concentrate, bulk sulfide concentrate, and copper cathode.

Tailings from mills, autoclaves, and roasters are deposited into 9 tailings storage facilities constructed throughout the NGM complex.

The NGM properties have a long history of processing operations with a large amount of testwork completed on the ores to support the various processing methods during this time. Testwork has been conducted at both independent and non-independent facilities. NGM continues metallurgical test work to ensure sufficient information of the existing orebodies and stockpile is available for blend and process management.

1.8	Project Infrastructure

The NGM Complex consists of numerous mature mines, some of which have been in continuous operation for more than 50 years. A considerable amount of infrastructure has been built to support the project by various operators prior to the formation of the NGM JV. Various infrastructure additions and upgrades have been completed by NGM for continuing operations which support the Mineral Resources and Mineral Reserves.

Additional tailing storage facilities are planned and in the permitting process for Carlin and Cortez with an additional tailings storage facility under construction at Turquoise Ridge.

1.9	Market Studies and Contracts

No market studies are currently relevant as the NGM Operations produce a readily saleable commodity in the form of gold and silver doré, and a conventional copper concentrate with payable

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S-K 1300 Technical Report Summary on the NGM Complex

levels of gold and silver, at the Phoenix Complex. This product does contain deleterious elements at penalty levels and is saleable to smelters.

Gold, silver and copper are freely traded at prices that are reported daily by reputable trading facilities such as the London Bullion Market Association (LBMA) and London Metal Exchange (LME). NGM uses Barrick corporate guidance for the metal price assumptions, which the QP regards as reasonable based on publicly available long term forecast consensus data.

While there are numerous contracts in place for the NGM Complex, there are no contracts considered to be material to the Registrant or NGM.

1.10	Environmental, Permitting and Social Considerations

NGM has submitted and received approval for multiple PoOs and Reclamation Plans across all areas. To support permitting on public lands, NGM has also provided information for Environmental Assessments (EA) or Environmental Impact Statements (EIS), including a wide range of baseline environmental studies covering natural resources, water, wildlife, cultural resources, and air quality.

Existing operations are reviewed by the Bureau of Land Management (BLM) and the Nevada Division of Environmental Protection Bureau of Mining Regulation and Reclamation (NDEP-BMRR). Under the National Environmental Policy Act (NEPA), BLM reviews may result in a Determination of NEPA Adequacy (DNA), a Finding of No Significant Impact (FONSI), or a Record of Decision (ROD) for operations involving public lands.

All state and federal permits include monitoring requirements to ensure environmental protection. Monitoring covers water quality at process facilities, surface and groundwater protection, reclamation and closure performance, management of potentially acid-generating waste rock, dewatering and discharge impacts, and point-source air emissions to ensure compliance with mercury programs and emission standards.

There are no major challenges with respect to government relations, non-governmental organizations, social or legal issues, or community development.

1.11	Capital and Operating Costs

NGM is an operational mining complex with an extensive historical basis enabling accurate estimation of future capital and operating costs.

The total LOM capital cost is estimated to be US$9,087M and includes sustaining costs for mining and processing, capitalized stripping, general and administration, and growth.

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S-K 1300 Technical Report Summary on the NGM Complex

The operating costs for the LOM were developed considering the planned mine physicals, equipment hours, labor projections, consumables forecasts, and other expected incurred costs.

The average LOM total operating cost per tonne of ore processed is estimated to be US$68.41/t.

1.12	Economic Analysis

The QP has reviewed an economic analysis of NGM using the Mineral Reserve estimates presented in this Technical Report; results confirm that the outcome is a positive cashflow that supports the statement of Mineral Reserves.

1.13	Conclusions and Recommendations

1.13.1	Geology and Mineral Resources

NGM maintains documented standard operating procedures for drilling, logging, and sampling that align with industry practice. Geological and mineralization models are developed using clearly defined geological contacts, validated structural controls, and supporting geochemical data, providing a sound geological framework for interpretation.

A quality assurance and quality control (QA/QC) program is in place to monitor the accuracy and precision of analytical laboratory results. Review of the QA/QC data indicates that assay results are of sufficient quality for use in Mineral Resource estimation.

Geological models and Mineral Resource estimates are refined and updated as new information becomes available from ongoing open pit operations. Extensive infill and conversion drilling, along with grade control drilling and detailed pit mapping, have been completed to improve confidence in the Mineral Resources and Mineral Reserves.

In the QP’s opinion, the outlier capping, domaining, and estimation methods applied to the NGM Mineral Resources are appropriate and consistent with industry best practice. On this basis, the Mineral Resources are considered to be properly estimated and classified.

1.13.2	Mining and Mineral Reserves

NGM is a mature mining operation with an extensive operating history. The mining assumptions and sequence are based on a robust dataset of historical actuals and are appropriate for NGM and apply to the entirety of the modelled mine life through 2058. Geotechnical parameters continue to be refined and support the current slope designs.

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S-K 1300 Technical Report Summary on the NGM Complex

The QP responsible for the Mineral Reserves has reviewed the estimation process and, in their opinion, the process has been carried out to industry standards and uses appropriate modifying factors for the conversion of Mineral Resources to Mineral Reserves.

1.13.3	Mineral Processing

Recovery factors have been developed using comprehensive data analysis and robust testing methods. These have been further validated and refined by extensive operations production data collected over numerous years of mining and ore processing at the various facilities. The current facilities are believed to be sufficiently flexible and are suitable to treat mineralization typical of the various style deposits contained within the LOM plan. All analytical and metallurgical procedures applied are conventional industry practices for gold processing.

The QP acknowledges that regular reviews conducted on the predictive models and amenabilities allows for necessary adjustments to be made based on a variety of factors, including changing feed ore sources and plant upgrades.

1.13.4	Infrastructure

The NGM is a mature district. It has well developed infrastructure supporting the current operations and plans for additional infrastructure to support the Mine growth.

The QP responsible for the Infrastructure Section believes that the current infrastructure and planned infrastructure support the estimation of Mineral Resources and Mineral Reserves.

1.13.5	Environment, Permitting, and Social Aspects

NGM has a regional permitting team as well as site based environmental teams and management systems to ensure that the necessary permits and licenses are obtained and maintained. These teams also carry out the required monitoring and reporting.

1.13.6	Risks

The QPs have examined the various risks and uncertainties known or identified that could reasonably be expected to affect reliability or confidence in the exploration information, the Mineral Resources or Mineral Reserves of the Mine, or projected economic outcomes contained in this Report. They have considered the controls that are in place or proposed to be implemented and determined the residual risk post mitigation measures. The post mitigation risk rating is evaluated consistent with guidance provided by Barrick’s Formal Risk Assessment Procedure (FRA) and considers the likelihood and consequence of the risk’s occurrence and impact.

Table 1-5 details the significant risks and uncertainties as determined by the QPs for the NGM operations.

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S-K 1300 Technical Report Summary on the NGM Complex

Table 1-5  NGM Risk Analysis

Area	Risk	Mitigation	Post Mitigation Risk Rating
Geology and Mineral Resources	Confidence in Mineral Resource Models

Additional scheduled GC drilling maintaining 18 months of partial grade control coverage ahead of mining.

Resource model updated on a regular basis using new drilling and updated geologic interpretation

Low
Mining and Mineral Reserves	Uncertainties around the geological model and hydrogeological conditions	Ongoing drilling programs to gather additional geology and hydrogeology information to better-inform geotechnical slope design for the Carlin formation and limit gaps in geotechnical knowledge	Medium
Processing	Increased carbonate content of future autoclave ore sources leading to poor oxidation performance, higher OPEX costs, and resulting lower gold recoveries	Pursue sulfur concentrate additions for blending, selective removal of the carbonate rock to improve the SS:CO3 ratio, or capital improvements in the acidulation circuit.	Medium
Processing	Recovery curves based only on recent lab test work	Review recovery curves and identify/utilize additional drivers by source and optimize reagents to changing ores	Medium
Environmental	Tailings failure	Engineering design and construction of TSFs to international standards, proper water management at the TSFs; buttressing if required.	Low
Permitting	Permitting delays	Currently not a risk at NGM but monitored due to quantity of permits required to be renewed annually	Low
Capital and Operating Costs	Continued cost escalation due to inflation of labor, consumables, and contractor costs	Continue to track actual costs and LOM forecast costs, including considerations for inflation. Ongoing continuous improvement projects at all operations.	Medium

1.14	Recommendations

The QPs have made the following recommendations.

1.14.1	Geology and Mineral Resources

●	Continue diamond drilling for geological context and systematic validation of historical RC drilling.

●	Update geology and geologically-driven estimation domains to support LVA and explicit structural controls on modeling.

●	Continue developing robust depletion data set to accurately reflect Mineral Resources in a historical mining district.

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S-K 1300 Technical Report Summary on the NGM Complex

●	Review and expand documented procedures across data collection and verification activities.

●	Reduce the available geological logging codes and increase access to example core and geological models for logging geologists to enhance the 3D context of drillholes being logged.

1.14.2	Mining and Mineral Reserves

●	Continue independent review of geotechnical data collection, modeling, controls and monitoring.

●

Evaluate open pit optimization at higher gold prices and with rationalized costs for non-ore material that can be used in backfill, dam construction, and chemical feed as buffering or fuel sources in processing.

●	Continue roll out of autonomous mining fleet to improve cost and efficiency of the operations.

●	Continue mine dewatering efforts to ensure safe and optimized mining activities. Update groundwater models to predict future groundwater-levels and optimize pit water management.

1.14.3	Mineral Processing

●	Generate and update recovery models for the Gold Quarry Roast for the different feed materials

●	Conduct and update Turquoise Ridge benchtop testwork on underground ores and build up more understanding of its preg-robbing characteristics

●	Continue metallurgical testwork programs to ensure blend and recovery performance of LOM.

●	Continue with blend optimization work utilizing metallurgical data of source material and technologies.

●	Continue evaluation of potential fuel source for autoclaves and roasters from sulfide orebodies.

●	Complete study on lime processing plant to lower operating costs and utilize available limestone resources in open pit mines.

1.14.4	Infrastructure

●	Complete planned tailings facilities to support the LOM processing plan.

1.14.5	Environment, Permitting, and Social and Community

●	Continue annual permit and land renewal requirements annually to support operations.

●	Continue compliance monitoring and relationship with local regulators on key areas.

●	Continue engagement with rural communities that rely on the mining industry for employment and economic stability.

●

Continue identifying and implementing initiatives of renewable energies to support Barrick’s global commitment on Climate Change (greenhouse gas reduction of 30% by 2030 while maintaining a steady production profile, and Net Zero by 2050).

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S-K 1300 Technical Report Summary on the NGM Complex

2	Introduction

2.1	Registrant

This Technical Report Summary (TRS or Report) on the Nevada Gold Mines, LLC (NGM) operations (NGM Operations, NGM Complex, or NGM), located in Nevada, USA, has been prepared by NGM, on behalf of the Registrant, IPOCo.

Nevada Gold Mines LLC (NGM) is the operating company for the joint venture (JV) partners, Barrick Mining Corporation (Barrick) and Newmont Corporation (Newmont). Barrick is (and upon completion of the IPO described below, the Registrant will be) the operator of the NGM Operations and owner of a 61.5% interest in NGM, with Newmont owning the remaining 38.5%.

On March 10, 2019, Barrick entered into an implementation agreement with Newmont to create a joint venture combining the companies’ respective mining operations, assets, Reserves and talent in Nevada, USA. This included Barrick’s Cortez, Goldstrike, Turquoise Ridge and Goldrush properties and Newmont’s Carlin, Twin Creeks, Phoenix, Long Canyon and Lone Tree properties. On July 1, 2019, the transaction closed, establishing NGM and Barrick began consolidating the operating results, cashflows and net assets of NGM from that date forward.

Barrick is a Canadian publicly traded mining company with a portfolio of operating mines and advanced exploration and development projects across four continents. On February 5, 2026, Barrick announced its intention to complete an initial public offering (IPO) of a subsidiary (IPOCo or the Registrant) that would hold Barrick’s joint venture interests in the Project and certain other assets and liabilities. Subject to and upon completion of the IPO, IPOCo will be the operator of the Project and owner of a 61.5% interest in NGM.

Newmont is a publicly traded mining company with a portfolio of operations and exploration projects in North America, South America, Australia, and Africa, based in Denver, Colorado, USA.

The NGM operations comprise the following active, exploration, and closure properties:

●	Carlin Complex; open pit and underground mine operations, the Goldstrike Autoclave, Goldstrike Roaster, and Gold Quarry Roaster processing facilities, and various heap-leaching facilities.

●	Cortez Complex; open pit and underground mine operations, the Cortez Oxide Mill, and various heap-leaching facilities.

●	Phoenix Complex; an open pit mining operation, the Phoenix Mill, and a copper heap-leaching facility.

●	Turquoise Ridge Complex; open pit and underground mine operations, Juniper oxide mill, Sage Autoclave, and various heap-leaching facilities.

●	Long Canyon Complex; currently in care and maintenance.

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S-K 1300 Technical Report Summary on the NGM Complex

These properties also feature other necessary infrastructure to support the mining and extraction activities including WRSF’s, tailings facilities, processing facilities, surface workshops, underground support facilities, offices and other miscellaneous facilities.

2.2	Terms of Reference

This Report was prepared in accordance with the guidelines set out by the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601(b)(96) Technical Report Summary of Regulation S-K. Mineral Resource and Mineral Reserve estimates were prepared in accordance with S-K 1300 and using the guidance outlined in CIM Estimation of Mineral Resources and Mineral Reserves (MRMR) Best Practice Guidelines 2019 (CIM (2019) MRMR Guidelines).

The purpose of this Report is to support public disclosure of updated Mineral Resource and Mineral Reserve estimates at the Mine as of December 31, 2025.

The effective date of this TRS is December 31, 2025.

All Mineral Resources are reported exclusive of Mineral Reserves and as in-situ material (before mining).

All Mineral Reserves are reported as material delivered to the processing facilities including losses and dilution from mining activities.

All costs presented in this document are in USD (US$ or $) unless otherwise noted.

The Report uses both the metric system and US customary units as noted, and US English spelling.

Mineral Resources and/or Mineral Reserves are estimated for open pit (OP), underground (UG), and stockpile (SP) areas as shown in Table 2-1.

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S-K 1300 Technical Report Summary on the NGM Complex

Table 2-1  NGM Operations Resources and Reserves Estimation List

Complex	Mine / Project	Technique	Resources / Reserves
Carlin	South Arturo OP	Open Pit	Both
	South Arturo UG	Underground	Both
	Goldstrike	Open Pit	Both
	Goldstrike	Underground	Both
	Ren	Underground Project	Resources only
	Gold Quarry	Open Pit	Both
	Goldstar	Open Pit Project	Resources only
	Green Lantern	Open Pit Project	Resources only
	Exodus	Underground	Both
	Leeville	Underground	Both
	Fallon	Underground Project	Resources only
	Pete Bajo	Underground	Both
	Rita K	Underground	Both
	Gold Quarry Stockpile	Stockpile	Both
	Goldstar Stockpile	Stockpile	Both
	Goldstrike Stockpile	Stockpile	Both
	South Arturo Stockpile	Stockpile	Both
Cortez	Cortez Pits	Open Pit	Both
	Crossroads	Open Pit	Both
	Gold Acres	Open Pit	Both
	Pipeline	Open Pit Project	Both
	Robertson	Open Pit Project	Both
	Cortez Hills	Underground	Both
	Goldrush	Underground	Both
	Stockpile	Stockpile	Both
Phoenix	Bonanza	Open Pit	Both
	Fortitude	Open Pit	Both
	Sulfide	Stockpile	Both
	Copper Leach	Stockpile	Reserves Only
Turquoise Ridge	Open Pit	Open Pit	Both
	Underground	Underground	Both
	Stockpile	Stockpile	Both
Long Canyon	Closure	Closure	N/A

2.3	Information Sources

The authors have utilized various internal presentations, memos, reports, and previous Canadian National Instrument Technical Reports (NI 43-101) in the compilation of this TRS. The documentation reviewed, and other sources of information, are listed in the References (Section 24) of this report.

2.4	Qualified Persons Site Inspection

Below are details of the most recent personal inspections of the Qualified Persons (QPs) and their areas of responsibilities:

●

Mark Roux is employed by Barrick as Evaluations Manager – Resource Geology and has conducted regular visits to all operations of NGM. His most recent visit to site was November 6 through November 9, 2025, where he reviewed the resource estimation, including review of data collection and QA/QC, geologic and block models, grade estimation, and resource optimization.

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S-K 1300 Technical Report Summary on the NGM Complex

●

Thamsanqa Mahlangu (Pr. Eng. ECSA) is employed by NGM as Technical Specialist, Metallurgy and visits the Project several times a year. He reviews metallurgical improvements, including recovery predictions as well as provides guidance as required for improved plant performance. His most recent visit to site was April, 2026.

●

Timothy Webber (RM SME) is employed by NGM as the Chief, Long Term Planning. He reviews both open pit and underground mine engineering functions. He works at NGM’s Elko office and visits the operations several times a year. His most recent visit to Cortez was in December 2025, and he visited Carlin, Phoenix, and TR in May 2026.

The QPs and their responsibilities for this TRS are summarized in Table 2-2.

Table 2-2  QP Responsibilities

Qualified Person	Company	Title/Position	Sections
Timothy Webber, RM SME	Barrick Mining Corporation	Chief, Long Term Planning, NGM	3, 4, 12, 13, 15 to 20
Mark Roux, Pr.Sci.Nat.	Barrick Mining Corporation	Evaluations Manager – Resource Geology	6 to 9 and 11
Thamsanqa Mahlangu, Pr.Eng.	Barrick Mining Corporation	Lead Technical Specialist, Metallurgy, NGM	10 and 14
All	-	-	1, 2, 5, 21 to 27

2.5	Previous Technical Report Summaries

This report is the first filed RS required under the US securities obligations for IPOCo.

2.6	List of Abbreviations

Table 2-3  Element and Variable Abbreviations

Element/ Variable	Description	Element/ Variable	Description
Ag	Silver	Fe	Iron
Au	Gold	SS	Sulfide sulfur wt %
AuCN	Cyanide soluble gold	Preg-rob (prclc)	Preg-robbing potential %
Corg or TCM	Organic carbon wt % or total carbonaceous material wt %	CO3	Carbonate wt %
Ctot	Total carbon wt %	Stot	Total sulfur wt %
Cu	Copper	Zn	Zinc
CuCN	Cyanide soluble copper wt%	CuAS	Acid soluble copper wt%
As	Arsenic ppm	Hg	Mercury ppm
U	Uranium	Pb	Lead
Ar	Argon

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S-K 1300 Technical Report Summary on the NGM Complex

Table 2-4  List of Abbreviations

Unit	Measure	Unit	Measure
°	degree	m3	cubic metre
°C	degree Celsius	m3/d	cubic metre per day
µm	micrometre	m3/h	cubic metres per hour
A	ampere	Ma	million years
AMSL	above mean sea level	min	minute
CCD	Counter current decantation	mm	millimetre
CIL	Carbon-in-Leach	Moz	million ounces
cm	centimetre	MPa	megapascal
DDH	Diamond Drill Holes	Mt	million metric tonnes
ETP	Effluent Treatment Plant	Mtpa	million metric tonnes per annum
FTCIL	Flotation tails CIL	MW	megawatt
G	giga (billion)	NAG	non-acid generating
g	gram	oz	Troy ounce (31.1034768 g)
g	gravitational force equivalent	P80	80% passing
g/t	grams per tonne	PAG	Potentially Acid Generating
GWh	gigawatt hour	PFS	Pre-Feasibility Study
ha	hectare	POX	Pressure Oxidization
HDS	high density sludge	ppm	parts per million, equivalent to 1 gram per tonne (g/t)
hp	horse power	PSI	pounds per square inch
hr	hour	PSIG	pounds per square inch gauge
hrs	hours	QP	Qualified Person
in	inch	RAB	Rotary Air Blast
IP	Induced polarization	RC	reverse circulation drilling
k	kilo (thousand)	RL	relative elevation
kg	kilogram	s	second
km	kilometre	SABC	Semi-Autogenous ball mill crusher
km2	square kilometre	SAG	Semi-Autogenous grinding
koz	thousand ounces	SPI	Power Index
kPa	kilopascal	t	metric tonne
kPaG	kilopascal gauge	t/m3	metric tonne per cubic metre
kt	thousand metric tonnes	tpa	metric tonnes per annum
ktpa	kilotonne per annum	tpd	metric tonnes per day
kV	kilovolt	tph	metric tonnes per hour
kW	kilowatt	TSF	Tailings Storage Facility
kWh	kilowatt-hour	US$	United States dollar
kWh/t	kilowatt-hour per tonne	V	volt
L	litre	v/v	volume to volume
L/s	litres per second	W	watt
M	mega (million)	wt %	percentage by weight
m	metre	yr	year
m2	square metre	YTD	year-to-date

May 14, 2026	Page 29

S-K 1300 Technical Report Summary on the NGM Complex

3	Property Description

3.1	Project Location

The location of the properties comprising NGM JV are shown in Figure 3-1.

The JV area of interest (AOI) covers a significant portion of northern Nevada as shown in Figure 3-2. It consists of an area covered by 54 Plans of Operations; 19 operational and 35 exploration Plan of Operations (PoOs).

A PoO is a comprehensive document that details numerous aspects of a proposed mining project issued and administered by the United States Bureau of Land Management (BLM). They typically cover factors including:

●	Project Overview - such as location, the mineral(s) to be extracted, the chosen mining and processing methods and equipment, and a timeline for operations;

●	Baseline environmental conditions;

●	Environmental impact mitigation strategies;

●	Reclamation strategy; and

●	Monitoring programs.

The total area and centroid locations of the NGM properties are provided in Table 3-1 and Table 3-2. They cover a total area of approximately 180,266 ha. which includes about 46,629 ha of private land (surface and/or minerals) owned or controlled by NGM, and approximately 103,296 ha owned by the United States government that are administered by the United States Bureau of Land Management (BLM).

Figure 3-3 through Figure 3-7 show the NGM Complex operations limits.

The Carlin Complex is in Eureka and Elko Counties, near the town of Carlin, approximately 46 km West of Elko, Nevada.

The Cortez property is located 100 km southwest of the town of Elko, Nevada in Lander and Eureka Counties.

The Long Canyon property is located in Elko County, Nevada, approximately 47 km west of Wells, Nevada.

The Phoenix property is located in Lander County, approximately 20 km southwest of Battle Mountain, Nevada.

May 14, 2026	Page 30

S-K 1300 Technical Report Summary on the NGM Complex

The Turquoise Ridge Complex is located in Humboldt County, Nevada, approximately 64 km northeast of Winnemucca, Nevada.

Table 3-1  NGM Operations Total Area

Property	Total Area (ha)
Carlin	29,138.00
Cortez	62,900.91
Phoenix	15,853.75
Turquoise Ridge	40,014.37
Long Canyon	19,814.01
Exploration	12,544.60
Total Area (ha) - All NGM Properties	180,265.64

Table 3-2  NGM Complex PoO’s Approximate Centroid Location and Area Summary

Property / Complex	PoO Name	Type of PoO	Easting	Northing	Area (ha)
Carlin	Arturo	Operations PoO	547695.27	4542373.89	1,421.06
	Bootstrap	Operations PoO	549530.93	4540070.80	798.46
	Carlin	Operations PoO	558233.17	4528248.53	1,980.96
	Emigrant	Operations PoO	587023.17	4495607.30	1,572.28
	Genesis-Bluestar	Operations PoO	553286.53	4531560.79	2,404.85
	Gold Quarry	Operations PoO	567325.95	4514448.36	5,173.24
	Goldstrike	Operations PoO	551915.78	4537162.35	4,189.06
	Leeville	Operations PoO	556570.96	4532171.80	434.08
	Meikle	Operations PoO	552090.40	4538617.49	210.63
	North Area Leach	Operations PoO	555483.91	4533912.32	690.30
	Rain	Operations PoO	583602.96	4495804.12	682.52
	Chevas	Exploration PoO	558797.09	4533206.69	1,028.31
	Dee Exploration	Exploration PoO	546566.16	4542071.93	581.32
	Emigrant	Exploration PoO	586738.41	4495893.28	695.25
	High Desert	Exploration PoO	558653.73	4530647.69	437.16
	Mike	Exploration PoO	563121.07	4516710.89	288.18
	Pearl	Exploration PoO	557737.39	4536333.06	806.48
	Ren	Exploration PoO	551402.21	4542097.46	597.32
	Richmond	Exploration PoO	553756.71	4522695.02	1,287.04
	Rodeo Creek Exploration	Exploration PoO	546470.15	4545423.48	201.70
	Tara	Exploration PoO	548105.60	4538989.50	143.94
	Woodruff Creek	Exploration PoO	579980.55	4497987.35	2,604.94
	Moonshot	Exploration PoO	560307.57	4536124.24	908.90
Cortez	Cortez	Operations PoO	526136.63	4451067.02	25,073.32
	Goldrush	Operations PoO	538835.79	4442168.12	8,041.66
	Robertson	Operations PoO	526286.08	4461913.38	2,424.16
	Buck Exploration	Exploration PoO	544587.92	4449269.76	4,698.52
	Gold Acres Exploration	Exploration PoO	522816.88	4459779.99	1,842.21
	HCCUEP PoO	Exploration PoO	533672.18	4445252.04	1,289.52
	New Buck Exploration	Exploration PoO	543215.83	4449433.28	212.77
Long Canyon	Mill Canyon	Exploration PoO	536820.78	4450485.91	2,628.85
	West Pine Valley PoO	Exploration PoO	547867.04	4441080.33	13,158.39
	Hilltop	Exploration PoO	517821.85	4473033.14	3,531.50
	Copper Basin	Operations PoO	497210.18	4495279.29	572.62

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S-K 1300 Technical Report Summary on the NGM Complex

Phoenix	Greater Phoenix	Operations PoO	489152.32	4483634.77	7,624.03
	Antler Peak	Exploration PoO	488987.57	4492742.69	1,375.56
	Battle Mountain Complex	Exploration PoO	492826.59	4493704.44	2,980.24
	Copper Basin Exploration	Exploration PoO	497840.03	4495522.89	1,282.40
	Four Corners	Exploration PoO	477717.95	4511739.95	526.51
	Copper Basin Reclamation	Exploration PoO	497201.63	4494566.83	1,492.40
Turquoise Ridge	Turquoise Ridge	Operations PoO	480016.82	4562621.49	2,367.55
	Twin Creeks	Operations PoO	487331.39	4566477.34	8,386.82
	Chimney North	Exploration PoO	486989.45	4576155.67	14,085.19
	Turquoise Ridge Exploration	Exploration PoO	480678.45	4563927.96	13,257.36
	Pinson PoO	Exploration PoO	477799.95	4554279.32	1,917.46
Long Canyon	Long Canyon	Operations PoO	710085.96	4537424.11	9,749.14
	LC Private	Exploration PoO	709994.00	4538010.15	2,445.27
	LC Public	Exploration PoO	706783.96	4538006.63	2,775.26
	West Pequop Exploration	Exploration PoO	702347.91	4536699.84	4,844.34
Exploration	Gexa	Exploration PoO	506447.92	4458624.38	895.55
	Horse Mountain	Exploration PoO	502353.89	4457555.85	1,705.13
	Fallen City	Exploration PoO	508620.02	4462243.74	1,397.67
	Goat Anticline	Exploration PoO	512844.37	4462126.44	592.20
	Argenta	Exploration PoO	526127.18	4492177.71	7,954.04

May 14, 2026	Page 32

S-K 1300 Technical Report Summary on the NGM Complex

OREGON
IDAHO
UTAH
CALIFORNIA
ARIZONA
Twin Creeks
Turquoise Ridge
Meikle
Goldstrike
North Area
Leach
Arturo
Bootstrap
Leeville
Carlin
Genesis-Bluestar
Gold Quarry
Copper Basin
Rain
Emigrant
Greater Phoenix
Robertson
Cortez
Goldrush
Long
Canyon
HUMBOLDT
ELKO
WASHOE
PERSHING
LANDER
EUREKA
CHURCHILL
WHITE PINE
LYON
MINERAL
NYE
ESMERALDA
LINCOLN
CLARK
Winnemucca
Wells
West Wendover
Lovelock
Reno
Fallon
Austin
Eureka
Ely
Carson City
Hawthorne
Tonopah
Las Vegas
80
580
15
215
11
N E V A D A
Legend
NGM Site Locations
Nevada State Outline
Nevada State Capital
Town/City
US Interstate
Nevada State Route
US Highway
Nevada Counties
N
0
60
120
Miles
Kilometers
0
90
180
Map projected in Universal Transverse Mercator
Zone 11, North American Datum of 1983.

NGM Site Locations Map

State of Nevada

April 22, 2026 - JJR

Nevada Gold Mines Land Department

1655 Mountain City Hwy. - Elko, Nevada 89801

This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.

Figure 3-1  Project Location Map

May 14, 2026	Page 33

S-K 1300 Technical Report Summary on the NGM Complex

Nevada Gold Mines JV Boundary
Twin Creeks
Turquoise Ridge
Arturo
Meikle
Bootstrap
Goldstrike
North Area Leach
Leeville
Carlin
Genesis-Bluestar
Gold Quarry
Copper Basin
Greater Phoenix
Rain
Emigrant
Long Canyon
Robertson
Cortez
Goldrush Plan of Operations
80
Nevada Gold Mines JV Boundary
Winnemucca
Elko
Wendover
Nevada
Reno
Carson City
Great Basin
Ely
NEVADA
Tonopah
CALIFORNIA
ARIZONA
OREGON
IDAHO
Map View Extents
0 10 20 30 40 50 Miles
1:1,160,000
0 15 30 45 60 75 Kilometers
Projection and Datum: NAD 1983 UTM Zone 11N
Nevada Gold Mines JV Boundary
Nevada Gold Mines Operations
Nevada Gold Mines Operations
Nevada Gold Mines Land Department
Nevada Joint Venture AOI
Nevada Operations Map
March 13, 2026 - JJR

Figure 3-2  NGM Area of Interest

May 14, 2026	Page 34

S-K 1300 Technical Report Summary on the NGM Complex

South Arturo Underground
South Arturo
Arturo
Ren
Bootstrap
Goldstrike/South Arturo
Goldstrike
Goldstrike Underground
Meikle
Goldstrike
Goldstrike/South Arturo
Goldstar
North Area Leach
Fallon
Goldstar
Genesis-Bluestar
Leeville
Rita K
Exodus
Green Lantern
Pete Bajo
Carlin
766
N
0 1 2 3 Miles
0 2 4 Kilometers
Map projected in Universal Transverse Mercator Zone 11, North American Datum of 1983
Legend
Plan of Operations
Resource Deposit
Stockpile
Carlin Complex - North Area
Resource Deposits and Stockpiles
March 13, 2026 - JJR
Nevada Gold Mines Land Department
1655 Mountain City Hwy. - Elko, Nevada 89801
This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.
NEVADA GOLD MINES OPERATED BY BARRICK

Figure 3-3  Carlin Complex Location and Project Limits – North Area

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S-K 1300 Technical Report Summary on the NGM Complex

766
Gold Quarry
Gold Quarry
Gold Quarry
221
Carlin
Union Pacific
80
80
Elko County
278
Rain
Emigrant
N
0
2.5
5
Miles
Kilometers
0
4
8
Map projected in Universal Transverse Mercator
Zone 11, North American Datum of 1983
Legend
Plan of Operations
Resource Deposit
Stockpile
Carlin Complex - South Area
Resource Deposits and Stockpiles
March 13, 2026 - JJR
Nevada Gold Mines Land Department
1655 Mountain City Hwy. - Elko, Nevada 89801
This map is the property of Nevada Gold Mines
and is for reference only. Locations are approximate.
NEVADA
GOLD MINES
OPERATED BY BARRICK

Figure 3-4  Carlin Complex Location and Project Limits - South Area

May 14, 2026	Page 36

S-K 1300 Technical Report Summary on the NGM Complex

306
CRESCENT VALLEY
Robertson
Robertson
Gold Acres
OP Mill
Pipeline
OP Refractory
Crossroads
Cortez
Lander County
Cortez Pits
Cortez Hills (CHUG)
UG Refractory
Goldrush
Goldrush Plan of Operations
N
0 3 6
Miles
Kilometers
0 5 10
Map projected in Universal Transverse Mercator Zone 11, North American Datum of 1983
Legend
Plan of Operations
Resource Deposit
Stockpile
Cortez District
Resource Deposits and Stockpiles
March 13, 2026 - JJR
Nevada Gold Mines Land Department
1655 Mountain City Hwy. - Elko, Nevada 89801
This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.
NEVADA GOLD MINES
OPERATED BY BARRICK

Figure 3-5  Cortez Complex Location and Project Limits

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S-K 1300 Technical Report Summary on the NGM Complex

Fortitude
Sulfide Stockpiles
Sulfide Stockpiles
Bonanza
Copper Leach Stockpile
Sulfide Stockpiles
Greater Phoenix
Lander County
305
N
0 1 2 3 Miles
0 2 4 Kilometers
Map projected in Universal Transverse Mercator Zone 11, North American Datum of 1983
Legend
Plan of Operations
Resource Deposit
Stockpile
Phoenix
Resource Deposits and Stockpiles
March 13, 2026 - JJR
Nevada Gold Mines Land Department
1655 Mountain City Hwy. - Elko, Nevada 89801
This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.
NEVADA GOLD MINES OPERATED BY BARRICK

Figure 3-6  Phoenix Complex Location and Project Limits

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S-K 1300 Technical Report Summary on the NGM Complex

DRY HILLS
Vista
Twin Creeks
Stockpiles
Mega
Humboldt County
Turquoise Ridge
Underground

N

0 1.25 2.5 Miles

0 2 4 Kilometers

Map projected in Universal Transverse Mercator Zone 11, North American Datum of 1983.

Legend

- Plan of Operations
- Resource Deposit
- Stockpile

Turquoise Ridge Project

Resource Deposits and Stockpiles

March 13, 2026 - JJR

Nevada Gold Mines Land Department

1655 Mountain City Hwy. - Elko, Nevada 89801

This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.

NEVADA GOLD MINES OPERATED BY BARRICK

Figure 3-7  Turquoise Ridge Complex Location and Project Limits

May 14, 2026	Page 39

S-K 1300 Technical Report Summary on the NGM Complex

3.2	Land Tenure

3.2.1	Mineral Rights

The mineral rights owned or controlled by NGM have been acquired through an extensive history of its own operations, previous operators, mergers and acquisitions, and leases, some of which date back many decades.

NGM Complex Mining Claims and Entries

NGM’s rights are owned or controlled through ownership of a total of 31,080 unpatented lode mining claims, mill site claims and placer claims held subject to the paramount title of the Federal Government and 1,312 owned patented claims.

●	Lode claims: 28,899;

●	Millsite claims: 2,062;

●	Placer claims: 119; and

●	Patented claims (fee land): 1,312.

Each unpatented claim is marked on the ground and does not require a mineral survey. The unpatented and mill-site claims are maintained on an annual basis, and do not expire as long as the maintenance fee payments are timely filed with the BLM. These fees are $200 per claim each year and due by September 1st.

All mining leases and subleases are managed and reviewed monthly by the NGM Land Department, and all payments and commitments are made as required by the specific agreements.

All property ownership information including private land ownership and mining claims is available to the general public through local government agencies. All records are available for review in the respective agencies’ offices or can be found on the following websites:

●	Elko County - https://www.elkocountynv.net/

●	Eureka County - https://www.eurekacountynv.gov/

●	Humboldt County - https://www.humboldtcountynv.gov/

●	Lander County - https://www.landercountynv.org/

●	Pershing County - https://www.pershingcountynv.gov/

●	BLM - https://reports.blm.gov/reports/mlrs

May 14, 2026	Page 40

S-K 1300 Technical Report Summary on the NGM Complex

Fee Property

Fee properties are privately owned property, which property taxes are paid yearly to where the respective county that the property is located.

NGM holds several fee properties in the NGM Complex. These properties can be reviewed in person at the relevant Nevada county or online at the websites listed above.

Patented and fee property require annual payment of tax assessments to the relevant Nevada county. Payments are issued on a quarterly basis to the county in which the fee property is located.

3.2.2	Surface Rights

In Nevada, approximately 85% of the total land is federally controlled, primarily managed by the US Bureau of Land Management (BLM), US Forest Service (USFS), US Department of Energy, and US Department of Defense.

Mining and exploration activities on these lands are subject to regulations from both federal and state agencies:

●

BLM: Require a notice for exploration activities disturbing five acres or less. For disturbances greater than five acres, or bulk sampling involving over 1,000 tons of material, a PoO is mandatory; this includes all mining and processing activities. The BLM also mandates reclamation bonds for any surface disturbance beyond casual use.

●	USFS: Govern land disturbance within forest lands and proposed wilderness areas.

●	Nevada Division of Environmental Protection (NDEP): Through its Reclamation Branch, the NDEP manages mining, milling, exploration, or beneficiation activities that disturb over five acres.

The NDEP, BLM, and USFS coordinate their management authorities through a Memorandum of Understanding (MOU) for Mining in Nevada. This MOU facilitates the joint approval of mining plans, authorizations, and financial bonds across these agencies.

3.2.3	Water Rights

At the NGM properties, groundwater is pumped from both underground and open pit operations under Water Rights Permits issued by the Nevada Division of Water Resources (NDWR) covering all properties. NGM monitors its groundwater withdrawals, reporting this data to the NDWR monthly, and maintains full compliance with all permit requirements. Approximately 1,400 water rights permits are managed through the Landfolio® system to ensure that administrative filings are completed as required by the Nevada Revised Statues.

May 14, 2026	Page 41

S-K 1300 Technical Report Summary on the NGM Complex

3.3	Permits

There are numerous State and Federal permits required for the operation of the NGM Complex. NGM has attained all required permits to enable current operations. The processes to obtain and renew permits are well understood by NGM and similar permits have been granted to the operations in the past. NGM expects to be granted any additional permits and approvals as necessary and foresees no impediment to the receipt of such permits. For permits that require renewal, NGM expects to obtain them in the normal course of business.

Details of the permitting requirements and permit status are outlined in Chapter 17.

Environmental liabilities at the NGM Complex consist of compliance obligations related to State and Federal permits and regulations. NGM has obtained and is compliant with all required state and federal permits. NGM conducts quarterly and annual monitoring of surface, groundwater, and air quality, as well as ongoing review of closure and reclamation obligations to ensure the best management of these liabilities.

Environmental considerations and monitoring programs for the NGM Operations are discussed in Chapter 17.

There are no environmental violations or fines that may affect access, title, or the right or ability to perform work on the property.

3.4	Royalties, Payments, and Other Obligations

3.4.1	Government Mining Taxes, Levies, and Royalties

There are no State or Federal royalties payable on gold produced from the NGM Operations.

The state of Nevada imposes a 5% net proceeds tax on the value of all minerals severed in the State. This tax is calculated and paid based on a prescribed net income formula which is different from book income.

Effective 1 July 2021, the Nevada State Legislature passed Assembly Bill 495 (AB 495), a new mining excise tax. The tax is levied on gross revenue from gold and silver mined in the State of Nevada and is calculated as follows:

●	First $20 million of gross revenue: exempt;

●	>$20 million to $150 million of gross revenue: taxed at a flat rate of 0.75%; and

●	>$150 million of gross revenue: taxed at a flat rate of 1.1%.

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S-K 1300 Technical Report Summary on the NGM Complex

For the NGM Complex, the effective life of mine (LOM) AB 495 tax rates are shown in Table 3-3. These effective rates account for the exemption and tiered tax rates.

Table 3-3  Effective AB495 Tax Rates

Mine	LOM Effective Tax Rate Applied to Gold and Silver Gross Revenue
Goldstrike OP	0.75%
South Arturo OP	0.78%
Carlin OP (GQ, TS, GL)	1.03%
Goldstrike UG	0.92%
Leeville UG	1.03%
Portals UG (Exodus, Pete Bajo/Rita K)	1.03%
El Nino UG	0.78%
Cortez OP (PL, XR, CP, GA)	0.92%
Robertson OP	0.70%
Cortez Hills UG	0.88%
Goldrush UG	0.98%
Turquoise Ridge OP	0.81%
Turquoise Ridge UG	0.99%
Phoenix	0.86%

3.4.2	NGM Royalty

In connection with the formation of Nevada Gold Mines, each of Barrick and Newmont was granted a 1.5% net smelter return royalty over the respective properties they contributed. Each of these “retained royalties” is only payable once the aggregate production from the properties subject to the royalty exceeds the publicly reported Mineral Reserves and Mineral Resources as of December 31, 2018, which is subject to adjustment if any contributed properties are divested.

3.4.3	Claims Royalties

There are numerous royalties in addition to the NGM royalty discussed in Section 3.4.2 that pertain to the mines within the NGM Complex. Royalty payments vary each year depending upon actual tonnages mined, and the amount of gold recovered from that mined material. NGM pays third-party royalties that vary from less than 1% up to 9% of production; these royalties are summarized in Table 3-4 with the abbreviation key for the type of royalties shown in Table 3-5.

Table 3-4  NGM Complex Royalties Summary

Deposit	Royalty
Arturo	Franco-Nevada U.S. Corp.: South Arturo, 4% - 9% variable GSR
Carlin	RG Royalties LLC: 2% NVR Bullion Monarch Mining Inc.: 1% NSR Hill Group: 1.75% NSR
Cortez

Ward: 5% NR

Prochnau: 2% NRR

Royal Gold: 0.71250075% + sliding scale 0.4-5% GSR; 3.75% NVR; 0.7125075% and a sliding scale 0.72-9% GSR

Idaho Royalty Holders: 1.28595% ORR, 0.78749925 GR

Denver Mining Finance Company: 3.75% NVR

Royal Crescent Valley: 0.8545875% NVR; 1.25% NVR

May 14, 2026	Page 43

S-K 1300 Technical Report Summary on the NGM Complex

RG Royalties LLC: 40% of 0-3% sliding scale based on gold price and production

Kelly and Moloney: $0.5/ton – $.65/ton Sliding Scale (based on ore type and price)

Duerr & Prochnau: 2% NSR

McCoy: 4% NSR on hard rock and 1/6 production on coal, oil and gas. Geothermal Production Royalty

Filippini: 5% NSR on hard rock and 1/6 production on coal, oil and gas. Geothermal Production Royalty

Robertson: 4% NSR on hard rock and 1/6 production on coal, oil and gas. Geothermal Production Royalty

Genesis-Bluestar	Bullion Monarch Mining Inc.: 1% NSR Franco-Nevada U.S. Corp.: 6% NPI; 5% NPI; 4% NSR RG Royalties LLC: 2% NVR
Goldstrike	Franco-Nevada U.S. Corp.: 2- 4% NSR, 2.4-6% NPI Royal Gold Inc.: 1% NSR Rhoads: 5% NSR (Net 2.5%) Kennecott Nevada Company: 5% NSR White: 9% NPI Bilbao, Alcor Inc., Alloyed Associates, Inc: 5% NSR
Gold Quarry

Various: 8% NSR and 62.7% of 8% NSR Mill and 68.7% of 8% NSR Leach

Tomera: 50% of 8% NSR (4% NSR)

Jones: 50% of 8% NSR (4% NSR)

Pacini: 1% NSR

Ash Danko Hanna & Co: 22.5% of 18% NSR

Roy Ash: 22.5% of 18% NSR

Franco-Nevada U.S. Corp.: 40.5% of 18% NSR

Bartsow/Harness: 3.1% GR

William L. Thornton: 4.5% of 18% NSR

Goldrush

Idaho Royalty Holders: 1.28595% ORR

Keleher and McLeod et al: 2-8.33% Variable NSR based on Gold Price

Teck American Incorporated: 10% NPR from Production

Englebright: 2% NPR

Genesis Gold: 3% NRR

Steiner: 0.2083% - 0.4167% Variable Production Royalty based on Gold Price

RG Royalties LLC: 1% Net Reserves

Damele: 3% Net Smelter Royalty; Royal Gold: 15% Net Production Interest

Idaho Resources Corporation: 0.75% of Gross Value

TeckCominco: 3% Net Smelter Royalty

RG Royalties LLC: 40% of 0-3% sliding scale based on gold price and production

Hilltop

Geothermal Title Services of Idaho LLC: 10% Net Profits payable until $300,000.000 has been paid.

LHTW Properties: 10% Net Profits payable until $300,000.000 has been paid.

Kattenhorn Mines LLC: 4% NSR

RG Royalties LLC: 40% of 0-3% sliding scale based on gold price and production

Idaho Royalty Holders: 1.28595% ORR

Leeville	RG Royalties LLC: 2% NVR Bullion Monarch Mining Inc.: 1% GSR(Unpatented); 0.775% NSR (Patented) Thiercof: 3%-10% NSR Bleazard: 1.125% NSR
Long Canyon	Pittston Mineral Ventures International, LTD: 3% NSR Mobil Exploration: 0.15625% NSR
Phoenix	Flowery Gold Mines Company: 3% Net Value capped at $50,000
Rain-Emigrant	Franco-Nevada: 1.5% NSR Premier Royalty U.S.A. Inc. /Boyack/Montrose: 2.5% NSR

May 14, 2026	Page 44

S-K 1300 Technical Report Summary on the NGM Complex

Boyack: 1% NSR Tomera: 3% GPR Jay Valcarce: 0.625% NSR Tomera Stonehouse 50% and Tomera Clan 50%: 2.5% NSR
Ren	VEK: 3-5% NSR Wallace: 3.5% NPR Weiss: 4% GPR
Robertson

Idaho Royalty Holders: 1.28595% ORR

Billie Filippini: 3% GR

Northern Nevada Au, Inc.: 4% GR

Betty L. Moore (Tenabo Gold Mining Company): 8% NSR ($2.0M royalty cap; $1.1M remains to be paid)

Sandstorm Gold Royalty: Variable 1%-2.25% NSR

Anglogold Ashanti Sterling: 3% NSR capped at $1,250,000.00

Turquoise Ridge Complex	RG Royalties LLC: 2% based on production UMETCO Minerals: 2% NSR

Table 3-5  Royalty Abbreviation Key

Abbreviation Key	Meaning
GSR	Gross Smelter Royalty
NR	Net Returns Royalty
NRR	Net Revenue Royalty
NPR	Net Profit Royalty
NSR	Net Smelter Royalty
NVR	Net Value Royalty
NPI	Net Profit Interest
GPR	Gross Proceeds Royalty
NPR	Net Proceeds Royalty
GR	Gross Royalty
ORR	Over Riding Royalty
PPI	Producer Price Index
GVR	Gross Value Royalty

When ore is subject to royalties as described in Table 3-4, it is referred to as “property” ore. Ore material that is not subject to these royalties is referred to as “non-property” ore.

3.5	Other Significant Factors and Risks

The QP has been informed by the NGM teams responsible for Land and Permits that all rights have been granted and there are no impediments to the current operations. Further rights for future operations will be acquired on an as-needed basis.

In the QP’s opinion, the surface rights secured for the NGM Complex are sufficient to allow for the operation of all required Project infrastructure, and sufficient surface area remains if expansions to the existing infrastructure are required.

To the extent known to the QP, there are no significant factors or risks that may affect access, title, or the right or ability to perform work on the Project that are not discussed in this Report.

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4	Accessibility, Climate, Local Resources, Infrastructure and Physiography

4.1	Physiography and Climate

The NGM properties are situated in the high desert region of the Basin and Range physiographic province with elevations varying between approximately 1,300–2,500 metres above sea level (masl). Precipitation averages between 15 cm and 30 cm per year across the different properties, primarily derived from snow and summer thunderstorms.

The region has warm summers and generally mild winters, with overnight freezing conditions common during winter. The effect of climate on the operations is manageable, and operations are possible at the properties year-round.

Vegetation across the properties consists primarily of shrubs and grasses, such as sagebrush, rabbitbrush, cheatgrass, and grama. Juniper trees, pinion pine, mountain mahogany, and a variety of grasses are also present. In general, vegetation is relatively sparse. The valley floor is sparsely vegetated while the mountain slopes have small pinion pine and juniper trees.

4.2	Accessibility

Access to the Carlin Complex is predominately via Carlin, the nearest town, located approximately 46 km west of Elko on US Interstate I-80 (I-80). In addition, various alternate access routes use Nevada State Route 766 as well as Elko and Eureka County roads.

The Cortez property is located 100 km southwest of the town of Elko, Nevada in the Lander and Eureka Counties. Access to the Cortez Complex is approximately 51 km east from Battle Mountain, Nevada, on the I-80. Alternative access is from Elko, Nevada, approximately 70 km west to the Beowawe exit, then approximately 56 km south on Nevada State Route 306, which extends southward from I-80. Both I-80 and Nevada State Route 306 are paved roads.

The Phoenix property is accessed from Battle Mountain (located on the I-80), travelling south for 19 km along Nevada State Route 305 then a short distance along an access road leading to site.

Turquoise Ridge is located in Humboldt County, approximately 64 km northeast of Winnemucca, Nevada, and 40 km northeast of the settlement of Golconda, Nevada. The property is accessible from Golconda by a paved road, followed by an improved gravel road to the mine gates.

The areas within the NGM properties can be reached using a combination of county and state highways, as well as unpaved minor roads, some of which are maintained by NGM. Generally, these

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roads are suitable for travel in most weather conditions. However, access may be restricted during extreme weather events, such as heavy snow or significant rainfall.

The Union Pacific Rail line runs parallel to I-80. NGM operates the Dunphy Rail Terminal, which is situated approximately 43 km west of Carlin township. This terminal facilitates the transportation of bulk commodities, including lubricants, fuel, and ball mill consumables. From the Dunphy Rail Terminal, these materials are then transported by commercial trucking services to the various NGM operations.

There are regional airports at Reno and Elko.

4.3	Seismicity

The NGM properties are located within a region classified by the United States Geological Survey (USGS) as having a moderate earthquake hazard.

None of the operations are considered as seismically active mines and do not have a history of seismically induced failures.

4.4	Local Resources and Infrastructure

The NGM properties are located in a major mining region and local resources including labor, water, power, natural gas, and local infrastructure for transportation of supplies are well established. Mining has been an active industry in northern Nevada for more than 150 years. Elko (population of approximately 20,500) is a local hub for mining operations and services necessary for mining operations are readily available.

There are adequate schools, medical services and businesses to support the workforce. A skilled and semi-skilled mining workforce has been established in the region as a result of on-going mining activities. Workers generally live in the surrounding communities.

Extensive infrastructure, including process plants, workshops, tailings, leach and waste facilities, offices, roads and rail connections, power, process and potable water facilities, and communication facilities, have been built to support the project. Site infrastructure is discussed in Section 15.

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5	History

The NGM properties are located within a mature mineral district with a long history of exploration and mining of various commodities. Modern exploration and mining activities commenced in the 1860s and has continued until the present day. Historically, exploited minerals have included gold, copper, lead, silver, tungsten, antimony, and barite, among others.

Table 5-1 presents a summary of the deposit discovery and development programs conducted from 1920 to present.

Table 5-1  NGM Properties Previous Operator and Development History

Year	Operator	Comment
1920- 1940	Prospectors	Discovery of the Gold Acres gold deposit in 1922, commencing operations in 1935 by Willow Creek Mining Company. Discovery of the Getchell gold deposit in 1933, later becoming Getchell Mine Inc. in 1938.
1959	American Exploration & Mining Co. (AMEX)

Wholly-owned US subsidiary of Placer Development Ltd. (subsequently Placer Dome Inc. (Placer Dome)

Lease-option agreement on the properties of the Cortez Metals Co. Explored mine workings and surrounding area.

	American Smelting and Refining Company (Asarco)	Purchased claims in Copper Canyon area from US Government
1961	Newmont	Evaluated Bluestar mine and Maggie Creek claims
1962	Atlas Minerals (Atlas)	Discovered low-grade gold mineralization in Goldstrike area
1962– 1964	Duval Corporation (Duval)	Joint ventured Copper Canyon land package from Asarco; property transferred outright in 1964
	Newmont	Explored jasperoid outcrops located 4.5 km southeast of Bluestar, subsequently delineating the Carlin deposit
1963	AMEX	Joint venture with Idaho Mining Corp
1964	AMEX	Formed the Cortez Joint Venture (Cortez JV) with the added participation of the Bunker Hill Co., Vernon F. Taylor, Jr., and Webb Resources Inc.
1965	Newmont	Commenced mining operations at Carlin
1966	USGS	Noted anomalous gold in altered outcrops at the base of the Cortez Range
	Cortez JV	Discovered Cortez deposit
1966– 1978	Duval	Commenced copper and gold mining at Copper Canyon feeding a heap leach and mill. Converted mill to gold only in 1976.
1969	Cortez JV	Exploration drilling in Gold Acres area Construction of Cortez Mill No. 1
1972	Newmont	Acquired Bluestar and Bootstrap deposits
1974	Nevada Syndicate	Outlined shallow mineralization in the Long Lac and Winston areas
1975– 1977	Polar Resources (Polar)/Pancana Minerals Ltd (Pancana)	Delineated the Number 9 deposit and several low-grade zones within the Goldstrike intrusion to the east of Nevada Syndicate property. From 1975 to 1977, Polar and Pancana operated a small open pit and heap leach
1976	Cortez JV	Discovered Horse Canyon deposit
1977	Newmont	Northstar deposit discovered. Mill 1 in operation
1978	Western States Minerals Corporation (Western States)	Entered into a JV with Pancana. Open pit mining operations continued, with the bulk of the production from oxidized zones,

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chiefly from the Long Lac, Bazza, and West Bazza deposits, plus some production from deposits within the Goldstrike intrusion
	Duval	Commenced mining of Tomboy and Minnie deposits
1980	Newmont	Emigrant and Gold Quarry deposits discovered
Early 1980s	Duval	Discovered Northeast Extension (NEX), Upper Fortitude, and Lower Fortitude deposits
1982	Western States	Post deposit discovered
1984	First Mississippi Corporation/FRM Minerals Inc.	Purchases Getchell property.
	Gold Fields Mining Corporation (Gold Fields)	Discovers Chimney Creek gold deposit.
1985	Newmont	Commissions Mill 2 at Gold Quarry
	Duval	Battle Mountain created to hold assets in Copper Canyon area
1986	Western States	Deep Post deposit discovered
	First Mississippi Corporation/FRM Minerals Inc.	Heap leaching of historic Getchell dumps, drill programs to identify additional mineralization in historic workings. Completed feasibility study on Getchell deposit.
1986– 1987	American Barrick Resources Corporation (American Barrick)	Acquired Western States, and acquired Pancana’s interests in the Goldstrike area
1987	ECM, Inc. (ECM)	Overstaked Cortez JV placer claims with lode claims in Pipeline South area; leased claims to Royal Gold Inc. (Royal Gold)
	Royal Gold/Cortez JV	Formed the Royal/Cortez Joint Venture to resolve claim conflict
	Gold Fields	Commences gold production from Chimney Creek.
	Santa Fe	Discovers Rabbit Creek gold deposit.
1987– 1988	American Barrick	Betze, Screamer, Deep Star, Rodeo, Meikle (previously named Purple Vein), South Meikle, and Griffin deposits/zones discovered
1987– 1995	First Miss Gold Inc. (First Miss)	Subsidiary of First Mississippi Corporation created to conduct mining operations at Getchell. Open pit mining began in 1989. Getchell Main underground deposit identified in 1993, with production beginning in 1995. Turquoise Ridge Underground deposit discovered in 1993.
1987– 1989	Royal Gold	Conducted geophysical surveys and drilling programs, identifying low-grade gold mineralization
1988	Newmont	Commissioned Mill 3 at Rain and Mill 5 (now referred to as the Gold Quarry concentrator) at Gold Quarry
1989	Newmont	Commissioned Mill 4 in the North Area
	Santa Fe	Commences gold production from Rabbit Creek.
1990	American Barrick	Autoclave operations begin at Goldstrike
	Royal Gold	Addition of roasting circuit to Cortez Mill No. 1
1991	Cortez JV	Royal/Cortez Joint Venture terminated. Cortez JV leased Pipeline South area directly from ECM Discovered Pipeline and Gap deposits
	Hanson Natural Resources Company (Hanson)	Acquires Gold Fields.
1993	Santa Fe	Acquires Chimney Creek operations following an asset exchange with Hanson. Consolidates Rabbit Creek and Chimney Creek into the Twin Creeks operations
1994	Newmont	Commissioned Mill 6 (now Gold Quarry) roaster at Gold Quarry
1994– 1999	Pittston Nevada Gold Corporation (Pittston)	Geochemical sampling and RC drilling on west side of Pequop Mountains identified gold anomalies in the Long Canyon area.
1996	Cortez JV	Construction of Cortez Mill No. 2

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Used geochemical and geophysical surveys to guide deep reverse circulation (RC) drilling, initially focusing on an area immediately west of the Cortez Fault
1996– 1998	Getchell Gold Corporation (Getchell Gold)	First Miss changes name to Getchell Gold. Construction started on Turquoise Ridge Underground mine.
1997	Newmont	Acquires Santa Fe. Open pit portion of the Rabbit Creek deposit renamed to the Mega pit. Open pit portion of the Chimney Creek deposit renamed to the Vista pit. Pinon mill associated with the Mega pit, treating oxide ore. Sage and Juniper mills associated with Vista pit treating refractory and oxide ore, respectively.
1998	Placer Dome Inc. (Placer Dome)	Announces merger with Getchell Gold. Suspends Turquoise Ridge Underground operations in 1999, and closes entire property in 2002. Operations restart at Turquoise Ridge Underground in 2003.
	Cortez JV	Discovered Crossroads and Pediment deposits
1999	American Barrick/Newmont	Asset exchange to rationalize the ownership and control of both the surface and subsurface estates that were jointly owned by the parties and to reduce the number of complex agreements that were needed to permit efficient operation and development of properties owned by both companies
	Cortez JV	Cortez Mill No. 1 placed on care and maintenance
2000	American Barrick	Roaster operations begin at Goldstrike
2001	Newmont	Merged with Battle Mountain
2002	Cortez JV	Discovered Cortez Hills deposit
2003	Placer Dome/Newmont	Form the Turquoise Ridge Joint Venture, 75% Placer Dome interest, 25% Newmont interest.
2004	Cortez JV	Discovered Cortez Hills Lower Zone
2005	Pittston	Sold Long Canyon area land package to AuEx
2006	Barrick	Acquired Placer Dome, obtained 60% interest in Cortez JV; obtained interest in Turquoise Ridge Joint Venture
2006	Newmont	Commenced mining at Copper Canyon; renamed to Phoenix
2007	NewWest Gold	Joint venture with AuEx.
2007– 2011	Fronteer Gold	Acquired NewWest Gold. Completes major drill program
2009– 2018	Barrick	Closes Getchell underground mine. Evaluation drilling of Vista underground area. North Portal developed 2011. South Portal developed 2013, after which Vista underground put on care and maintenance. Mining recommenced at Vista underground in 2018.
2011	Barrick	Discovered Goldrush deposit
	Newmont	Acquired Fronteer Gold
2016	Newmont	Commenced mining at Long Canyon
2019	Barrick/Newmont	Established NGM JV
2021	NGM	Completed updated feasibility study on the Goldrush deposit
2022		Completed mining at Long Canyon
2023		Received Record of Decision and commenced mining at the Goldrush deposit
2024		Received Record of Decision and commenced ground clearing in preparation for mining at the Robertson deposit.

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6	Geological Setting, Mineralization, and Deposit

6.1	Regional Geology

Nevada records a complex tectonic history evidenced by repeated accretion-subduction and extensive rifting events. The assembly and breakup of the supercontinent Rodinia reworked the lithosphere, significantly affecting the western US margin. Rifting related to the breakup of Rodinia subsided in the early-Cambrian when sedimentation began along the resultant passive margin. From the Cambrian to Early Mississippian, a westward-thickening, prism-shaped sedimentary package was deposited from the outer margins of the continental shelf into an adjacent oceanic basin in northern Nevada. The western sedimentary package is dominantly siliciclastic rocks compared to the eastern portion of the sedimentary package which are dominantly silty carbonate rocks. A regional geologic map of the area of interest (AOI) is shown in Figure 6-1.

Major gold deposits within northeastern Nevada formed along discrete linear trends that reflect ancient lithospheric-scale structures related to rifting of the Precambrian basement along the craton margin. Local trends are complicated by sub-basin development along the continental margin disrupting the passive margin leading to a concentration of slope-facies sequences (Christensen, 1993). Faulting or underwater avalanches deposited extensive debris flow and turbidite sub-facies within the shelf environment (Crafford and Grauch, 2002). Periods of transgression flooded sub-basins with platform carbonates followed by intermittent periods of regressions that oxidized iron-bearing minerals to ferrous-iron within siliciclastic components (Cook and Corboy, 2004).

The dynamic and prolonged depositional environment within heterogeneous sub-basins concentrated the deposition of high-energy shelf-facies that are characterized by highly permeable mixtures of siliciclastic and carbonate components that are important hosts to Eocene Carlin-Type deposits.

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Turquoise Ridge complex
Twin Creeks
Turquoise Ridge
Carlin complex
Arturo
Bootstrap
Meikle
Goldstrike
Banshee
Bluestar
North Area
Leeville
Leach
Carlin
Gold Quarry
Rain
Emigrant
Phoenix complex
Copper Basin
Greater Phoenix
Cortez complex
Robertson
Cortez
Goldrush Plan of Operations
Long Canyon
Nevada Gold Mines JV Boundary
Map View Extents
Nevada Gold Mines JV Boundary
Winnemucca
Elko
Wendover
Reno
Carson City
Tonopah
NEVADA
CALIFORNIA
ARIZONA
Miles
1:1,160,000
Kilometers
Projection and Datum: NAD 1983 UTM Zone 11N
Nevada Gold Mines JV Boundary
Nevada Gold Mines Operations
Nevada Gold Mines Operations
Geology Statewide Nevada by Tec_Strat
TQA-Gravels
QT-Hot Spring
TG-Tertiary Gravels
QTB-Basalts
TB-Basalts
TV - Tertiary Volcanics
Miocene-Volcanics
MO-Volcanics
OE-Volcanics
TI - Tertiary Intrusions
MZV - Mesozoic Volcanics
K-Intrusives
J-Intrusives
MZS - Mesozoic Sediments
GA - Golconda Allocthon
AO - Antler Overlap
RMA - Roberts Mountain Allochthon
LP - Lower Plate C-Dev
LLP - Lower Plate pC-C
Basement/Core Complex
AT - Accreted Terranes
BXA
NEVADA GOLD MINES OPERATED BY BARRICK
Nevada Gold Mines Land Department
Nevada Joint Venture AOI
Nevada Operations Map
March 10, 2025 - JJR

Figure 6-1   NGM Complex Regional Geology

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6.2	Local Geology

Deposits within the Nevada Gold Mines portfolio are clustered into four main districts based on their spatial location, reflecting differing lithospheric-scale structural controls: the Carlin Complex, the Cortez Complex, the Phoenix Complex and the Turquoise Ridge Complex. Host lithologies, mineralization types and styles vary between and within each complex however, most mineralization is hosted within autochthonous carbonate assemblage rocks that are preserved in uplifted tectonic windows. Mineralization typically occurs 400 m to 500 m below the Roberts Mountain Thrust, where the thrust plate acted as a permeability barrier that focused hydrothermal fluid and concentrated fluid-rock interaction within the lower shelf-facies rocks. Where gold mineralization breaches the Roberts Mountain Thrust, it is usually restricted to structurally complex zones that host narrow, discontinuous zones of low-grade mineralization.

Deformation phases that are most relevant to mineralization across the Nevada Gold Mines portfolio are best summarized by Rhys et al., 2015. Although this work is focused on the Carlin Complex, these phases are observed regionally, with slight local variations. These phases are summarized in Table 6-1.

Table 6-1   Summary of Deformation Phases Across the NGM AOI

Phase	Description
I	Thin-skinned contraction thrusted the deep marine sediments of the Roberts Mountain Allochthon eastwardly over and collapsing the passive margin shelf and platform deposition in the late Devonian.
II	Thick-skinned contraction evidenced by low-angle thrust faults propagated east-verging inclined to recumbent folds that trend north-south (local northwest to west vergence also observed). This Jurassic event refolded Phase I folds.
III	Far-field contraction in the hinterland of the Cretaceous Sevier Orogeny resulted in NE to NW-trending upright open folds refolding both Phase II and I folding.
IV	Eocene extension and magmatism introduced Carlin gold mineralization. Fluid-rock interaction was highest at Phase II and III-fold intersections, where high displacement oblique-normal faults commonly activate along the steep limbs of deposit-scale Phase II recumbent folds.

Post-mineral deformation is dominantly associated with the Miocene (20-14 Ma) basin-and-range extension. Resultant north–south normal fault activation typically develops half-graben basins that focused the deposition of post mineral sediments.

Gold-bearing hydrothermal fluid was low-temperature, estimated to be less than 150-200°C, and mildly acidic. Within platform-facies rocks like limestone, the acidic fluid is rapidly buffered due to the alkalizing effect of pure carbonate, restricting the intensity of alteration. Conversely, deep siliciclastics of ocean basin facies are non-reactive, resulting in low fluid-rock interaction and therefore minor to no alteration.

Shelf-facies rocks are favorable not only for their high permeability but because of the heterogeneous combination of highly reactive carbonate components balanced with siliciclastic rocks of varying composition. The acidic fluid reacts with aluminosilicates causing argillization (feldspars altered to

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phyllosilicates and clay minerals), releasing hydrogen ions into solution driving further acidity. Reaction with carbonate components is propelled by the acid generation, and not buffered by the carbonates, causing laterally extensive zones of decalcification (the dissolution of carbonate components). This process also causes collapse-dissolution breccia development in local areas of higher carbonate content.

Gold mineralization was emplaced approximately 39 Ma ago in response to slab rollback induced extension and asthenospheric upwelling, which generated voluminous magmatism simultaneously with mineralization. Eocene intrusions are inferred to exist at depth, with discrete felsic dikes intruding various deposits. Muntean et al., 2011 and references therein propose that the source of gold is magmatic-hydrothermal related to this event.

The culmination of structural preparation through the complex evolution of Nevada generated intensely altered rocks and localized dissolution-collapse breccia that focused along favorable structural intersections. This resulted in discrete, prolate zones of hyper-focused fluid-rock interaction that typically hosts the highest gold grades. Away from these structural intersections, oblate mineralization is dominantly stratabound, albeit at relatively lower grades.

Gold is transported by bisulfide complexes that are destabilized during high fluid-rock reaction facilitated by available ferrous iron. Sulfidation occurs at the interaction with reactive ferrous iron destabilizing the sulfur from solution and is the principal mechanism for gold precipitation. Gold is structurally bound to the crystal lattice of the resultant hydrothermal pyrite, which is commonly arsenian and/or trace element enriched. Hydrothermal pyrite forms a rim on pre-ore pyrite. Muntean et al. (2011) postulated that gold traveled in its ionic form (Au1+), resulting in a highly efficient scavenging of gold from solution due to the strong affinity to the negatively charged surface of hydrothermal pyrite.

6.3	Property Geology

6.3.1	Carlin Complex

The Carlin Complex is a group of deposits hosted along a regional structural trend known as the Carlin Trend. Gold mineralization of the Carlin Trend is dominantly hosted within the autochthonous sequence of lower plate (LP) rocks that includes the Roberts Mountain, Popovich and Rodeo Creek formations (Figure 6-2). The Popovich Formation is the most favorable, hosting around 45% of the economic gold mineralization within the Carlin Trend.

The stratigraphic sequence in chronological order from the oldest to youngest is shown in Figure 6-3. which also highlights the primary lithostratigraphic units relevant to gold mineralization at all the Carlin Complex Deposits:

●	The Rodeo Creek Unit (Drc) is subdivided into four units, described in Figure 6-3.

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●	The Popovich Formation is subdivided into four units, described in Figure 6-3.

●

The Roberts Mountains Formation (Srm) is not subdivided, but certain facies are recognized locally at the mine scale. Facies changes reflect a paleo-topographic high related to reef development along the Paleozoic continental margin. The Popovich Formation thins to the north in response to the Roberts Mountains high, and both the Popovich and the Roberts Mountains units show local facies transitions with the Bootstrap limestone. The Bootstrap limestone is not a major host to mineralization but plays an important chemical and rheological competency contrast focusing fluid flow along its contacts. This lithological contact is highly attenuated by pre-mineral deformation, causing significant faults and dissolution breccias forming a highly permeable pathway.

●

The Vinini Formation rocks were thrust over younger units along the Roberts Mountains Thrust, typically the Rodeo Creek Formation. These formations were intruded by the Goldstrike stock and Jurassic diorite dikes and sills as well as by Tertiary dikes and sills. Unconformably overlying the older Paleozoic units are volcaniclastic sedimentary rocks, tuffs, and gravels of the Tertiary-aged Carlin Formation, which itself is overlain by younger Quaternary alluvium.

Carlin Trend deposits are strongly controlled by a spectrum of structures. While the depositional environment is a first-order control, gold mineralization and resultant geometries are governed by the complex interplay of deformation events that followed. Tectonic events pre-conditioned chemically reactive, favorable lithologies by further enhancing permeability through folding, faulting and fracturing, allowing meteoric fluids to interact with carbonate-bearing rocks causing varying degrees of pre-mineral dissolution-collapse breccia.

The Carlin Complex can be divided into 6 principal deposit zones or windows which host the active and prospective mining areas. These mining areas are mined via open pit methods, underground methods, or both. The deposit zones are differentiated on the basis of distinct structural and stratigraphic controls and are described in subsequent sections of this technical report. Table 6-2 outlines the geologic zones, the mines within each zone, and the extraction methods used.

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Carlin District Geology
Carlin Trend Operations, USA, NV
March 25, 2026 - JJR
Nevada Gold Mines Land Department
1655 Mountain City Hwy. - Elko, Nevada 89801
This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.
NEVADA GOLD MINES OPERATED BY BARRICK
Legend
Mine Plan of Operations
Excluded Property
Nevada Geology (by Tec Strat)
TQA - Gravel/Alluvium
TB - Tertiary Basalt
Tertiary Volcanics
TI - Tertiary Intrusives
MZV- Mesozoic Volcanics
MZ1- Mesozoic Intrusions
AO - Anter Overlap
RMA - Roberts Mountain Allochthon
LP - Lower Plate C-Dev
0 2 4 6 8 Miles
0 3 6 9 12 Kilometers
N
Ivanhoe-Hollister
Arturo
Bootstrap
Goldstrike
North Area Leach
Genesis-Bluestar
Carlin
Mike
Gold Quarry
Rain
Emigrant
Dunphy
Beowawe
Harney
Palisade
Carlin
80
Lander County
Eureka County
Eureka County
Elko County
T38N, R48E
T38N, R49E
T38N, R52E
T38N, R54E
T37N, R48E
T37N, R49E
T37N, R52E
T37N, R54E
T36N, R47E
T36N, R48E
T36N, R52E
T36N, R54E
T35N, R48E
T35N, R49E
T35N, R51E
T35N, R52E
T35N, R54E
T34N, R48E
T34N, R49E
T34N, R50E
T34N, R52E
T34N, R53E
T33N, R48E
T33N, R49E
T33N, R52E
T33N, R53E
T33N, R54E
T32N, R49E
T32N, R51E
T32N, R52E
T31N, R48E
T31N, R52E
T31N, R53E
T31N, R54E

Figure 6-2   Carlin Complex Geology

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S-K 1300 Technical Report Summary on the NGM Complex

Source: NGM, 2017

Figure 6-3   Carlin Complex Stratigraphy

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Table 6-2   Summary of Deposits and Mine Operations in the Carlin Complex

Deposit	Mine	Extraction Method	MRMR Status
South Arturo	South Arturo OP	Open Pit	Mineral Resources & Mineral Reserves
	South Arturo UG (El Niño)	Underground	Mineral Resources & Mineral Reserves
Goldstrike	Goldstrike	Open Pit	Mineral Resources & Mineral Reserves
	Goldstrike	Underground	Mineral Resources & Mineral Reserves
	Ren		Mineral Resources
Goldstar	Goldstar	Open Pit	Mineral Resources
Green Lantern and Exodus	Green Lantern	Open Pit	Mineral Resources
	Exodus	Underground	Mineral Resources & Mineral Reserves
Greater Leeville	Leeville	Underground	Mineral Resources & Mineral Reserves
	Fallon		Mineral Resources
	Pete Bajo		Mineral Resources & Mineral Reserves
	Rita K		Mineral Resources & Mineral Reserves
Gold Quarry	Gold Quarry	Open Pit	Mineral Resources & Mineral Reserves

The dimensions and orientations of the modelled mineralized domains for all deposits are summarized in Table 6-3.

Table 6-3   Carlin Mineralized Domain Approximate Dimensions

Deposit	Length (m)	Width (m)	True Thickness (m)	Approximate Strike Direction
South Arturo	520 – 1,500	70 – 550	25 – 170	NNW
Goldstrike	300 – 4,500	30 – 490	15 – 600	NNW
Goldstar	300 – 3,000	1,000	100-300	N-S
Green Lantern and Exodus	840 – 1,420	240 – 510	60 – 460	NNW
Greater Leeville	40 – 4,000	30 – 1,900	5 – 570	NNE
Gold Quarry	490 – 1,490	360 – 1,160	40 – 200	NNE

South Arturo

Mineralization at the South Arturo deposit is primarily hosted within the shelf-facies of the Rodeo Creek Unit and to a lesser extent in the Vinini Formation. Discontinuous zones of mineralization occur within the allochthonous sequence of the Vinini Formation near its faulted contact with the Rodeo Creek Unit, as shown on Figure 6-3. but are minor. All mineralization is associated with variable intensities of decalcification and argillization alteration. Mineralization occurs as oxide, sulfide refractory, and carbonaceous refractory material.

A geologic cross section of South Arturo UG is shown in Figure 6-4.

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PHASE 1
PHASE 2
PHASE 3
Arturo Complex
A
A'
B
B'
Looking NE +/- 30m
Looking NW +/- 30m
0m
150m
South Arturo Underground
Au_ppm
≤ 0
≤ 0.1
≤ 0.3
≤ 0.6
≤ 1
≤ 1.5
≤ 2.5
≤ 4.5
≤ 7.5
≤ 12
≤ 20
≤ 40
≤ 100
> 100
Lithology
Tc
Tc_ASH
Russet_Intrusive
Hinge_Intrusive
Drc
Ovi
SDb
Fault
Domains
Low Grade Domain
High Grade Domain

Source: NGM, 2024

Figure 6-4   Arturo Complex Geological Cross-Section

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S-K 1300 Technical Report Summary on the NGM Complex

Goldstrike and Goldstar

The gold endowment at the Goldstrike and Goldstar deposits is uniquely large, attributed to favorable structural preparation. These deposits are adjacent to the felsic Goldstrike stock that intruded during Jurassic extension, with Goldstrike located to the north of the stock and Goldstar located to the south. Strain partitioning focused subsequent Jurassic dike swarms during a tectonic switch back to contraction, reactivating local structures and enhancing permeability pathways through dominantly oblique slip. The largest structural feature that resulted was the district-scale Post-Genesis fault zone along the steep limb of the Tuscarora anticline, where mineralization is dominantly focused.

Mineralization is dominantly refractory in Goldstrike UG and the Ren Project. Significant oxide material is present in Goldstrike OP, with gold associated with secondary oxides. Goldstar contains both oxide and refractory material. Weathering alteration extends to depths of up to 200 m, resulting in oxide mineralization, which overlies the refractory sulfides. Gold is liberated through the chemical degradation of pyrite, resulting in the formation of iron oxides and secondary sulfate minerals, which include goethite, hematite, jarosite, scorodite, alunite, and gypsum.

Green Lantern and Exodus

Both Exodus and Green Lantern deposits exhibit strong structural controls on mineralization with emphasis on the high-angle Castle Reef Fault. Pre-mineral dike swarms of various compositions utilize this structure further promoting permeability enhancement through the development of dissolution and fault breccia. The Castle Reef Fault acts as a hard western boundary for both deposits with discernible offset through later reactivation, juxtaposing Roberts Mountain against favorable Popovich and Rodeo Creek formations. Tight to isoclinal folding of Rodeo Creek and Popovich formations occur in the eastern fault block. Locally complex Phase II (Table 6-1) thrust-propagated folding focuses mineralization within the intersection of favorable sub-units and local axial planes.

An example cross-section of the Exodus deposit is provided in Figure 6-5.

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S-K 1300 Technical Report Summary on the NGM Complex

Scale in ft; Source: NGM, 2024

Figure 6-5   Exodus Geological Map

May 14, 2026	Page 61

S-K 1300 Technical Report Summary on the NGM Complex

Greater Leeville

Gold mineralization is hosted within Popovich, Rodeo Creek, and Roberts Mountains formations, and associated with a series of variably orientated, discordant undifferentiated dikes that are intensely argillized. Local Phase II thrust-propagated folding structurally controls the highest-grade zones of mineralization within the anticline axial plane sand disseminates outwards as stratabound mineralization into favorable sub-units. Subsequent high-angle normal faulting offsets the fold-thrust package and provides feeder-style transport for the hydrothermal fluid event, often hosting mineralization associated with dikes.

A geologic cross section of Greater Leeville can be seen in Figure 6-6 and Figure 6-7.

Gold Quarry

Gold mineralization is principally hosted within Rodeo Creek, Popovich and Roberts Mountain formations. High-grade mineralization is structurally controlled along complex intersections of Phase II thrust-propagated folds with upright Phase III folds, forming discrete, prolate geometries. The deposit is bound to the west by the NE-trending Chukar-Alunite Fault zone, to the east by the NE-trending Deep Sulfide Feeder Fault zone, and to the north, the Good Hope Fault, all host variable degrees of mineralization.

Gold Quarry exhibits an east verging fold and thrust architecture, which has been overprinted by extensional faults and brecciation/decalcification associated with hydrothermal fluid flow. Dominant extensional features include the Chukar-Alunite Fault zone and the Deep Sulfide Feeder Fault, which have served as major fluid conduits for gold mineralization.

May 14, 2026	Page 62

S-K 1300 Technical Report Summary on the NGM Complex

D
D'
C
C'
B
B'
A
A'
B
B'
291200
292000
292800
293600
294400
295200
296000
296800
297600
298400
5400
5000
4600
4200
3800
3400
0
1000
Looking North
A
A'
294800
295600
296400
297200
298000
5300
4900
4500
4100
0
500
Looking North
Au_ppm_dr
≤ 0
≤ 0
≤ 0.1
≤ 0.3
≤ 0.6
≤ 1
≤ 1.5
≤ 2.5
≤ 4.5
≤ 7.5
≤ 12
≤ 20
≤ 40
≤ 100
> 100
Mineralization Domain
High grade domain
Low grade domain
Lithology
Dp_PL
Dp_SSD
Dp_UM
Dp_WS
Drc_1
Drc_3
Drc_4
Ohc
Qv
Srm
Fault

Scale in ft; Source: NGM, 2024

Figure 6-6   Greater Leeville Geological Map – A-A’ (Rita K) and B-B’ (Leeville)

May 14, 2026	Page 63

S-K 1300 Technical Report Summary on the NGM Complex

D
D'
C
C'
B
B'
A
A'
292500
293300
294100
294900
295700
296500
4500
4100
3700
3300
0
500
Looking North
292400
293200
294000
294800
295600
296400
297200
298000
5100
4700
4300
3900
3500
3100
Au_ppm_dr
≤ 0
≤ 0
≤ 0.1
≤ 0.3
≤ 0.6
≤ 1
≤ 1.5
≤ 2.5
≤ 4.5
≤ 7.5
≤ 12
≤ 20
≤ 40
≤ 100
> 100
Mineralization Domain
High grade domain
Low grade domain
Lithology
Dp_PL
Dp_SSD
Dp_UM
Dp_WS
Drc_1
Drc_3
Drc_4
Ohc
Ov
Srm
Fault

Scale in ft; Source: NGM, 2024

Figure 6-7   Greater Leeville Geological Map – C-C’ (Leeville) and D-D’ (Fallon)

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S-K 1300 Technical Report Summary on the NGM Complex

6.3.2	Cortez Complex

Gold mineralization of the Cortez Complex is dominantly hosted within the autochthonous sequence that includes the Hanson Creek, Roberts Mountain and Wenban formations, with the Wenban formation being most favorable. Gold mineralization can also be found in the allochthonous “Upper Plate” units, such as at the Robertson deposit. These units were thrust over younger units along the Roberts Mountains Thrust and include the Elder and Slaven formations.

The stratigraphic sequence, in chronological order from the oldest to youngest, is shown in Figure 6-8 and also highlights the principal lithostratigraphic units relevant to gold mineralization, which are further described below:

●

The Wenban Formation is a muddy to silty limestone, which is locally subdivided into eight units based on variations in mud to lime concentration and distinctive textural characteristics. The primary host for gold mineralization is the Wenban 5 unit, which is a thinly laminated dark gray to black carbonaceous limestone, interspersed with light gray turbidites.

●	The Roberts Mountains Formation is similar to that observed at the Carlin Complex.

●	The Hanson Creek Formation is primarily a carbonate sequence dominated by limestone, with associated dolomite and minor sandstone beds.

●

The Elder Formation is a siliciclastic unit, dominated by silty sandstone with some siliceous tuffaceous shale beds. The Slaven formation is a chert dominant unit with more minor shale and carbonate components.

The Cortez mining district has four main deposits summarized in Table 6-4 and shown in Figure 6-9.

Table 6-4   Summary of Deposits and Mine Operations in the Cortez Complex

Deposit	Mine	Extraction Method	MRMR Status
Pipeline Complex	Pipeline	Open Pit	Mineral Resources & Mineral Reserves
	Crossroads	Open Pit	Mineral Resources & Mineral Reserves
	Gold Acres	Open Pit	Mineral Resources & Mineral Reserves
Cortez Hills	Cortez Pits	Open Pit	Mineral Resources & Mineral Reserves
	Cortez Hills	Underground	Mineral Resources & Mineral Reserves
Goldrush	Goldrush	Underground	Mineral Resources & Mineral Reserves
Robertson	Gold Pan	Open Pit	Mineral Resources & Mineral Reserves
	Porphyry	Open Pit	Mineral Resources & Mineral Reserves
	Altenburg Hills	Open Pit	Mineral Resources & Mineral Reserves

The dimensions and orientations of the modelled mineralized domains for all deposits are summarized in Table 6-5.

Table 6-5   Cortez Mineralized Domain Approximate Dimensions

Deposit	Length (m)	Width (m)	True Thickness (m)	Approximate Strike Direction
Pipeline	4,000	1,200	20 – 500	NNW
Cortez Hills	2,500	1,000	10 - 300	NNW
Goldrush	7,000	400	10 – 120	NNW
Robertson	2,500	1,000	50 - 500	Variable

May 14, 2026	Page 65

S-K 1300 Technical Report Summary on the NGM Complex

Source: Modified from Bradley and Eck, 2015

Figure 6-8   Cortez Complex Stratigraphy

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S-K 1300 Technical Report Summary on the NGM Complex

Crescent Valley
Lander County
Eureka County
Robertson
Pipeline Complex
Cortez
Buckhorn
Fourmile
Goldrush Plan of Operations
T30N, R48E
T29N, R47E
T29N, R48E
T29N, R49E
T28N, R47E
T28N, R48E
T27N, R45E
T27N, R46E
T27N, R47E
T27N, R49E
T26N, R45E
T26N, R46E
T26N, R47E
T26N, R48E
T25N, R48E

Legend

Mine Plan of Operations

Excluded Property

Nevada Geology (by Tec Strat)

TQA - Gravel/Alluvium	MZV- Mesozoic Volcanics	RMA - Roberts Mountain Allochthon
TB - Tertiary Basalt	MZ1- Mesozoic Intrusions	LP - Lower Plate C-Dev
Tertiary Volcanics	MZS - Mesozoic Sediments	LLP - Lower Plate pC-C
TI - Tertiary Intrusives	GA - Golconda Allocthon	BXA
	AO - Anter Overlap	

0 2 4 6 Miles

N

Cortez District Geology

Battle Mountain-Eureka Trend Operations, USA, NV

March 25, 2026 - JJR

Nevada Gold Mines Land Department

1655 Mountain City Hwy. - Elko, Nevada 89801

This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.

NEVADA GOLD MINES OPERATED BY BARRICK

Source: NGM 2024

Figure 6-9   Cortez Complex Geology

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S-K 1300 Technical Report Summary on the NGM Complex

Pipeline Complex

The Pipeline deposits comprise a 4 km long NNW trending mineralized system; economic gold grades do not occur over the full expanse of the system, but gold is localized in areas where hydrothermal alteration including oxidation, decalcification, weak to moderate contact metamorphism, argillization, silicification and carbonization is most strongly developed. Mineralization at the Pipeline Complex occurs just outside the metamorphic aureole associated with the Gold Acres intrusive body.

Fault propagated folding, particularly within the Wenban and Roberts Mountain Formation, is a primary control on mineralization enhancing porosity through argillization and decarbonatization along structural and stratigraphic controls. Subsequent thrust and normal faulting have further increased secondary porosity within brittle units.

Figure 6-10 shows a geological cross-section through the Crossroads portion of the Pipeline complex.

Cortez Hills Complex

The Cortez Hills deposit consists of three contiguous, Carlin-type ore bodies with differing geometries: the Breccia, Middle, and Lower Zones. The upper portion of the system is defined by an inclined, conical breccia body that crosscuts the Roberts Mountains, Wenban, and Horse Canyon formations and is spatially associated with a complex suite of Tertiary rhyolitic quartz porphyry dikes and sills.

Mineralization in the Breccia Zone is interpreted to have been emplaced within hydrothermally brecciated and fractured rocks centered on the northwest-striking, moderately southwest-dipping Voodoo Fault and associated structures. The Middle and Lower Zones occur at depth below and west to southwest of the Breccia Zone and form low-angle, tabular bodies localized along the Ponderosa Fault Zone, a complex system of thrust faults, back-thrusts, and fault-propagation folds within the Roberts Mountains and Wenban formations. The Lower Zone exhibits a northwest–southeast trend interpreted as the crest of a plunging antiform and displays a transition from predominantly refractory mineralization in the north to more oxide-dominant mineralization toward the south. The Renegade Breccia, located along the western extent of the Lower Zone, is a northwest–southeast–striking breccia body hosted in the upper Hanson Creek Formation and characterized by microcrystalline sulfide infill. Ongoing work continues to refine the geometry and extent of these structures.

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S-K 1300 Technical Report Summary on the NGM Complex

A
A'
300 m
X-Section A-A' looking North, ±15m
Current Topo
XR06
Au ppm
35.0
7.0
5.0
3.5
2.0
1.0
0.35
0.2
0
Geology
Alluvium
Devonian Horse Canyon
Dw 8
Dw 4
Dw 3
Srm 5
Srm 4
Srm 1
Abyss
Upper Plate
Dynamic anisotropy surfaces
Current topography (end of 2024)
XR06 reserve pit
Domains
0.3 ppm
1.2 ppm
3.0 ppm

Source: NGM 2025

Figure 6-10   Crossroads Deposit Geological Cross-section

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S-K 1300 Technical Report Summary on the NGM Complex

The Cortez Pits deposit is hosted in the Roberts Mountain Formation and underlying Ordovician Hanson Creek Formation. Numerous Tertiary quartz porphyry dikes and sills intrude the deposit. These dikes are interpreted to be syn- to post-mineralization. An imbricate thrust system controls the structural framework of Cortez Pits and has led to the overthickening of the Roberts Mountain Formation. Mineralization is carried by these low-angle thrusts and deposited in the fluid traps formed by the large anticlinal folds and preferred host lithologies.

Goldrush

The Goldrush deposit comprises multiple ore bodies aligned in a north-northwest trend spanning over 6.9 km. Gold mineralization at Goldrush is associated with low-angle thrust faults and their associated hanging-wall antiforms or to a lesser degree along high-angle feeder fault. Gold is typically concentrated in the hinge or east dipping limb of the anticline and is predominantly hosted within the Wenban (Dw) 5 near the contact with Wenban 6-8. Depths to mineralization range from 120 m to 750 m. The mineralization at Goldrush is dominantly double refractory in nature (organic carbon and sulfides).

Figure 6-11 shows a representative cross-section (A-A’) and long section (B-B’) through the Goldrush deposit.

Robertson

The Robertson deposit is an intrusion-related gold system centered in and around the Eocene Tenabo granodiorite stock and subdivided into three main areas: Gold Pan, Porphyry, and Altenburg Hill. Primary mineralization occurs in contact metamorphosed upper plate siliciclastics and subaqueous basalt flows of the Devonian Slaven (Ds) Formation and Silurian Elder (Se) Formation, as well as in Eocene diorite and granodiorite intrusions. Mineralization at Gold Pan is hosted in skarnoid-altered basalts of the Ds Formation and within quartz veins developed in quartz hornfels beneath the primary mineralized structure known as “39/A”. The primary host rocks at Porphyry are biotite hornfels, calc-silicates and skarnoid of the Se Formation, as well as endoskarn altered diorites and in fault-shear zones in granodiorite. Mineralization at Porphyry is partially controlled by a series of north trending, west dipping moderate angle fault zones. The primary host rocks at Altenburg Hill are quartz hornfels, biotite hornfels and calc-silicates of the Se and Ds Formations, as well as in quartz veins and shear zones in the granodiorite. Mineralization at Altenburg Hill is controlled by NNW trending high angle faults and intrusive - siliciclastic contact breccias.

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S-K 1300 Technical Report Summary on the NGM Complex

Goldrush UG
B
A'
A
B'
0
1525 m
49000E
51000E
53000E
55000E
57000E
59000E
26000N
22000N
18000N
14000N
10000N
A
A'
60m Thick Section - Looking 330°
6500
6300
6100
5900
Genoa Fault
Delano Fault
GRMPD
Int
Dbh
Dhc
6245
6190
6125
6060
5995
UG Development
Dike 5 Fault
Dw1 - Dw4
Dw5
Dw6 - Dw8
51140
51660
52179
52699
150m
Goldrush Long Section
Looking ENE +/- 15 m
B
B'
0
600m
Intrusions
Alluvium
Ov
Devonian Blue Hill
Devonian Horse Canyon
Dw 6-8
Dw 5
Dw 1-4
Au ppm
100.0
40.0
20.0
12.0
7.5
4.5
2.5
1.5
1.0
0.6
0.3
0.1
0.03
0.0
No Assay

Source: NGM 2025

Figure 6-11   Goldrush Deposit Geological Cross-section

May 14, 2026	Page 71

S-K 1300 Technical Report Summary on the NGM Complex

6.3.3	Phoenix Complex

The Phoenix complex is an open pit operation developed within an intrusion-related skarn system hosted by a thick Paleozoic sedimentary sequence that includes the Cambrian Harmony Formation (€h), Pennsylvanian Battle Formation (*bl), Permian Antler Peak Limestone Formation (Pap), and Pennsylvanian–Permian Pumpernickel Formation (*Ph). The Phoenix deposits are shown in the property scale geology map, Figure 6-12, and a generalized stratigraphic column that highlights the principally mineralized formations in the Phoenix Complex is illustrated in Figure 6-13. The operational status of the Phoenix mines is listed in Table 6-6, and the approximate dimensions of the deposit are summarized in Table 6-7.

Table 6-6 Summary of Deposits and Mines in the Phoenix Complex

Deposit	Mine	Extraction Method	MRMR Status
Phoenix	Fortitude	Open Pit	Mineral Resources & Mineral Reserves
	Bonanza	Open Pit	Mineral Resources & Mineral Reserves

Table 6-7   Phoenix Mineralized Domain Approximate Dimensions

Deposit	Length (m)	Width (m)	True Thickness (m)	Approximate Strike Direction
Phoenix	400	200	400	N-S

Skarn-hosted gold, silver and copper mineralization is centered on the Eocene (~40-38 Ma) granodiorite porphyry Copper Canyon stock. The surrounding rocks are generally potassically altered, with weak to strongly developed quartz–pyrite veining. Adjacent sedimentary units have undergone strong thermal metamorphism (hornfels) and metasomatism (skarn) alteration extending more than 3 km from the intrusive stock.

The north–northwest-striking and west-dipping Golconda thrust fault controls the vertical location of favorable Antler sequence rocks in the footwall of the thrust. The Virgin and Canyon normal faults, which strike north–south, appear to have acted as conduits for magmatic hydrothermal fluids within the core of the district. Northeast-striking and northwest-dipping normal faults appear to have controlled the emplacement of the Copper Canyon stock and control the geometry of key ore zones. Mineralization is generally well developed at the intersection of the Virgin and Canyon faults. Supergene weathering is responsible for copper remobilization and subsequent deposition of secondary copper minerals, preferably along structures and pervasive in the upper Copper Canyon stock.

The most important zones of hornfels and skarn-hosted mineralization occur within a corridor from approximately 260 m to 460 m wide straddling the Virgin and Canyon Faults and extending 2.4 km north and south from the stock. An aureole of pyrrhotite and magnetite follows the outer limit of hornfels, skarn, and marble, forming a district-wide aeromagnetic annulus around the stock.

A representative cross section of the Phoenix Complex is shown in Figure 6-14.

May 14, 2026	Page 72

S-K 1300 Technical Report Summary on the NGM Complex

Valmy
80
Battle Mountain
Copper Basin
Greater Phoenix
Gold Acres
Pershing County
Humboldt County
Humboldt County
Lander County
Pershing County
Lander County
T34N, R41E
T34N, R42E
T34N, R44E
T34N, R46E
T33N, R42E
T33N, R44E
T33N, R45E
T32N, R41E
T32N, R44E
T32N, R45E
T31N, R41E
T31N, R42E
T31N, R44E
T31N, R45E
T31N, R46E
T30N, R41E
T30N, R42E
T30N, R43E
T30N, R44E
T30N, R45E
T29N, R43E
T29N, R44E
T28N, R43E
T27N, R43E
T27N, R46E

Legend

- Mine Plan of Operations
- Excluded Property

Nevada Geology (by Tec Strat)

- TQA - Gravel/Alluvium
- TB - Tertiary Basalt
- Tertiary Volcanics
- TI - Tertiary Intrusives
- MZV - Mesozoic Volcanics
- MZI - Mesozoic Intrusions
- MZS - Mesozoic Sediments
- GA - Golconda Allocthon
- AO - Antler Overlap
- RMA - Roberts Mountain Allochthon
- LP - Lower Plate C-Dev
- BXA

0 2 4 6 8 Miles

N

Phoenix District Geology

Phoenix, USA, NV

March 25, 2026 - JJR

Nevada Gold Mines Land Department

1655 Mountain City Hwy. - Elko, Nevada 89801

This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.

NEVADA GOLD MINES OPERATED BY BARRICK

Source: NGM 2026

Figure 6-12  Phoenix Complex Geology

May 14, 2026	Page 73

S-K 1300 Technical Report Summary on the NGM Complex

Source: NGM 2005

Figure 6-13  Phoenix Complex Stratigraphy

May 14, 2026	Page 74

S-K 1300 Technical Report Summary on the NGM Complex

Source: NGM 2025

Figure 6-14  Phoenix Complex Cross-section

6.3.4	Turquoise Ridge Complex

Gold mineralization of the Turquoise Ridge Complex is dominantly hosted within a depositional sequence of a shallow-water, platform and slope carbonate facies comprised of limestone, mudstone and mafic igneous sills, known as the Comus Formation. Weakly-developed and volumetrically smaller zones of gold mineralization occur within the “Upper plate” Valmy formation, such as at the Vista deposit, which have been thrust over younger units along the Roberts Mountains Thrust.

Figure 6-15 shows a simplified geology map of the Turquoise Ridge Complex. Figure 6-16 displays the chronological stratigraphic succession from oldest to youngest and identifies the principal gold hosting units.

May 14, 2026	Page 75

S-K 1300 Technical Report Summary on the NGM Complex

Turquoise Ridge District Geology
Turquoise Ridge, USA, NV
March 25, 2026 - JJR
Nevada Gold Mines Land Department
1655 Mountain City Hwy. - Elko, Nevada 89801
This map is the property of Nevada Gold Mines
and is for reference only. Locations are approximate.
Legend
Mine Plan of Operations
Excluded Property
Nevada Geology (by Tec Strat)
TQA - Gravel/Alluvium
TB - Tertiary Basalt
Tertiary Volcanics
MZ1- Mesozoic Intrusions
MZS - Mesozoic Sediments
GA - Golconda Allocthon
AO - Anter Overlap
RMA - Roberts Mountain Allochthon
LP - Lower Plate C-Dev
LLP - Lower Plate pC-C
AT - Accreted Terranes
0 2 4 6 8 Miles
N
Paradise Valley
Golconda
Turquoise Ridge
Twin Creeks
Fiberline
Preble
Humboldt County
Elko County
Lander County
80
T42N, R40E
T42N, R41E
T42N, R42E
T42N, R43E
T42N, R44E
T42N, R45E
T42N, R46E
T41N, R39E
T41N, R40E
T41N, R41E
T41N, R42E
T41N, R43E
T41N, R44E
T41N, R45E
T41N, R46E
T40N, R39E
T40N, R40E
T40N, R41E
T40N, R42E
T40N, R43E
T40N, R44E
T40N, R45E
T39N, R39E
T39N, R40E
T39N, R41E
T39N, R42E
T39N, R43E
T39N, R44E
T39N, R45E
T38N, R39E
T38N, R40E
T38N, R41E
T38N, R42E
T38N, R43E
T38N, R44E
T38N, R45E
T37N, R39E
T37N, R40E
T37N, R41E
T37N, R42E
T37N, R43E
T37N, R44E
T37N, R45E
T36N, R39E
T36N, R40E
T36N, R41E
T36N, R42E
T36N, R43E
T36N, R44E
T36N, R45E
T35N, R39E
T35N, R40E
T35N, R41E
T35N, R42E
T35N, R43E
T35N, R44E
T35N, R45E
T35N, R46E

Figure 6-15  Turquoise Ridge District Simplified Geologic Map

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S-K 1300 Technical Report Summary on the NGM Complex

Tectonic Setting:
Regional
District
Geologic Zone
BASIN & RANGE EXTENSION
Volcanic Activity & Basaltic Flows
SIERRA NEVADA BATHOLITH
SATTELITE PLUTONS
SONOMA OROGENY
Golconda Thrust
ANTLER OROGENY
Roberts Mountains Thrust
OROGENY?
Alochthonous Package with Ductile Deformation
CENOZOIC
MESOZOIC
PALEOZOIC
Q
P
M
O
E
P
K
J
Tr
Permian
Pn
Miss.
Dev.
Sil.
Ordovician
Cambrian
Pre(?)
? (Unknown)
? (Unknown)
Unconformity
Post Mineral Cover - Oxidized gravel, multiple lithologies, may include clay-rich tuff (presumed Northern Nevada Rift-related) near the base
Northern Nevada Rift - Eocene to Miocene basalt flows, tuffs, & tuffaceous sediments
Cretaceous Intrusions - Osgood Mountain Stock & related diking, generally intermediate diorite, granodiorite, & dacite dikes
Havallah Formation - Greenstone, mudstone, siltstone, sparse limestone sheared by the Golconda Thrust (originates during the Sonoma Orogeny), same depositional and tectonic setting as the Valmy and often mistaken in historic logging
Penn.-Permian Etchart Fm. - Massive-bedded sandy limestone, siltstone, some conglometrate with karst surfaces, unconformably overlying the Valmy Fm. Base of section is the Battle Conglomerate where present containing quartzite clasts (sourced from the cambrian Osgood Mountain Quartzite)
V
Silurian North Pillow Basalt - Massive MORB pillow basalt (evidence of 2-4 flows in thick section)
Ordovician Valmy Formation - Generally siltstones, mudstones, & greenstones, nearly pervasively Sheared & boudinaged by the Roberts Mountain Thrust (Antler Orogeny) with regional metamorphic luster, may contain tuff. Greenstones of distinctive MORB chemistry
V
Upper Comus Formation (Cambro-Ordovician Extinction Event) - Tuffaceous unit with distinct corse mafic/lithic tuffs & interbedded tuffaceous mudstones, ash, some thick mudstones, rarely limestones. Mafics of distinctive Comus OIB chemistry. Often with a thick, course to very course, lithic tuff at the base (known as the Upper Tuff in Twin Creeks Mega Pit), contains clasts of angular tuff
Cambrian Syenite - Massive, granular body. Pegmatitic, including orthoclase, biotite, hornblende, or pyroxene. Scarse quartz
Cambrian Middle Comus Formation - Platform planar limestones with rythmic thick (~decimeter) micrite beds, some mudstone, & mafic sill-like units, predominately basalt flows, but may contain tuff &/or intrusive phases (diabase). Mafics of distinctive Comus OIB chemistry. Top of unit generally characterized by calcareous platform sediments below the Upper Tuff
M
'Upper Mudstone' - Pervasive ductile fabric & multiple foliation planes not found in sediments above, may contain deformed mafic units. of distinctive Comus OIB chemistry. Generally a phillite, thought to be Preble Formation in lower Mega Pit by legacy Newmont geologists
'Lower Comus Formation' - Ductily deformed silty to muddy thin to very thin-bedded limestone & mudstone, sparse mafic units of OIB chemistry. Likely part of Cambrian Preble package
T
Cambrian Preble Formation - Thin-bedded, ductilly deformed mudstone in upper section, known sandy limestone facies below from sparse drilling & surface exposures
T

Turquoise Ridge Complex deposits

T = Turquoise Ridge Underground

M = Twin Creeks Mega Pit

V = Vista

★ Volumetrically less significant host

★ Volumetrically significant host

Source: NGM, 2023

Figure 6-16  Turquoise Ridge District Stratigraphic Column

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The Turquoise Ridge Complex has three main deposits, summarized in Table 6-8 and Table 6-9.

Table 6-8   Summary of Deposits and Mines in the Turquoise Ridge Complex

Deposit	Mine	Extraction Method	MRMR Status
Turquoise Ridge Complex	Turquoise Ridge	Underground	Mineral Resources & Mineral Reserves
	Twin Creeks Mega	Open Pit	Mineral Resources & Mineral Reserves
	Vista	Underground	Mineral Resources

Table 6-9   Turquoise Ridge Mineralized Domain Approximate Dimensions

Mine	Length (m)	Width (m)	True Thickness (m)	Approximate Strike Direction
Turquoise Ridge	2,000	1,000	20 – 100	N-S
Twin Creeks Mega	3,000	1,500	20 - 200	N-S
Vista	1,000	200	5 – 50	NE-SW

Turquoise Ridge Underground

Turquoise Ridge Underground (TRUG) is almost entirely hosted within the Lower Comus Formation, which is mostly comprised of a calcareous mudstone-limestone that is overlain by a basaltic unit, known as the “North Pillow Basalt”. Sedimentary units are sub-divided locally between two sub-facies; the basal slope facies (BSF) and the mid-slope facies (MSF), based on their mudstone to limestone composition. The BSF is the preferred host unit for gold mineralization, composed of a higher mudstone component. Cretaceous dacite and dacite porphyry dikes exploit the same pre-existing structural architecture that gold mineralization has subsequently exploited and often control the local distribution of gold mineralization.

The Getchell Fault is the most prominent structural feature of the region, striking north-south to north-northwest, and dips approximately 50° to the northeast locally. Mineralization is strongly influenced by the orientation of the Getchell Fault, as well as locally focusing along smaller scale, parallel structures.

Gold mineralization is related to complex fold geometries observed within the BSF. Host units exhibit ductile deformation manifested as tight isoclinal to recumbent folding that is locally west-vergent, with strain increasing towards the Getchell Fault. Secondary structures and pre-mineral dikes utilize the anticlinal axial planes forging a complex structural intersection that later focuses gold mineralization as discrete geometries that are often breccia hosted.

Figure 6-17 shows a representative geological cross-section through the deposit with high grade and low grade mineralization domains.

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Source: NGM, 2025

Figure 6-17  Turquoise Ridge Underground Cross-section with Gold Domains

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Twin Creeks Mega Pit

Gold mineralization within the Mega deposit is hosted within carbonate-dominant sedimentary units of the Comus formation, which has been intruded by a series of mafic sills. The mafic sills are an important control on gold mineralization as they have acted as fluid traps within the folded Comus Formation. The principal structural element and the most important ore-controlling structure in the north Mega deposit is the Conelea anticline, which trends, and plunges to the north–northwest. Mineralization is localized in decalcified carbonates but can occur less often in argillically altered and sulfidized basalt. Silicification is common in Comus Formation sediments immediately adjacent to basaltic contacts, with generally lower gold grades. A level plan view showing the Turquoise Ridge surface is included in Figure 6-18.

Vista

Gold mineralization at Vista is hosted in the Valmy and Etchart formations. At Vista Underground, mineralization is largely confined to the damage zones of the Trench Fault and associated hanging wall structures within the basalts of the Valmy Formation. Dikes have exploited some of the same pre-existing structural architecture as the gold mineralization. Gold mineralization is further focused along structural intersections and locally ponded along dikes. Structures, and subsequently dikes and mineralization, occur at both high (60-80°) and low (0-40°) angles.

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Source: NGM, 2023. Level section +1170 m

Figure 6-18   Twin Creeks Mega Pit Geological Cross-section

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7	Exploration

7.1	Exploration

The districts in which NGM operates have a long history of exploration and mining of various commodities. The Getchell gold deposit in the Turquoise Ridge district was discovered in 1933 and is now recognized as the first Carlin-type gold system. In the Cortez district the Gold Acres deposit produced gold in the 1930s and 1940s. The recognition of a new “Carlin-type” gold deposit style coincided with the 1960s discovery of the Carlin deposit. This discovery initiated modern gold exploration in the region, leading to near-continuous activity to present day, resulting in more than 20 multi-million-ounce discoveries (Figure 7-1). NGM has integrated legacy data from numerous operators and continues to generate data in pursuit of new discoveries throughout the region. Significant opportunities remain along strike and down dip of fertile structures, and below Upper Plate and post-mineral cover peripheral to the deposits.

Near-mine drill programs that incrementally step out from known controls to mineralization continue to replenish current Mineral Resources and Mineral Reserves. Outboard of the deposits, greenfield exploration activities, include geologic mapping, surface sampling, and framework drilling to define areas of prospectivity and generate targets for drill testing.

The exploration potential of the NGM AOI is discussed in Section 7.5.

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Figure 7-1  NGM Carlin Deposit Discoveries Since 1960

7.1.1	Geologic Mapping and Geochronology

Pre-mine geologic mapping in eastern Nevada was initially completed by the United States Geological Survey (USGS). Since 1961, mapping from previous operators has been compiled and integrated by NGM into a district scale geologic framework. Historical mapping was completed on paper, documenting lithology, alteration, structural features, and bedding at scales ranging from 1:20 to 1:1,200. These maps were later digitized to support 3D geological interpretation.

Geochronologic data for both sedimentary and igneous units—derived over the past four decades—provide additional context for interpretation. U/Pb and Ar/Ar methods have yielded consistent age determinations for intrusive rocks, most of which are Mesozoic or Eocene, while biostratigraphy constrains the ages of Paleozoic carbonates. NGM continues to compile and integrate legacy geochronology for both orebody knowledge and exploration purposes.

From 1961 to 2010, mining operations completed detailed mapping from exposed pit walls and underground drifts. Survey control is derived from installed control points, and GPS data. These control points, together with as-builts, and topography, are used to develop base maps with structural, lithologic, and alteration overlays. Early pit mapping relied on 43 cm × 61 cm map boards for interpretation, with data subsequently digitized into AutoCAD and then incorporated into 3D geologic models. Underground mapping was completed on paper at midrib height, capturing lithologic contacts, structures, alteration, and bedding extending no more than 3 m from the mining face due to the placement of shotcrete.

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Current surface and underground mapping is completed digitally using Tablet PCs and ArcGIS based systems. All historical paper maps are now scanned and imported into 3D software for digitization into standardized geologic and geotechnical layers.

7.1.2	Geophysics and Remote Sensing

Geophysical methods have been used by previous operators and NGM exploration programs in the region since 1973. During the 1990s, previous operators recognized that geophysical methods could be used as a structural mapping and deposit vectoring tools. Methods adopted included modern airborne and ground magnetics, radiometrics and electromagnetics (EM), gravity, galvanic resistivity, controlled source audio magnetotellurics (CSAMT), magnetotellurics (MT), self-potential (SP), induced polarization (IP), electrical logging of drill holes, and downhole IP. Carlin-style gold mineralization is not directly detectable by geophysical methods; however, these surveys identify subsurface properties that are useful in interpreting lithology, alteration, and structures associated with gold mineralization. Typically, airborne surveys were performed by contract companies under the supervision of company personnel, whereas ground surveys were generally performed by the operators themselves. Key applications of geophysical data include delineating:

●	Intrusive rocks and contact metamorphic aureoles associated with such intrusions;

●	Normally and remanently-magnetized volcanic rocks;

●	Lithology mapping;

●	Fault mapping;

●	Basin fill mapping;

●	Pyrite, carbon or conductive lithologies or alteration at depth;

●	Alteration, in particular zones of decalcification.

Taking the Carlin district as an example, from 1987 to 2019, a total of 91 surveys were completed. The entire Carlin district property is covered by airborne magnetics, with follow-up ground geophysical surveys mostly comprising of detailed IP, gravity and ground magnetics.

7.1.3	Geochemical Sampling

Rock chip and soil sample collection continues in prospective areas peripheral to the deposits. Spacing of soil grids vary to project needs, minimum sample weight is two kilograms, sieved down to 80-mesh and analyzed by fire assay (FA) with four acid multi-element digestion with ICP spectrometry finish. Rock chip sampling is done by a geologist collecting at least one kilogram of sample, analyzed by FA with four acid multi-element digestion with ICP spectrometry finish. Alteration exposed by new disturbance (road or drill pad) is systematically channeled sampled at 3-5 m intervals. All surface samples follow same QA/QC insertion rates of two standard, two blanks, and one field duplicated per 50 samples. This testing is supplemented by petrographic examination, multi-element geochemistry, semi- quantitative X-ray diffraction (XRD) and X-ray fluorescence (XRF) analysis as required.

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Across the NGM AOI over 250-thousand rock chips, 500-thousand soil and 70-thousand stream samples have been collected. Examples of the rock chip and soil sample coverage across the Carlin district are illustrated in Figure 7-2 and Figure 7-3. Within and around mine workings most of the surface samples have been superseded by drill and production data.

7.1.4	QP Comments on Exploration

In the opinion of the QP:

●	The exploration programs completed to date are appropriate to the style of the deposits and prospects within the NGM AOI.

●

All samples collected to date by the current and previous operators are representative and unbiased. Over many years of exploring and mining, the sampling programs done on the surface and through drilling have shown to be adequate to find and characterize Carlin-type deposits. The operation has and continues to show acceptable reconciliation results on a monthly and quarterly basis.

●

The NGM AOI retains significant exploration potential, and additional work is planned to both expand existing known ore bodies and mines as well as test for the discovery of new deposits throughout the entirety of the region. This has been demonstrated by the past and ongoing success of increasing the life-of-mine (LOM) over many years.

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N
10
Kilometers
Quarternary Aluvium
Tertiary Sediments
Tertiary Volcanics
Tertiary Intrusives
Jurassic Volcanics
Jurassic Intrusions
Mississippian - Permian Overlap Sequence
Paleozoic Upper Plate to the Roberts Mountain Thrust
Paleozoic Lower Plate to the Roberts Mountain Thrust
Deposit Footprints
NGM Operating Plan of Operations PoO's
I-80 Interstate
Rock Chips

Source: NGM, 2024.

Figure 7-2  Carlin District Geology with Rock Chip Sample Locations

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N
10
Kilometers
Quarternary Aluvium
Tertiary Sediments
Tertiary Volcanics
Tertiary Intrusives
Jurassic Volcanics
Jurassic Intrusions
Mississippian - Permian Overlap Sequence
Paleozoic Upper Plate to the Roberts Mountain Thrust
Paleozoic Lower Plate to the Roberts Mountain Thrust
Deposit Footprints
NGM Operating Plan of Operations PoO's
I-80 Interstate
Carlin Soils

Source: NGM, 2024

Figure 7-3  Carlin District Geology with Soil Sample Locations

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7.2	Drilling

Over the history of the districts currently within NGM AOI a number of different drilling techniques have been employed, including:

●	Reverse circulation (RC);

●	Diamond drill (DD; also called diamond core drilling, “core”);

●	Rotary air blast (RAB);

●	Sonic

RC and DD are used to support Mineral Resource estimation. RAB and conventional mud drilling have previously been used in regional first pass exploration and for sterilization purposes. Sample data from RAB drilling, trenches, open pit rip-lines, and underground channels are not used for Mineral Resource estimation. Currently, core drilling is primarily used for Mineral Resource definition. Core and RC drilling is used for grade control in both open pit and underground operations.

A total of 213,193 drill holes totaling approximately 25,936 km have been completed across the NGM AOI and recorded in the drillhole database as of December 31, 2025. The drilling is summarized in Table 7-1. Not all of the drilling has been used for Mineral Resource estimation.

Collar locations for the NGM AOI are shown in Figure 7-4. Not all drilling shown is included in a Mineral Resource estimate, though it is relevant in the geologic and mineralization interpretations on a larger scale. This data has been validated and used in a regional scale exploration model for vectoring and targeting purposes supporting their accuracy and reliability for inclusion.

Table 7-1  Drilling Supporting all NGM Mineral Resource Estimates

Drill Type	Drilling used to Support Mineral Resources		Total Drilling on NGM Properties
	Number of Drill Holes	Drilled Meters (km)	Number of Drill Holes	Drilled Meters (km)
DD	33,912	6,319	47,217	7,587
Core Sonic	61	3	1,480	29
RC	72,723	9,355	121,470	14,274
Rotary Air	83	3	761	52
Rotary Mud	772	320	1,631	487
Rotary Unknown	5,953	532	17,469	976
Unknown	6,678	364	23,165	2,532
Total	120,182	16,896	213,193	25,936

Totals may not add due to rounding.

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OREGON
IDAHO
Map Frame Extents
Elko
Nevada
Reno
Carson City
NEVADA
UTAH
Tonopah
CALIFORNIA
Las Vegas
Henderson
ARIZONA
Nevada Gold Mines JV Boundary
Humboldt County
Elko County
Pershing County
Lander County
Churchill County
Eureka County
White Pine County
NEVADA
UTAH
80
Legend
Nevada Gold Mines JV Boundary
All Drill Holes (Nevada Gold Mines)
0 10 20 30 40 50 Miles
1:1,160,000
0 15 30 45 60 75 Kilometers
Projection and Datum: NAD 1983 UTM Zone 11N
Nevada Gold Mines Land Department
Nevada Joint Venture AOI
Drill Collar Location Plan
January 30, 2025 - JJR

Figure 7-4    NGM Drill Collar Location Plan

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7.2.1	Drilling Used to Support Mineral Resource Estimation

The drilling used to support Mineral Resource estimation does not include all drilling contained in the database. Each estimation has a defined boundary that is a subset of the total drilling. There is drilling located outside of the defined Mineral Resource estimation boundaries but still within the overall NGM AOI. In some cases, drill holes may appear in two different estimations. An example of this would be the Goldstar open pit and Exodus underground, which overlap spatially. Additionally, as part of the QA/QC process some of the historical drilling was found to be unsuitable for use in Mineral Resources estimation but may be used for other purposes such as geologic modeling.

Drill Methods

Drilling is completed regularly as part of ongoing operations. All drilling falls into three categories, each with specific objectives and outcomes as follows:

●

Exploration Drilling – Greenfields and brownfields exploration type drilling within and adjacent to plan of operations boundaries focused on regional and district scale controls and mineralization of potentially new mines.

●

Resource Definition Drilling – Brownfields to near mine exploration to delineate mineralization extensions within existing plan of operations boundaries and conversion of mineral inventory to Inferred and Indicated Resources.

●

Grade Control (GC) Drilling – Consists of close spaced grade control drilling for final production definition to inform Measured Mineral Resources. NGM targets GC drilling to convert 12 to 18 months of production coverage for open pits and underground to greater than 80% measured ounces.

During the over 60-year history of the NGM operations, numerous different drilling techniques have been employed. In its recent history, NGM utilizes only two methods of drilling for all categories mentioned above: Diamond Drilling (DD) and Reverse Circulation (RC).

Diamond Core Drilling

DD is primarily used to define geological controls on mineralization and support resource, geotechnical, hydrogeological, and metallurgical studies. Core sizes typically range from PQ (85 mm) to HQ (63.5 mm) and NQ (47.6 mm), with HQ commonly used unless drilling conditions require a smaller diameter.

DD and RC drilling are performed by experienced third-party contractors who meet NGM standards. A geologist or drill services supervisor must inspect drill sites before work begins to ensure safety and feasibility, and to confirm adherence to approved drilling plans.

Core is placed in labelled boxes at the drill site and transported to designated facilities for detailed logging. Core is verified for completeness, reorganized if necessary, and digitally logged using Acquire software. To maintain consistency between RC and core logging geological, structural,

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alteration, mineralization, and geotechnical data are recorded following established protocols. Historical paper logs have been digitized.

Depending on retention requirements, core is either halved for sampling or fully sampled after being photographed. Samples are typically 0.6–1.5 m long and are split along geological boundaries. Each sample is bagged, barcoded, and linked to standardized documentation. When only half-core is sampled, the remaining half is stored for future reference. Average core recovery is approximately 95%, depending on rock quality.

Reverse Circulation Drilling

RC drilling at NGM uses truck- or track-mounted rigs equipped with carbide-button hammer bits for dry conditions and tri-cone bits when water is encountered. Drilling depth depends on water table levels, available air pressure, and rig pullback capacity. Center-return bits are preferred to reduce sample contamination, with cross-over subs used when necessary.

Geologic logging and sampling follow standardized Barrick and NGM procedures. Rock chips (<1.2 cm) are collected in 1.5 m intervals and placed into labeled chip trays, which hold up to 30 m of drilling. Logging is completed digitally in Acquire using structured fields for lithology, structure, mineralization, and alteration. Logged trays are marked and photographed.

Prior to digital systems, handwritten logs were manually entered without validation; these historical records have since been digitized. Sample recovery is measured by comparing actual to expected weights and averages above 95% across deposits.

Air and Mud Drilling Methods

Historically, previous operators had used conventional air and mud drilling methods. Air drilling transported cuttings along the outside of the drill stem and was limited to short holes (<152 m) that typically ended at the water table, with diameters between 140–165 mm. Mud drilling used similar sampling practices but employed drilling muds to assist sample return. These methods are no longer considered industry standard due to their poor sample quality; NGM does not use these methods, and drilling data generated from them are excluded from Mineral Resource estimation and geologic controls, though they may occasionally inform broad, regional geological interpretations outside active mining areas.

Collar Surveys

The NGM properties use a variety of local mine grids derived from the Nevada State Plane West NAD27 NGVD29 projected coordinate system and NAVD88 vertical datum to document drillhole collar locations. Surface drill collars are surveyed with high precision differential GPS, typically after completion of the hole. Surveying is performed by both NGM personnel and external contractors.

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Locations are validated by field check, 2D and 3D plotting cross referenced in the database for accuracy.

For underground drilling, collars are initially marked by underground surveyors. Drill crews set dips according to the designed collar orientation, and azimuths and dips are measured using a Reflex TN14 gyro compass. After drilling, exploration hole collars are surveyed to confirm elevation, northing, easting, azimuth, and dip. If a collar cannot be surveyed, the planned coordinates and orientations are used. All collar information is then verified by geologists and database analysts before final approval.

Down Hole Surveys

Underground

Prior to 2020, underground core drilling used a REFLEX EZ-TRAC magnetic single-shot tool, with surveys taken at 15.2 m (50 ft), then every 30.5 m (100 ft) until the end of hole. The magnetic tool was run on 4.6 m (15 ft) aluminum rods and lowered past the drill bit via wireline winch.

For underground RC drilling, surveys are performed using a north-seeking gyro tool (e.g., OMNIx) inside the drill rods at 3.0 m (10 ft) intervals, both downhole and on retrieval (IN/OUT). The tool is pushed manually through the rods using a lightweight fiberglass rod.

Currently, both DD and RC underground drilling use north-seeking gyroscopic tools that allow surveying inside the drill pipe.

For core (DD) drilling, surveys continue to be taken at 15.2 m, then every 30.5 m, with a final IN/OUT survey at 15.2 m intervals from collar to TD. The tool is lowered using the drill’s wireline winch with a depth counter.

For RC drilling, surveys are completed after reaching TD, using IN/OUT readings every 3.0 m, again with the fiberglass rod to position the tool.

All survey tool calibration is performed annually by the various suppliers.

Surface

Historically downhole surveys for surface holes were performed by 3rd party contractors such as International Directional Services (IDS) utilizing a north seeking gyro. Continuous azimuth and dip data is collected from collar to total depth with a smoothing algorithm applied and final data provided in 15.2 m increments.

Currently, some surface programs are surveyed by the drill crews with a rented north seeking gyro tool. Drill crews collect survey data on increments defined by the project owner but are commonly at

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15.2 m or 30.5 m. After hole completion a final IN/OUT survey is collected at 15.2 m intervals from collar to TD or a third party survey company such as IDS is used.

7.2.2	Grade Control Drilling

GC drilling is the final stage of the drilling lifecycle principally designed to upgrade confidence in Resource estimates to support final mine designs and ore routing decisions. It is typically the last sample collected prior to production that is utilized within the Resource estimation process. Both DD and RC drill methods are utilized as determined by local site logistics and economic considerations. Production samples are used to supplement information gaps, with sampling methods including bench drilling for surface operations and jumbo drill cuttings, or muck samples from face or truck dumps for underground operations.

7.2.3	QP Comments on Drilling

In the opinion of the QP:

●	The quantity and quality of lithological, geotechnical, collar and downhole survey data collected in the drill programs are sufficient to support Mineral Resource and Mineral Reserve estimation.

●

The drilling, sampling methods, and collection process are representative of the material with no known factors that would introduce any biases of significant note. The QA/QC results show that there are no major issues and demonstrate the homogeneity of the ore bodies.

●

The recovery, while variable, is adequate to collect a sample that is representative over that interval. The zones of “no recovery” or “no sample” are indicated properly in areas of low to no recovery and aligned to a best practice in these deposits.

●

No other material factors were identified with the data collection from the drill programs that would significantly affect the accuracy and reliability of drilling results nor the Mineral Resource and Mineral Reserve estimation.

7.3	Hydrogeology

Groundwater conditions at NGM are influenced by complex geology, recharge from precipitation, and active depressurization required to maintain pit wall stability. Three principal hydrogeologic domains influence groundwater flow and pressure response:

●	Paleozoic bedrock sedimentary units, with low to high permeability and strong hydraulic anisotropy;

●	Mesozoic to Cenozoic intrusive units with low permeability cover; and

●	Cenozoic overburden units that include extrusive volcanic with low to moderate permeability and alluvial units with variable permeability.

Fault structures within all of the preceding units can create groundwater compartments that make depressurization challenging. Elevated pore pressures within the Cenozoic overburden units

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represent a key geotechnical risk and directly influence slope design, mine sequencing, and operational controls.

7.3.1	Data Acquisition, Sampling, and Testing Methods

Hydrogeological characterization is based primarily on drilling, monitoring, and depressurization programs conducted through 2025. These programs included installation of vibrating wire piezometers (VWP) and standpipes, active dewatering wells, and passive drains including both horizontal and vertical wells. Groundwater level monitoring, pumping rates, and drain performance data form the core dataset used to develop understanding of water surfaces, pore pressure distributions, groundwater gradients, and depressurization effectiveness.

Hydraulic aquifer testing consists of, injection tests, spinner tests, geophysical logging, packer tests in bedrock intervals. Testing was carried out using standard industry methods appropriate to lithology and depth. Test equipment was calibrated prior to use, repeat tests were performed where necessary to confirm reliability, and anomalous results were reviewed and excluded where justified. All test data were validated prior to incorporation into the site hydrogeological database and groundwater models.

7.3.2	Results and Interpretation

The geology of the Carlin Trend is separated into three main units, the Carlin Formation, Upper Plate and the Lower Plate.

The Carlin Formation is an unlithified very fine-grained unit with very low hydraulic conductivity ranging from 1.0 x 10-3 through 1.0 x 10-8. This unit is challenging to dewater/depressurize due to its low hydraulic conductivity and highly compartmentalized character.

The Upper Plate is derived of mudstones, siltstones, cherts and sandstones of the Slaven, Elder and Vinini sub-units. All of these units’ rock mass are low hydraulic conductivity in the range of 3.0 x 10-4 through 3.0 x 10-8 m/day. The exception is large fault zones that are good flow zones for fluids.

The Lower Plate Rodeo Creek and Popovich units host a medial aquifer that resembles the fractured rock character of the upper plate but has slightly higher hydraulic conductivity in the fault zones.

The Lower Plate Roberts Mountain and Hansen Creek formations is a carbonate package that is heavily fractured and karsted with hydraulic conductivities generally ranging from 15-30 m/day.

The Upper Plate and Lower Plate are generally separated by the Roberts Mountain Thrust and this thrust fault produces water nearly everywhere it is penetrated. It functions as a very effective aquitard and does not allow water to infiltrate from the Upper Plate.

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7.3.3	Groundwater Flow, Recharge, and Water Balance

Groundwater recharge occurs predominantly through infiltration of precipitation into surficial cover, which have higher permeability and storage than underlying bedrock. Mining activities create hydraulic gradients toward active pits, resulting in groundwater inflows that are managed through depressurization systems.

Groundwater flow and recharge parameters used in the groundwater model are consistent with site wide water balance modelling applied for operational and closure planning, including long term groundwater–surface water interactions and pit lake development.

7.3.4	Depressurization Infrastructure and Performance

Depressurization is achieved using vertical actively pumped well, passive vertical drains, and horizontal drains. Typical pumping rates at NGM vary between approximately 6–10 L/s in the overburden materials and between approximately 10 to 500 L/s in the bedrock units, depending on fracture connectivity.

7.3.5	Groundwater Modelling

Groundwater conditions were evaluated using a combination of empirical methods and two dimension and three-dimensional numerical models. These models incorporate pit geometries, lithological domains, structural features, and depressurization infrastructure. Simulations were developed using MINEDW and MODFLOWUSG, with transient conditions to reflect mining progression and evolving pit configurations.

Model calibration was performed under steady state and transient conditions using observed groundwater levels, pumping and drain flows, and passive inflows. Acceptable calibration was achieved based on comparison of observed and simulated heads, reasonable residual distributions, hydraulic conductivity values consistent with measured ranges, and groundwater mass balance errors within acceptable limits. Sensitivity analyses indicate groundwater response is primarily driven by spatial variability in hydraulic properties and structural controls.

Model outputs are used to forecast groundwater conditions for the 5-year and LOM plans and to support pit slope stability and operational planning.

7.3.6	QP Comments on Hydrogeology

Hydrology has direct implications for mine design and slope stability, particularly in domains where pore pressure dissipation is slow. Shallow inter-ramp angles, as low as 13° in overburden units, are required to maintain geotechnical stability under elevated pore pressures. Dewatering and geotechnical step outs are incorporated into LOM planning. These step outs provide access to locations for hydrogeological/geotechnical monitoring, vertical pumping wells, vertical drains, and

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horizontal drains, the depressurization infrastructure required to achieve LOM targets. Together, these measures form an integrated hydrological–geotechnical strategy used at NGM.

Remaining hydrological uncertainties are addressed through hydrogeological and geotechnical slope performance monitoring, and on-going refinement of depressurization systems as mining progresses.

7.4	Geotechnical

7.4.1	Sampling Methods and Laboratory Testing

Geotechnical core logging and in-situ geotechnical mapping are the principal data collection methods. Geotechnical core logging is directly inputted into the digital logging database, Acquire. If surface access (e.g., open pit) or underground access (e.g., mine workings) is available, then the geotechnical core logging results may be confirmed or supplemented with in situ assessment of geotechnical domains using geotechnical mapping of active development and/or window or scanline mapping.

Typical data collected in logging and mapping programs include physical rock properties and joint wall conditions used to determine rock mass characterization. Data collected can include rock quality designation, joint frequency, number of joint sets, joint roughness, joint alteration, joint in-filling, inferred rock strength, rock mass fabric characterization and information on discrete structural features. Rock mass characterization systems employed can include rock tunnelling quality index (Q system), rock mass rating (RMR), mining rock mass rating and geological strength index (GSI).

Typical structural characterization consists of documenting joint sets (including bedding, foliation), faults, shear zones, and dikes collected through core logging, televiewer surveys or in situ mapping. Data collected can include observations such as dip, dip direction, spacing, thickness and persistence. High-definition diamond core photographs are collected from each drill hole and can be viewed from a central database (Seequent Imago) to verify logged rock mass data. Engineering assessment of new excavations involves data verification through evaluation of historical excavation performance, recorded drill core data and drill core photographs. Photograph re-logging campaigns can be used where there is a lack of historical geotechnical logging or where there are identified inconsistencies in logged parameters.

Laboratory testing samples are taken from diamond core during logging efforts and sent to independent rock testing laboratories for testing. Intact rock properties are characterized through field and laboratory testing as required. Properties to be quantified can include unconfined compressive strength, triaxial strength, Young’s modulus, Poisson’s ratio, tensile tests and direct shear tests. Multiple samples are taken for each rock unit to account for any irregularities within the core specimens. Laboratory test result verification involves a review of the recorded rock failure mechanism from the test report and geotechnical evaluation of test validity.

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7.4.2	QP Comments on Geotechnical

Drilling, logging, and sampling is performed using standard Barrick processes and procedures, including QA/QC, described in Section 8, ensuring accurate and representative results.

Testing procedures include documented protocols for personnel qualification, equipment calibration, data validation, and quality control. Test results are maintained with full traceability, and equipment is regularly calibrated in accordance with laboratory procedures.

A combination of historical and current geotechnical data, together with mining experience, are used to engineer ground support guidelines and procedures that all ground support designs must follow. This data and mining experience support the geotechnical operating considerations used in the mine plans in Chapter 13 of this Report. Review of geotechnical data and models are conducted with independent technical experts and with internal subject matter experts. In the opinion of the QP the data collection, management, and model outputs are appropriate.

7.5	Exploration Potential

7.5.1	Near Mine

Significant near-mine potential remains across the NGM portfolio. Mineral Resource and Mineral Reserve replenishment has been consistent since 2019 with drill programs incrementally stepping out from known mineralization and improvements to geologic and resource models. Peripheral to the deposits, brownfield exploration activities including geologic mapping, surface sampling, and framework drilling to define areas of prospectivity and generate targets for drill testing. Current drill test programs are focused on larger step-outs from current mining areas, along both preferred lithological host rocks and at depth along known structural controls.

7.5.2	Regional Exploration

Currently no advanced exploration programs exist outside of the NGM AOI. Regional work is limited to third party property evaluations, historic data compilation, and regional scale geologic interpretations. No new property positions outside of the districts have been acquired since 2021.

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8	Sample Preparation, Analyses and Security

NGM utilizes both internal (non-independent) and external (independent of the Registrant and NGM) laboratories for the analysis of samples. Samples sent to the Internal Laboratories include blasthole drill samples, underground muck and channel samples and grade control samples.

The internal laboratories utilized by the NGM Complex are as shown in Table 8-1:

Table 8-1   NGM Properties Internal Laboratories

Property	Laboratory	Comment
Carlin	Gold Quarry Assay Lab Gold Strike Assay Lab	MSA Labs PhotonAssay™ for Gold for most Projects in 2025
Cortez	Gold Quarry Assay Lab	MSA Labs PhotonAssay™ for Gold for all Projects in 2025
Phoenix	Gold Quarry Assay Lab	MSA Labs PhotonAssay™ for Gold for whole site.
Turquoise Ridge	Twin Creeks Assay Laboratory	NGM Labs Fire Assay for Gold for all Projects in 2025

None of the internal laboratories carry an ISO 17025 or ISO 9002 certification, nor are they independent of the Registrant or NGM, however, they maintain extensive quality assurance and quality control processes and procedures to ensure sample and analysis accuracy and integrity. The majority of gold determinations were completed by MSA Labs using PhotonAssay™ at their dedicated external lab in Carlin, Nevada. MSA Labs are not currently ISO certified but are in the process of obtaining them. After the total gold is measured by PhotonAssay™, all necessary secondary assays are done at the internal labs indicated in Table 8-1. All labs maintain numerous checks including blanks, certified reference materials (CRMs) and duplicates within batches.

A number of external independent laboratories are utilized by NGM primarily for QA/QC verification of their internal laboratory’s results. These laboratories are shown in Table 8-2; all of which are ISO 9002 / ISO 17025 accredited and independent of the Registrant and NGM.

Table 8-2   External Laboratories Utilized by NGM

Laboratory	Comment
ALS Global	Elko[1] and Reno, Nevada, Twin Falls[1], Idaho, USA; Vancouver, British Columbia, Canada
American Assay Laboratories (AAL)	Sparks, Nevada, USA
Bureau Veritas	Elko[2] and Sparks, Nevada, USA; Vancouver, British Columbia, Canada, Hermosillo, Mexico
SGS Minerals	Burnaby, British Columbia, Canada
MSA Labs	Carlin Nevada, USA

1.	ALS Elko and Twin Falls prepare samples for assay only.
2.	Bureau Veritas Elko prepares samples for assay only

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8.1	Sample Security

All samples are subject to a chain-of-custody process that is standardized across each NGM Complex ensuring sample security and integrity. They are under secure observation from collection at the rig, through to processing at the core shed area, to sample pickup by the laboratory.

RC samples on the rig are bagged, tied with custom tags, weighed, and documented. The samples are stored at the core shed area until the lab is contacted for pickup. DD core samples are stored in core boxes with the appropriate numbering and markings, at the core shed area.

Sample dispatch forms are completed and sent to the laboratory with the samples as part of the chain of custody. These are checked at the laboratory to ensure that all samples are received. Sample security relies on samples always being attended in appropriate sample storage areas, prior to dispatch to sample preparation facilities.

Coarse reject samples from all sample types, unless requested to be returned, are discarded and not returned to the core sheds. Pulp rejects are saved and stored at the core sheds in a dedicated storage area, under clean and dry conditions to avoid contamination. The pulp sample boxes are catalogued with details such as dispatch number, laboratory job number and same from and to information on each box.

8.2	Sample Preparation

8.2.1	RC Drill Sampling

RC drill holes are sampled on 1.5 m (5 ft) intervals, designated by measured intervals on the drill’s pull-down apparatus (e.g., cables, chains). Duplicate samples are typically collected at 1:20 intervals or every 30.5 m (100 ft). For RC holes <30.5 m in length, a duplicate is typically collected approximately half-way down the drill hole.

Representative drill samples (typically <1.2 cm (<0.5 inch) rock chips) are collected by the drillers in 1.5 m (5 ft) intervals in plastic chip trays for geologic logging. Each chip tray represents a maximum of 30 m (100 ft) of drilling. Samples from each interval are taken from the cyclone and automated splitter with an average weight of 3-5 kg. Samples are placed into pre-labeled sample bags and closed with either draw string or zip tie. Bags are labeled with hole-ID and footage. Bar codes are affixed to each sample.

Sample bags are taken to the core shed when the drill hole is complete. Technicians complete the sample submittals at the core shed and oversee the loading of samples for transport to the laboratories.

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8.2.2	Core Sampling

Samples from core drilling are taken from the core tube and placed into coated cardboard boxes containing a nominal capacity of 3 m (10 ft). Intact core may be broken to make it fit into the box. Core is nominally sampled at 1.5 m (5 ft). Sample breaks respect lithological contacts with a minimum of 0.3 m (1 ft) at the discretion of the geologist.

The entire core hole is sampled and split depending on the category of the drill program. For Framework and Inventory drill programs the core is fully split, and for Inferred drill programs approximately 25% of the drillholes are cut.

Core is cut with either a manual or automatic water-cooled diamond saw into half or quarter core segments, depending on Mineral Resource category, geologic constraints, or metallurgical testing requirements. The samples are placed in bar-coded fabric bags, loaded in metal bins, and stored at the core shed until the core shed staff oversees transport to the laboratories.

8.2.3	Production Sampling

Production sampling for the underground operations consists of approximately 5 kg samples of drill cuttings collected by the drill operators after drilling of the round, at a rate of three to five samples per round, depending on heading width.

Grade Control drilling uses whole core sampling. Quarter or half core is only used when there is a requirement for further assays or other analysis types must be performed on the same sample interval. The drill core length for each assay is determined by the geology and alteration.

Production samples in the open pit operations are collected from blast holes using a through-the-deck rocket sampler.

At some underground operations, geologists collect channel samples at every development. These samples are taken from left to right, ensuring coverage of the hanging-wall, mineralized structural zone, and footwall. Sample breaks are determined by structure, lithology, alteration, and mineralization.

8.2.4	Laboratory Sampling

Laboratory Sample Preparation

Samples delivered to NGM utilized laboratories are received and logged into a Laboratory Information Management System (LIMS). Bulk sample weights are recorded. Samples are then placed onto drying racks and dried in ovens. When moisture is no longer present, samples are removed from the ovens to cool. The samples are then crushed, split by rotary or linear splitting systems and pulverized by ring and puck pulverization. Details for both internal and external

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laboratory sample preparation are listed in Table 8-3. Sample preparation equipment is cleaned with compressed air in between samples and coarse blank or silica sand is utilized to further clean the equipment when needed.

Table 8-3   Laboratory Sample Preparation Details

Type	Laboratory	Crushing	Split	Pulverizing
Internal	Gold Quarry	90% passing 3.36 mm	100g	90% passing 150 µm
Internal	Goldstrike	65% passing 2 mm	200g	80% passing 75 µm
Internal	Cortez mine lab	65% passing 2mm	200g	80% passing 75 µm
Internal	Twin Creeks Assay Lab	60% passing 2mm	200g	80% passing 75 µm
External	ALS Global	70% passing 2mm	250g/1000g	85% passing 75 µm
External	American Assay Laboratories (AAL)	70% passing 2 mm	250g/1000g	85% passing 75 µm
External	Bureau Veritas	70% passing 2mm	250g/1000g	85% passing 75 µm
External	SGS Minerals	70% passing 2mm	250g/1000g	85% passing 75 µm
External	MSA	70% passing 2mm	500g Coarse Split for Analysis, 250g for Pulverization	85% passing 75 µm

8.3	Sample Analysis

Samples delivered to NGM utilized laboratories are either analyzed by lead collection fire assay (FA) or PhotonAssay™. Samples subjected to FA are completed on a pulverized sample aliquot with an atomic absorption (AA) finish and by gravimetric finish to any samples reporting greater than 10 or 15 g/t depending on the laboratory calibrations. Samples subjected to PhotonAssay™ are completed on a 500 g aliquot of coarse material placed in the PhotonAssay™ jar.

Samples requiring silver and copper analysis are completed on 0.5 g aliquots applying a 4-Acid digestion with inductively coupled plasma finish.

Check samples are inserted internally including blanks, CRMs, and duplicates to monitor the quality of the results.

Other analyses that are provided by the laboratories include:

●	Gold by cyanide leach and preg-rob leach with atomic absorption finish;

●	Carbon and sulfur analyses including organic carbon and sulfide sulfur by LECO Fourier transform infrared detection;

●	Multi-element analysis by aqua regia or 4-acid digestion with inductively couple plasma finish;

●	Copper cyanide soluble and copper acid soluble leaches with atomic absorption finish; and

●	Whole Rock analysis using Lithium Borate Fusion.

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Samples are taken from DD core for density analysis. This is completed internally by NGM personnel. Samples are weighed, sealed with a tile sealant, immersed in water and weighed again. The density is calculated from the weights and reported in g/cm3.

8.4	Quality Assurance and Quality Control

To ensure the accuracy of the assay results, NGM has a robust quality assurance and quality control (QA/QC) system in place to minimize errors at all assay stages as well as procedures to be followed when errors are identified.

Quality Assurance (QA) is used to demonstrate that the sampling and analytical protocols are appropriate and optimal for the samples analyzed. NGM has performed heterogeneity studies on the properties to determine proper sample size and appropriate sampling protocols. Insertion of QA/QC related samples are in place for all drilling projects to include checks for accuracy, bias and precision. Regular audits of analytical laboratories are performed to ensure methodologies and analyses are proper for the sample type and the data produced meet qualifications.

Monthly and quarterly reports are generated for each drilling project within NGM to include Levey-Jennings Control Charts, quantile-quantile (QQ plots) and monitoring insertion rates of QA/QC samples. Database protocols are in place to flag failures, and appropriate actions are applied for re-analysis of sample material.

All laboratories maintain their own internal QA/QC checks which include blanks, duplicates and CRMs. These checks are reported with assay results and are monitored and reviewed by NGM.

Quality control checks are inserted into the sample stream prior to dispatch to the laboratory. Overall, QA/QC sampling accounts for approximately 20% of the sample stream and includes blanks, duplicates, CRMs, and check assay samples. The types of samples and insertion rates are listed in Table 8-4.

8.4.1	Certified Reference Materials

CRMs are inserted into RC and DD holes at a frequency of 1 and 20, targeting a 5% insertion rate per hole to validate results reported by the laboratory and monitor the control and calibration of the instruments used by the laboratory.

During the review period January 1, 2025, to December 31, 2025, a total of 12,861 CRMs were submitted, representing a 4.84% overall insertion rate.

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Table 8-4   QA/QC Samples and Insertion Rates

QA/QC Type	Insertion Percentage (%)	Insertion Rate	Note
Coarse Blanks	5	1 in 20	-
Pulp blanks	Project specific	N/A	Project specific as determined by site competent person
Certified Reference Materials (CRMs)	5	1 in 20	-
RC field duplicate	5	1 in 20	-
Core field duplicate	Project specific	N/A	Project specific as determined by site competent person
Whole core field duplicate	N/A	N/A	Not inserted
Coarse duplicates	2.5	1 in 40	Geologist designates (wide spectrum must be selected: barren to mineralized), external laboratory creates rejects duplicate and analyzes in batch workflow
Pulp duplicates	2.5	1 in 40	Geologist designates (wide spectrum must be selected: barren to mineralized), for fire assay, external laboratory creates rejects duplicate and analyzes in batch workflow. For PhotonAssay™, parent sample jar is re-analyzed through the PhotonAssay™ Unit
Check assays (umpire assays)	5	1 in 20

Geologist designates (wide spectrum must be selected: barren to mineralized). For fire assay, external laboratory creates pulp duplicates, returned to NGM and NGM resubmits to secondary laboratory with new CRMs inserted. For PhotonAssay™, original sample jars are retained and resubmitted to secondary laboratory.

Additional samples can be selected at the geologists’ discretion

CRMs used are sourced from a variety of reputable companies and consist of a wide range of oxide and sulfide matrices with similar mineralogy to the samples submitted. The CRMs inserted are selected to best represent the gold content and mineralogical composition of the surrounding samples. The CRMs chosen to represent copper and silver analyses are also certified for gold and are inserted to best represent the mineralogical composition of the surrounding samples.

CRM results are monitored and classified as a failure if the returned result is outside ±3 certified standard deviations from the certified mean, or if two consecutive samples fall outside of ±2 certified standard deviations (on the same side) of the mean. If a CRM failure occurs, re-assay protocols are in place.

Of the 12,861 CRMs submitted during the review period, 404 (3.14%) were classified as failures for gold. From the Phoenix Deposit, no CRM failures were reported for copper, and one failure was reported for silver. All failures were reviewed and re-assays submitted as per protocols.

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8.4.2	Blanks

Blank samples are free media (gold-free for these analyses) assayed to help ensure no false-positives are obtained from the laboratories and to check for contamination. These samples return gold assay values below the analytical detection limit (i.e., less than 0.025 ppm). Blank material is sourced from numerous local suppliers.

Blank samples are inserted into RC and DD holes at a frequency of 1 and 20, targeting a 5% insertion rate per hole. Insertion position in the hole is targeting mineralized zones or significant geologic breaks. These samples undergo the same sample preparation as the field samples and are used to detect inter-contamination due to poor cleaning of sample preparation equipment throughout the various sub-sampling process.

Blank results are monitored and classified as a failure if the returned result is >5 times the detection limit and where there is >1% carryover from the preceding 3 routine samples. When failures occur, there is a re-assay protocol in place.

During the review period January 1, 2025, to December 31, 2025, a total of 12,567 blank samples were submitted, representing a 4.73% insertion rate.

8.4.3	Duplicates

Duplicate samples are primarily used to assess precision (repeatability) of the assay data and to check for the presence of bias in the sample preparation chain from each sample reduction stage. A duplicate sample is a second split from the original, prepared and analyzed separately with a unique sample number. Duplicate samples are inserted into RC and DD holes at a frequency of 1 and 20 for all duplicate types, targeting a 5% insertion rate per hole. Insertion position in the hole is up to the geologist discretion, but a wide spectrum is selected from barren to mineralized for optimal representation.

Duplicate samples can be obtained from three sources and are as follows:

●	Field Duplicates are obtained from the initial splitting of the RC sample during sampling at the rig;

●	Coarse Crushed (Reject) Duplicates are obtained from the coarse reject sample after the initial crush to 2 mm of the entire sample submitted; and

●	Pulp Duplicates are obtained from the pulverized 75 µm sample for FA. For PhotonAssay™, the parent sample jar is retained and re-analyzed as an analytical duplicate

During the review period January 1, 2025, to December 31, 2025, a total of 2,960 Field Duplicates, 6,112 Coarse Duplicates and 5,746 Pulp Duplicates were submitted, representing an overall 4.60% insertion rate across all duplicate types.

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8.4.4	Umpire Assays

Umpire or check assay samples are duplicate samples from the pulverized 75 µm sample for FA or the original sample jar for PhotonAssay™. These samples are submitted to an alternate laboratory to independently confirm the accuracy of the primary laboratory. The laboratory chosen for the umpire assays must be independent of the original sample assays.

Umpire assays represent approximately 5% of the samples submitted for each project. Umpire samples are chosen at random for each RC or DD hole when they are logged into the database and submitted every quarter with their own independent CRMs as an accuracy check of the umpire laboratory. This practice ensures that umpire assays are submitted, and assays are returned within the same year that routine samples are assayed. With this practice, if there is a significant bias present in any data set, it can be mitigated in a timely manner and within drilling budgetary timelines.

During the review period January 1, 2022, to December 31, 2025, a total of 12,990 Umpire samples were submitted, representing an overall insertion rate of 4.89%.

8.5	QP Comments on Sample Preparation, Analyses, and Security

The QP is of the opinion that:

●

The sampling, chain of custody, security, sample preparation and analytical methods are acceptable, are in line with industry-standard practices, and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

●	The QA/QC procedures and data management are consistent with industry standards and the assay results within the database are suitable for use in Mineral Resource estimation.

●	There are no issues that could materially affect the accuracy, reliability, or representativeness of the results.

●

The samples that have been processed at an internal production lab are of sufficient quality for their designed purposes, however the ability to send samples to an independent, accredited lab with sufficient turnaround time and quality would be a better practice.

●

The use of PhotonAssay™ for gold determinations is a relatively newer analytical method within the mining industry. Nevada Gold Mines has done significant research and development to validate this technique and has determined that it provides accurate results with acceptable QA/QC performance in all key metrics. Therefore, PhotonAssay™ data are considered appropriate for use in Mineral Resource and Mineral Reserve estimation and for the results presented in this report.

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9	Data Verification

All geoscience data is stored in a standard Acquire database on a Microsoft SQL Enterprise Server that is kept on NGM’s servers. It is backed up and stored by IT as per Barrick’s corporate data backup procedures. There are many standard triggers and validation rules on an Acquire database and NGM standard business rules for geoscience data have been added. When entering or importing data, all rules must be passed for the data to be committed to the database. Data that does not meet the validations is not committed and is sent for correction prior to entering the database. Full-time database administrators are employed to ensure a smooth process.

Data entry and importing are both done through Acquire tools and API connections. These tools all have validation checks built in to ensure successful data entry. All certified data is imported by database administrators from certificates, APIs or SSIS packages directly from the sources. Down hole surveys done by drilling crews and not by a survey company are imported by database administrators once it is received and reviewed by project geologists.

Data must be checked and approved by a geologist even if it has passed QA/QC and been verified by the database administrator. Only verified and approved assays are exported for resource estimation purposes. Data extractions are performed using the Acquire export object and checked against previous exports to ensure data is not being altered and that exports are exporting the same historical data. The data extract may also be validated within Seequent Leapfrog or Maptek Vulcan 3D modelling software using the validation tools in those software systems.

Database security and integrity is accomplished by restricting access and user level permissions that are set by the Database Manager. There are procedures for version control on any updates that may happen over time, so that the database will retain all original information and prioritize use of any updates.

QA/QC reporting is always available through SQL Server Report Service (SSRS) reporting built and maintained on a SQL report server. These reports cover collar checks, downhole survey deviation and assay quality. Additional reports are available with status of drilling life cycle and viewing of actual data. There is also an export portal available to export collars, downhole surveys, geology, geotechnical, and assays with checks on any drilling in the database.

Aside from the availability of the reports and data a quarterly QA/QC check is run and analyzed by the Senior QA/QC Analyst. These reports are complied, and comments are added for clarity. The reports are presented to the project’s drilling geologists, the responsible person for geology, and the database team. Any issues seen are addressed and corrected or given a plan for moving forward.

The team responsible for QA/QC visits the NGM properties numerous times during the year. They also review monthly, quarterly, and annual QA/QC reports and attend regular meetings to discuss performance, and resolution of any issues.

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9.1	Internal Reviews and Audits

A project geologist must review and verify the collar survey, downhole survey, and geologic logging before the data are used in resource estimation. Missing data, failure to survey, and use of planned collars rather than surveyed collars must be noted and whether this data is included in the resource model is at the discretion of the responsible geologist or resource modeler. Database extractions are further reviewed in 3D by the modeling geologist and imported into Leapfrog, if deemed reliable. This validation step using Leapfrog identifies most problems within the extractions, such as overlaps within a drill hole, missing or inconsistent total depths with final assay or survey data, or invalid data values. Any data errors are resolved in the database, followed by extracting a clean dataset. A final data verification confirms all extracted data is suitable for Resource estimation and compares with the previous data extraction to identify any unexpected data changes.

Internal reviews of the database were conducted annually from 2011–2025 in support of Mineral Resource estimates. New data are reviewed upon completion of drilling when assays are finalized. Data extractions are reviewed by subject matter experts and QP as an initial step for each model update as part of the Critical Checkpoint Resources and Reserves Governance system. During 2022-2025 extensive and detailed internal reviews were carried out on major deposits throughout NGM to confirm the quality of historic data.

9.2	External Reviews and Audits

A number of third-party consultants have performed external data reviews. External data reviews since 2019 are summarized in Table 9-1. Most recently, RSC Consultants conducted an extensive database audit of all material properties across NGM, with no material issues noted.

These external reviews were undertaken in support of acquisitions, feasibility-level studies, and technical reports, producing independent assessments of the database quality. In general, the NGM database is considered acceptable for Mineral Resource estimation, and results from the check assays passed bias and accuracy tests. Data collection and verification procedures are in line with standard industry practices. The latest external audits highlighted some issues for improvement, including:

●	Review and expand documented procedures across data collection and verification activities;

●	Consider reducing the use of RC, replacing with diamond core sampling; and

●	Reduce the available geologic logging codes and increase access to example core and geologic models for logging geologists to enhance the 3D context of drillholes being logged.

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Table 9-1   External Data Reviews since 2019

Consultant	Year	Comment
Wood PLC	2019	Review of estimation, geologic modelling and exploratory data analysis methods at Cortez
AB Global Mining	2020	Review of Cortez Hills underground, Crossroads, Cortez Pits and Robertson Mineral Resource models
Roscoe Postle Associates	2020	Mineral Reserve and Mineral Resource audit of the Goldstrike Mine
SRK Consulting	2021	Quantified comparison and adequacy of NGM’s digital database against original source data
RSC Consulting Ltd. (RSC)	2023	Reviewed sampling and assaying practices and performance
RSC	2023	Turquoise Ridge Mineral Resource audit
RSC	2024	Carlin Mineral Resource audit
RSC	2023–2024	NGM database audit (Phoenix, Carlin, Turquoise Ridge)

9.3	QP Comments on Data Verification

Data verification for the Project was performed by external consultancies and NGM personnel. The QPs verified the data relevant to their respective areas of expertise.

In the QPs’ opinion, a reasonable level of verification has been completed. The QPs have reviewed and completed checks on the data and are of the opinion that the data verification and QA/QC programs undertaken on the database for the project adequately support the geological interpretations and Mineral Resource estimation process. The site and regional teams maintain a series of controls to ensure a consistent, high quality dataset for geologic modelling and Resource estimations. NGM has processes in place to address identified issues, resolve uncertainties and actively manage issues as they arise.

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10	Mineral Processing and Metallurgical Testing

10.1	Metallurgical Testwork

The NGM properties have a long history of processing operations with a large amount of testwork completed on the ores to support the various processing methods during this time. Over the Project history, testwork has been completed by several independent and non-independent metallurgical facilities. These laboratories include those listed in Table 10-1.

The overall goal of all testwork is to ensure that NGM has sufficient information of the ores to ensure efficient processing by combining geological understanding with the metallurgical response and validate processing assumptions.

Routine analytical testing (FA, ICP, LECO) was conducted at NGM internal laboratories listed in Table 8-1, with commercial laboratories (Table 8-2) accredited to ISO/IEC 17025 or equivalent standards, utilized for QA/QC verification. Metallurgical testwork facilities utilize their internal analytical laboratories to analyze test samples generated during the test programs.

Table 10-1   Metallurgical Testing Laboratories

Laboratory and location	Independent from Registrant and NGM
Amtel (London, ON, Canada)	Yes
Barrick Goldstrike Metallurgical Services (Eureka County, NV)	No
Kappes Cassiday and Associates (Reno, NV)	Yes
Hazen Research Inc.	Yes
McClelland Laboratories (Sparks, NV)	Yes
SGS Minerals Services (Lakefield, ON, Canada)	Yes
Surface Science Western (London, ON, Canada)	Yes
FLSmidth (Salt Lake City, UT)	Yes
Placer Dome Research Facility (Vancouver, BC, Canada)	No
Newmont Metallurgical Services (Englewood, CO)	No
Turquoise Ridge Metallurgical Services (Golconda, NV)	No
AuTec Innovative Extraction Solutions Inc (Vancouver, BC, Canada)	Yes

Early testwork to establish heap leach, mill, and autoclave parameters included:

●	Chemical analyses (head grade, screen);

●	Mineralogy;

●	Comminution (bond work, bond rod mill);

●	Abrasive index;

●	Grindability;

●	Multi-stage crushing;

●	Semi-autogenous grind circuit and ball milling parameters);

●	Agglomeration;

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●	Flotation tests (bottle roll, column, bench);

●	Cil (leach and shaker);

●	Autoclave tests (batch and continuous);

●	Circulating fluid bed roasting;

●	Calcine tests;

●	Carbon adsorption/activation tests;

●	Cyanide amenability testwork;

●	Chlorination testwork;

●	Bio-oxidation testwork;

●	Reagent selection tests;

●	Thickener tests; and

●	Deleterious element and impurity evaluations.

This testwork has been supported and refined by extensive operational history including monthly composite metallurgical test work and actual plant data.

Recent laboratory testing has been completed on new deposits and mine extensions to confirm the amenability of ores in the new areas/zones. The majority of this testwork has been completed in the on-site testing facilities with some specialty work completed off site.

A summary of the historical test work most relevant to the current operations supporting the LOM plan is shown in Table 10-2.

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Table 10-2 Summary of Recent Relevant Metallurgical Testwork

Samples	Test Work Description	NGM Site/Operation	Report Name	Summary Results
Core Intervals	Column Leaching	Carlin (2019)	Arturo Column Leach	Recovery is strongly dependent on particle sizes for all composites tested. ROM recovery between 0% and 35% should be expected from this ore body for heap leaching.
Core Intervals, Composites	BTR-CIL, AC-CIL	Carlin (2019)	2019-PD-001 Leeville Zone 25 Variability Testing Data Summary	The Zone 25 deposit would be classified as refractory feed material with a wide range of carbonate and sulfide values with variable arsenic grades. The variability composite results show that the roaster recovery is strongly correlated to the arsenic grade and the head grade with recovery averaging 79%. Autoclave recoveries averaged 76%.
Core Intervals	BTR-CIL, AC-CIL	Carlin (2019)	2019-PD-007 Leeville 4 Corners Variability Testing Data Summary	The variability composite results show that the roaster recovery is correlated to the arsenic grade and the head grade with recovery averaging 79%. Autoclave recoveries averaged 70%; however, autoclave recoveries in the subset of samples with low organic carbon averaged 89%.
Core Intervals	CIL, BTR-CIL, XRD, BWI, AC-CIL	Carlin (2022)	MLW22-090 REN Project CIL, BTR-CIL, Bond Data	Organic carbon is pervasive throughout the Ren composites making this double refractory ore that benefits from oxidation of both the sulfides and Corg. Gold recoveries ranged from 77% to 90% confirming roaster recoveries in line with the standard GSR curve. AC-CIL recoveries averaged only 7%.
Stockpile Composites	BTALK-CIL	Carlin (2023)	Goldstar Alkaline Autoclave Amenability	Standard alkaline condition (410 F, 410 PSI) showed the best amenability of any conditions tested with the exception of the full acidulation test. The alternative conditions tested failed to show any notable improvement to gold amenability or sulfide oxidation.

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Monthly Ore Source Composites	BTR-CIL	Carlin (2024-2025)	Monthly Amenability (GQ and GS metallurgical labs)	Composites for each roaster plant’s ore sources are created and tested via BTR-CIL to allocate and verify recoveries. This test work also informs recovery updates required for LOM planning.
Roaster Stockpile Composites	Abrasion Index – Bond Impeller-Tumbler Impact Method	Carlin (2024)	Abrasion Test Summary Results	14 samples taken from the coarse ore stockpiles (Leeville, Goldstrike UG, Goldstrike OP, South Arturo UG, Exodus, Cortez Hills UG*) were sampled and analyzed for abrasion index to add to BWI data to predict impact onto throughput and liner wear rates. Leeville and South Arturo UG found to be most abrasive ore sources (very abrasive); Cortez Hills UG and Exodus found to be least abrasive (lightly abrasive).
Bulk Sample	CWi, Ai, BWi	Cortez (2022)	GRUG – Comminution Testing	Crusher work index found to be soft. Abrasion index: Very abrasive. Ball Mill Work index: Hard
Core Intervals	BTAC-CIL, BTALK-CIL, BTR-CIL, CIL, BWi	Cortez (2025)	Hanson – Met Characterization	26 intervals were selected from 2023-2024 drilling campaign (CHUG-Hanson). Material was tested for alkaline autoclave, acid autoclave, and roaster performance, as well as oxide milling. Ore is single refractory, however sulfide oxidations were low in BTALK, thus roaster recoveries were higher. Hardness found to be comparable to Pete Bajo
Bulk Sample	BWi, CIL	Cortez (2023)	Cortez Pits – Leach & Comminution Testing	Two bulk samples tested for oxide recovery, and Bond Work index. Recovery was approximately 70%, BWi medium hardness
Composite Intervals	BWi, CIL, BTR, BTAC-CIL, BTALK-CIL	Cortez (2024)	Cortez Pits – Geometallurgy Testing and Routing	14 composite intervals were selected with varying geochemistry, from oxide to double refractory. BWi varied from medium to very hard. Average was hard. Oxide recoveries high on samples with high cyanide soluble gold. BTR recoveries high for refractory material

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Column Feeds & Residues	Gold Mineralogy	Cortez (2025)	Robertson – Gold Deportment Study	Four batches of column feeds & residues were studied with advanced mineralogy including SEM. Gold deportment data shows most of the gold is oxide, not sulfide locked. With more liberation at finer crush sizes. Some coarse gold was present
Core Intervals	BTR-CIL,	Cortez (2020)	GRUG – Roast Recovery Testing	65 intervals and 7 composites testing for response to roasting. Conditions set to mimic GQ Roaster. Roasting results positive, with 85-90% recovery.
Core Intervals	Gravity, Flotation, CIP, BWi	Phoenix (2023)	Reona – Metallurgical Testing	Two composites were selected from drilling to evaluate metallurgical response of Reona ore at Phoenix mill conditions. Results positive, indicating suitability of ore to be run with existing mill & conditions
Core Intervals	Column acid leach, CIP	Phoenix (2024)	Contact – Metallurgical Testing	7 Drill core composites. Tested for response to sulfuric acid column leaching for copper recovery followed by grinding and CIP leaching to simulate gold recovery on residue at Phoenix mill conditions. Long leach cycle on copper, however 80-90% recoveries obtained.
Core Intervals	Gravity, Flotation, CIP, BWi	Phoenix (2025)	Reona – Variability Metallurgical Testing	25 drill core composites assembled from core intervals. Tested for recovery variability on simulation recovery at Phoenix mill conditions: gravity, flotation, CIP. Bond work index to determine hardness. Follow-up work from 2023 testing.
Bulk Samples	Flotation, CIP	Phoenix (2025)	Partial Leach – Recovery Evaluation	Stockpile samples obtained with material classified as Partial Leach to evaluate recovery at existing process facility. Testwork was completed to assign the recovery equation to this material type for inclusion into LOM plan.
Core Intervals	Gravity, Flotation, CIP	Phoenix (2025)	Porphyry Mineralization Testwork	4 drill core composites evaluated for potential recovery with gravity, flotation, CIP. As well as comminution testwork. Scoping work for future ore sources within the Phoenix district

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Underground Sample	BTAC-CIL	Turquoise Ridge (2018)	Variability Testwork	Six preg-robbing tests comparing TRUG organic carbon with Mega Pit. TRUG found to be less preg-robbing
Core Intervals	BTAC-CIL	Turquoise Ridge (2015)	TRUG – Metallurgical Evaluation	17 drill holes used between 2012-2015 to evaluate BTAC recoveries simulating the Sage mill to predict and verify gold recoveries.
Monthly Ore Source Composites	BTAC-CIL	Turquoise Ridge (2008-2014)	TRUG – Metallurgy Testwork to Compare with Sage Actuals	Monthly composites tested with BTAC to compare with Sage mill recovery actuals. Results were representative of actual recovery. Prior to TRJV
Monthly Ore Source Composites	BTAC-CIL	Turquoise Ridge (2014-2023)	TRUG – Metallurgy Testwork to Compare with Sage Actuals	Expanded scope to include more samples other than TRUG. Includes various ore sources which feed the Sage autoclaves to compare lab recovery with plant actuals
Core Intervals	SAG, SMC, DWi, BWi, Ai	Turquoise Ridge (2018)	Mega Pit – Comminution Characterization	14 samples from 5 drill holes. Comprehensive comminution testing. Grinding properties found to be variable. Ore varied from moderate soft to very hard. BWi indicated medium to very hard.

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10.1.1	Geochemistry and Analytical

Samples are screened through geometallurgical filters by first running a standard set of tests which help define additional work required. Typical analyses include:

●	Gold by FA to determine total gold content;

●	Gold by cyanide leach (CNL) to determine total gold content readily available by cyanidation;

●	LECO with digest to determine total sulfur, inorganic and organic carbon, and sulfide sulfur and sulfate sulfur;

●	Preg-rob to determine the extent of which naturally occurring carbon in ore competes with activated carbon in the gold adsorption process (preg-robbing);

●	X-ray fluorescence (XRF) or inductively coupled plasma (ICP) for other metals, including but not limited to arsenic, mercury, and copper; and

●	Silica encapsulation.

Coupled with these specific tests, development of geometallurgical domains on new and/or extension of existing orebodies is an integral part of NGM activities for inclusion of ores in the processing feeds

10.1.2	Mineralogical

Mineralogical testwork is carried out in-house and at third-party facilities to determine gold deportment, mineralogical composition, deleterious elements, optimal processing routes, and is used as an input into geo-metallurgical programs.

Common mineralogical tests include:

●	Scanning electron microscopy (SEM);

●	X-ray diffraction (XRD); and

●	Diagnostic leaching.

10.1.3	Grindability (Comminution)

Comminution testwork is carried out to determine ore grindability, to estimate ore processing rates at various facilities with different comminution flowsheets.

Common parameters which are determined via testing include:

●	Crushing work index;

●	Bond ball work index;

●	Bond rod work index;

●	Abrasion index;

●	A × b parameters;

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●	SMC breakage; and

●	SAG power index.

10.1.4	Heap Leach (Column Testing)

Heap leaching testing is carried out to test the ore’s metallurgical response to cyanidation (for gold) and sulfuric acid (for copper). These tests are typically carried out in columns on low grade oxide (weathered) ores to simulate the conditions of a heap leach pad.

Common parameters which are determined via testing include:

●	Recovery;

●	Reagent consumptions;

●	Leach cycle time;

●	Sensitivity to particle (crush) size; and

●	Permeability.

10.1.5	Bench Top Roasting

Bench top roasting is a pre-treatment method used to determine an ore’s metallurgical response to oxidative roasting. These tests are typically carried out on double refractory ore, in which the gold is sulfide encapsulated and the ore contains preg-robbing carbonaceous material which negatively impacts cyanidation recovery when not pre-treated. Roasting pre-treatment oxidizes both the sulfides (to release the gold) and carbonaceous matter (to eliminate preg-robbing material) which determines the amenability to downstream recovery with cyanidation.

Common parameters which are determined via testing include:

●	Sulfide oxidation;

●	Organic carbon oxidation;

●	Optimal temperature;

●	Retention time;

●	Mass loss;

●	Calcine mass loss;

●	Downstream recovery; and

●	Reagent consumptions.

10.1.6	Bench Top Autoclave

Bench top autoclaving is a pre-treatment method carried out to determine an ore’s metallurgical response to pressure oxidation. These tests are typically carried out on single refractory ore, in which the gold is sulfide encapsulated, however the ore does not contain significant amounts of preg-

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robbing carbonaceous material. Pressure oxidation pre-treatment dissolves the sulfides making the gold available to downstream recovery with cyanidation. The test is carried out in acidic or alkaline conditions depending on the carbonate content of the ore.

Common parameters which are determined via testing include:

●	Sulfide oxidation;

●	Optimal temperature; and

●	Retention time.

10.1.7	Bench Top Flotation

Bench top flotation is used to determine an ore’s metallurgical response to concentration via exploiting minerals’ differences in surface properties. It is typically carried out on low grade sulfide ores. Samples are treated with surface-active chemicals and sulfides are subsequently concentrated into a smaller mass for further treatment to recover the associated metals in downstream processing, such as roasting, smelting, or autoclaving.

Common parameters which are determined via testing include:

●	Metal recovery;

●	Sulfide recovery;

●	Grade-recovery curves;

●	Kinetics;

●	Retention time;

●	Reagent dosage; and

●	Reagent suite.

10.1.8	Carbon in Leach

Carbon in leach (CIL) is a hydrometallurgical method used to recover gold via cyanidation. It involves mixing the ore into a slurry and adding cyanide along with activated carbon. Typically, this takes place in a bottle. Gold is leached by the cyanide and is adsorbed by the activated carbon. The carbon is later separated from the leached residue via screens. This test follows roasting and autoclaving and simulates the plant recovery process. It is also carried out on higher grade whole ores for oxide (weathered) material.

Common parameters which are determined via testing include:

●	Metal recovery;

●	Grade-recovery curves;

●	Kinetics;

●	Retention time; and

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●	Reagent consumption.

10.1.9	Magnetic Separation

Magnetic Separation is carried out to determine an ore’s metallurgical response to the concentration and mineral differences in magnetic properties. It is used on ores which have magnetic minerals present such as iron oxides, and some sulfides (such as pyrrhotite). Samples are treated with a magnetic field of varying strength to concentrate the target minerals into a smaller mass for further treatment to evaluate gold recovery from magnetic roaster tails fractions.

Common parameters which are determined via testing include:

●	Metal recovery;

●	Magnetic field strength; and

●	Grade-recovery curves.

10.2	Sample Representativeness

Drillhole samples are assayed for gold, LECO, and ICP suites to support metallurgical domaining and processing route selection. Sample intervals are selected based on lithology, alteration, mineralization thickness and grade, geochemistry, and spatial distribution. Metallurgical constituents including sulfide content, carbonate content, organic carbon, preg-robbing potential, and cyanide soluble to total gold ratio (AuCN/FA) are incorporated to ensure that samples reflect the range of processing characteristics expected across the deposit.

The number of samples collected depends on deposit size and variability. Homogeneous deposits may require only a limited number of samples, while larger or more complex deposits may require more than 100. Where individual intervals do not provide sufficient mass, intervals with similar geological and geochemical characteristics may be composited across multiple drillholes. Sample selection is jointly reviewed and approved by geology and metallurgy personnel.

Sampling is spatially distributed to reflect expected life-of-mine (LOM) schedules. Geometallurgical domaining combines geologic observations with metallurgical criteria (Au, SS, CO3, As, Corg, preg-robbing index), which is used to generate variability samples and master composites. These samples support processing route assignment within the NGM complex, particularly the distinction between single and double refractory ores. Samples are further characterized and tested using appropriate refractory protocols to minimize misrouting between facilities. Additional samples are collected for environmental testwork related to tailings, residue, and waste rock.

At Phoenix, copper mineralization is an additional control on sample selection. Acid-soluble and cyanide-soluble copper, along with sulfide sulfur, are used to guide processing-route optimization. Geological modelling of these parameters informs metallurgical sampling and testwork.

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Sample selection also considers rock type and competency for comminution testing, which is used to model throughput performance for new and existing orebodies. Ongoing verification of representativeness is maintained through monthly plant-feed composites, which are combined and tested for metallurgical amenability to ensure alignment between testwork assumptions and actual plant performance.

10.3	Metallurgical Variability

NGM processes ore material from multiple open pit and underground sources that exhibit a range of metallurgical characteristics. On a limited basis when capacity is available, subject to technical and commercial considerations, ore material from non-NGM sources may also be processed.

Metallurgical variability is characterized using parameters in addition to gold grade, including sulfur content, total carbonaceous material, carbonate content, preg-robbing indicators, and cyanide-soluble gold. These parameters are used to characterize material response and to support metallurgical testwork and material classification.

Geometallurgical domains are developed based on mineralization style and the distribution of key geochemical and gangue components. These domains are derived from geological, geochemical, and metallurgical datasets and are used to guide metallurgical sampling and testing across the deposit.

For the Phoenix area, metallurgical characterization includes assessment of copper mineralization. Acid-soluble and cyanide-soluble copper content is evaluated using drilling and supplemental sampling data to characterize material variability.

Ongoing characterization of metallurgical variability is supported through sampling of stockpiles and plant feed, which is used to compare observed variability with geological and metallurgical models.

10.4	Blending

Ore blending is an effective strategy to allow for processing ores having a wide variability of geochemistry. Ore is sorted into separate bins using a geochemistry-based classification system (sulfide, organic carbon, carbonate, preg-rob, CNL, etc.). These bins separate ore to be routed to either roaster (double refractory), autoclave (single refractory), oxide mill (oxide), or the leach pads (oxide). Ore is further divided into grade bins; typically high grade, medium grade, and low grade.

Different processing facilities within the NGM Complex, have different blend compositions that are optimized for both metal recovery and operating costs. Ore is blended into the crushers according to geochemistry blending requirements at each plant.

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Within the Carlin Complex facilities, roasting requires a specific range of sulfide-sulfur, Corg, carbonate, arsenic, and mercury to maintain semi-autogenous roasting. The autoclave facility has varying requirements depending on autoclaving method (acid vs. alkaline) and oxide processing availability.

The Turquoise Ridge processing facilities blend sulfide sulfur and carbonates, primarily for fuel in the autoclave as well as reduction in acid consumption in the acidulation pretreatment stage. The oxide mill facility targets high carbonate material as feed and the mill product combines with autoclave discharge prior to the addition of lime. This configuration reduces and optimizes lime consumption in the circuit.

A geochemistry-based ore classification system is used for ore mined and routed to either the mill run-of-mine (ROM) pad stockpiles or the outer stockpiles. The stockpiling strategy considers deferred feeding of material due to either low gold grades and/or unfavorable constituents such as carbonates or high preg-robbing.

10.5	Recovery Estimates

Recovery curves are developed for each processing facility based on a combination of metallurgical testing and historical plant operational data. Major factors affecting recovery at the NGM processing facilities are gold head grade and geo-chemistry, such as sulfur and carbon speciation, preg-rob, copper speciation, as well as arsenic content. LOM average metallurgical recoveries for each facility by Complex ore source are detailed in Table 10-3. These recoveries are periodically calibrated using the recovery equations in Table 10-4 to Table 10-11, and take into account individual material type and blend composition fed into the particular facility. These updates ensure each facility is operated at its optimum with material routed to the correct process stream.

Table 10-3  Processing Facility Recovery by Complex Ore Source

Process Facility	Complex Ore Source Processing Recovery (%)
	Carlin	Cortez	Turquoise Ridge	Phoenix

GS Roaster (double refractory)	84-90	78-92	-	-

GS Autoclave (refractory)	74-85	45-55	-	-

GS Autoclave (oxide)	72-89	-	-	-

GQ Roaster (double refractory)	71-89	82-92	-	90

Pipeline Mill (oxide)	-	70-80	-	-

Sage Autoclave (refractory)	-	-	84-91	95

Juniper (oxide)	-	-	77-84	-

Phenix Mill, Cu	-	-	-	70-73

Phoenix Mill, Au	-	-	-	67-73

Phoenix Mill, Ag	-	-	-	40

Leach Au	35-75	62-75	-	-

Leach Cu	-	-	-	40-52

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10.5.1	Turquoise Ridge

Turquoise Ridge recovery models for leach, oxide and refractory ore blends have been developed over the years, using a combination of bench top metallurgical testwork and historical plant data. Oxide recoveries in Table 10-4 are based on gold grade while the refractory recovery curves in Table 10-5 include both Corg and gold grade on recovery. These recoveries are assigned for each refractory block in the Resource block models. Refractory open pit ores have high preg-robbing characteristics which translate to stronger negative impact on recovery compared to underground ores for the same Corg concertation in the ore. Operational improvements in carbon management in the CIL circuit have been implemented to reduce the negative impact of preg-robbing Corg.

Table 10-4  Juniper Mill Oxide Recovery

Source	LOM Au Recovery (%)

Mega Pit Oxide Mill recovery	0.0754 * ln (Au) + 0.72708

Vista Pit Oxide Mill recovery	0.919 – 0.06514 / (Au)

Au is gold head grade in g/t

Table 10-5  Sage Mill Recovery

Source	LOM Au Recovery (%)

Turquoise Ridge Underground recovery	-155.7 * (Corg /Au) + 100.79

Turquoise Ridge Surface Recovery	-224.6 * (Corg /Au) + 100.79

Vista Underground Recovery	-457.0 * (Corg /Au) + 97.68

Au is gold head grade in g/t; Corg is percentage

10.5.2	Carlin Processing Facilities

Gold Strike Roaster overall recovery curve model was developed from historical plant data with its validation based on individual ore source and laboratory testwork data. Updates are made on an annual basis with the changes in the feed blends, where new individual ore sources are tested in the laboratory and used to update the existing facility recovery model. Individual recovery models for selected ore sources and the overall recovery model for the rest of the feed blend material are shown in Table 10-6.

Table 10-6  Goldstrike Roaster-CIL Au Recovery

Source	LOM Au Recovery (%)

West Leeville	92.03 - 37.36e^(-12.94*(Au*0.029167))

Turf	87.53 - 37.36e^(-12.94*(Au*0.029167))

Four Corners	87.53 - 37.36e^(-12.94*(Au*0.029167))

Pete Bajo	97.71 + (0.055*ln(Au*0.029167))*100

All Others	92.03 - 37.36e^(-12.94*(Au*0.029167))

Au is gold head grade in g/t

Gold Quarry Roaster recovery models utilize a combination of bench top roast amenabilities from monthly composites of individual ore sources and metallurgical testwork of drill hole composites. This approach generates discrete individual recoveries for different sources processed in the facility and are shown in Table 10-7.

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Table 10-7  Gold Quarry Roaster-CIL Au Recovery

Source	LOM Au Recovery (%)

West Leeville	85.1

Turf	85.1

Four Corners	Au*0.029167-((As*1.821*10^-5)+(Au*0.029167*0.127)-4.890*10^-4))/(Au*0.029167)

Pete Bajo	97.71 + (0.055*ln(Au*0.029167))*100

Rita K	85.38

Au is gold head grade in g/t

Autoclave recovery estimates are based on a combination of historical plant performance where available and bench top autoclave testing under both acid and alkaline conditions (see Table 10-8 and Table 10-9 respectively).

Table 10-8  Goldstrike Alkaline POX-CIL Gold Recovery

Au Grade (g/t)	Recovery (%)

Goldstar ores	50

Au > 45	88.14

45 ≥ Au ≥ 9.6	6.4334*(Au*0.029167)^3 - 23.02*(Au*0.029167)^2 + 28.56*(Au*0.029167) + 75.387

Au ≤ 9.6	661.36*(Au*0.029167)^3 - 628.91*(Au*0.029167)^2 + 208.23*(Au*0.029167) + 58.254

Au is gold head grade in g/t

Table 10-9  Goldstrike Acid POX-CIL Gold Recovery

Au Grade (g/t)	Recovery (%)

Au > 45	96.23

45 ≥ Au ≥ 9.6	6.4334*(Au*0.029167)^3 - 23.02*(Au*0.029167)^2 + 28.56*(Au*0.029167) + 83.48

Au ≤ 9.6	661.36*(Au*0.029167)^3 - 628.91*(Au*0.029167)^2 + 208.23*(Au*0.029167) + 66.344

Au is gold head grade in g/t

10.5.3	Cortez

Cortez recovery equations are based on the processing of ore mined in the district at different processing facilities with the NGM complex. Oxide and non-refractory sulfide ores are processed within the Pipeline Oxide mill (see Table 10-10), whereas all refractory material is routed to either the roasters or the autoclaves at the Carlin Processing Complex. LOM recoveries use the Goldstrike Roaster recovery equation for all for all materials processed at the Gold Strike Roaster (see Table 10-6).

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Table 10-10  Cortez Oxide Mill Recoveries

Au Grade (g/t)	Recovery (%)

Cortez Hill Underground

Cortez Hill Underground	27.6*(AuCN/Au) – 42.5* (SS) + 68.4

Crossroads and Pipeline

Au>1.54, Standard TPOH and P80	61 + 16*(AuCN/Au) + 32*(Au*0.029167)

Au<=1.54, Standard TPOH and P80	(0.14*ln(Au*0.029167) + 1.33)*(69 + 17(AuCN/Au)+0.39(Au*0.029167))+1.8

Crossroads

Au>1.54, Reduced TPOH and P80	(61 + 16*(AuCN/Au) + 32*(Au*0.02967)) + 1.5

Au<=0.045, Reduced TPOH and P80	(0.14*ln(Au*0.029167) + 1.33)*(69 + 17(AuCN/Au)+0.39(Au*0.029167))+1.8) + 1.5

Cortez Pits

Au > 5.14	8.36(Au) – 9.78/(AuCN/Au) + 96.4

Au < 5.14	69.6 + 107.5(Au) + 4.11(AuCN/Au)

Robertson

Oxide	98*Au*0.029167/(0.0015 + Au*0.029167)

Sulfide, Au < 4.11	93*Au*0.029167/(0.003 + Au*0.029167)

Sulfide, Au >= 4.11	95.8 – 16.1*exp(-9.596Au*0.029167)

Au = gold head grade in g/t; AuCN/Au = cyanide soluble gold to total gold ratio.

10.5.4	Phoenix Recovery Curves

Geologic domaining has defined hypogene, lower enriched and enriched copper ore domains within the Phoenix ore deposit. The distinguishing factors in these ores are the different copper minerals and their response to the current recovery processes in the facility. Benchtop and operational data have been used to develop recovery models in Table 10-11 for both gold and copper. Less reactive and more recoverable primary sulfide content increases from enriched to hypogene. Flotation copper recovery is strongly impacted by this domaining whereas gold recovery is also aided by upstream gravity and downstream carbon-in-leach on bleed streams of the circuit.

Acid soluble copper (CuAS) content is the main factor determining recovery for each geological domain. Three Geological domains are classified in terms of rock quality. All Phoenix complex recovery models are updated against plant performance and testwork in the LOM.

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Table 10-11  Phoenix Recoveries

Material Type	Recovery (%)

Gold Recovery

Hypogene	100*[[Au*0.029167 – ((0.209*Au*0.029167)+0.0026)]/Au*0.02916+0.07] High Cap at 78%; Low cap at 50%

Lower Enriched	100*[[Au*0.029167 – ((0.209*Au*0.029167)+0.0026)/Au*0.029167]+0.04] High Cap at 75%; Low cap at 30%

Enriched	100*[[Au*0.029167 – ((0.209*Au*0.029167)+0.0026)/Au*0.029167]+0.02] High Cap at 70%; Low cap at 20%

Copper Recovery

Hypogene	100*[[Cu – ((0.1835*Cu)+0.0064)/Cu]-0.05] High Cap at 85%; Low cap at 50%

Lower Enriched	100*[[Cu – ((0.1835*Cu)+0.0064)/Cu]-0.08] High Cap at 75%; Low cap at 50%

Enriched	100*[[Cu – ((0.1835*Cu)+0.0064)/Cu]-0.1] High Cap at 70%; Low cap at 40%

Leach Copper Recovery

“Good” Host Ore	[[0.00028*(CuAS Ratio)^3 – 0.05653*CuAS Ratio)^2 + 4.07709*CuAS Ratio – 25.33279] – 14.5]

“Bad” Host Ore	[[0.00028*(CuAS Ratio)^3 – 0.05653*CuAS Ratio)^2 + 4.07709*CuAS Ratio – 25.33279] – 27]

“Tag – Bad” Host	[[0.00028*(CuAS Ratio)^3 – 0.05653*CuAs Ratio)^2 + 4.07709*CuAS Ratio – 25.33279] – 31]

Au is gold head grade in g/t; Cu is Cu%; CuAS in %

10.6	Deleterious Elements

Depending upon the specific processing facility, several deleterious elements could have an economic impact on potential economic extraction based either on their presence or concentration in the processing stream. These include:

●	Organic carbon;

●	Sulfide sulfur;

●	Carbonate carbon;

●	Arsenic;

●	Mercury;

●	Antimony; and

●	Copper.

However, the above list of constituents is typically not a concern under normal ore routing and blending practices at NGM where either material from several mines and properties may be processed at one facility, and/or the large number of stockpiles held at the processing site and segregated by geochemistry allow for flexibility in processing of the ore. The impact of each element is mitigated through blending to the thresh holds and routing to the correct facilities.

Mercury and arsenic pose hazards to the health of employees, and personal protective equipment requirements and engineering designs are in place to limit exposure.

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10.7	QP Comments on Mineral Processing and Metallurgical Testing

In the QP’s opinion, recovery factors have been developed using comprehensive data analysis and robust testing methods. These have been further validated and refined by extensive operations production data collected over numerous years of mining and ore processing at the various facilities. The current facilities are believed to be sufficiently flexible and are suitable to treat the mineralization typical of the various style deposits contained within the LOM plan. All analytical and metallurgical procedures applied are conventional industry practices for gold processing.

The QP acknowledges that regular reviews conducted on the predictive models and amenabilities allow for necessary adjustments to be made based on a variety of factors, including changing feed ore sources and plant upgrades.

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11	Mineral Resource Estimates

The Mineral Resource estimates for NGM have been defined, classified and reported according to the guiding principles and requirements as set out in S-K 1300 and the CIM (2019) MRMR Guidelines. They are reported on both an attributable and 100% basis, with the Registrant’s attributable share commensurate to its 61.5% interest in NGM. This update reflects depletion from ongoing mining and processing of stockpiled ore, revisions to the geological framework based on new drilling and mapping, refinements to estimation domains to better capture mineralization continuity, and updated economic assumptions that incorporate inflationary cost pressures, metallurgical recoveries, and revised metal price forecasts of $2,000 per ounce gold, $25 per ounce silver, and $4.50 per pound copper.

Mineral Resources considered amenable to open pit mining methods were constrained within an optimized pit shell. Net value based routing was used in generating the cost and cash value of each block. Blocks which contribute to maximizing net value and satisfy reasonable prospects for eventual economic extraction are included in Resource estimates. The pit optimization process is described in Section 12.1.1.

Mineral Resources for the stockpiles were also determined using a net value based approach applying appropriate rehandle and processing costs. Stockpiles with a positive net value were classified as Mineral Resources.

Underground Mineral Resources were constrained within Deswik Stope Optimizer (SO) to create shapes that adhere to minimum mineable stope dimensions at Resource cut-off grades. The resulting SO shapes are also reviewed visually to ensure they are a reasonable distance from current or planned development.

11.1	Key Assumptions, Parameters, and Methods

11.1.1	Resource Database

Table 7-1 summarizes the drilling supporting Mineral Resource estimates. The models utilized for Mineral Resource and Mineral Reserve planning undergo an annual update cycle beginning in March, with a final release scheduled between June and July. This update process is specifically targeted; only models where new drilling data has been acquired or where a reinterpretation of the geological controls has occurred. These models serve as the analytical foundation for strategic resource allocation and long-term Reserve planning for the upcoming fiscal cycle.

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11.1.2	Geological Modelling

Geological interpretation and modelling is based on internal NGM Guidelines that outline standard practices for the construction, maintenance and version control of a three-dimensional geological model using the Seequent Leapfrog Geo (Geo) software package. Each model adheres to a detailed review process performed by NGM subject matter experts to ensure geological integrity and compliance to Guidelines.

NGM uses Seequent Central, a server-hosted database, to store, share and review all geological models that have been constructed in Geo. Each Geo project retains a chain of custody version control showing each published change, the user, project status (Draft, Ready for Review, or Peer Review) and the date it was uploaded. Central enables multiple users to work on a model at one time while retaining model integrity. Subject matter experts and regional administrators are authorized to grant or restrict user access to ensure model control and to update project permissions, including read and write access. A comprehensive visual review of the updated drillhole and/or mapping database, including a comparison to previous extractions, is required before being incorporated into the geological model. Spatial validation of collar and downhole survey data is essential for data integrity, with any issues referred to database teams for investigation and resolution prior to future extractions.

To manage the variability in logging styles and data collected, which are typical in mature districts like NGM, initial lithological models were built utilizing the interval selection tool in Geo as it enables the user to modify or reinterpret the lithology logs onto a new table while preserving the original logging data.

NGM produces foundational litho-structural model using the interpreted selection field. Geological models are constructed using the deposit interpolation method in Geo, locally manipulating contact geometries using explicit points to honor the geological interpretations. Deposit-scale structures are modeled and those with discernible offsets are activated.

Local-scale structures identified from open pit or underground mapping are modeled as a separate structural model to appropriately restrict the strike continuity to relevant geological regions and minimize the number of active fault blocks.

Mineral Resource domains are also built in Geo, using a variety of different methods depending on the mineralization style and level of understanding of the controls on mineralization. All Mineral Resource domains are built with the aim of honoring the interpreted geologic controls, while also aiming to achieve stationarity. Best practice across NGM is to use interval selection driven ‘intrusion’ or ‘vein-system’ interpolation tools to explicitly drive continuity, or lack thereof, throughout the domain. Structural trend models that honor the complex litho-structural controls on mineralization are applied to the domain volumes to help push continuity along the interpreted mineralization controls. Interval selection allows the modeler to locally refine the extent of domain to the sample scale, allowing local scale logging or mapping observations to be applied to the Resource model.

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Most deposits are typically represented by a series of “low-grade” and “high-grade” domains. These thresholds are typically chosen based on the interpreted geologic controls and natural breaks observed in the distribution of the variable being modeled. Some deposits may have multiple grade domain thresholds depending on the complexity of the deposit. In the case of extremely large deposits, or deposits where the local controls on mineralization are less-well understood, numeric modeling tools are used as Resource domains in the form of radial basis function (RBF) indicator and RBF interpolant models. These tools are used due to their fast, implicit modeling capabilities, and are typically applied to large, “low grade” domains to capture the overall extent of mineralization. Cross-section examples of the domains are illustrated in Section 6. Geomet domains are also constructed using these methods. Different geomet variables are modeled for each site depending on the needs of the site, but typically include cyanide soluble gold, CO3, Corg, preg-robbing potential and arsenic.

Extensive model validation is conducted to ensure model integrity and general representativeness to the input datasets. Standard practices include proportional volume comparisons of lithology units and Resource domains. This can be easily visualized using the Combined Model function in Geo that creates a common, gain and loss volume in reference to the old model.

11.1.3	Bulk Density

Where sufficient data is available the density is assigned considering lithology, alteration, mineralization, or other relevant factors. Blocks are flagged with zero density within void volumes, and above current topography. Backfilled mined volumes are assigned density values based on fill material. A summary of the range of density values for the NGM properties deposits is shown in Table 11-1.

Table 11-1  NGM Complex Deposits Density Summary

Source	Deposit	Block Density Range (g/cm3)
		Min	Max
Open Pit	Carlin	1.78	3.54
	Cortez	1.73	2.69
	Phoenix	2.53	3.00
	Turquoise Ridge	1.79	2.60
Underground	Carlin	1.99	2.95
	Cortez	1.91	2.83
	Turquoise Ridge	2.11	2.85
Stockpile	Carlin	1.67	2.27
	Cortez	1.76	2.85
	Phoenix	1.60	2.24
	Turquoise Ridge	1.70	2.15

11.1.4	Compositing

Drill hole data is composited prior to top cutting. Standard assay lengths are 1.5 m or 3.0 m (5 ft or 10 ft) although 4.6 m and 6.1 m (15 ft and 20 ft) are also used. To minimize estimation error and mitigate potential string effects during interpolation, a composite length ranging from one-third to one

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full block height is utilized. This ratio ensures optimal sample support and maintains a representative grade distribution within the block model. Composites are constrained by estimation domain boundaries breaking the composite at the domain contacts. Missing sample intervals are ignored during compositing, although the sources of missing samples are investigated to ensure that there is no bias. To ensure consistent sample support prior to estimation, any composites failing to meet a minimum length requirement are either removed from the dataset or proportionately redistributed into the preceding interval. This protocol ensures that all data points utilized in the estimate possess a comparable volume-variance relationship, thereby preventing bias from short, non-representative samples at domain boundaries or the end of drill holes. The quantity of residual samples handled is strictly monitored to ensure that the chosen composite length does not result in an excessive frequency of small composites requiring special treatment. After compositing, length weighted raw data is compared to the composited data to ensure the mean has not shifted. NGM composite lengths are summarized in Table 11-2.

Table 11-2  NGM Composite Lengths

Open Pit		Underground
Deposit	Composite Length (m)	Deposit	Composite Length (m)
Carlin		Carlin
Gold Quarry	6.1	South Arturo UG	3.0
Goldstar	6.1	Exodus	1.5
Goldstrike	3.0	Fallon	1.5
Green Lantern	3.0	Goldstrike	3.0
South Arturo OP	6.1	Leeville	1.5
Cortez		Pete Bajo	1.5
Pipeline/Crossroads	9.1	Ren	1.5
Cortez Pits	6.1	Rita K	1.5
Robertson	6.1	Cortez
Gold Acres	6.1	Cortez Hills	3.0
Phoenix		Gold Rush	3.0
Phoenix Open Pit	4.6	Turquoise Ridge
Turquoise Ridge		Turquoise Ridge	1.5
Mega	3.0	Vista UG	0.8
Vista	6.1

11.1.5	Capping and Outliers

To ensure representative estimation, the upper tail of the grade distribution for each domain is evaluated using composited data to identify and manage high-grade outliers. To mitigate the bias impact of these outlier values to the final estimate and to ensure an appropriate influence on block estimates, the application of the following outlier treatments are considered:

●	Capping - where high-grade outlier grades are reduced to a selected cap grade; and

●	High yield limit (HYL) - where the high-grade outliers only influence block estimates within specified anisotropic radii.

Composite data is evaluated by domain to determine an appropriate combination of capping values and HYL constraints. Statistical methods used to decide appropriate cap grades and HYL parameters include:

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●

Log-probability plots and histograms, considering the distribution of high-grade composites in the upper tail. Where the high-grade tail of the data distribution breaks is indicative of an appropriate capping value. Figure 11-1 shows an example of this for Pipeline/Crossroads.

●

Visual review to evaluate the continuity of high-grade data. Clustered high-grade data tends to support less restrictive treatment, or even consideration of an additional higher grade domain, where supported, by the interpreted mineralization. Spatially separated high grades surrounded by lower grades support consideration of more restrictive treatment.

●

Calculation of indicator variograms, r-grams, (or similar geostatistical plots) at elevated thresholds can be used to evaluate anisotropic spatial relationships and support HYL parameters. Example shown for Pipeline/Crossroads in Figure 11-2.

Figure 11-1  Example Capping Domain 3000161 Pipeline/Crossroads

Figure 11-2  Example Rho-gram Domain 3000161 Pipeline/Crossroads

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11.1.6	Variography

Exploratory data analysis was completed using Snowden Supervisor (Supervisor) and/or Resource Modeling Solutions Platform (RMSP) statistical software.

Variography completed in Supervisor was used to analyze the spatial continuity within the individual mineralized domains, informing the appropriate search strategy and estimation parameters. The variogram modelling process involved the following steps:

●	Apply a normal score transform to all data prior to undertaking variography on the top cut, declustered composite dataset. The data was transformed into a normal score space using Supervisor.

●	Calculate and model the omni-directional or down hole variogram to characterize the nugget effect.

●	Systematically calculate orientated variograms in three dimensions to identify the plane of greatest continuity.

●	Calculate a variogram fan within the plane of greatest continuity to identify the direction of maximum continuity within this plane.

●	Model experimental variogram in the direction of maximum continuity and the orthogonal directions.

●	Apply a back transform to all variogram models to obtain the appropriate variogram models for interpolation of the capped composite data.

Variography completed in RMSP utilizes locally varying anisotropy (LVA) to improve variogram continuity by accounting for modeled ore trends. The process involves:

●	Generating an LVA field based on geological trends and plunge orientations.

●	Back-flagging these local orientations onto the drill hole database.

●	Pair data that share similar local orientations.

●	Calculating experimental variograms to characterize the nugget effect and directional continuity.

●	Fitting the results into LVA variogram to ensure the final interpolation honors the dynamic anisotropy of the deposit.

Where an individual domain has insufficient samples to support variography, the variogram parameters from a comparable domain with a similar trend were used and the orientation adjusted to match the domain with limited data.

Before interpolation, a selection of semi-variogram models are cross validated to test the sensitivity bias between estimated and actual composite grades. In most cases, there is an expected level of smoothing in an estimated grade compared to the actual sample grade, but overall, estimated grades and sample grades compare well.

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11.1.7	Resource Estimation

The selection of the parent block size is determined through a multi-disciplinary approach that reconciles the nominal drill hole spacing with the selective mining unit (SMU) required by the designated mining method. To maintain a technically robust volume-variance relationship, the horizontal block dimensions are typically established at one-fourth to one-half of the average drill spacing, ensuring sufficient sample support and minimizing excessive smoothing during kriging. For open pit operations the parent vertical block height is aligned with the operational bench height. In underground environments the block dimensions are refined to honor the minimum mining width and the geometry of planned mining units. Where higher geometric resolution is required at geological contacts or topographical boundaries, sub-blocks are utilized. This ensures that the estimation honors the parent-block support for statistical integrity. Block model dimensions for the NGM deposits are summarized in Table 11-3.

Table 11-3  NGM Block Model Dimensions

Deposit	Parent Cell Size (m)			Sub-Block Size (m)
	X	Y	Z	X	Y	Z
Open Pit
Carlin
Gold Quarry	9.1 (30 ft)	9.1 (30 ft)	6.1 (20 ft)	9.1 (30 ft)	9.1 (30 ft)	6.1 (20 ft)
Goldstar	9.1 (30 ft)	9.1 (30 ft)	6.1 (20 ft)	n/a	n/a	n/a
Goldstrike	6.1 (20 ft)	6.1 (20 ft)	6.1 (20 ft)	3.0 (10 ft)	3.0 (10 ft)	3.0 (10 ft)
Green Lantern	18.3 (60 ft)	18.3 (60 ft)	6.1 (20 ft)	6.1 (20 ft)	6.1 (20 ft)	3.0 (10 ft)
South Arturo OP	12.2 (40 ft)	12.2 (40 ft)	6.1 (20 ft)	12.2 (40 ft)	12.2 (40 ft)	6.1 (20 ft)
Cortez
Pipeline/Crossroads	12.2 (40 ft)	12.2 (40 ft)	15.2 (50 ft)	12.2 (40 ft)	12.2 (40 ft)	15.2 (50 ft)
Cortez Pits	12.2 (40 ft)	12.2 (40 ft)	12.2 (40 ft)	12.2 (40 ft)	12.2 (40 ft)	12.2 (40 ft)
Robertson	18.3 (60 ft)	18.3 (60 ft)	12.2 (40 ft)	18.3 (60 ft)	18.3 (60 ft)	12.2 (40 ft)
Gold Acres	18.3 (60 ft)	18.3 (60 ft)	15.2 (50 ft)	3.0 (10 ft)	3.0 (10 ft)	3.0 (10 ft)
Phoenix
Phoenix Open Pit	18.3 (60 ft)	18.3 (60 ft)	12.2 (40 ft)	9.1 (30 ft)	9.1 (30 ft)	6.1 (20 ft)
Turquoise Ridge
Mega	9.1 (30 ft)	9.1 (30 ft)	6.1 (20 ft)	3.0 (10 ft)	3.0 (10 ft)	3.0 (10 ft)
Vista	9.1 (30 ft)	9.1 (30 ft)	6.1 (20 ft)	n/a	n/a	n/a
Underground
Carlin
South Arturo UG	6.1 (20 ft)	6.1 (20 ft)	6.1 (20 ft)	1.5 (5 ft)	1.5 (5 ft)	1.5 (5 ft)
Exodus	3.0 (10 ft)	3.0 (10 ft)	3.0 (10 ft)	1.5 (5 ft)	1.5 (5 ft)	1.5 (5 ft)
Fallon	3.0 (10 ft)	3.0 (10 ft)	3.0 (10 ft)	1.5 (5 ft)	1.5 (5 ft)	1.5 (5 ft)
Goldstrike	6.1 (20 ft)	6.1 (20 ft)	6.1 (20 ft)	3.0 (10 ft)	3.0 (10 ft)	3.0 (10 ft)
Leeville	3.0 (10 ft)	3.0 (10 ft)	3.0 (10 ft)	1.5 (5 ft)	1.5 (5 ft)	1.5 (5 ft)
Pete Bajo	3.0 (10 ft)	3.0 (10 ft)	3.0 (10 ft)	1.5 (5 ft)	1.5 (5 ft)	1.5 (5 ft)
Ren	6.1 (20 ft)	6.1 (20 ft)	6.1 (20 ft)	1.5 (5 ft)	1.5 (5 ft)	1.5 (5 ft)
Rita K	3.0 (10 ft)	3.0 (10 ft)	3.0 (10 ft)	1.5 (5 ft)	1.5 (5 ft)	1.5 (5 ft)
Cortez
Cortez Hills	9.1 (30 ft)	9.1 (30 ft)	6.1 (20 ft)	1.5 (5 ft)	1.5 (5 ft)	1.5 (5 ft)
Gold Rush	9.1 (30 ft)	9.1 (30 ft)	6.1 (20 ft)	3.0 (10 ft)	3.0 (10 ft)	3.0 (10 ft)
Turquoise Ridge
Turquoise Ridge	3.0 (10 ft)	3.0 (10 ft)	4.6 (15 ft)	1.5 (5 ft)	1.5 (5 ft)	1.5 (5 ft)
Vista UG	1.8 (6 ft)	1.8 (6 ft)	1.8 (6 ft)	0.6 (2 ft)	0.6 (2 ft)	0.6 (2 ft)

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Resource estimation utilizes a conventional Ordinary Kriging (OK) approach within established mineralized domains. Estimation workflows and parameters are developed by NGM staff and undergo rigorous internal and external peer review. Search neighborhood criteria, including ellipse geometry, sample count limits, and drill hole constraints, are determined for each domain through iterative sensitivity testing. Contact analysis, including the review of composite grade profiles across boundaries, informs the selection of samples from adjacent domains.

In Vulcan, a multiple-pass estimation strategy is employed to manage grade smoothing and ensure the theoretical grade-tonnage curve (based on a Discrete Gaussian model) is met. As data density increases, sample counts are raised to improve the accuracy of estimates informing short-term mine plans. Conversely, in areas of wider-spaced data, sample counts are reduced to align with the expected sample grade distribution. LVA is further utilized to adjust search orientations based on local mineralization controls. Table 11-4 summarize search pass criteria used at Leeville Underground.

Table 11-4  Sample Selection by Pass – Leeville Underground Example

Pass	Min Sample	Max Sample
1	12	18
2	9	12
3	6	10
4	3	8

In the RMSP framework, estimation is performed using local search optimization (LSO) integrated with Locally Varying Anisotropy. Unlike traditional multi-pass estimation which uses static search parameters, the LSO dynamically varies the number of samples block-by-block. This process is designed to minimize the deviation between the estimated block variance and the theoretical variance, effectively tailoring sample selection to local data density. High-density data areas utilize higher sample counts aligning with the theoretical change-of-support and maximizing local accuracy, whereas wider-spaced areas utilize restricted counts to ensure the model honors the theoretical change-of-support and aligns with the expected grade-tonnage distribution. As summarized in Table 11-5, multiple optimization scenarios were evaluated. The final selection was determined by identifying the scenario that achieved the minimum percent variance deviation from the theoretical model in tandem with the minimum percent deviation from the theoretical metal at the target cut-off grade (COG). Based on these criteria, Scenario 4 was selected because it minimized the estimate variance from the theoretical variance while also minimizing metal deviation at difference cutoffs.

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Table 11-5  Example of Parameter Tuning through LSO

Domain 3000161 Pipeline/Crossroads

LSO Scenario	Target Variance	Slope of Regression	% Deviation from theoretical variance	% Metal Deviation at Cutoff
				0.137 ppm	0.686 ppm	2.057 ppm
1	0.24	1.02	-22.07	-5.13	-5.13	-4.98
2	0.3	1.01	-19.38	-4.83	-4.83	-4.67
3	0.37	0.98	-9.78	-4.07	-4.07	-3.91
4	0.44	0.91	4.08	-3.58	-3.58	-3.45
5	0.51	0.84	15.74	-3.3	-3.3	-3.18
6	0.57	0.81	22.63	-3.24	-3.24	-3.15
7	0.64	0.81	23.92	-3.21	-3.21	-3.12
8	0.71	0.81	24.05	-3.24	-3.24	-3.15

Economic metals, including gold, copper, and silver, are interpolated into the block model using OK, adhering to the parameter selections, cell sizes, and estimation pass criteria previously defined. In addition to gold, secondary elements required for ore-waste routing and metallurgical process optimization are estimated. These include Corg, sulfide sulfur, preg-rob, arsenic, mercury, carbonate, and cyanide-soluble gold. While the estimation workflow for most secondary elements aligns with the OK methodology used for gold, inverse distance weighting is selectively applied where appropriate. For variables where linear estimation methods are unsuitable due to non-additive behavior or complex distributions (e.g., preg-rob), specialized non-linear estimation methods are utilized to ensure representative modeling of process-critical characteristics.

11.1.8	Resource Classification

Definitions for Resource categories used herein are those defined by SEC in S-K 1300. Mineral Resources are classified into Measured, Indicated, and Inferred categories.

Resource classification is governed by the principle that data density is the primary driver of confidence in the Mineral Resource estimate. Beyond gold assays, drilling provides geochemical data and geological observations that underpin the estimation domains; consequently, the confidence in these domains directly informs the classification.

Single Block Kriging, Conditional Simulation or Drill Grid drillhole spacing studies have been performed across all NGM properties to inform the appropriate data density required for each category (Inferred, Indicated and Measured) within a specific domain. These studies are calibrated against historical production performance. During estimation, a distance-to-sample attribute is calculated for each block, typically representing the average distance to the nearest three informing drill holes. This value is converted via trigonometric interpolation to determine the nominal drill spacing. A scripted workflow then flags blocks based on these spacing requirements for an initial classification.

Mineral Resources are classified as Measured only when the nature, quality, amount, and distribution of data are such that the geological continuity and grade can be estimated with a high level of confidence. At NGM, this classification is predicated on the completion of a high-resolution grade

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control model, established with the underlying assumption that the data density is sufficient to support definitive ore routing without the requirement of additional drilling. While the nominal drill spacing for Measured classification varies according to specific geological controls and mineralization styles, it is consistently maintained at a higher density than the requirements for Indicated classification. This ensures that the local variability is sufficiently captured to support detailed mine planning and production scheduling. Nominal drill hole spacing requirements for Resource classification for each deposit are summarized in Table 11-6.

In the final stage, this first-pass classification is refined by evaluating secondary confidence factors, including local structural complexity, data quality, and the maturity of the geological interpretation. This qualitative review is conducted through peer collaboration to ensure spatial continuity and consistency across all site-wide models. Figure 11-3 and Figure 11-4 show classification of the Pipeline/Crossroads and Leeville Underground deposits respectively.

Table 11-6  Resource Classification by Drill Hole Spacing

Deposit	Nominal Data Spacing
	Measured	Indicated (m)	Inferred (m)
Open Pit
Carlin
Gold Quarry	GC Model	45.7 (150 ft)	61.0 (200 ft)
Goldstar	GC Model	45.7 (150 ft)	91.4 (300 ft)
Goldstrike	GC Model	21.3 (70 ft)	36.6 (120 ft)
Green Lantern	GC Model	21.3 (70 ft)	36.6 (120 ft)
South Arturo OP	GC Model	21.3 (70 ft)	42.7 (140 ft)
Cortez
Pipeline/Crossroads	GC Model	42.7 (140 ft)	76.2 (250 ft)
Cortez Pits	GC Model	30.5 (100 ft)	61.0 (200 ft)
Robertson	GC Model	30.5 (100 ft)	61.0 (200 ft)
Gold Acres	GC Model	30.5 (100 ft)	53.3 (175 ft)
Phoenix
Phoenix Open Pit	GC Model	51.8 (170 ft)	96.0 (315 ft)
Turquoise Ridge
Mega	GC Model	36.6 (120 ft)	73.2 (240 ft)
Vista	GC Model	36.9 (121 ft)	73.5 (241 ft)
Underground
Carlin
South Arturo UG	GC Model	19.8 (65 ft)	25.9 (85 ft)
Leeville	GC Model	30.5 (100 ft)	61.0-76.2 (200-250 ft)
Fallon	GC Model	30.5 (100 ft)	61.0-76.2 (200-250 ft)
Rita K	GC Model	30.5 (100 ft)	61.0-76.2 (200-250 ft)
Exodus	GC Model	21.3 (70 ft)	61.0-76.2 (200-250 ft)
Pete Bajo	GC Model	21.3 (70 ft)	42.7 (140 ft)
Ren	GC Model	19.8 (65 ft)	27.4 (90 ft)
Goldstrike UG	GC Model	21.3 (70 ft)	36.6 (120 ft)
Cortez
Cortez Hills	GC Model	36.6-42.7 (120-140 ft)	67.1-73.2 (220-240 ft)
Gold Rush	GC Model	27.4-51.8 (90-170 ft)	42.7- 77.7 (140-255 ft)
Turquoise Ridge
Turquoise Ridge	GC Model	10.7 (35 ft)	43.0 (141 ft)
Vista UG	GC Model	9.1 (30 ft)	21.6 (71 ft)

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Source: NGM, 2026

Figure 11-3  Example of Pipeline/Crossroads Resource Classification

Source: NGM, 2026

Figure 11-4  Example of Leeville Underground Resource Classification

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11.1.9	Resource Block Model and Validation

Validation of the estimation model considers the following approach:

●

Visual Validation: Block grade estimates are compared against drill hole data and geological interpretations in both cross-section and 3D. This review confirms that interpolation trends, grade smoothing, and boundary transitions align with established geological controls and local mineralization trends.

●

Global Bias and Statistical Checks: Statistical comparisons between declustered composite means and estimated block means are performed for each domain to ensure global accuracy. To verify the change-of-support, the block grade distribution is evaluated against a theoretical support-corrected distribution (Discrete Gaussian model). This ensures that the smoothing imparted by the estimation is globally appropriate and that the model honors the expected grade-tonnage relationship.

●

Spatial Trend Analysis: Swath plots are generated to compare declustered data against block grades along North, East, and Elevation increments. This validates that the local grade variations in the model accurately reflect the underlying data without excessive smearing or local bias.

●	Model-to-Model Comparison: Significant changes from previous Resource models are reconciled to ensure they are supported by new drilling, updated interpretations, or changes in estimation methodology.

●

Production Reconciliation: Where available, the model is reconciled against grade control and production results. This also includes analyzing, forward-looking, reconciliation to understand projected mining volumes and identify potential gains or losses are defensible

11.1.10	Stockpiles

Stockpile balances (tonnes, grade, and ounces) are tracked monthly on a last-in/average-out basis. Monthly stockpile surveys are used to validate and correct stockpile balances as necessary. On occasions, drilling campaigns may be completed on stockpiles to validate grade and/or geochemical constituents. Drilling campaigns can be especially helpful for older stockpiles that feed refractory processing plants where the prolonged exposure to the atmosphere has contributed to the oxidation of sulfides and reduced the sulfide sulfur grade.

11.1.11	Cost and Metal Price Assumptions

All costs, such as mining, processing, general and administration (G&A), etc., used for the estimation of open pit, underground, and stockpile Resources are detailed in Section 12.

NGM uses Barrick corporate guidance for metal price assumptions. Barrick sets metal price forecasts by reviewing the LOM for the operations, which is more than 20 years, and setting the commodity price for that duration. The guidance is based on a combination of historical and current contract pricing, contract negotiations, knowledge of its key markets from a long operations production record, short-term versus long-term price forecasts prepared by Barrick’s internal marketing group, public documents, and analyst forecasts when considering the long-term commodity price forecasts.

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In accordance with industry accepted practices, higher metal prices are used for the Mineral Resource estimates ensuring the Mineral Reserves are a sub-set of, and not constrained by, the Mineral Resources, and which satisfies the test of reasonable prospect of economic extraction.

The long-term Resource metal price forecasts are:

●	Gold – US$2,000/oz;

●	Silver – US$25.00/oz; and

●	Copper – US$4.50/lb.

11.2	Resource Cut-off Grades

A summary of the various Resource COGs for the NGM properties is shown in Table 11-7. Cut-off grades are not used as direct inputs into Resource estimates but are used as an input parameter for the Deswik Stope Optimizer software which defines the edges/limits of mineable underground Resource stope shapes for possible inclusion into Mineral Resources.

The metal prices used are described above, and other economic and metallurgical factors used to determine these COG’s are described in Section 10 and 12

Table 11-7  Resource Cut-off Grades

Complex	Unit	Cut-off Grade
		Minimum	Maximum
Open Pit
Carlin	g/t Au	0.14	1.42
Cortez	g/t Au	0.13	1.37
Turquoise Ridge	g/t Au	0.15	1.41
Phoenix Mill	g/t Au Equivalent	0.39	0.39
Phoenix Cu Leach	%Cu	0.19	0.19
Underground
Carlin	g/t Au	3.30	6.42
Cortez	g/t Au	2.63	4.29
Turquoise Ridge	g/t Au	2.67	6.58
Stockpiles
Carlin Stockpiles	g/t Au	0.14	1.06
Cortez Stockpiles	g/t Au	0.45	1.00
Turquoise Ridge Stockpiles	g/t Au	0.33	1.43
Phoenix Mill Stockpiles	g/t Au Equivalent	0.29	0.29
Phoenix Cu Leach Stockpiles	%Cu	0.10	0.10

11.3	Mineral Resource Statement

Mineral Resources are reported consistent with the Mineral Resource standards and definitions set out in S-K 1300, guided by the CIM (2019) MRMR Guidelines, and are reported exclusive of those Mineral Resources converted to Mineral Reserves.

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Total and attributable Mineral Resources for gold is shown in Table 11-8; copper and silver are shown in Table 11-9.

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Table 11-8  NGM Complex Mineral Resources Summary Table – Gold

Category	Tonnes (Mt, 100% Basis)	Tonnes (Mt, Attributable)	Grade (g/t Au)	Contained Metal (Moz Au, 100% Basis)	Attributable Metal (Moz Au)	COG (g/t AuEq.)	Met. Au Rec (LOM Avg. %)
Open Pit
Measured	0	0	0	0	0	Leach: 0.13-0.24 Ox Mill: 0.34-1.42 Ref Mill: 0.39-1.41	73
Indicated	460	280	0.64	9.4	5.8
Open Pit M+I	460	280	0.64	9.4	5.8
Inferred	150	94	0.7	3.5	2.1
Underground
Measured	3.7	2.3	8.83	1.1	0.65	Leach: N/A Ox Mill: 2.63-3.43 Ref Mill: 2.67-6.58	82
Indicated	57	35	6.35	12	7.2
Underground M+I	61	37	6.50	13	7.8
Inferred	67	41	6.9	15	9.1
Stockpiles
Measured	7.6	4.7	1.04	0.25	0.16	Leach: 0.14 Ox Mill: 0.33-0.47 Ref Mill: 0.29-1.43	68
Indicated	2.1	1.3	0.85	0.058	0.035
M+I	10	5.9	1.00	0.31	0.19
Inferred	11	6.8	1.7	0.59	0.36
Total Resources
Total Measured	11	6.9	3.61	1.3	0.80	Leach: 0.13-0.24 Ox Mill: 0.33-3.43 Ref Mill: 0.29-6.58	78
Total Indicated	520	320	1.26	21	13
Total M+I	530	330	1.31	22	14
Total Inferred	230	140	2.5	19	12

Notes:

•	Mineral Resources are reported on a 100% and attributable basis as of 31 December 2025. The Registrant’s attributable share of the Mineral Resource is 61.5% based on its ownership interests in NGM.

•	The Mineral Resource estimate has been reported using the definitions in S-K 1300 and guidance from CIM (2019) MRMR Best Practice Guidelines.

•	Mineral Resources utilize long-term metal price assumptions of US$2,000/oz Au, US$25.00/oz Ag, and US$4.50/lb Cu.

•	COG is provided as a range; it is dependent on ore source and process stream and not directly used in Resource estimation.

•	Metallurgical recovery is provided as a LOM average and is dependent on ore source and process stream.

•

Open pit Mineral Resources are estimated within a pit shell based on a net value optimization utilizing long-term Resource metal price assumptions, and other economic and metallurgical factors as described in Section 10 and 12.

•

Underground Mineral Resources are constrained within mining shapes for both underhand drift-and-fill and long hole stoping methods at appropriate COG’s utilizing long-term Resource metal price assumptions and other economic and metallurgical factors as described in Section 10 and 12.

•

Stockpile Mineral Resources are estimated based on a net value calculation utilizing the long-term Resource metal price assumptions, and other economic and metallurgical factors as described in Section 10 and 12.

•	Mineral Resources are reported exclusive of Mineral Reserves and on an in-situ basis i.e. prior to mining or other losses.

•	All Mineral Resource estimates of tonnes and metal are reported to the second significant digit.

•	Measured and Indicated Resources are reported to two decimals on grade and Inferred Resources are reported to one decimal on grade.

•	Numbers may not add due to rounding.

•	The QP responsible for the Mineral Resource Estimate is Mark Roux (Pr.Sci.Nat.).

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Table 11-9  NGM Complex Mineral Resources Summary Table – Silver and Copper

Category	Tonnes (Mt; 100% Basis)		Tonnes (Mt, Attributable)		Grade		Contained Metal (100% Basis)		Attributable Metal		COG		Met. Recovery
	Ag	Cu	Ag	Cu	g/t Ag	%Cu	Moz Ag	kt Cu	Moz Ag	kt Cu	g/t AuEq. (Mill)	%Cu (Leach)	Ag %	Cu %
Open Pit
Measured	0	0	0	0	0	0	0	0	0	0	0.39	0.19	Mill: 38%	Mill: 71% Leach: 49%
Indicated	310	340	190	210	5.75	0.16	53	530	32	320
Total M&I	310	340	190	210	5.75	0.16	53	530	32	320
Inferred	25	30	15	18	5.9	0.1	4.3	38	2.6	23
Stockpiles
Measured	0	0	0	0	0	0	0	0	0	0	0.29	0.10	Mill: 38%	Mill: 71% Leach: 49%
Indicated	0	0	0	0	0	0	0	0	0	0
Total M&I	0	0	0	0	0	0	0	0	0	0
Inferred	1.7	1.7	1.0	1.0	6.4	0	0.31	0	0.19	0
Total Resource
Measured	0	0	0	0	0	0	0	0	0	0	0.29-0.39	0.10-0.19	Mill: 38%	Mill: 71% Leach: 49%
Indicated	310	340	190	210	5.25	0.16	53	530	32	320
Total M&I	310	340	190	210	5.22	0.16	53	530	32	320
Inferred	26	31	16	19	5.4	0.1	4.6	38	2.8	23

Notes:

•	Silver and copper are declared at Phoenix Complex only.

•	Mineral Resources are reported as of 31 December 2025. The Registrant’s attributable share of the Mineral Resource is based on its 61.5% ownership interests in NGM.

•	The Mineral Resource estimate has been reported using the definitions in S-K 1300 and guidance from CIM (2019) MRMR Best Practice Guidelines.

•	Mineral Resources utilize long-term metal price assumptions of US$2,000/oz Au, US$25.00/oz Ag, and US$4.50/lb Cu.

•	COG is provided as a range; it is dependent on ore source and process stream and not directly used in Resource estimation.

•	Metallurgical recovery is provided as a LOM average and is dependent on ore source and process stream.

•

Open pit Mineral Resources are estimated within a pit shell based on a net value optimization utilizing long-term Resource metal price assumptions, and other economic and metallurgical factors as described in Section 10 and 12.

•

Underground Mineral Resources are constrained within mining shapes for both underhand drift-and-fill and long hole stoping methods at appropriate COG’s utilizing long-term Resource metal price assumptions and other economic and metallurgical factors as described in Section 10 and 12.

•

Stockpile Mineral Resources are estimated based on a net value calculation utilizing the long-term Resource metal price assumptions, and other economic and metallurgical factors as described in Section 10 and 12.

•	Mineral Resources are reported exclusive of Mineral Reserves and on an in-situ basis i.e. prior to mining or other losses.

•	All Mineral Resource estimates of tonnes and metal are reported to the second significant digit.

•	Measured and Indicated Resources are reported to two decimals on grade and Inferred Resources are reported to one decimal on grade.

•	Numbers may not add due to rounding.

•	The QP responsible for the Mineral Resource Estimate is Mark Roux (Pr.Sci.Nat.).

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For reference purposes, NGM has also estimated the Mineral Resources inclusive of Mineral Reserves, shown in Table 11-10 and Table 11-11. The Mineral Resources inclusive of Mineral Reserves are reported on a 100% basis, and use the same assumptions, parameters, and methods as those presented in Table 11-8 and Table 11-9.

Table 11-10  Summary of NGM Complex Mineral Resources INCLUSIVE of Mineral Reserves –Gold

Classification	Tonnage (Mt)	Grade	Contained Metal
		(g/t Au)	(Moz Au)
Measured	40	4.80	6.1
Indicated	1,000	1.91	62
Total M&I	1,000	2.02	68
Total Inferred	230	2.5	19

Mineral Resources presented on a 100% basis inclusive of Mineral Reserves.

Numbers may not add due to rounding

Table 11-11  Summary of NGM Complex Mineral Resources INCLUSIVE of Mineral Reserves – Silver and Copper

Classification	Tonnage Ag (Mt)	Tonnage Cu (Mt)	Grade		Contained Metal
			(g/t Ag)	(% Cu)	(Moz Ag)	(kt Cu)
Measured	6.9	9.7	7.89	0.15	1.7	15
Indicated	490	540	5.68	0.16	89	880
Total M&I	490	550	5.71	0.16	91	900
Total Inferred	26	31	5.4	0.1	4.6	38

Mineral Resources presented on a 100% basis inclusive of Mineral Reserves.

Numbers may not add due to rounding

11.4	Mineral Resource Audits

To ensure the technical integrity of Mineral Resource estimates, a rigorous, four-stage Critical Checkpoint (CC) Mineral Resource Governance System is utilized prior to final release. NGM QPs and relevant subject matter experts must review and approve each stage-gate before the estimation proceeds. The CC System is structured as follows:

1.	CC#1 Database Integrity and QA/QC: data collection methods and historical risks are validated;
2.	CC#2 Geological Domains and Mineralization Controls: focuses on the evolution of structural and lithological controls on Mineral Resource domains;
3.	CC#3 Estimation and Validation: detailed review of exploratory data analysis, geostatistical parameters, such as search neighborhoods and boundary conditions, and variography; and
4.	CC#4 Model Handoff: final Mineral Resource estimation review and formal transition to engineering and processing teams.

Each checkpoint requires accountability from the Resource Geologist and District Management, with oversight provided by NGM subject matter experts and QPs to mitigate the risk of significant errors or omissions.

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Complementing these internal controls, the district undergoes external audits on a rotating three-to-four-year period. In 2023 and 2024, a series of comprehensive external Resource Estimation audits and independent database reviews were conducted by RSC. These audits concluded that the processes underlying the generation and declaration of Mineral Resources reflect industry best practice, with no fatal flaws identified.

Findings from external reviews are integrated into the internal critical checkpoint process, ensuring that recommendations for geostatistical refinement and procedural improvements are tracked and addressed during the annual March–July model update cycle.

11.5	Reconciliation

The reliability of the Mineral Resource estimate is validated through a formal reconciliation process, utilizing the F1 Factor to compare the long-term Resource model against the short-term grade control model. This analysis is critical for calibrating the selectivity of the Resource model and assessing the impact of planned dilution. F1 reconciliation is formally reviewed on both a quarterly and annual basis to monitor the variance between the Mineral Resource model and Grade Control results. This ensures that any emerging trends in model bias—whether stemming from geological complexity, estimation smoothing, or drill-type discrepancies—are identified and mitigated within the current mining cycle.

11.6	Uncertainties in the Mineral Resource Estimation

The Mineral Resource estimates were defined, classified and reported according to the guiding principles and requirements as set out in S-K 1300 and the CIM (2019) MRMR Guidelines. A robust and industry standard QA/QC system is in place to minimize errors and timeously detect and rectify any issues.

●

The transition toward geologically driven estimation domains, supported by LVA and explicit structural modeling, ensures that the spatial distribution of grades honors the underlying mineral controls. The uncertainty of these interpretations is considered in the Mineral Resource classification.

●

Multi-pass kriging strategies may locally smooth estimates in areas of low data density, which introduces uncertainty of the total recoverable resource estimate. The implementation of LSO effectively manages the volume-variance relationship on a block-by-block basis, ensuring that the model accurately predicts the theoretical grade-tonnage distribution.

●

The application of top-capping, targeted generally at the 95th to 99.9th percentiles, successfully mitigates the influence of high-grade outliers. This statistical approach, combined with 3D spatial clustering reviews, ensures that the estimate remains representative. In local areas that do not have a definitive understanding of high-grade continuity, there is a risk that the current approach is overly restrictive and is why assumptions are continuously reviewed as additional drilling becomes available.

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●

The use of sub-block scale depletion using 3D as-builts and deepest mined surfaces provides a high level of volumetric precision. The supplemental use of blasthole buffers as a secondary validation for legacy surfaces ensures that metal at risk is minimized in areas of historical mining.

●

The Mineral Resource classification is largely defined by drill spacing and geological/ mineralization continuity controls. Operations target closer drillhole spacing to limit the use of Inferred Mineral Resources, to improve the confidence of the grade, metallurgical and density estimates.

●

Continuous model-to-production reconciliation provides a strong empirical validation of the Mineral Resource estimate. Consistency between successive update cycles indicates that the underlying geological interpretations and modifying assumptions are robust.

●

From an operational perspective, economic parameters including commodity prices, COG’s, and metallurgical recoveries introduce inherent uncertainty. These factors are evaluated through iterative sensitivity analysis and mine planning, ensuring they remain within reasonable ranges consistent with long-term planning assumptions. These uncertainties are not considered to materially impact the reliability of the Mineral Resource estimate or its suitability for mine planning, and the estimate is deemed compliant with S-K 1300 requirements for the disclosure of Mineral Resources.

11.7	QP Comments on Mineral Resource Estimates

The QP is of the opinion that the Mineral Resource estimation process, including the data quality, geological modeling, treatment of outliers, estimation methodology, and Resource classification, is in line with industry best practices and free of any material forms of error. The integration of the internal Critical Checkpoint Governance System coupled with independent external audits provides a rigorous governance framework for technical excellence and transparency.

The Mineral Resources are constrained within optimized pit shells and stockpiles using a net value methodology, and mineable underground stope shapes created with Deswik SO at Resource cut-off grades. This determination is based on a $2,000/oz gold, $25/oz silver, and $4.50/lb copper prices, demonstrating reasonable prospects for economic extraction.

The QP is not aware of any environmental, permitting, legal, title, taxation, socioeconomic, marketing, political, metallurgical, fiscal, or other relevant factors that are not discussed in this Report, that could materially affect the Mineral Resource estimate.

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12	Mineral Reserve Estimate

12.1	Key Assumptions, Parameters, and Methods

12.1.1	Mineral Reserves Estimation Process

Open Pit Estimation Process

The open pit Mineral Reserve estimates use the depleted Resource block models as described in Section 11. The Mineral Reserve estimates are based on detailed pit designs that are developed using an optimization shell as guidance. Only Measured and Indicated Mineral Resources inside detailed pit designs are eligible to be included in the Reserve estimates.

The general process for estimation of open pit Mineral Reserves is as follows:

●	Review the historical and forecasted LOM planned costs for each mining area to evaluate suitable unit costs for all mining, processing, and other activities.

●	Create optimized pit shells using cost, revenue, geotechnical, mining recovery and dilution, processing recovery, and other input factors.

●	Select the desired pit shell for basis of the detailed Reserve pit design; design details described in Section 13.

●

Material within the detailed Reserve pit design is then routed to the most profitable processing destination. Note that the most profitable processing destination may include the waste dump if the material generates negative profit.

●

The detailed Reserve pit design is scheduled to create a LOM plan. Blocks that are classified as measured or indicated, flagged as ore, and mined within the LOM plan are included in the Proven and Probable Reserves estimate.

Open Pit Optimization

Optimized open pit shells are created with various software packages, but generally use the industry-standard Pseudoflow algorithm, and guide the detailed pit designs used in Reserve estimation. The Pseudoflow algorithm uses the economic parameters described in Section 12.1.3, and the geotechnical slope parameters described in Table 13-3 to create a series of nested pit shells that maximize cumulative undiscounted cashflow at various metal prices.

An ultimate pit shell is then selected based on various factors including total NPV, total free cashflow (FCF), contained and recovered ounces, total capital costs and stripping, desired ounce delivery, and stripping profile. For Reserves, the selected optimized pit shell is usually chosen at Reserve metal prices where only Measured and Indicated material is eligible for consideration as ore (i.e. Inferred material is treated as waste).

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Underground Estimation Process

The underground Mineral Reserve estimates use the depleted Resource block models as described in Section 11. Only Measured and Indicated material is eligible for inclusion in Mineral Reserve estimates.

NGM utilizes a net value based approach for underground Reserve estimation rather than a cut-off grade approach. The estimation is an iterative process utilizing several software packages and follows the general process below:

●	Review the historical and LOM planned costs for each mining area to evaluate suitable unit costs for all mining, processing, and other activities.

●

Develop a “Stope Optimizer COG” (SO-COG) based on the cost and revenue inputs that represents the grade at which a marginal tonne of stope ore produces enough revenue to cover the cost of mining and processing (both variable and fixed costs) but excludes development costs.

●	With SO-COG as an input, utilize Deswik stope optimizer software to develop preliminary stope outlines/limits for the deposit.

●	Eliminate or modify shapes based on defined criteria for mineability, practicality, geotechnical considerations, and eligibility for Reserves estimation.

●	Design required development for mining including access, ventilation, infrastructure, etc. Design parameters can be found in Section 13.4.2.

●

Re-interrogate the mined tonnes, grades and contained metal within the comprehensive Reserve mine design. Mining dilution and mining recovery is added as a differing percentage depending on the mining method, location, and stope sequence. The assumptions are summarized in Section 12.1.2.

●

Evaluate the profitability of the Reserve mine design using the Pseudoflow algorithm within Deswik Scheduler software. The Pseudoflow algorithm determines which mining activities (development drifts and stopes) contribute to maximizing the cumulative net value of the entire mine design. The mining activities selected by the Pseudoflow algorithm qualify for Reserve inclusion.

Underground Optimization

All underground operations at NGM utilize a combination of Stope Optimizer software and the Pseudoflow algorithm (both implemented within the Deswik software suite) to optimize Reserve mine designs. The Stope Optimizer software is used to create mineable volumes that can then be economically evaluated using the Pseudoflow algorithm. The Pseudoflow algorithm applies the unique costs and revenues associated with each individual development and stope shape; along with spatial dependencies, metallurgical recoveries, royalties, and mining dilution/recovery; to select the set of development and stope shapes that maximize the cumulative net value of the mine at the Reserve gold price of $1,500/oz. This enables a more-detailed representation of the value contributed by each individual stope – making it superior to simply evaluating stope head grades against an average COG to make ore/waste decisions.

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This iterative underground optimization process is illustrated in Figure 12-1.

Source: NGM; 2024.

Figure 12-1  Integration of Underground Optimization and Reserve Estimation Process

Stockpile Reserves

Stockpiles are comprised of mineralized material stored at various surface locations throughout the NGM Operations. The stockpiles originated from prior open pit production and were established with similar material types.

Stockpile Reserves are estimated by using a net value calculation. The net value of each stockpile is calculated by subtracting the total costs to rehandle and process the stockpile from the revenue generated from the recovered ounces in the stockpile. Only stockpiles that have a positive net value at the Reserve gold price and are reclaimed for processing in the LOM plan are included in the Reserves estimate. If a stockpile has a positive net value, but it is not scheduled to be reclaimed in the LOM processing plan, that stockpile is excluded from Reserves but may remain part of the Mineral Resources.

12.1.2	Mining Recovery and Dilution

Surface Mining Dilution

The Resource block models used for mine planning at the NGM Complex open pits have regular block sizes varying between models as shown in Table 11-3. These block sizes represent the practical SMU suitable for both the geological estimation and equipment used at the operations. Most NGM open pit mines are mined using 12.2 m (40 ft) high benches; with the exceptions being the Pipeline, Crossroads, and Gold Acres pits which are mined on 15.2 m (50 ft) benches. If selectively is desired (particularly in ore), the benches can be mined at a minimum height of 6.1 m (20 ft). Grades are smoothed over the block sizes, with the mining recovery and dilution being

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considered inherent with the SMU block of the Resource model. No additional mining recovery or dilution assumptions are applied to open pits.

Underground Mining Dilution

Mining dilution is defined as additional tonnes at zero grade that is added to the in-situ value for each mining design shape to account for unplanned overbreak into waste or backfill and grade dilution during rehandle activities. Mining recovery is applied to the estimated tonnes for each shape to account for mining recovery losses.

Mining dilution and mining recovery for the NGM Complex underground operations is added as a differing percentage depending on the mining method, location, and stope sequence. The assumptions are summarized in Table 12-1 and are based on planning guidance values developed from reconciliation of actual performance. Primary stope mining dilution is set to zero for some sites because overbreak typically occurs into adjacent planned stopes and so is not dilutive in nature (i.e. primary stope overbreak occurs into ore-grade material).

The QP considers that the dilution and loss factors are reasonable assumptions for the estimation of Mineral Reserves.

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Table 12-1  NGM Complex Underground Mining Dilution and Recovery Assumptions

Factor	Method/Mine	Goldstrike UG	Leeville	Exodus	Pete Bajo	Rita K	El Nino	CHUG	Goldrush	TRUG
	Primary Stope	10%	6%	0%	0%	0%	0%	0-1%	5%	3%
	Secondary Stope	10%	6%	7.5%	3.6%	3.6%	11%	10%	5%	10%
	Floor Pull & Bench	10%	6%	0%	2%	5%	0%	10%	5%	4%
	Development	15%	12%	9.5-15%	13-15%	10%	14-16%	0-5%	10%	10%
	Primary Stope	93%	95%	95%	95%	95%	99%	95%	95%	95%
	Secondary Stope	93%	95%	95%	95%	95%	99%	97%	95%	95%
	Floor Pull & Bench	85%	95%	99%	95%	95%	95%	95%	100%	95%
	Development	99%	99%	99%	99%	99%	99%	100%	100%	99%

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12.1.3	Economic Parameters

Metal Price Assumptions

Metal prices used in the Mineral Reserves estimate for the NGM Complex are the Barrick corporate guidance assumptions for long-term Reserve metal prices as described below:

●	Gold price of US$1,500 per troy ounce

●	Silver price of US$21.00 per troy ounce

●	Copper price of US$3.25 per pound

Revenue Calculation

Revenue for each deposit of the operations is calculated the same way according to the following:

Gold Revenue = Gold Price x Recovered Gold x (1 - Royalty % - AB495 Revenue Tax %) - Refining and Selling cost

Silver Revenue = Silver Price x Recovered Silver x (1 - Royalty % - AB495 Revenue Tax %) - Refining and Selling cost

Copper Revenue = Copper Price x Recovered Copper x (1 - Royalty %) - Refining and Selling cost

The “Recovered [Metal]” is a function of the contained metal within an underground or open pit design, factored with the mining recovery and dilution factors discussed in Section 12.1.2, and the processing recoveries detailed in Sections 10 and 14.

The AB495 tax and applicable rates by mine area is described in Table 3-3. These effective tax rates are applied to gross revenue (from Gold and Silver) as they have been adjusted to account for applicable exemptions and royalty interests.

Cost Assumptions

The NGM operations utilize a series of cost assumptions that have been estimated using historic performance and modified for future changes in the LOM plan. The costs are calculated based on relevant operation specific factors and generalized assumptions.

External refining and selling costs are $0.60 per recovered ounce of gold, except for Phoenix, where additional penalties may apply depending on the concentrations of gold, copper, silver and other penalty elements in the concentrate.

The processing operating expenses (OPEX) are summarized in Table 12-2 and include direct and indirect operating costs (including stockpile reclaim costs), while the processing capital expenditures

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(CAPEX) includes items such as periodic plant and equipment replacements and tailings dam construction.

General and Administrative (G&A) costs include site-specific, Barrick corporate, and NGM regional G&A allowances. G&A is allocated to each mine and processing facility as a percentage of their respective OPEX costs. For Turquoise Ridge Open Pit and Stockpile, G&A is zero, because this feed supports the Sage autoclave throughput and blending needs. As a result, all Sage Autoclave related G&A is assigned to the Turquoise Ridge Underground mine.

Processing costs are described by facility and ore type (as applicable) in Table 12-2:

Table 12-2  NGM Complex Process Cost Summary (Reserves)

Facility	OPEX ($/t)	CAPEX ($/t)	G&A ($/t)	Total ($/t)
Goldstrike Roaster	$29.22	$1.10	$3.21	$33.54
Gold Quarry Roaster	$40.18	$2.62	$4.42	$47.23
Goldstrike Autoclave (Refractory)	$46.88	$3.49	$5.16	$55.53
Goldstrike Autoclave (Oxide)	$13.78	$3.49	$1.52	$18.79
Cortez Oxide Mill	$16.18	$2.10	$1.78	$20.05
TR Autoclave (Sage)	$43.76	$4.51	$4.81	$53.08
TR Mill (Juniper)	$14.14	$2.09	$1.56	$17.79
Phoenix Mill	$10.31	$1.15	$1.13	$12.59
Carlin North Leach	$2.30	$0.23	$0.25	$2.78
Carlin South Leach	$1.81	$0.36	$0.20	$2.38
Cortez Leach	$2.56	$ -	$0.28	$2.84
Robertson Leach (Average)	$2.10	$0.80	$0.23	$3.14
Turquoise Ridge Leach	$3.00	$ -	$0.33	$3.33
Phoenix Copper Leach	$3.72	$0.90	$0.41	$5.03

Totals may not add due to rounding.

The underground activity costs (e.g. development, stoping, and backfill) are calculated based on approximately 1 year of historical and 6 years of future planned activity costs (i.e. the 7 years of 2025-2031) and the areas (and tonnes) mined in the same 7-year time period of the LOM plan. Notably, Goldrush uses the 11-year window of 2025-2035 instead of the (generally-used) 7-year window. And El Nino only uses a 2-year window of 2025-2026 as the Reserves are expected to be depleted during 2026. The mining costs used for the UG Reserves estimation are summarized in Table 12-3.

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Table 12-3   NGM Complex UG Unit Mining Cost Summary

Mining Zone	Mining Method	OPEX ($/t)	CAPEX ($/t)	G&A ($/t)	Total Mining Cost ($/t)
Goldstrike UG	LHS	$228.59	$11.16	$25.14	$264.89
	D&F	$264.64		$29.11	$304.91
West Leeville	LHS	$144.08	$8.08	$16.09	$168.26
	D&F	$201.22		$22.38	$231.67
Turf	LHS	$150.70	$8.08	$16.09	$174.87
	D&F	$207.83		$22.38	$238.29
Four Corners	LHS	$146.29	$8.08	$16.09	$170.46
	D&F	$203.42		$22.38	$233.88
Exodus	LHS	$111.82	$3.94	$12.30	$128.06
	D&F	$176.24		$19.39	$199.56
Pete Bajo	LHS	$140.00	$6.88	$15.40	$162.28
	D&F	$199.88		$21.99	$228.75
Rita K	LHS	$140.00	$6.88	$15.40	$162.28
	D&F	$199.88		$21.99	$228.75
South Arturo UG	LHS	$190.24	$0.00	$20.92	$211.16
	D&F	$203.38		$22.38	$225.75
Cortez Hills UG	LHS	$103.07	$6.31	$11.33	$120.70
	D&F	$141.65		$15.59	$163.54
Goldrush	LHS	$84.00	$8.26	$9.24	$101.49
Turquoise Ridge UG	LHS	$217.62	$15.26	$23.94	$256.82
	D&F	$193.36		$21.26	$229.88

All costs are based on $/t of ore mined.

Totals may not add due to rounding.

LHS mining method is more expensive than D&F mining method at Turquoise Ridge UG because the LHS method is rarely used compared to the much more-pervasive D&F mining method used at Turquoise Ridge UG.

The UG mining OPEX includes all direct and indirect operating costs, and also includes the surface haulage costs to transfer underground ores from their respective headframe/portal stockpiles to the relevant processing facilities. The UG mining CAPEX is composed of periodic capital equipment replacements and capital infrastructure items primarily related to expanding the electrical and pumping systems of the undergrounds mines as new mining areas are developed. Presently, refractory ores that are mined in the Cortez District are hauled to Carlin refractory processing facilities via Over-the-Road (OTR) highway haul trucks. The OTR haul is planned to be replaced with a rail line from Cortez to Carlin beginning in 2030.

The OTR haulage costs for Cortez refractory ores applied for the years of 2026-2029 are shown in Table 12-4; rail haulage costs applied for 2030-LOM are shown in Table 12-5. These costs are in addition to the OPEX costs shown for Cortez Hills UG and Goldrush in Table 12-3.

Table 12-4   Cortez to Carlin Over-the-Road (OTR) Haulage Costs

Roaster	OPEX ($/t processed)
Goldstrike Roaster	$25.96
Gold Quarry Roaster	$20.39

Table 12-5   Cortez to Carlin Rail Haulage Costs

Roaster	OPEX ($/t processed)
Goldstrike Roaster	$6.19
Gold Quarry Roaster	$11.70

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Some NGM Complex underground mines require tramp metal removal (typically ground support materials such as bolts, plates, mesh, etc.) from the ores prior to processing to prevent damage and downtime to the material handling infrastructure at the process facilities. While some underground mines have metal removal systems installed as part of their material handling systems, mines without metal removal systems need to be cleaned of tramp metal. Currently, metal removal is only necessary for some ores that are processed at the two Carlin Roasters. The metal removal costs are summarized in Table 12-6.

Table 12-6   Underground Metal Removal Costs

Roaster	OPEX ($/t processed)
Goldstrike Roaster	$2.04
Gold Quarry Roaster	$2.63

The costs used for open pit mining Mineral Reserve estimations are summarized in Table 12-7.

Table 12-7   NGM Complex OP Unit Mining Cost Summary

Mining Zone	OPEX ($/t mined)	CAPEX ($/t mined)	G&A ($/t mined)	Total Mining Cost ($/t mined)
Carlin Complex OP	$3.72	$0.45	$0.41	$4.58
Cortez OP (excluding Robertson)	$3.59	$0.29	$0.39	$4.27
Robertson OP	$2.16	$0.22	$0.24	$2.62
Turquoise Ridge OP	$2.15	$0.49	$0.24	$2.87
Phoenix OP	$3.76	$0.20	$0.37	$4.33

Totals may not add due to rounding.

Net Value Calculation

For open pit mines, blocks within the detailed pit designs are flagged for routing to one of several processing streams or waste based on geochemical constituents (e.g., carbonate content, sulfide sulfur content, Corg content, and preg-rob characteristics) and a net value calculation. The net value calculation considers the revenue and costs to evaluate a margin for each block. For blocks that can be processed at multiple process destinations (leach, oxide mill, and/or refractory mill), the process destination that results in the highest margin is used. If the highest net value destination of a block is negative, the block is considered waste.

For underground mines, NGM utilizes the Pseudoflow algorithm to evaluate the unique revenue and cost dependencies for every development drift and stope within the Reserve mine design. The Pseudoflow algorithm determines which set of development drifts and stopes maximize the cumulative net value of the mine design at the Reserve metal price. In the QP’s opinion, utilizing the Pseudoflow algorithm is vastly superior to simply comparing stope head grades to an average COG for the entire mine, and it adds another layer of optimization to the Reserve estimate.

Stockpile Reserves are estimated using a net value calculation by subtracting the total costs to rehandle and process the stockpile from the revenue generated from the recovered ounces in the stockpile. Only stockpiles that have a positive net value and are reclaimed for processing in the LOM plan are included in the Reserves estimate.

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12.1.4	Reserve Cut-off Grades

The Mineral Reserve estimates for NGM use the net value approach described above. The net value approach accounts for the fact that both recovery and processing costs are variable, dependent on various constituents of the ore and various processing streams. As a result, the cut-off grades are not fixed but vary by domain, material type, and processing methodology.

However, using the costs described in Section 12.1.3, along with Reserve metal prices, and average metallurgical recoveries; average COGs can be calculated for all possible mine and processing combinations possible at NGM.

The calculated COGs for the NGM Complex surface operations are shown in Table 12-8.

Table 12-8   Reserve COGs for NGM Complex Surface Operations

Surface Mine	Units	Oxide Leach	Oxide Mill	Refractory Mill
Gold Quarry	g/t Au	0.15	N/A	1.12
Goldstrike OP	g/t Au	N/A	N/A	1.05
South Arturo OP	g/t Au	N/A	0.49	1.09
Cortez Pits	g/t Au	0.30	0.57	1.44
Crossroads	g/t Au	0.32	0.72	1.75
Pipeline	g/t Au	0.26	0.71	1.63
Robertson	g/t Au	0.20	0.59	N/A
Mega Pit	g/t Au	0.17	0.66	1.32
Vista Pit	g/t Au	0.15	0.34	N/A
Bonanza	g/t AuEq	N/A	0.52	N/A
Fortitude	g/t AuEq	N/A	0.52	N/A
Bonanza	%Cu	0.27 %Cu	N/A	N/A
Fortitude	%Cu	0.27 %Cu	N/A	N/A

The calculated COG ranges for the NGM Complex long-term stockpiles are shown in Table 12-9.

Table 12-9   Reserve COGs for NGM Complex Stockpiles

Stockpile Location	Units	Oxide Leach	Oxide Mill	Refractory Mill
Carlin – Gold Quarry Stockpiles	g/t	N/A	N/A	0.96 – 1.35
Carlin – Goldstar Stockpiles	g/t	N/A	N/A	1.00 – 1.41
Carlin – Goldstrike Stockpiles	g/t	N/A	N/A	0.92 – 1.29
Carlin – South Arturo Stockpiles	g/t	N/A	0.62	0.93 – 1.32
Cortez Stockpiles	g/t	N/A	0.60	0.91 – 1.28
Turquoise Ridge Stockpiles	g/t	N/A	0.44	1.91
Phoenix Mill Stockpiles	g/t AuEq	N/A	0.39	N/A
Phoenix Cu Leach Stockpiles	%Cu	0.14	N/A	N/A

The calculated COG ranges for the NGM Complex underground operations are shown in Table 12-10.

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Table 12-10  Reserve COGs for NGM Complex Underground Operations

Underground Mine	Units	Oxide Mill	Refractory Mill
Goldstrike UG	g/t	N/A	7.09 – 7.97
Leeville	g/t	N/A	5.02 – 6.96
Exodus	g/t	N/A	4.04 – 5.58
Pete Bajo	g/t	N/A	4.78 – 6.28
Rita K	g/t	N/A	4.84 – 6.31
South Arturo UG (El Nino)	g/t	N/A	5.82 – 6.14
Cortez Hills UG (CHUG)	g/t	3.34 – 4.35	4.38 – 5.38
Goldrush	g/t	N/A	3.95
Turquoise Ridge UG	g/t	N/A	6.65 – 8.04

12.2	Mineral Reserve Statement

Mineral Reserves are disclosed using the Mineral Reserves standards and definitions set out in S-K 1300 and guided by the CIM (2019) MRMR Guidelines. Total Mineral Reserves for the NGM properties are summarized in Table 12-11 for gold, and Table 12-12 for silver and copper.

The Mineral Reserves have been estimated from the Measured and Indicated Mineral Resources and do not include any Inferred Mineral Resources. Mineral Reserves include material that will be mined by open pit and underground methods and reclaimed from stockpiles.

The estimate uses updated economic factors, the latest Mineral Resource and geological models (as described in Section 11), geotechnical and hydrogeological inputs, and metallurgical processing and recovery updates.

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Table 12-11  NGM Complex Mineral Reserves Summary Table – Gold

Category	Tonnes (Mt, 100% Basis)	Tonnes (Mt, Attributable)	Grade (g/t Au)	Contained Metal (Moz Au)	Attributable Metal (Moz Au)	COG (g/t AuEq)	Met. Au Rec (LOM Avg. %)
Open Pit
Proven	0	0	0	0	0	Leach: 0.15-0.32 Ox Mill: 0.34-0.72 Ref Mill: 0.52-1.75	75%
Probable	340	210	1.02	11	6.8
Open Pit P&P	340	210	1.02	11	6.8
Underground
Proven	11	6.6	11.67	4.1	2.5	Leach: N/A Ox Mill: 3.34-4.35 Ref Mill: 3.95-8.04	84%
Probable	98	61	7.93	25	15
Underground P&P	110	67	8.30	29	18
Stockpiles
Proven	18	11	1.29	0.73	0.45	Leach: N/A Ox Mill: 0.44-0.62 Ref Mill: 0.39-1.91	67%
Probable	54	33	2.35	4.1	2.5
Stockpile P&P	72	44	2.09	4.8	3.0
Total Reserves
Proven	28	17	5.24	4.8	2.9	Leach: 0.15-0.32 Ox Mill: 0.34-4.35 Ref Mill: 0.39-8.04	84%
Probable	490	300	2.54	40	25
Total P&P	520	320	2.69	45	28

Notes:

•	Mineral Reserves are reported on a 100% and attributable basis as of 31 December 2025. The Registrant’s attributable share of the Mineral Reserves is 61.5% based on its ownership interests in NGM.

•	The Mineral Reserves estimate has been reported using the definitions in S-K 1300 and guidance from CIM (2019) MRMR Best Practice Guidelines.

•	COG is provided as a range and not used in Reserve estimation; it is dependent on ore source and process stream.

•	Metallurgical recovery is provided as a LOM average and is dependent on ore source and process stream.

•	Mineral Reserves utilize long-term metal price assumptions of US$1,500/oz Au, US$21.00/oz Ag, and US$3.25/lb Cu.

•

Open pit Mineral Reserves are estimated within a pit design shell and based on a net value basis utilizing the long-term Reserve metal price assumptions, and other economic and modifying factors as described in Section 12.

•

Underground Mineral Reserves are constrained within mine designs for both long hole stoping and underhand drift-and-fill methods based on a net value optimization (Pseudoflow algorithm) utilizing the long-term Reserve metal price assumptions, and other economic and modifying factors as described in Section 12.

•	Stockpile Mineral Reserves are estimated based on a net value basis utilizing the long-term Reserve metal price assumptions, and other economic and modifying factors as described in Section 12.

•	Only Measured and Indicated Resources that have a positive net value and are scheduled to be mined and processed are converted to Reserves.

•	All Mineral Reserves tonnes and grades are reported as delivered to the relevant processing facilities.

•	All Mineral Reserve estimates of tonnes and metal are reported to the second significant digit.

•	All Mineral Reserve estimates are reported to two decimals on grade.

•	Numbers may not add due to rounding.

•	The QP responsible for the Mineral Reserve estimate is Timothy Webber (RM SME).

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Table 12-12  NGM Complex Mineral Reserves Summary Table – Silver and Copper

Silver and Copper Declared at Phoenix Complex Only

Category	Ag Tonnes (Mt, Attributable)	Cu Tonnes (Mt, Attributable)	Grade		Attributable Metal		COG		Met. Recovery LOM Avg.
			g/t Ag	%Cu	Moz Ag	Mt Cu	g/t AuEq (Mill)	%Cu (Leach)	Ag (%)	Cu (%)
Open Pit
Proven	0	0	0	0	0	0	0.52	0.27	38%	68%
Probable	110	120	6.54	0.18%	22	0.22
Open Pit P&P	110	120	6.54	0.18%	22	0.22

Stockpiles
Proven	4.2	6.0	7.89	0.15%	1.1	0.0092	0.39	0.14	38%	61%
Probable	0	0	0	0	0	0
Stockpiles P&P	4.2	6.0	7.89	0.15%	1.1	0.0092

Total Reserves
Total Proven	4.2	6.0	7.89	0.15%	1.1	0.0092	0.39-0.52	0.14-0.27	38%	68%
Total Probable	110	120	6.54	0.18%	22	0.22
Total P&P	110	130	6.59	0.18%	23	0.23

Notes:

•	Silver and copper are declared at Phoenix Complex only.

•	Mineral Reserves are reported as of 31 December 2025. The Registrant’s attributable share of the Mineral Reserves is based on its 61.5% ownership interests in NGM.

•	The Mineral Reserves estimate has been reported using the definitions in S-K 1300 and guidance from CIM (2019) MRMR Best Practice Guidelines.

•	Mineral Reserves utilize long-term metal price assumptions of US$1,500/oz Au, US$21.00/oz Ag, and US$3.25/lb Cu.

•	COG is provided as a range and not used in Reserve estimation; it is dependent on ore source and process stream.

•	Metallurgical recovery is provided as a LOM average and is dependent on ore source and process stream.

•

Open pit Mineral Reserves are estimated within a pit design and based on a net value basis utilizing the long-term Reserve metal price assumptions, and other economic and modifying factors as described in Section 12.

•

Underground Mineral Reserves are constrained within mine designs for both long hole stoping and underhand drift-and-fill methods based on a net value optimization (Pseudoflow algorithm) utilizing the long-term Reserve metal price assumptions, and other economic and modifying factors as described in Section 12.

•	Stockpile Mineral Reserves are estimated based on a net value basis utilizing the long-term Reserve metal price assumptions, and other economic and modifying factors as described in Section 12.

•	Only Measured and Indicated Resources that have a positive net value and are scheduled to be mined and processed are converted to Reserves.

•	All Mineral Reserves tonnes and grades are reported as delivered to the relevant processing facilities.

•	All Mineral Reserve estimates of tonnes and metal are reported to the second significant digit.

•	All Mineral Reserve estimates are reported to two decimals on grade.

•	Numbers may not add due to rounding.

•	The QP responsible for the Mineral Reserve estimate is Timothy Webber (RM SME).

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12.3	QP Comments on Mineral Reserve Estimates

The QP responsible for the Mineral Reserves have been engaged throughout the Mineral Reserve estimation process. In the QP’s opinion, Mineral Reserve estimation has been carried out to industry standards using appropriate modifying factors for the conversion of Mineral Resources to Mineral Reserves.

The QP is of the opinion that uncertainties and issues relating to the modifying factors are adequately accounted for and supported by a history of operational activities, technical investigations, and use of industry best practices. There are no uncertainties anticipated that will materially affect the Mineral Reserves estimation.

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13	Mining Methods

13.1	Surface Mining Operations

Open pit mining is carried out at all four of NGM’s major mining complexes: Carlin, Cortez, Phoenix, and Turquoise Ridge. Mining utilizes conventional drill, blast, load, and haul surface mining methods as it has proven to be the most cost effective and practical means of exploitation. The open pit mining operations also include rehandling from the long-term ore stockpiles, and surface transfer of mined underground ores.

The open pits are designed into stages to optimize the early extraction of higher-value ores with consideration to operational factors such as mining rates, equipment size and geotechnical considerations.

Varying bench heights are used to reduce ore dilution and to increase mining rates. In refractory ore zones, mining is completed on 6.1 m (20 ft) benches. In known waste and leach ore zones, mining is completed on 12.2 m (40 ft) benches. Some pits utilize 15.2 m (50 ft) benches (or 30.5 m (100 ft) double benches) where geotechnical conditions allow (e.g. Crossroads and Pipeline pits at the Cortez Complex).

Production drilling is completed by rotary drilling rigs using varying spaced drill patterns that account for material hardness and required blast performance. Generally, grade control is completed with samples collected from production drill holes (blast holes); with Cortez Complex open pits being the exception. Cortez Complex open pits complete grade control drilling with a RC drill rig in-advance of production drilling and no longer sample production drill holes for grade control.

Blasting uses ANFO or emulsion bulk explosives, depending on the presence of ground water. The explosives are provided by a contractor under a delivered to hole contract.

Mined ore material is hauled to either short- or long-term stockpiles which are classified primarily based on properties such as grade, oxidation, sulfur, carbonate, and Corg. The stockpiles are reclaimed to create a blended feed which aims to meet the requirements of the particular processing facility and the LOM plan.

Waste material is mined and hauled to dedicated waste rock storage facilities, used as construction media for tailings facilities, or used as backfill for open pit and/or underground mines.

Plan view maps of each NGM open pit operation showing the resulting Mineral Reserve pit designs can be found in Figure 13-1 to Figure 13-11.

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Source: NGM, 2026

Figure 13-1  (South) Arturo OP Reserves

Source: NGM, 2026

Figure 13-2  Goldstrike OP (Betze) Reserves

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Source: NGM, 2026

Figure 13-3  Gold Quarry OP Reserves

Source: NGM, 2026

Figure 13-4  Cortez Pits OP Reserves

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Source: NGM, 2026

Figure 13-5   Crossroads OP Reserves

Source: NGM, 2026

Figure 13-6   Pipeline OP Reserves

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Source: NGM, 2026

Figure 13-7  Robertson OP Reserves

Source: NGM, 2025

Figure 13-8  Mega Pit OP Reserves 2025 (unchanged from 2024)

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Source: NGM, 2025

Figure 13-9  Vista Pit OP Reserves 2024 (immaterial reduction from 2024 to 2025)

Source: NGM, 2026

Figure 13-10  Bonanza OP Reserves

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Source: NGM, 2026

Figure 13-11 Fortitude OP Reserves

13.2	Underground Mining Operations

The NGM Complex has planned underground mining from nine underground mines:

●	Goldstrike UG (includes Ren Project)

●	Leeville (includes Fallon Project)

●	Exodus

●	Pete Bajo

●	Rita K

●	South Arturo UG (locally known as El Niño)

●	Cortez Hills UG (CHUG)

●	Goldrush (GRUG)

●	Turquoise Ridge UG (TRUG)

These are all highly mechanized mining operations with underground access from various shafts and/or portals and declines.

The Greater Leeville area consists of Leeville, Fallon Underground Project, Pete Bajo, and Rita K. These underground mines are interconnected by drifts.

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Goldstrike UG and Ren Underground Project are also interconnected by underground drifts.

The primary mining methods used at the NGM Complex underground operations are:

●	Long hole stoping; and

●	Drift and fill; utilizing two variants being underhand and overhand.

Both mining methods require various degrees and types of backfilling. A general summary of each of the NGM Complex underground operations is given in Table 13-1, and isometric views of each NGM underground operation showing the Mineral Reserve layouts are shown in Figure 13-12 to Figure 13-20.

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Table 13-1  NGM Complex Underground Operations General Descriptions

Mine	Primary Mining Method	Secondary Mining Method	Backfill Type	Access type
Goldstrike UG	LHOS	Underhand Drift and Fill	CRF, Paste, Mine Waste	Meikle and Rodeo shafts; and 2 x Portals to Betze-Post Open Pit
Ren	LHOS	Underhand Drift and Fill	Paste, Mine Waste	2 x Portals to Betze-Post pit in development; also accessible from Meikle and Rodeo shafts and existing 2 x Portals to Betze-Post Open Pit
Leeville	LHOS	Underhand Drift and Fill	CRF, Paste, Mine Waste	Leeville shaft and connection drifts to Pete Bajo/Rita K portals (4 x Portals)
Fallon	LHOS	N/A	Paste, Mine Waste	Upper and lower connection drifts to Leeville underground workings
Exodus	LHOS	Overhand Drift and Fill	CRF, Mine Waste	3 x Portals (within the Lantern Open Pit)
Pete Bajo	LHOS transitioning to Underhand Drift and Fill	LHOS, Overhand Drift and Fill	CRF, Mine Waste	2 x Portals to Pete Open Pit; and 1 x Portal to East Carlin Open Pit
Rita K	Drift and Fill	LHOS	CRF, Mine Waste	1 x Portal from East Carlin Open Pit; also accessible from 3 x Pete Bajo portals and Leeville shaft.
South Arturo UG (El Niño)	LHOS	Underhand Drift and Fill	CRF, Mine Waste	2 x Portals to South Arturo Open Pit
Cortez Hills UG	LHOS	Underhand Drift and Fill	CRF, Mine Waste	4 x Portals (2 in F-Canyon and 2 at Cortez Range Front)
Goldrush	LHOS	N/A	CRF, Mine Waste, Paste (future)	2 x Portals from the portal pad area
Turquoise Ridge UG	Underhand Drift and Fill	LHOS	CRF, Mine Waste, Paste (future)	3 x Shafts

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Source: NGM, 2026

Figure 13-12  Goldstrike UG Isometric View Showing Mineral Reserves

Source: NGM, 2026

Figure 13-13  Leeville UG Isometric View Showing Mineral Reserves

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Source: NGM, 2026

Figure 13-14  Exodus UG Isometric View Showing Mineral Reserves

Source: NGM, 2026

Figure 13-15  Pete Bajo UG Isometric View Showing Mineral Reserves

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Source: NGM, 2026

Figure 13-16  Rita K UG Isometric View Showing Mineral Reserves

Source: NGM, 2026

Figure 13-17  South Arturo (El Nino) UG Isometric View Showing Mineral Reserves

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Source: NGM, 2026

Figure 13-18  Cortez Hills UG (CHUG) Isometric View Showing Mineral Reserves

Source: NGM, 2026

Figure 13-19  Goldrush UG Isometric View Showing Mineral Reserves

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Legend
Mining As-built
Drift and Fill
Longhole Stope
Expensed Development
Capital Development
0ft
1,000ft
2,000ft

Source: NGM, 2026

Figure 13-20  Turquoise Ridge UG Isometric View Showing Mineral Reserves

13.3	Geotechnical and Hydrogeological Considerations

13.3.1	Geotechnical

NGM operations apply a standardized ground control framework across open pit and underground mining to manage geotechnical risk and minimize fall-of-ground.

This framework ensures consistent, defensible, and continuously improving geotechnical risk management across the NGM Complex with key aspects including:

●	Centralized standards with site specific implementation;

●	Strong governance via audits, Trigger Action Response Plans (TARPs), QA/QC, and monitoring;

●	Emphasis on higher order controls before ground support;

●	Data driven design using modeling, reconciliation, and feedback loops; and

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●	Risk based acceptance criteria for both underground and open pit operations.

Key governing documents are summarized in Table 13-2.

Table 13-2  NGM Ground Control Generalized Document Framework

Ground Control Document	Purpose
NGM Fatal Risk Standard: Fall of Ground	The purpose of this standard is to eliminate the potential for fatalities, injuries, and incidents arising from risks related to fall-of-ground operations
NGM Underground Ground Control Standard	Standard design to ensure systematic planning and effective implementation of ground control systems
UG Geotechnical Mine Design Guidelines	Geotechnical recommendations on how to mine and schedule excavations to minimize damage and deformation
UG Ground Support Standards	Description of the standard, engineered support systems adopted by the mine
Barrick Open Pit Ground Control Standard	This Corporate Standard for Ground Control is intended to facilitate compliance with Barrick policies.
Ground Control Management Plan (GCMP)	Systems and processes that the mine uses to manage ground control
Ground Control TARPs	TARPs provide a previously planned course of action to be taken in the event monitoring trigger points are i) reached, ii) exceeded, and/or iii) otherwise triggered by some specific warning, threshold, or event as defined by each site

Open Pit Geotechnical Management

Open pit ground control follows the same corporate framework described above and is implemented using industry accepted slope and waste dump design methodologies. Design workflows align with established guidelines for slope design and waste storage facilities.

Soil and rock properties are derived from diamond drilling, core logging, and geotechnical surveys. Data are classified using ASTM and ISRM standards and stored in databases that support pit-specific geotechnical models.

Design, Review, and Acceptance

Third party consultants commonly develop slope and WRSF designs with site geotechnical oversight. Designs are validated and refined by comparing predicted behavior with mapped conditions, monitoring data, and historical performance.

A consequence confidence approach is used to define design acceptance criteria. Lower risk sectors may adopt lower factors of safety, while high risk sectors require more conservative criteria.

NGM Complex open pit slope design criteria (e.g., inter-ramp slope angle, maximum bench stack height, etc.) vary as a function of material type and pit as illustrated in Table 13-3.

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Table 13-3  NGM Open Pit Slope Design Parameters

Pit *	Material	IRA Range (°)	Stack Height Range (m)
South Arturo OP	Carlin Formation	7-17	122
	Bedrock	40-46	73-128
Goldstrike - West Barrel	Carlin Formation	38	24
	Bedrock	40-45	36-122
Green Lantern	Carlin Fm	17	110
	Bedrock	37-46	61-304
Perry	Bedrock	43	91
Goldstar	Bedrock	34-43	61-225
Gold Quarry GQ6	James Creek Tailings	6	6-18
	Carlin Formation	9-19	49-183
	Bedrock	42-47	91-122
Gold Quarry GQ7	Carlin Formation	N/A	N/A
	Bedrock	30-44	61-122
Cortez Pits OP	Alluvium	32-40	85
	Bedrock	31-51	98
Crossroads	Alluvium	37-42	91
	Bedrock	40-52	122
Pipeline	Alluvium	32-42	122
	Bedrock	39-50	122
Gold Acres	Alluvium	38-42	85-122
	All Bedrock	30-44	98-134
Robertson	Gold Pan Pit	38-44	122
	Porphyry Pit	38-44	122
	Alternburg Hill Pit	38-44	122
Mega Pit	All	32-42	61-122
Vista Pit	All	25-40	61-122
Fortitude Pit	All	37-54	122
Bonanaza Pit	All	40-44	122

* Note: The list of pits includes pits which may: be in evaluation stage, not being currently mined, not have Mineral Resources and/or Mineral Reserves, or not be include the LOM plan.

Slope Performance and Compliance

Slope compliance is verified through mapping, LiDAR, photogrammetry, and performance monitoring. Bench reliability at NGM targets 70% reliability using cumulative frequency analysis.

Monitoring systems include radar, InSAR, prisms, ground movement instrumentation, piezometers, and routine inspections, selected using a risk-based monitoring approach.

Underground Geotechnical Management

Underground ground control is implemented through the GCMP, which provides a systematic approach to identifying, assessing, monitoring, and responding to geotechnical hazards, defining accountabilities and ensuring compliance measurement.

Compliance against the NGM Underground Ground Control Standard is reviewed via annual geotechnical audits conducted by senior geotechnical personnel independent of site operations. Findings inform continuous improvement. External consultants are engaged every two years to

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conduct reviews of underground operations and advise on gaps against industry best practices. External consultants are also selectively engaged to support specialized assessments.

Ground Conditions and Modelling

Geotechnical risk is managed using a hierarchical control philosophy, where higher order controls (such as mining method selection and extraction sequencing) have greater influence on ground performance than lower order controls (such as ground support design).

Underground conditions are highly variable, with rock mass quality typically classified as very poor to fair. Data from diamond drilling is used to develop geotechnical models incorporating rock mass classifications, major discontinuities, hydrogeological conditions, and geochemical conditions. Material properties are collected from representative geotechnical domains. Mining Rock Mass Models (MRMR) and/or diamond drilling information are used to assess excavation placement, opening dimensions and susceptibility to damage.

NGM operates in a generally low stress environment where overburden controls stress conditions, leading to tensile conditions in excavation backs and potential for side wall convergence in areas of reduced rock mass quality or nearby structural influence. Rock mass and ground support deterioration over time requires ongoing inspection, assessment and rehabilitation.

Excavation Design and Support

Mining methods include drift and fill and long hole open stoping, selected based on economic and geotechnical considerations. Development openings typically range from 4.6–6.1 m in width and height, with corrosion resistant ground support required in long term excavations with sulfide bearing environments.

Standard engineered ground support designs are applied to all accessible excavations, with a minimum factor of safety of 1.5. Non-standard excavations are individually assessed.

Stopes are designed using the Modified Stability Graph method and individually assessed based on mining and geotechnical considerations. Typical stope dimensions are summarized in Table 13-4.

Table 13-4  Typical stope geometry for NGM Underground Operations

Stope Width (m)	Stope Length (m)	Stope Height (m)
4.6 – 15.2	9.1 - 45.7	9.1 – 24.4

Backfill, Voids, and Monitoring

Naturally occurring voids are modeled using drill data and mitigated through probe drilling, additional support, offsets, or filling. Backfill is a critical control to confine pillars, reduce failure potential, and maintain rock mass capacity. Four backfill types are used: waste rock, uncemented aggregate fill, cemented aggregate or rock fill, and cemented paste fill.

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Excavations are monitored through visual inspections, LiDAR scanning, and instrumentation. QA/QC programs verify ground control performance through testing of ground support, and backfill, monitoring of open stope voids, and detailed investigation and back analysis and gap assessment of any ground control failure. TARPs guide response to hazard triggers and non-conformances.

13.3.2	Hydrogeology

Site-based dewatering models have been developed to predict future groundwater-pumping rates. Understanding future pumping rates is required to lower the groundwater table in advance of the vertical mining schedule in the mine plan. Future dewatering wells are sited and drilled in advance to ensure continuous operation of the mine. All dewatering/depressurization efforts are to support geotechnical stability of open pit highwalls and underground workings during mining operations.

Pumped groundwater that is not used for mining and milling water use is either returned to the groundwater system via infiltration, used for irrigation, or discharged to a surface-water channel.

A robust groundwater-monitoring network is in place to monitor water levels and water quality both near and distant from all mining excavations to ensure that mining activities do not adversely impact nearby water resources or other water users. Pumping and groundwater-monitoring data are used in updates to the regional groundwater-flow models. The regional models are used to estimate the maximum drawdown extent from pumping and predict future groundwater-level elevations through the LOM and into closure.

A summary of the NGM Complex dewatering system and rates is shown in Table 13-5.

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Table 13-5  NGM Complex Dewatering Areas Summary

Mine Area	Water Level (meters AMSL)		Pumping Rates (L/min)		Planned work to achieve mine plan
	Current	LOM Plan	Current	Max LOM
Carlin - Goldstrike OP	No dewatering efforts necessary to support open pit operations				N/A
Carlin - Goldstrike UG (incl Ren)	969	737	70,030	117,726	Install six additional production wells.
Carlin - Genesis/Tristar/Goldstar OP	Mines are dewatered via Goldstrike and Leeville pumping systems				N/A
Carlin - Exodus/Northwest Exodus UG	Mines are dewatered via Goldstrike and Leeville pumping systems				N/A
Carlin - Leeville (at depth)	1,044	998	N/A	24,605	Zone 25 dewatering project AFE approved, in execution, two wells and test holes.
Carlin - Fallon	1,082	933	N/A	43,532	Additional (3-5) production wells required for Zones 26-27 and 40.
Carlin - Gold Quarry	1,106	1,097	42,396	63,689	Install one new well and deepen two existing wells.
Cortez - Crossroads/Pipeline OP Bedrock	1,033	965	80,773	84.339	Dewatering with current infrastructure
Cortez - Crossroads/Pipeline OP Alluvium	1,316	1,280	7,453	8,328	Target an Ru of 0.5 instead of a water elevation currently maintaining
Cortez Hills OP	1,615	1,615	9,407	9,407	Maintaining water levels until buttress is installed with current infrastructure
Cortez Hills UG	917	853	8,301	8,896	Dewatering with current infrastructure
Cortez - Goldrush UG	1,735	1,451	9,217	17,791	Additional wells planned for 2029, 2032, 2033, 2034, and 2035 for a target of 10 pumping wells
Robertson	1,529	1,411	0	2,271	4-8 wells being permitted now and planned for 2028 or whenever permits are granted
Cortez Pits	1,451	1,311	0	11,356	Drilling for 13 production wells starting Q4 2026 pumping to start Q2 2027
Twin Creeks OP	1,463	1,073	3,850	22,710	Install 3-6 additional production wells
Turquoise Ridge UG	631	629	3,640	3,640	Dewatering with current infrastructure
Phoenix	1,655	1,567	2,180	2,300	Install 1 additional production well

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13.4	Mine Design

13.4.1	Open Pit Design

The mine design process integrates geotechnical and hydrological recommendations into the design of final high walls and incorporates ramps and haulage access to waste dumps and processing facilities, resulting in a practical final pit design. Some deposits include phased pit designs which are used to sequence the mining operation. Phases are designed to optimize the economics of the deposit and/or provide access to selected ore for blending purposes.

The final pit design is based on parameters including:

●	The selected optimized pit shell resulting from the open pit optimization process described in 12.1.1;

●	Bench height is 6.1 m (20 ft) (sometimes 15.2 m (50 ft)) with single, double, and triple benching by sectors;

●	Main haul roads are designed with 35 m width and maximum 10% gradient;

●	Roads within the carbonaceous sediments geotechnical domain are designed with a width of 40 m to account for residual geotechnical risk;

●	In-pit single-lane haul roads (typically to within three 6.1 m (20 ft) benches of pit bottom) have a design width of 20 m and a maximum gradient of 12%; and

●	The minimum mining width for phase design is generally targeted to be 60 m; however, locally can be narrowed to 40 m.

The geotechnical parameters and considerations are described in more detail in Section 13.3.

13.4.2	Underground Mine Design

Underground mine design is performed by NGM site personnel using mine planning software and internal guidance documents.

Each operation uses this guidance in conjunction with site specific information such as the relevant mining vehicle sizes, standard ground support and local experience related to rock mass characteristics including ground water impacts such as quantity and chemistry.

Specific details of typical design parameters are described in Table 13-6 and the geotechnical considerations are detailed in Section 13.3.1.

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Table 13-6  NGM Complex Underground Design Parameters

Mine	Typical Access Dimensions	Typical Stope Mining Dimensions
Goldstrike UG	5.2m Wide, 5.5m High	6.1-7.6m Wide, 10.7-30.5m High, length varies
Ren	5.5m Wide, 6.1m High	7.6m Wide, 21.3m High, length varies
Leeville	5.2m Wide, 5.8m High	9.1m Wide, 18.3m High, length varies
Fallon	5.2m Wide, 5.8m High	9.1m Wide, 18.3m High, length varies
Exodus	5.2m Wide, 5.5m High	6.1-12.2m Wide, 19.8m High, length varies
Pete Bajo	5.2m Wide, 5.5m High	4.6-9.1m Wide, 13.7m High, length varies
Rita K	6.1m Wide, 6.1m High	5.2-10.4m Wide, 20.7m High, length varies
El Niño	5.2m Wide, 5.5m High	6.1m Wide, 22.9m high, length varies
Cortez Hills UG	5.5m Wide, 5.5m High	7.6m Wide, 23.8-28.4m High, length varies
Goldrush	6.1m Wide, 6.1m High	9.1-15.2m Wide, 25.9m High, length varies
Turquoise Ridge UG	5.2m Wide, 5.2m High	Drift and Fill 4.6-9.1m Wide, 4.6m High, length varies

Underground Long Hole Stoping

Long-hole stoping is used in areas with vertically continuous ore geometries which have poor to fair rock mass conditions. Multiple variants of the method are employed which include:

●

Transverse long hole open stoping; method that extracts ore by blasting it into an open stope, which is created by drilling long holes perpendicular to the orebody’s strike. This is the most commonly utilized method at NGM, primarily for large width, steeply dipping ore bodies.

●	Longitudinal open stoping; method where the long axis of the stope is parallel to the strike. Primarily utilized for narrower ore zones.

●

Blind benching, similar to a traditional long hole stope, but a full bottom cut is not developed. This is used where the vertical extent of the ore is 9-13 m and requires sublevels to be on opposite sides of the orebody.

●

Floor pulls, where after completing either a top-cut or a drift and fill cut, short 2-9 m blastholes are drilled into the sill of the drift. The floor pull and drift are backfilled concurrently after mining. These are used around stopes to improve the overall recovery of the zone, and where there is insufficient ore to justify adding a deeper level.

●	Uphole stoping, where a top-cut is not driven to reduce costs. Both blasthole drilling and mucking occur from the bottom cut. This method is used in zones where paste backfill is available.

Planned stope level spacing is 10.6–30.5 m (35–100 ft) high based on ground conditions and orebody geometry.

Primary stopes are stopes that are mined first in the sequence, and they are backfilled with a cemented rock fill (CRF) or paste fill (paste). Stopes mined in between the primary stopes are referred to as secondary stopes. Secondary stopes are backfilled either with paste or a combination of CRF and/or waste rock fill (sometimes referred to as gob fill) based on geotechnical requirements. Stopes are typically sequenced to be mined from the bottom up.

Generally, the homogeneity and strength characteristics of cemented backfill placed in the primary stopes allows for secondary stopes to be mined with greater width, length, and/or height parameters. Primary stopes have dimensions ranging from 4.6-9.1 m (15-30 ft) wide, while secondary stopes are

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4.6-12.2 m (15-40 ft) – the exception being Goldrush, which primarily uses 15.2 m (50 ft) wide primary and secondary stopes.

Stope strike length varies, typically from 9.1–45.7 m (30–150 ft) and is dictated by geotechnical criteria for wall exposure or the transverse width of the orebody, whichever is less. Multiple panels are taken with a backfill cycle in between where the orebody is wider than the maximum allowable strike length.

Figure 13-21 shows a schematic of a typical long-hole stoping area and nomenclature used.

Source: NGM, 2024; not to scale

Figure 13-21  Long-hole Stoping Mining Method Schematic

Figure 13-22 shows the typical mining sequence of the long-hole mining method employed at the NGM Complex operations.

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Source: NGM, 2024; not to scale.

Figure 13-22  Typical Long-hole Stoping Mining Sequence

Underground Drift and Fill

Drift and fill mining is a method of mining typically used for wide underground deposits with very poor to poor rock mass quality. A drift is mined into the orebody extracting the ore and backfilled, then another drift is mined adjacent to the first drift and then also backfilled. This continues until all the ore at that elevation is extracted. There are two variations of this method utilized at the NGM Complex operations, underhand drift and fill and overhand drift and fill. Overhand drift and fill is where the vertical progression of mining is in an upward direction such that each new level of drifts are mined above (on-top of) the previously mined and backfilled drifts (see Figure 13-23). This method is employed in areas where high strength cemented backfill is not available or where there is insufficient vertical thickness of the orebody to justify the added cost of underhand mining. Underhand drift and fill is where the vertical progression is in a downwards direction; each new level of drifts occurs underneath the previously mined and backfilled drifts. This variation is generally more suitable for poorer in-situ rock conditions where homogenous, high strength backfill is available.

Figure 13-24 shows the mine method and progression for underhand drift and fill.

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Source: Adapted from Williams et al., 2007

Figure 13-23  Overhand Drift and Fill

Source: NGM, 2021; not to scale

Figure 13-24  Underhand Drift and Fill with Cemented Aggregate Backfill Mining Method Schematic

Underground Backfill

The NGM Underground operations widely use backfill to support ground, enable safe ore extraction, and manage waste. Mines typically employ various backfill types and production methods, tailored to their specific geological conditions and operational needs.

As stated earlier, backfill types include waste rock, uncemented aggregate fill, cemented aggregate or rock fill, and cemented paste fill.

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●

Paste fill systems are generally complex. They use surface paste plants to combine materials like processing tails, crushed aggregate, and cement slurry into a high-solids mix. This paste is then transported underground through boreholes and reticulated pipeline systems. Bulkheads contain the paste within stopes as it cures. The exact composition, including solids content and the amount of binder, is carefully controlled to achieve desired strength properties.

●

Cemented rock fill (CRF) is a frequently used backfill type, typically produced using surface or underground continuous mixing or batch plants. These plants precisely blend aggregates (like crushed limestone), cement, and often fly ash as a secondary binder. Water and specialized admixtures (such as water-reducing agents) are introduced during mixing to achieve the correct consistency and strength. The CRF is then typically transported to backfill locations using haul trucks and placed using underground loaders. CRF is dumped or mechanically compacted with jammers depending on the application. The binder content and water-to-binder ratio are crucial for ensuring the backfill’s consistency, strength, and curing characteristics.

●	Uncemented ROM waste is mined waste that is placed directly into voids. It may be loosely compacted in place using jammers.

Any individual NGM operation often uses combinations of these backfill methods. The choice of method employed considers factors including:

●	Geotechnical: required strength and stability, deformation, permeability and drainage properties, potential for consolidation and settlement.

●	Material characteristics: availability of source materials, properties of binders and admixtures, pumpability.

●	Economics: cost of raw materials, processing and transportation expenses, associated labor and equipment costs, impact on ore recovery.

●	Future mining plan: need or the potential for adjacent mining.

13.4.3	Waste Dumps

Waste dumps are designed to meet geotechnical safety criteria and comply with the Waste Rock Management Plan (WRMP) and environmental regulations. Key considerations include minimizing acid generation from Potentially Acid Generating (PAG) waste, meeting reclamation slope requirements, and ensuring overall stability through geotechnical analysis. PAG rock is encapsulated within non-PAG (acid-neutralizing) material to limit exposure to air and water. Dump slopes are governed by the more conservative of reclamation or geotechnical stability requirements, typically resulting in reclamation-controlled slopes of 2.5H:1V to 3H:1V. Dumps are constructed in approximately 15 m lifts with catch benches sized according to slope design. During reclamation, dumps are regraded to smooth slopes, covered with 15–60 cm of topsoil as permitted, then corrugated and seeded to support revegetation.

Phoenix waste rock areas will be constructed in variable vertical lift heights ranging from 6.1 m to 61 m (20 ft to 200 ft) but would not exceed a 244 m (800 ft) upper limit. Dumps with lift heights greater than 61 m will be utilized for Box Canyon and Philadelphia Canyon Dumps.

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13.4.4	Stockpiles

Due to the multiple types of recovery processes at the NGM Complex, ore is stockpiled according to its geochemistry and grade. The stockpile reclaim strategy considers a combination of gold grade and geochemistry to optimize the throughput and recovery of the process facilities over the LOM.

13.5	Mining Equipment and Personnel

13.5.1	Open Pit Mining

The current mine equipment fleet will be used throughout the mine operations as well as for stockpile rehandle and reclamation. The primary loading fleet includes electric and hydraulic shovels and wheel loaders. The haul truck fleet consists of various sized/class haul trucks matched to the primary loading equipment.

Blast hole drill fleet consists of rotary and hammer track drills. Ancillary and support equipment includes track and wheeled dozers, graders, water trucks and mill feed loaders. Equipment requirements are summarized in Table 13-7.

Table 13-7  NGM Complex Surface LOM Equipment Requirements

Class	Description	# of Units
		Carlin	Cortez	Turquoise Ridge	Phoenix
Excavators	Hitachi EX3600, EX5500	3	2	2	3
Shovels	P&H 4100, 2800	3	4	2	0
Haul Trucks	KOM 930, KOM 830, CAT 795, CAT 793, CAT 789, CAT 785, CAT 777	59	45	20	20
Drills	PV-271, PV-231, IR DML, D650i, D65	11	9	4	8
Support Loaders	LeTourneau 1850, CAT 994, CAT 988, CAT 993, CAT 992, CAT 6040	12	6	4	3
Dozers	CAT D10, CAT D11	11	12	4	5
Graders	CAT 24, CAT 18, CAT 16	7	6	4	4
RTDs	CAT 854, CAT 834	7	5	4	3
Scrapers	CAT 637	1	1	1	0
Water Trucks	KOM 930, KOM 830, KOM HM400, CAT 793, CAT 785, CAT 777	9	7	3	3

13.5.2	Underground Mining

The NGM Underground operations mainly utilize diesel powered rubber-tired equipment consisting of load-haul-dump (also referred to as LHD, loaders, or muckers), articulated haul trucks, long-hole drills, jumbos, and bolters. Additionally, there are various fleets of ancillary/support equipment at each operation, including personnel carriers, forklifts, scissor lifts, explosives trucks, shotcrete sprayers, shotcrete remix trucks, lube trucks, graders, dozers and water trucks. Mobile equipment

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fleets are generally managed by the individual mines, however, both short- and long-term transfer of equipment between mines is performed on an as-needed basis. The LOM plan average and maximum equipment requirements are summarized in Table 13-8.

Table 13-8  NGM Complex Underground LOM Mine Equipment Requirements

Mine	Primary Production Fleet	Loaders	Haul Trucks	Bolter Drills	Jumbo Drills	Production Drills
Goldstrike UG	Average #	6	6	6	4	2
	Max #	10	13	8	6	3
Ren	Average #	4	8	3	2	3
	Max #	5	12	4	3	3
Leeville	Average #	8	20	10	4	5
	Max #	10	20	10	4	5
Exodus	Average #	5	7	2	2	2
	Max #	6	8	3	2	2
Pete Bajo & Rita K	Average #	5	7	5	3	1
	Max #	8	10	6	3	2
South Arturo UG	Average #	2	2	1	1	1
	Max #	3	3	2	2	1
Cortez Hills UG	Average #	6	9	3	2	2
	Max #	7	12	6	3	2
Goldrush	Average #	9	9	8	4	6
	Max #	11	13	9	4	6
Turquoise Ridge UG	Average #	12	20	12	5	1
	Max #	16	23	14	6	1

13.5.3	Personnel

NGM requires a large workforce to conduct its operations. There are 6,478 people budgeted to be directly employed in the mining operations and 799 in support and administrative roles; for a total headcount of 7,277 NGM employees (excluding contractors), summarized in Table 13-9.

Table 13-9  Mining Personnel Requirements

Area	Mining Headcount
Carlin	3,320
Cortez	1,647
Phoenix	493
Turquoise Ridge	1,018
General, administrative, support	799
Total	7,277

13.6	LOM Production Schedule

In connection with EOY2025 Reserve estimations, NGM has created a Reserves-Only schedule that supports the Mineral Reserves presented in Table 12-11. The Reserves-Only schedule spans the 33 years of 2026-2058.

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For open pits, mining rates are constrained by available haulage hours. NGM re-allocates haulage units as necessary between the various mine sites to provide ample haulage hours. Open pit mine plans/schedules include all necessary waste stripping.

Underground mine plans are majorly constrained by haulage and/or hoisting capacities, development rates, and backfill capacities (CRF, Paste, and GOB). Underground mine plans include considerations for the mining dilution and mining recovery factors discussed in Section 12.1.2. Underground mine plans/schedules include all necessary capital and expensed to development to create access to stoping and drift & fill ore mining areas.

Processing plans are constrained by many factors including mill throughput (which can vary depending upon ore hardness); geochemical constituents (particularly carbonate, sulfide sulfur, and total carbonaceous material grades); and reagent addition capacities (particularly sulfuric acid additional at the Goldstrike and Sage autoclaves).

Table 13-10  LOM Reserves-Only Mine Plan Summary

Reserves Mine Plan	Units	Carlin	Cortez	TR	Phoenix	NGM Total
Open Pit Waste Mined	kt	500,656	276,643	225,980	182,331	1,185,609
Open Pit Ore Mined	kt	53,599	97,466	17,333	172,030	340,428
Open Pit Grade Mined	g/t	2.33	0.92	1.92	0.57	1.02
Open Pit Ounces Mined	koz	4,017	2,883	1,072	3,154	11,126

Underground Waste Mined	kt	7,143	13,566	19,414	0	40,123
Underground Ore Mined	kt	29,176	45,819	34,292	0	109,287
Underground Grade Mined	g/t	8.15	6.67	10.59	0	8.30
Underground Ounces Mined	koz	7,646	9,829	11,676	0	29,151

Total Waste Mined	kt	507,799	290,209	245,393	182,331	1,225,732
Total Ore Mined	kt	82,775	143,285	51,625	172,030	449,715
Total Grade Mined	g/t	4.38	2.76	7.68	0.57	2.79
Total Ounces Mined	koz	11,663	12,712	12,748	3,154	40,277

Table 13-11  LOM Reserves-Only Processing Plan Summary

Reserves Process Plan	Units	Carlin	Cortez	TR	Phoenix	NGM Total
Open Pit Processed	kt	53,599	97,466	17,333	172,030	340,428
Underground Processed	kt	29,176	45,819	34,292	0	109,287
Stockpiles Processed	kt	39,330	2,765	22,616	6,889	71,599
OP Contained Au oz Processed	koz	4,017	2,883	1,072	3,154	11,126
UG Contained Au oz Processed	koz	7,646	9,829	11,676	0	29,151
STK Contained Au oz Processed	koz	2,716	178	1,750	157	4,802
Total Ore Processed	kt	122,105	146,050	74,241	178,919	521,314
Ore Au Grade Processed	g/t	3.66	2.75	6.07	0.58	2.69
Contained Au oz Processed	koz	14,380	12,890	14,497	3,311	45,078
Recovery	%	82%	88%	87%	68%	84%
Recovered Au oz Produced	koz	11,277	10,902	12,121	2,160	36,460

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Table 13-12  LOM Reserves-Only Mine Plan Details

Reserves Mine Plan	Units	Year(s)	1	2	3	4	5	6	7	8	9	10	11-33
		LOM	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036-2058
Open Pit Waste Mined
Carlin	kt	500,656	55,738	60,440	43,197	48,869	57,574	35,215	40,541	42,184	42,284	50,092	24,521
Cortez	kt	276,643	69,665	52,970	64,052	24,781	26,545	8,357	7,634	7,627	7,645	4,123	3,244
TR	kt	225,980	0	3,035	16,861	23,605	40,466	40,466	40,466	0	1,258	0	59,820
Phoenix	kt	182,331	15,484	10,234	11,608	9,546	15,552	22,473	14,763	9,508	11,720	15,023	46,418
Open Pit Ore Mined
Carlin	kt	53,599	7,698	5,134	1,919	7,189	3,653	4,098	4,534	2,880	2,669	2,357	11,467
Cortez	kt	97,466	11,580	12,502	17,692	12,428	11,985	5,932	5,823	5,817	6,981	3,765	2,962
TR	kt	17,333	142	231	1,283	1,796	3,078	3,078	3,078	0	96	0	4,551
Phoenix	kt	172,030	9,307	16,936	15,444	10,294	11,599	9,521	12,593	13,241	10,398	10,513	52,184
Open Pit Grade Mined
Carlin	g/t	2.33	2.02	3.26	2.22	0.95	2.18	2.38	1.80	2.72	2.09	1.71	3.31
Cortez	g/t	0.92	1.06	1.05	0.85	1.09	1.09	0.70	0.63	0.63	0.79	0.79	0.79
TR	g/t	1.92	1.53	1.92	1.92	1.92	1.92	1.92	1.92	0	1.92	0	1.92
Phoenix	g/t	0.57	0.69	0.54	0.60	0.58	0.63	0.55	0.44	0.50	0.59	0.57	0.58
Open Pit Ounces Mined
Carlin	koz	4,017	502	539	137	219	257	314	264	253	179	130	1,223
Cortez	koz	2,883	396	425	486	437	421	133	119	118	177	96	75
TR	koz	1,072	7	14	79	111	191	191	191	0	6	0	282
Phoenix	koz	3,154	208	295	300	191	236	168	179	213	198	193	973

Underground Waste Mined
Carlin	kt	7,143	1,511	891	1,091	903	630	664	552	372	338	103	90
Cortez	kt	13,566	1,760	1,257	1,210	1,271	1,054	971	1,036	931	994	911	2,171
TR	kt	19,414	557	602	590	765	843	956	726	597	740	721	12,318
Phoenix	kt	0	0	0	0	0	0	0	0	0	0	0	0
Underground Ore Mined
Carlin	kt	29,176	3,605	3,605	3,267	3,207	2,671	2,668	2,110	1,730	1,622	1,597	3,093
Cortez	kt	45,819	2,408	3,090	3,325	3,078	3,063	1,567	1,658	1,835	2,052	2,089	21,652
TR	kt	34,292	1,055	1,328	1,126	1,025	1,092	1,107	1,129	1,013	1,330	1,088	23,001
Underground Grade Mined
Carlin	g/t	8.13	7.99	7.18	7.68	7.49	8.27	8.40	9.08	8.64	8.44	7.97	9.20
Cortez	g/t	6.66	7.86	7.31	6.98	6.63	6.58	6.17	5.94	6.79	8.51	6.33	6.33
TR	g/t	10.57	11.68	11.06	11.65	11.01	10.78	10.94	10.74	12.17	10.37	9.99	10.35
Underground Ounces Mined
Carlin	koz	7,646	929	835	808	774	712	722	617	482	441	410	917
Cortez	koz	9,829	610	728	748	658	649	312	317	401	563	426	4,416
TR	koz	11,676	397	473	423	364	379	390	391	397	444	350	7,668

Total NGM Reserve Ounces
Ounces Mined	koz	40,277	3,049	3,308	2,981	2,754	2,845	2,230	2,077	1,864	2,009	1,605	15,554
Ounces in Stockpiles	koz	4,802	470	246	443	565	272	444	432	552	255	250	871
Total NGM Reserve Ounces	koz	45,078	3,518	3,554	3,424	3,320	3,117	2,674	2,509	2,417	2,265	1,856	16,425

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14	Processing and Recovery Methods

The NGM Complex operates a series of integrated facilities designed to process ores from various open pit and underground sources. The facilities are equipped to treat a range of ore types, including single refractory (sulfidic) and double refractory (sulfidic and carbonaceous) ores, as well as oxide ores. Processing methods employed include roasting, pressure oxidation (POX), heap leaching, cyanide leaching, and flotation as shown in Table 14-1.

Table 14-1  NGM Processing Methods

Method	Ore Type Treated	Key Features
Roasting	Single/double refractory (sulfidic + carbonaceous)	Blended feed for heat balance. Used for preg-robbing ores.
Pressure Oxidation	Sulfidic refractory (acid/alkaline POX)	Flexible based on carbonate/sulfide ratio. Used for sulfide-encapsulated gold ore with low preg-robbing also known as single refractory ore
Heap Leaching	Oxide ores	Low-cost treatment method for low grade ores readily amenable to cyanidation without oxidative pre-treatment
Cyanide Leaching	All (post-treatment or direct for oxides)	Standard gold extraction after oxidative pre-treatment. Also used stand-alone for higher grade oxide ores which are readily amenable to cyanidation without oxidative pre-treatment
Flotation	Primary and secondary gold bearing copper sulfides + Iron sulfides secondary recovery	Copper sulfide flotation flowsheet catering for both primary and secondary sulfides and allows for partially oxidized material in the feed for gold recovery. Down stream reactivation of iron sulfides that are floated to generate a concentrate used as a fuel source within the NGM complex for both Roasters and Autoclave processing facilities

The processing operations at NGM are as summarized in Table 14-2

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Table 14-2  Processing Operations Summary

Process Operation	Capacity	Average Recovery	Notes
Gold Quarry Roaster	3.8 Mtpa (LOM avg. 3.8 Mtpa)	85% (range 82–92%)	Historically “Mill 6”; ~0.4 Moz Au/yr. Expansion/rebuild completed Q2 2024 (airslides, recycle bucket elevator, quench seal pot redesign, new SO2 converter). Mill 5 concentrator on care & maintenance.
Goldstrike Autoclave	5.0 Mtpa (LOM avg. 3.6 Mtpa)	77% (range 74–85%)	~0.2 Moz Au/yr. $30M conversion from Ca-thiosulfate RIL to cyanide CIL completed Q1 2023, improving recovery and reducing costs. Processes refractory and oxide ore; POX bypassed for oxide; separate CIL circuits.
Goldstrike Roaster	5.8 Mtpa (LOM avg. 4.8 Mtpa)	85.1% (range 84–90%)	~0.7 Moz Au/yr.
Carlin Leach Pads	15 Mt remaining capacity (32 Mt LOM placement)	66% (remaining LOM)	LOM placement at 0.67 g/t Au from Carlin sources.
Juniper Oxide Mill	0.6 Mtpa	80%	Processes ROM oxide ore, especially higher-carbonate ores, via conventional oxide flowsheet.
Sage Autoclave	4.0 Mtpa	86%	Treats single refractory ore from Turquoise Ridge complex (TR UG, Vista UG, long-term stockpiles, Mega pit). Shares CIL and carbon handling circuits with Juniper Oxide Mill. Recent upgrades to trash screens.
Pipeline Mill	3.5 Mtpa	75%	Processes higher-grade oxide ore. Undergoing upgrades (oxygen injection to CIL, cyanide detox) to handle more challenging ores.
Cortez Leach Pads	54 Mt remaining capacity (91 Mt LOM placement)	45% (remaining LOM)	LOM placement at 0.32 g/t Au from Cortez sources; includes Robertson project with a dedicated leach pad.
Phoenix Concentrator	11.3 Mtpa	Au: 70%; Cu: 71%	Sulfide flotation concentrator treating Fortitude & Bonanza ores. Products include Cu-Au concentrate (sold), gold doré, and pyrite–pyrrhotite concentrate used as fuel at refractory facilities.
Phoenix Copper Leach Pad & SX/EW	122 Mt remaining capacity (29 Mt LOM placement)	50% (Cu)	Conventional ROM copper oxide heap leach with SX/EW. LOM placement at 0.125% Cu from Fortitude, Bonanza, and Reona pits.

14.1	Current Operations

14.1.1	Goldstrike Roaster

The Goldstrike roaster circuit is designed to treat double refractory, carbonaceous ores that cannot be processed in the existing POX circuit. It includes primary and secondary crushing, two parallel dry grinding circuits, and two dual stage fluidized bed roasters. The roasters use high-purity oxygen to burn off organic carbon and oxidize sulfide sulfur, achieving over 95% sulfide oxidation and over 80% organic carbon oxidation. The process involves heating ore with natural gas and sulfur prill pellets, with temperature control maintained in both stages. Off-gas from the roasters is cleaned to remove mercury, sulfur dioxide, CO, and NOx, with mercury converted to calomel for offsite

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processing. The calcine is rapidly cooled in quench tanks, neutralized with lime, and the resulting slurry is fed into a CIL circuit for gold leaching, where gold is adsorbed onto activated carbon. The loaded carbon is then processed through elution, acid washing, and regeneration to produce doré bullion. Final tailings are detoxified and stored in the tailings facility.

Figure 14-1  Process Flowsheet – Goldstrike Roaster

Table 14-3   Process Equipment – Goldstrike Roaster

Roaster	Equipment Type/Item	Number
Goldstrike Roaster	Thyssenkrupp double rotator ball mill, 2 x 5.8 m x 17.5 m, 7,355 kW	2
	Dorr Oliver roasters 2 stage bubbling fluidized bed	2

14.1.2	Goldstrike Autoclave

The plant operates with two primary processing routes: autoclave POX for refractory ores and a separate oxide circuit that bypasses the autoclave entirely.

Ore is crushed and ground, utilizing both jaw and gyratory crushers feeding parallel SAG mill-Ball mill grinding circuits with pebble crushing. For refractory ores, the pre-treatment stage is crucial. Lower carbonate ores undergo acidulation with sulfuric acid to digest carbonates before POX, while higher carbonate ores are processed in autoclaves configured for alkaline POX.

POX in the autoclaves takes place under elevated pressure and temperature using high-purity oxygen, with careful temperature control. The acidic discharge from acid POX is neutralized prior to cyanidation. Alternatively, oxide ores are milled and sent directly to a CIL circuit, as gold is naturally

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liberated, and pre-treatment is not necessary. Following neutralization, gold recovery takes place in separate parallel conventional CIL trains, where gold is leached and adsorbed onto activated carbon. The loaded carbon is then stripped, regenerated, and the electrowon gold is refined into doré bullion. The plant also incorporates a cyanide detoxification circuit and tailings thickener before the final tailings slurry is managed.

Figure 14-2  Process Flowsheet – Goldstrike Autoclave

Table 14-4   Process Equipment – Goldstrike Autoclave

Autoclave	Mill Circuit	Item	Size/Quantity	Source/Vendor
Goldstrike	Mill 1	Jaw crusher	224 kW, 1.3 m x 1.5 m	Telsmith
		SAG mill	1,864 kW, 6.7 m x 2.4 m	Allis Chalmers
		Secondary ball mill	1,342 kW, 4.1 m x 5.5 m	Dominion
			932 kW, 3.8 m x 4.3 m	Allis Chalmers
		Tertiary ball mill	2,983 kW, 4.9 m x 5.5 m	Svedala
	Mill 2	Gyratory crusher	298 kW, 1.1 m x 1.7 m	Allis Chalmers
		Autogenous grind mill	2,983 kW, 7.3 m x 3.7 m	Fuller
		Secondary ball mill	3,729 kW, 5.0 m x 9.3 m	Fuller

14.1.3	Gold Quarry Roaster

Gold Quarry Roaster (previously known as Mill 6) processes ore primarily from the Carlin Complex and Cortez Undergrounds, along with concentrates to enhance fuel value.

The Gold Quarry Roaster utilizes two-stage crushing followed by dry grinding. Ore and sulfide sulfur concentrate are conveyed to a natural gas-heated mill, dried, and ground to a target product size P80 of 74 µm before being transferred to bag houses.

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The single-stage roasting process involves material being preheated with natural gas and continuously fed to two parallel roasters. An exothermic chemical reaction is maintained with molten sulfur as needed to oxidize sulfides and organic carbon. High-purity oxygen is added to ensure over 90% sulfide oxidation and over 80% organic carbon oxidation. Exhaust gases from this stage undergo classification, gas quenching, and final dust scrubbing.

Off-gas cleaning combines the dust-free gases from both roasters to capture mercury (via chlorine sparging), sulfur dioxide (converted to sulfuric acid for internal NGM use), and carbon monoxide before atmospheric venting. Concurrently, the calcine product from the roaster undergoes quenching and neutralization where it is rapidly cooled with recycled process water and neutralized with milk-of-lime. The slurry is then thickened, with the underflow directed to a CIL circuit.

Neutralized slurry is pumped to a CIL circuit, where it is treated in agitated tanks with cyanide, and activated carbon to recover the gold. Loaded carbon is then transferred for elution, acid washing, and regeneration, while the circuit tails are sent to a cyanide detoxification reactor before impoundment in the TSF. Optionally, a magnetic separation circuit can recover remaining magnetic gold from tails for reprocessing at NGM’s autoclaving facilities.

Crushing
Grinding
Roasting
Gas from Roasting
Roaster(2)
Calcine Coolers(4)
Ducons (DC20-23)
Quench Tanks (TK01-04)
Neutralization
Thickener
Wash Tower
Gas Cleaning
Wet ESP
Hg Tower
Hg
Elemental Mercury
Electrowinning
Leaching
Acid Plant
FA30
SO2 Drying Tower
Absorption Tower
SO2 Convertor
Product Sulfuric Acid
Loaded Carbon
CIL Tanks (10)
Mill 6 Tails
Stripping & Refining

Figure 14-3  Process Flowsheet – Gold Quarry Roaster

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Table 14-5  Process Equipment – Gold Quarry Roaster

Roaster	Equipment Type/Item	Number
Gold Quarry Roaster	Double rotator Ball Mill 6.1 m x 25.6 m, 11 MW	1
	Lurgi Circulating Fluid Bed (CFB) roasters	2

14.1.4	Juniper Mill

Grinding is carried out via conventional SABC circuit with a variable speed SAG closed with a ball mill via hydro-cyclones. The cyclone overflow reports to the neutralization circuit where it is mixed with material discharged from Sage mill autoclaves. The carbonate content in the Juniper ore helps neutralize highly acidic autoclave discharge. After neutralization, the combined slurry reports to a combined CIL circuit for gold recovery. Loaded carbon from CIL is transferred for elution, acid washing, and regeneration. With the current configuration, Juniper mill carries out carbon stripping for both, itself and Sage mill. Combined CIL tailings are treated in a cyanide detoxification circuit and transferred to a TSF.

Combined flowsheet for Juniper and Sage Mills will be presented in the Sage Autoclave section below

Table 14-6  Process Equipment – Juniper Mill

Area	Item	Description	Capacity
Juniper	SAG mill	Marcy 5.5 m x 2.0 m	671 kW
	Primary ball mill	Marcy 3.5 m x 5.0 m	858 kW

14.1.5	Sage Autoclave

Single refractory sulfide ore reports to a SAG mill – Ball mill circuit for primary grinding. Primary cyclone overflow reports to secondary ball mills, and after secondary grinding – the cyclone product reports for tertiary ball milling. After ball milling, ore reports to a thickener. Thickened slurry is then pumped to acidulation, where sulfuric acid is added to digest carbonates in the ore. Post acidulation the ore undergoes pressure oxidation in two parallel autoclaves to dissolve the sulfides, where heat recovery and cooling systems manage temperature. Autoclave discharge is cooled and scrubbed before releasing gases. After pressure oxidation, ore is mixed with Juniper slurry in neutralization and prepared for subsequent standard CIL gold recovery. Loaded carbon from the CIL circuit is acid-washed, stripped, and regenerated. CIL tailings are treated in a cyanide detoxification circuit and transferred to a TSF.

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REFRACTORY ORE
SAGE MILL
HOPPER
SAG MILL
PRIMARY BALL MILL
SECONDARY BALL MILL (X2)
THICKENER
JUNIPER MILL
OXIDE ORE
JAW CRUSHER
SAG MILL
BALL MILL
THICKENER
ACIDULATION (4 TANKS)
NEUTRALIZATION (3 TANKS)
AUTOCLAVING (X2)
GOLD REFINING
CIL LEACHING
CARBON STRIPPING REGEN
PRE-AERATION
TO TAILINGS
CIL TRAIN (7 TANKS)
NEVADA GOLD MINES
OPERATED BY BARRICK
TURQUOISE RIDGE

Figure 14-4  Process Flowsheet – Sage Autoclave

Table 14-7   Process Equipment – Sage Autoclave

Item	Description	Capacity
SAG mill	Koppers, 8.5 m x 3.0 m	2,983 kW
Primary ball mill	Svedala, 6.1 m x 9.1 m	5,593 kW
Secondary ball mills	2 x Dominion, 5.0 m x 8.8 m	2,983 kW
Autoclaves	5.0 m x 22.3 m	339 m3
Oxygen plant	air products ASU, 95% O2	1,360 t/d

14.1.6	Pipeline Mill

Oxide ore at Cortez is treated onsite at the Pipeline mill (Cortez oxide mill). The mill processes ore from Pipeline, Cortez Pits, Crossroads, and Cortez Hills Underground (CHUG), with plans to include ore from Robertson in the future. Jaw crushing followed by conventional SABC grinding. After grinding, ore is thickened and sent to a CIL circuit for gold recovery. Loaded carbon from Cortez area leach pads is also eluted at the oxide mill. Currently the mill is undergoing upgrades such as oxygen injection to CIL, and cyanide detoxification upgrades to be able to efficiently process more challenging ores in the future.

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Figure 14-5  Process Flowsheet – Pipeline Mill

Table 14-8   Process Equipment – Pipeline Mill

Area	Item	Description	Capacity
Cortez Oxide	SAG mill	Allis 7.9 m x 3.4 m	3,356 kW
	Primary ball mill	Allis 4.9 m x 8.7 m	3,356 kW

14.1.7	Phoenix Concentrator

Copper-gold flotation concentrator with additional circuits for gold recovery (gravity and CIP) and iron sulfides (bulk sulfide flotation). Gyratory crushing followed by conventional SABC milling. Gravity circuit (Knelson concentrators) incorporated within the grinding circuit via bleed stream from ball mill discharge, to recover coarse gold particles. After grinding, cyclone overflow slurry is sent to selective copper flotation. Copper bearing minerals are concentrated in one rougher and two cleaner flotation stages. The final cleaner concentrate is thickened and filtered. Final copper-gold concentrate is sold to external customers. Tails from copper flotation report to bulk sulfide flotation where a pyrite-pyrrhotite concentrate is produced in one rougher circuit. This concentrate is then thickened, filtered and shipped to NGM refractory processing facilities to be used as fuel source. The bulk concentrate contains gold, which is recovered at the refractory facilities and credited back to Phoenix. Bulk sulfide flotation tails are deslimed, with the cyclone overflow sent to tails thickening, while cyclone underflow is leached in a conventional CIP circuit to recover remaining leachable gold. Carbon is acid washed, eluted, and regenerated. CIP tailings undergo cyanide detoxification and are deposited in the TSF.

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Figure 14-6  Process Flowsheet – Phoenix Concentrator

Note: Rougher A Train modified to run as a bulk sulfide flotation circuit. Magsep has been decommissioned. Regrind mills have been decommissioned.

Table 14-9   Process Equipment – Phoenix Concentrator

Item	Quantity	Source/Vendor
1.5 m x 2.3 m primary gyratory crusher	1	Fuller Traylor
1.3 m x 1.7 m primary gyratory crusher	1	Metso
Secondary cone crushers	2	Raptor 1100
Pebble cone crusher	1	Metso MP800
11.0 m x 5.5 m SAG mill, 13,423 kW	1	Farnell Thompson
6.4 m x 10.1 m overflow ball mill, 7,084 kW	2	Farnell Thompson
KC-48 concentrators	4	Knelson
CS-4000 intensive cyanidation reactor	1	Consep Acacia
160 m3 flotation tank cells	12	Dorr-Oliver
150 m3 flotation mixed-row cells	6	Dorr-Oliver
30 m3 flotation tank cells	8	Dorr-Oliver
E-CAT concentrate thickener	1	EIMCO
32 m high-rate tailings thickener	1	Outokumpu
Plate and frame filter press	3	Lasta
49.5 ft x 54 ft agitated leach tanks	2	-
36.5 ft x 40 ft agitated CIP tanks	5	-
ADR circuit	1	Pressure Zadra

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14.1.8	Phoenix SX/EW

Oxide and transitional ores are stacked on the pad and treated with sulfuric acid for copper extraction. The pregnant solution is treated via conventional solvent extraction / electrowinning (SX/EW) to produce copper cathode as a final product (4.5-9.1 kt annually) on a 9-month recovery curve. Barren solution after copper extraction is returned to the pad for further leaching of ore.

Figure 14-7  Process Flowsheet – Phoenix SX/EW

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Table 14-10  Process Equipment – Phoenix SX/EW

Item	Quantity	Source/Vendor
Mixer tank	12	CAID
Raffinate tank	1	GBI
Mixer	6	Lightnin
Electrolyte tank	4	GBI
Crud centrifuge	1	Flottweg
Electrolyte filter	1	SpinTek
Pre-coat mix tank	1	Durco Filters
Organic filtrate tank	1	Durco Filters
Loaded organic tank	1	GBI
Organic treatment filter feed tank	1	CAID
Anodes	1,830	Quemetco Metals
Cathodes	1,800	CAID
Electrowinning cell	30	CTI/PI Int’l. Inc.
Cathode strip conveyer	1	Mesco/PI Int’l. Inc.
EW cell hood	30	SAME
Rectifier	2	Ametek
Sulfuric acid leach storage tank	2	Contract C002
Electrowin acid storage tank	1	Great Basin Ind
Diluent storage tank	1	Great Basin Ind
Guar/starch mix tank	1	Solid Technology
Extraction/ strip settler	3	CAID

14.1.9	Heap Leaching

Heap leaching is used to treat oxide ores containing low gold grades. Typically, gold grades are in the range of between 0.25 g/t Au and 1 g/t Au. Heap leaching involves stacking large volumes of low-grade ore and applying a cyanide solution to recover the gold. Leaching ceases when the gold recovery drops below a pre-determined threshold. The basic steps in heap leaching are:

●	Run-of-mine or crushed ore is placed onto a prepared surface

●	Gold dissolution is promoted by applying a weak sodium cyanide solution as the lixiviant to the surface of the heap

●

Pregnant leach solution (PLS) is collected in the leach pad drain system and then pumped through a circuit of columns containing activated carbon (CIC aka carbon in column) where gold adsorbs onto activated carbon

●

PLS after passing through the CIC circuit has very little gold left and is collected in the barren solution pond, where additional lime and cyanide are added if needed, and then is recycled back to the leach pad to continue the leaching process

●

Loaded carbon is reclaimed from the CIC circuit and transported to a centralized carbon stripping circuit where gold is eluted from the carbon while eluate solution is passed through electro-winning cells which precipitate the gold. Stripped carbon is recycled and reused

Gold recovery from heap leaching is a function of solution application and management, particle size distribution, time, and mineralogy. Cyanide leach kinetics in heaps are most strongly affected by ore characteristics.

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Table 14-11  Heap Leach Facilities

Process Type	Location	Note
Heap leach facilities	Long Canyon	Residual leaching
	Cortez Area 30	-
	Cortez Area 34	-
	Phoenix (copper leach)	Copper oxide leach with sulfuric acid
	Twin Creeks L8 (Turquoise Ridge)	-
	Twin Creeks L31 (Turquoise Ridge)	Closure
	Carlin South Area Leach (property)	-
	Carlin South Area Leach (non-property)	-
	Carlin North Area Leach	-
	Emigrant (Carlin)	Closure

A flowchart that represents the heap leach and CIC gold recovery process typical for NGM operations is included below.

Source: NGM, 2025

Figure 14-8  Heap Leach and CIC Gold Recovery Flowsheet – Carlin Example

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Table 14-12  Principle Heap Leach Facilities Key Equipment

Leach Area	Equipment Type/Item	Number
South Area Leach (SAL)	Pregnant solution pumps	8
	Barren solution pumps	3
	CIC	21, 18 in operation
	Solution flow	1,500 m3/hr
North Area Leach (NAL)	Pregnant solution pumps	4
	Barren solution pumps	3
	CIC	12
	Solution flow	1,600 m3/hr
Cortez Leach Area 30	Pregnant solution pumps	6
	Barren solution pumps	5
	CIC	20
	Solution flow	4,800 m3/hr, max permit
Cortez Leach Area 34	Pregnant solution pumps	3
	Barren solution pumps	2
	CIC	15
	Solution flow	2,900 m3/hr, max permit
Twin Creeks L8 (Turquoise Ridge)	Pregnant solution pumps	3
	Barren solution pumps	2
	CIC	10
	Solution flow	700 m3/hr

14.2	Power, Water, and Process Reagents Requirements

14.2.1	Power

Power consumption within the NGM operations is forecast using the planned ore tonnes to be processed over a given period. Table 14-13 summarizes annual power consumption for the operations. The power supply split with Carlin, Cortez, Turquoise ridge and Phoenix supplied by TS Power Plant, owned and operated by NGM while Gold Quarry, Long canyon and Goldrush receive their power from Wells Rural Electric Power Company.

Table 14-13  NGM Processing Operations Annual Power Consumption

Facility	Operation	Power Consumption (GWhr per year)
Cortez	Pipe Line Oxide Mill	70.08
	Leach	9.64
Carlin Complex	Gold Strike Roaster	387.35 – 406.08
	Gold Quarry Roaster	430.43 – 454.68
	Gold Strike Autoclave	115.66 – 329.45
	Leach – South Area	7.40 – 9.28
	Leach North Area	24.71 – 30.88
Turquoise Ridge	SAGE	363.1
	Juniper Mill
	Leach
Phoenix	Mill	285
	SX - EW	158
	Leach	4.8

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14.2.2	Tailings and Water Balance

Process Tailings

Tailings material from the refractory facilities (Goldstrike Roaster, Goldstrike Autoclave, and Gold Quarry Roaster) and oxide mill (Pipeline) and the Phoenix Flotation/CIP Circuit are treated to destroy cyanide and then pumped to the TSFs. Tailings are deposited to facilitate solids-solution separation and allow reclamation of water for use in the processing facilities. In case of the Goldstrike Roaster operation, a bleed stream of tailings used as feed into the backfill plant to generate paste for Goldstrike Underground mine. The complex has 9 active TSF, 7 receiving tailings while one at Turquoise Ridge is used for water storage management. The inactive facilities are at various stages of reclamation.

Reclaim Water

Water is reclaimed from process TSFs and pumped back to each plant to be used to make up water lost to heat transfer.

Process Water

Process water from plant thickeners is reused through processes. At the roasting facilities, thickener overflow water is cooled in cooling towers and reused in the roaster quenching circuits.

Fresh Water

Fresh water is dewatered from dewatering wells around the facilities and generally discharged to the environment. A small portion of the fresh water is used in the processing facilities where reclaim water is not appropriate due to high scaling potential, including roaster off-gas, lime slaking, and heat exchangers.

Table 14-14  NGM Processing Operations Annual Water Consumption

Facility	Operation	Water Consumption (Mm3 per year)
		Fresh	Reclaim
Cortez	Pipeline Oxide Mill	0.65	4.35
	Leach	0.63	0
Carlin Complex	Gold Strike Roaster	3.94 – 5.96	5.96 – 7.88
	Gold Quarry Roaster	2.37 – 3.50	2.37 – 3.94
	Gold Strike Autoclave	2.37 – 3.15	5.96 – 9.94
	Leach – South Area [1]	0	0
	Leach – North Area [1]	0	0.017
Turquoise Ridge	SAGE	6.87	12.72
	Juniper Mill
	Leach
Phoenix	Mill	2.85	8.68
	SX - EW	0	0.28
	Leach	0	0.14
1.	Positive water balance at the North and South Carlin Leach from natural (snow & rain) precipitation

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Water Treatment

The Goldstrike Autoclave and Turquoise Ridge facilities operate a water treatment for both internal plant use and discharge. Gold Strike autoclave water treatment plant treats reclaim water to replace freshwater use and improve water quality for boilers.

14.2.3	Reagent Requirements

Table 14-15 summarizes the unit consumption of the main reagents. Common reagents across NGM are sodium cyanide, grinding media and lime. Unit consumptions are affected by the volume of tonnes treated and constituents of the ore blends. Synergies are utilized in ore blending and combination of streams to utilize contained constituents to optimize reagents and hence reduce operating costs. At Turquoise Ridge, for example, high carbonate oxide ore is combined with SAGE Autoclave discharge prior to lime addition in the neutralization tanks.

Table 14-15  NGM Processing Operations Consumables and Reagent Consumption

Facility	Operation	Consumables/Reagents Consumption (kg/t)
		Grinding Media	NaCN	H2SO4	Lime	Natural Gas (GJ/t)	PAX
Cortez	Pipeline Oxide Mill	0.42	1.57	-	0.21	-	-
	Leach		0.49	-	1.24	-	-
Carlin Complex	Gold Strike Roaster	0.63	0.22	-	12.21	0.18	-
	Gold Quarry Roaster	1.20	0.59	0.70	7.20	0.42	-
	Gold Strike Autoclave	0.94	0.23	5.07	7.37	0.57	-
	Leach	-	1.24	-	2.08	-	-
Turquoise Ridge	SAGE	-	-	-	-	-	-
	Juniper Mill	-	-	-	-	-	-
	Leach	-	-	-	-	-	-
Phoenix	Mill	2.26	0.13	2.55	2.57	-	0.029
	SX - EW	-	-	0.62	-	-	-
	Leach	-	-	4.06	-	-	-

14.2.4	Personnel

NGM requires a large workforce to conduct its operations. There is a total of 987 people (excluding contractors) budgeted to be directly employed in the NGM processing operations, summarized in Table 14-16.

Table 14-16  Processing Personnel Requirements

Area	Processing Headcount
Carlin	552
Cortez	126
Phoenix	145
Turquoise Ridge	164
Total	987

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14.3	QP Comments on Processing and Recovery Methods

The NGM Complex plant facilities have the flexibility to treat the mineralization that is typical of the various style deposits contained within the LOM plan. Recovery factors have been confirmed from production data collected over numerous years of open pit and underground mining and ore processing.

In the opinion of the QP, all processing methods described in this section are commercially proven technologies that have been used historically at the NGM Complex or at comparable large-scale gold operations; no novel or developmental processing methods are relied upon for the disclosure of Mineral Resources or Mineral Reserves.

Throughput and operating parameters described in this report are based on the registrant’s life-of-mine planning assumptions for existing facilities. The QP has not independently optimized plant throughput but considers the stated parameters reasonable for the purpose of describing current operations under S-K 1300.

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15	Infrastructure

The NGM Complex consists of numerous mature mines, some of which have been in continuous operation for more than 50 years. A considerable amount of infrastructure has been built to support the project by various operators prior to the formation of the NGM JV. Additional and upgrades of various infrastructure has also since been completed by NGM for continuing operations and which support the Mineral Resources and Mineral Reserves.

Plans showing major NGM Complex infrastructure and locations are shown in Figure 15-1 through Figure 15-5.

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Arturo Open Pit Phase 1
El Nino Portals
Arturo West Waste Rock Facility (North)
Arturo
Arturo East Waste Rock Facility
Arturo Lined Stockpile Facility
Arturo West Waste Rock Facility (South)
Arturo Gates
Banshee Vent Raise
Bootstrap
Meikle
Meikle Headframe
North Block Tails Dam
Goldstrike Roaster Stockpile Pad
Goldstrike Roaster
Meikle
Rodeo Shaft
Goldstrike
Goldstrike Open Pit
Goldstrike Open Pit Truck Shop
Clydesdale Waste Rock Facility
Betze and North Post Portals
Goldstrike Administration Building
Historic Low Grade Stockpile Area on Bazza Waste Dumps
Low Grade Open Pit Stockpiles and SOAP Dumps
Goldstar Open Pit
North Area Leach
North Area Leach
Payraise Waste Dump
North Area Truck Shop and Exodus Dry
Beast Waste Dump
Elko County
Eureka County
Genesis-Bluestar
Leeville
Exodus Portals
Section 3 Stockpile Pad
Leeville Headframe
Pete Bajo Portals
766
Carlin
To South Area Operations
Pete R1 Stockpile
OREGON
IDAHO
Area of Detail
Winnemucca
Battle Mountain
Elko
Wells
West Wendover
Carlin
80
Lovelock
UTAH
Reno
Fallon
Austin
Eureka
Carson City
NEVADA
Ely
Hawthorne
Tonopah
CALIFORNIA
15
Las Vegas
ARIZONA
0 100 200 300 Miles
Legend
Plan of Operations (PoO)
Carlin Infrastructure Locations

N

0 7,000 14,000 Feet

0 2,100 4,200 Meters

Map projected in Universal Transverse Mercator Zone 11, North American Datum of 1983

Carlin Complex - North Area Facilities

Elko and Eureka Counties, Nevada

March 19, 2026 - JJR

Nevada Gold Mines Land Department

1655 Mountain City Hwy. - Elko, Nevada 89801

This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.

NEVADA GOLD MINES OPERATED BY BARRICK

L:_LandMaps\1-USA-Projects\Nevada Gold Mines\REPORTING\TRS\2026\Carlin Complex\APRX\South and North Area Infrastructure Locations_03-2026.aprx Plot Date: 3/26/2026

Figure 15-1  Carlin Complex North Area Facilities and Infrastructure Plan

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Carlin
To North Area Operations
OREGON
IDAHO
Area of Detail
Winnemucca
Battle Mountain
Elko
Wells
West Wendover
Carlin
Lovelock
Reno
Fallon
Austin
Eureka
Carson City
NEVADA
Ely
UTAH
Hawthorne
Tonopah
CALIFORNIA
Las Vegas
ARIZONA
80
15
0
100
200
300
Miles
766
Eureka County
Elko County
Dewatering Water Cooling Reservoir
Gold Quarry Waste Rock Facility (not in use)
Mill Gyre Stockpiles, and Metal Removal Plant
Mack Waste Rock Facility
Gold Quarry Open Pit
Gold Quarry Mill 6
Gold Quarry Admin Building
Gold Quarry Mill 5
Refractory Base Stockpile Area
Property Leach Pad
Non-Property Leach Pad
Project 3 Waste Rock Facility
Tailings Storage Facility Central
Tailings Storage Facility West
Tailings Storage Facility East (Dry Stack)
Legend
Plan of Operations (PoO)
Carlin Infrastructure Locations
N
0
6,250
12,500
Feet
Meters
0
1,900
3,800
Map projected in Universal Transverse Mercator Zone 11, North American Datum of 1983

Carlin Complex - South Area Facilities

Elko and Eureka Counties, Nevada

March 19, 2026 - JJR

Nevada Gold Mines Land Department

1655 Mountain City Hwy. - Elko, Nevada 89801

This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.

NEVADA GOLD MINES OPERATED BY BARRICK

L:\ LandMaps\1-USA-Projects\Nevada Gold Mines\REPORTING\TRS\2026\Carlin Complex\APRX\South and North Area Infrastructure Locations_03-2026.aprx | Plot Date: 3/26/2026

Figure 15-2  Carlin Complex South Area Facilities and Infrastructure Plan

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Legend
Plan of Operations (PoO)
Cortez
Goldrush Plan of Operations
Robertson
Fourmile Exclusion Zone
Cortez Complex Infrastructure Locations
306
Robertson Open Pit (future)
Robertson
Robertson Leach Pad (future)
Highway RIBs
Dan Ranch
Gold Acres Open Pit
Area 28 Tailings Storage Facility
Pipeline Open Pit
Mill 2 (active)
Crossroads Open Pit
Area 30 Leach Pad
Level 5 Stkpls
Mill 1 Tailings storage
Cortez
Crossroads WRF
Cortez Hills UG Range Front Declines (RFD) Portals
Cortez Pits and NW Deeps OP
Windmill & Rocky Pass RIBs
Canyon WRF
Cortez Hills Open Pit (CHOP)
Lander County
Barrick Claims (Fourmile Exclusion Zone)
Horse Canyon Pits
Eureka County
Pediment Open Pit
CHOP Shop
Area 34 Leach Pad
Goldrush UG Portals
Goldrush Plan of Operations
Grass Valley RIBS
Pine Valley RIBS
OREGON
IDAHO
Winnemucca
Battle Mountain
Elko
Wells
West Wendover
Carlin
Lovelock
Area of Detail
Reno
Fallon
Austin
Eureka
UTAH
Carson City
NEVADA
Ely
Hawthorne
Tonopah
CALIFORNIA
Las Vegas
ARIZONA
0 100 200 300 Miles
N
0 3 6 Miles
0 5 10 Kilometers
Map projected in Universal Transverse Mercator Zone 11, North American Datum of 1983
Cortez Complex Facilities
Lander and Eureka Counties, Nevada
March 25, 2026 - JJR
Nevada Gold Mines Land Department
1655 Mountain City Hwy. - Elko, Nevada 89801
This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.
NEVADA GOLD MINES OPERATED BY BARRICK

Figure 15-3  Cortez Complex Facilities and Infrastructure Plan

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Legend
Plan of Operations (PoO)
Phoenix Complex Infrastructure Locations
OREGON
IDAHO
UTAH
CALIFORNIA
ARIZONA
N E V A D A
Winnemucca
Battle Mountain
Elko
Wells
West Wendover
Carlin
Lovelock
Area of Detail
Reno
Carson City
Fallon
Austin
Eureka
Ely
Hawthorne
Tonopah
Las Vegas
80
15
0
100
200
300
Miles
Humboldt County
Lander County
Copper Basin
Greater Phoenix
Fortitude Open Pit
Iron Canyon Open Pit
Sunshine Open Pit
Bonanza Open Pit
Philly Canyon Waste Rock Facility
Natomas Waste Rock Facility
Ore Pad Stockpile
Mill Facilities
Main Facilities: Admin, Truck Shop, Warehouse
Box Canyon Waste Rock Facility
SX/EW Facility
TSF (Tailings Facility)
Reona Heap Leach Facility (Oxide Au). Not in use.
Copper Heap Leach Facility
Historical Gold Tailings Dam
County Access Road
305

N

0 5,000 10,000 15,000 20,000 Feet

0 2,000 4,000 6,000 Meters

Map projected in Universal Transverse Mercator Zone 11, North American Datum of 1983

Phoenix Complex Facilities

Lander County, Nevada

March 19, 2026 - JJR

Nevada Gold Mines Land Department

1655 Mountain City Hwy. - Elko, Nevada 89801

This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.

NEVADA GOLD MINES OPERATED BY BARRICK

L:_LandMaps\1-USA-Projects\Nevada Gold Mines\REPORTING\TRS\2026\Phoenix Complex\APRX\Phoenix Complex Infrastructure Locations_03-2026.aprx | Plot Date: 3/26/2026

Figure 15-4  Phoenix Complex Facilities and Infrastructure Plan

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Legend
Plan of Operations (PoO)
Fiberline Exclusion Zone
Turquoise Ridge Complex Infrastructure Locations
OREGON
IDAHO
UTAH
CALIFORNIA
ARIZONA
Area of Detail
NEVADA
Winnemucca
Battle Mountain
Elko
Wells
West Wendover
Carlin
Lovelock
Reno
Carson City
Fallon
Austin
Eureka
Ely
Hawthorne
Tonopah
Las Vegas
0 100 200 300 Miles
Twin Creeks
Turquoise Ridge
Sonoma Leach Pads
Vista U.G.
Waste Rock Facility
Juniper Tailings
Vista Pit
IZZENHOOD Heap Leach Facility
Leach Pads
W22 Waste
Stockpile Area 1
Sage Tailings
W10 Waste Rock Facility
W8 Carbon 25
Stockpile Area 2
Stockpile Area 3
Mega Pit Backfill
Quarry Pit
Waste Rock Facility
TR Tails
Humboldt County
Pinon Tailings pond
Lime Silo
Turquoise Ridge U.G. Shaft
3rd Shaft
OSGOOD Leach Pad
Pinon Mill
Waste Rock Facility
Transformer Station
Turquoise Ridge U.G. Shaft
Getchell pit
Waste Rock Facility
Guard Shack
Bioremediation Area
The Knobs
0 5,000 10,000 15,000 20,000 Feet
0 2,000 4,000 6,000 Meters
Map projected in Universal Transverse Mercator Zone 11, North American Datum of 1983

Turquoise Ridge / Twin Creeks Facilities

Humboldt County, Nevada

March 25, 2026 - JJR

Nevada Gold Mines Land Department

1655 Mountain City Hwy. - Elko, Nevada 89801

This map is the property of Nevada Gold Mines and is for reference only. Locations are approximate.

Figure 15-5  Turquoise Ridge Facilities and Infrastructure Plan

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15.1	Supply Chain

Access to the NGM Complex operations is provided by various roads in the area, and right-of-way issued by the BLM. Such roads are accessed from US Interstate 80 to Carlin and local roads to the mine sites. The roads are well maintained, and most are paved. Commercial air service is available to Elko.

The Union Pacific Rail line runs parallel to I-80. Summit Terminaling operates the Dunphy Rail Terminal, which is located about 43 km west of Carlin, for the transportation of bulk commodities such as sulfuric acid, lubricants, fuel, and ball mill consumables. These bulk commodities are road-transported from the Dunphy Rail Terminal to the required NGM operations using commercial trucking services.

There are regional airports at Reno and Elko.

15.2	Energy Supply

NGM strategically manages the power infrastructure for its various complexes by integrating external grid supply with NGM-owned generation to ensure reliability and cost efficiency. The power infrastructure across all NGM sites is described as mature and well-developed

All mine sites predominantly utilize external utility providers, primarily NV Energy, for electrical power transmission and supply. NV Energy transmits power to the Carlin North Area, Carlin Underground, and Goldstrike mines. Additionally, the Gold Quarry and Emigrant mines are supplied by transmission lines on the Wells Rural Electric Power Company Grid. The Turquoise Ridge Complex also draws power from NV Energy’s North Valmy generating station.

NGM supplements external power with its own generation assets to minimize costs and enhance reliability. The Western 102 power plant, operational since October 2005, has a capacity of 115 MW from gas-fired engines and an additional 1 MW from solar, primarily serving the Goldstrike Mine. This plant provides the flexibility to generate power or purchase cheaper electricity from other producers. The TS power plant, constructed in mid-2008 with a 215 MW capacity, powers the North Area Carlin and other NGM sites via NV Energy transmission lines.

NGM is actively integrating renewable energy. The TS Solar Photovoltaic power plant (200 MW) entered service in mid-2024, utilizing the same NV Energy transmission lines as the TS power plant.

All NGM complexes feature comprehensive electrical facilities, including multiple main substations, numerous smaller substations, and extensive transmission and on-site electrical distribution lines to efficiently deliver power across the properties.

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Natural gas plays a crucial role, delivered to the mines via dedicated pipelines. The Goldstrike natural gas pipeline is an extension of the North Elko Pipeline, and the Gold Quarry area is serviced by a lateral of the Paiute pipeline.

The established infrastructure is considered sufficient to meet the current and projected power requirements for the LOM Mineral Reserves.

15.3	Water Management

NGM has standards, systems and processes to guide the water management approach at each of its operations. Water is a resource requiring diligent management at all NGM operations. Its collection and use for mining operations and its quality for discharge are key objectives of the water management plans. Primary onsite water uses include:

●	Process water;

●	Fire water;

●	Cooling (for process) and heating (for UG ventilation) water;

●	Dust suppression;

●	Potable water; and

●	Sanitary water.

Water management is generally achieved through infrastructure including:

●	Dewatering wells including perimeter and in pit wells;

●	Horizontal and vertical drains;

●	Potable water wells and reverse osmosis facilities;

●	Pumping stations;

●	Distribution piping;

●	Sumps, canals, run-off, and sediment collection/control structures;

●	Reservoirs;

●	Water treatment plants; and

●	Discharge infrastructure.

Water is withdrawn from dewatering and production wells onsite where it is then distributed through various infrastructure for use in process plants, water stands and other mine facilities. Excess water not used for mining or process is then routed to infiltration, irrigation, storage structures, and various discharge sites.

Dewatering activities are significant for the NGM Complex and operate under two monitoring plans, required by the BLM, the NDWR, and the NDEP. These utilize monitoring wells, surface water

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monitoring stations, and seeps and springs monitoring to evaluate potential environmental impacts within and beyond the mine boundaries during and after mining.

Discharge, external from sites, is permitted through state government environmental agencies for flow rate and water quality depending on the location and monitored by NGM for compliance.

15.4	Water Supply

Dewatering activities in both open pits and underground mines yield substantial amounts of groundwater which is utilized for various mining and processing purposes. Treatment facilities are used to ensure suitability.

Potable water is provided by permitted potable water wells and supporting treatment and facilities.

15.5	Mine Roads

The NGM Complex has a network of internal mostly unsealed roads interconnecting the various parts of the operations. These roads are suitable for year-round operation of the mining equipment and support activities.

15.6	Site Common Purpose Infrastructure

15.6.1	Security

The NGM Security Department is responsible for the protection of people, property, and assets for the NGM Complex operations. The Security Department has well established controls to ensure that there are no disruptions to mining operations from outside sources. Most sites have perimeter fencing and designated access control points which are monitored 24/7. There is video surveillance (CCTV) which is monitored from a Security Operations Center and maintained by NGM security personnel. Security personnel conduct routine patrols of the sites and random searches are conducted to detect and deter criminal activity. A robust reporting system is in place for all security related incidents with reviews of the data conducted periodically to determine efficacy of the current controls.

15.6.2	Offices, Workshops, and Warehouses

There are numerous office areas within the NGM Complex. These buildings host personnel working in areas such as administration, engineering, safety, geology. Multiple workshops for open pits are located at Gold Quarry, Goldstrike, Cortez, Turquoise Ridge, and Phoenix. Workshops for

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underground operations are located on surface near portals and/or underground to reduce tramming of equipment. NGM operates a central warehouse in Elko that serves as a receiving and distribution hub to site warehouses at the mine sites.

15.6.3	Emergency Response and Medical Facilities

The NGM Complex has numerous centrally managed Emergency Response Teams consisting of employees who are trained in surface and underground mine rescue. These teams are based at Cortez, Gold Quarry, Turquoise Ridge and Phoenix.

The NGM Complex is equipped with numerous ambulances, fire trucks, brush trucks, hazmat trailers and is equipped with various specialized equipment including breathing apparatus. Mine water trucks are available to provide additional water for firefighting efforts. The NGM operations feature seventeen landing zones for air ambulance helicopters, with two air ambulance companies ready to respond.

NGM Complex has agreements with local medical facilities including 3 hospitals and several clinics. If more advanced care is necessary, the local hospitals can stabilize patients and then transfer them via fixed-wing aircraft to hospitals in Salt Lake City, Utah, or Reno, Nevada.

15.6.4	Fuel and Fuel Storage

Diesel fuel is used to operate all mobile mining equipment. Fuel consumption is estimated for each year of operation based on equipment specifications and equipment utilization. NGM has a bulk commodity contract with two distributors to provide fuel for the area. Ultra Low Sulfur Diesel is used to reduce diesel particulate emissions. There are numerous diesel storage facilities at the NGM operations with a total capacity in excess of 3.3 million liters.

15.6.5	Communications

Voice and data communication is provided by cell phone, wireless backhaul, and land-based facilities. The mine sites and exploration areas within the NGM Complex are connected via hardline fiber-optic infrastructure to provide ethernet based telephony and computer networking. All sites have two-way radio equipment and dedicated radio frequencies for communications between office personnel and mobile equipment operators. In addition, most areas of the NGM Complex is covered by cellular telephone service.

15.6.6	Waste Management

Domestic sewage from the various facilities is collected via either an underground gravity sewer system or individual septic systems. Septic system tanks are evacuated as needed and deposited within a rotating biological contactor (RBC) where the sludge combines with the gravity sewer system

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flow and is ground and filtered. Following grinding in the RBC, effluent is discharged to the tailing’s facilities.

Non-hazardous solid waste, such as lunchroom trash, office trash, and uncontaminated debris, are managed in onsite Class III waivered landfills authorized by the NDEP Bureau of Sustainable Materials Management.

15.7	Underground Infrastructure

15.7.1	Blasting and Explosives

Each underground operation stores explosives underground in dedicated powder and cap magazines located away from active areas. The mines comply with Mine Safety and Health Administration (MSHA) and all other regulatory agencies. Both emulsion and ANFO are used as blasting agents based on loading conditions. Goldstrike, El Niño, and sections of Leeville have reactive ground and utilize a buffered emulsion in those areas. Development rounds are timed with non-electric LP detonators and stope blastholes are timed with electronic detonators. Blasts generally occur twice per day during shift change and are initiated remotely from surface.

15.7.2	Access and Transportation

Personnel are transported to work areas through portals and vehicular access or via shafts using service cages to working levels. Supplies and equipment are transported into the mine primarily through portals or dedicated cages/conveyance in shafts. For large materials, connecting drifts between different mine sections or external portals may be utilized to avoid disassembly. Additionally, interconnected drifts and ramp systems between different mine areas allow for efficient internal movement of materials and personnel to the workface.

15.7.3	Material Handling

The NGM Underground mining operations rely on a comprehensive system of shafts, portals (declines) and drifts for material handling. These systems enable the movement of ore, waste, supplies, equipment, and personnel within the mines. Access to the underground workings is typically facilitated through either shafts, portals (declines), or a combination of the two. Shafts, equipped with automated hoists and skips, are used for vertical transport of ore, waste, and sometimes personnel and supplies. Portals, often accessed from open pits, serve as critical entry and exit points for vehicular traffic, material supply, and production haulage. Both shafts and portals play a vital role in mine ventilation, acting as fresh air intakes or exhaust points for the mines.

Once underground, ore and waste are moved by haul trucks to designated dump areas. From there, these materials are frequently rehandled by open pit haulage trucks on the surface to processing facilities or ROM pads for metal removal.

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Table 15-1  NGM Underground Operations Material Handling Infrastructure Summary

Mine Site	Access Points	Key Infrastructure	Ore/Waste Handling	Unique Features & Connectivity
Carlin - Goldstrike	Two shafts (Meikle: 5.5m x 549m deep; Rodeo: 5.5m x 396m deep); Three portals (North Post, Betze No. 1 & No. 2) all accessed from open pit.	Automated hoist operations in shafts; Ventilation shafts/boreholes and two 5MW ammonia plants 1 Underground Cement Rockfill Plant, 2 surface pastefill plants, and two shotcrete plants.	Ore: Trucked to pit dump OR hoisted via Meikle shaft to surface trucks. Supplies: Transferred underground via portals.	Betze No. 1: Fresh air intake, vehicular/ore traffic. Betze No. 2: Emergency exit, fresh air intake for North Post. North Post: Vehicular/material supply, air exhaust.
Carlin - Leeville	Three shafts (No. 1: aggregate; No. 2: ore/waste, personnel, supplies; No. 3: one station).	Main Shop, Contractor shop, dewatering infrastructure, shotcrete slickline; rock breakers, underground cement rock fill plant, shaft loading pocket, surface paste fill plant	Ore: Hoisted, conveyed (magnet for tramp metal), radial stacker stockpiles, then open pit trucks to processing.	No. 1 shaft: Two 5.4m³ skips for aggregate. No. 2 shaft: Two 5.4m³ skips for ore/waste, two-deck service cage, six-person chippy cage. Connected to Pete Bajo via a drift for large material transport.
Carlin - Exodus	Three portals (two primary access/production haulage).	Surface: Offices, dry facility, fixed maintenance/electrical shop, fuel bay, shotcrete plant, backfill plant. Underground: Mobile maintenance shop, fuel bay.	Ore/Waste: Dumped on surface by underground trucks, rehandled by open pit trucks to ROM pads for metal removal.	Long Hole Open Stope Mine Equipped with Vertical Ore Pass System. Vent raise to surface providing additional air flow to the mine.
Carlin - Pete Bajo

Three portals from two different open pits (two primary access/production haulage). Original decline from Pete open pit. Second decline (2024) from East Carlin pit, connecting to existing workings. Additional portal and twin declines to Rita K zones under development.

		Surface: Offices, mobile equipment shop, laydown yard, fuel bay, shotcrete plant, backfill plant. Underground: Ancillary repair bay.	Ore/Waste: Dumped on surface by underground trucks, rehandled by open pit trucks to ROM pads for metal removal. Minor ore/backfill for Rita K via Leeville drift.

Interconnected with Leeville via access drift. Second decline provides shorter haul routes, alleviates congestion, and provides access to planned Rita K backfill plant (for higher strength backfill for underhand drift and fill mining). New portal/declines to Rita K for access/haulage.

Carlin – El Nino	Two Portals from open pit allowing for ventilation and material movement	Surface Cement Rock Fill Plant, Surface Shotcrete Plant, and Surface Maintenance Facilities	Ore/Waste: Dumped on surface by underground trucks, rehandled by open pit trucks to ROM pads for metal removal.
Cortez – Cortez Hills Underground	4 Portals (2 from F-Canyon Open pit & 2 from Cortez Range Front) all portals used for ventilation and access. One portal equipped with conveyor for moving ore and waste material.	1 Surface Cement Rockfill/Shotcrete Plant, 1 Underground Cement Rockfill Plant. Materials handling system (ore bins/breakers/conveyor to surface). 2 Ventilation raises to	Ore/Waste: Ore moved from production areas and dumped into underground ore bins, material is taken to surface via conveyor and	Ore Bin and Conveyor system to move waste & ore from underground mine to the surface.

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		surface equipped with large fans. Surface shop with underground satellite maintenance facilities.	stacked for Open Pit trucks to move to Rom Pads
Cortez – Goldrush	2 Portals for access and Ventilation	1 Surface Cement Rockfill/Shotcrete Plant, and 1 Ventilation Raise to surface equipped with large fans.	Ore/Waste: Dumped on surface by underground trucks, rehandled by open pit trucks to ROM pads for metal removal.	Infrastructure is sized for 60t trucks and 20t loaders
Turquoise Ridge – TR Underground	3 Shafts (2 Primary used for access, personnel and materials movement, and ore/waste hoisting & 1 Shaft with personnel deck) all used for mine ventilation.	2 Underground Cement Rockfill Plants, 1 Underground Shotcrete Plant and 1 Surface/UG Shotcrete Plant	Ore/Waste: Dumped in to loading pockets at one of two production shafts and hoisted to surface, rehandled by open pit trucks to ROM pads.	Mine is a shaft access mine with no portals to surface.

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15.7.4	Ventilation

NGM Underground mines utilize dedicated ventilation systems to provide fresh air, manage air quality, and control temperatures in working areas at each underground operation. These systems generally involve a combination of intake and exhaust points, powerful fans, and internal airflow distribution networks.

The overall system aims to dilute and remove pollutants, especially from diesel engine operations, and to maintain a safe and productive environment.

Fresh air intake is typically achieved through dedicated ventilation raises, production/ventilation shafts, or portals/declines. Large centrifugal or axial fans are often employed to draw significant volumes of fresh air into the mine. In some cases, air is also drawn from adjacent open pits.

Once underground, the primary airflow is distributed through various drifts and ducting networks, including internal vent raises and lateral drifts between different mining zones and levels. Auxiliary fans and booster fans are strategically placed throughout the mine to direct air to active working headings and to overcome resistance in the ventilation circuits. These smaller fans ensure that specific workplaces receive adequate ventilation.

Exhaust air is removed from the mine through dedicated exhaust shafts, boreholes, or portals/declines, often driven by powerful centrifugal or axial fans. Measures like airlock doors are used to prevent short-circuiting of fresh intake air directly to exhaust points, ensuring sufficient airflow through the mine’s working areas.

A critical aspect of ventilation is mine air cooling and dust removal. Air cooling systems typically employ methods such as mine air coolers on intake points, spray chambers, and surface refrigeration plants with substantial cooling capacities. Temperature control is particularly crucial in mines with high host rock temperatures and elevated geothermal gradients, where maintaining comfortable working conditions is a primary driver for ventilation system design.

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Table 15-2  NGM Underground Operations Ventilation Infrastructure Summary

Mine Site	Fresh Air Intake	Exhaust Air System	Internal Distribution & Specifics	Cooling & Air Quality Control	Unique Aspects
Carlin - Goldstrike

Banshee raise (3m dia, 402m deep, 2x520kW axial fans, 150m³/s); Meikle shaft (4x185kW axial fans, 315m³/s); Rodeo shaft (4x185kW axial fans, 160m³/s); Betze No. 1 & No. 2 portals (2x520kW, 430m³/s from pit); North Post Portal (28 m³/s).

		Meikle borehole (3m dia, 262m deep, 2x520kW centrifugal fans); Meikle exhaust shaft (4.9m dia, 533m deep, 2x1300kW centrifugal fans); Rodeo exhaust shaft (3.7m dia, 2x1120kW axial fans).	75/110/150kW auxiliary fans throughout the underground for workplaces. 2x373kW booster fans on the 1450 Level near the main hoist draw cool airflow into the warmer mine sections	Mine air coolers on intakes; 3 spray chambers for cooling/dust; 2 surface refrigeration plants (10MW total cooling).	High geothermal gradient drives design; significant cooling required.
Carlin - Leeville	No. 1 (production) & No. 2 (ventilation) shafts (approx. 85%); Pete Bajo connection; Carlin East open pit raise. Total currently 625m³/s, future capability up to 1133m³/s.	All air exhausts out No. 3 shaft.	Provides dilution and removal of diesel pollutants.	Not detailed beyond general pollution removal.	Access via West Leeville production shaft and Pete Bajo portal/decline.
Carlin - Exodus	Surface ventilation raise (4.9m dia, 305m deep, 2x522kW fans, 260m³/s down to 4700 level).	Air from levels exhausts onto decline; primary airflow ascends and exhausts via Backfill, Haulage, and Ventilation Portals.

Primary flow splits into two internal vent raise networks; connection drifts for Footwall zone (4210, 4410, 4700 levels); auxiliary ventilation for working headings; 2x225kW booster fans on 4505 level drawing air up raise network.

				Not explicitly detailed for cooling/dust beyond general airflow for working headings.	Primary flow splits and descends through zones before ascending for exhaust.
Carlin - Pete Bajo	Pete Bajo decline portal (125m³/s); Carlin East Raise (50m³/s). Total intake ~175m³/s.	Pete Bajo exhaust portal (2x225kW axial vane fans at 5050 elevation, parallel config).

Fresh air to Fence zones via Fence decline; auxiliary ventilation to Zones 14, 15, 16; Vent 3 raise and Bull Moose Corridor for exhaust; BMX raise with 110kW booster fan for Full House exhaust; internal vent raise (4870-4859) for Rita K.

				Not explicitly detailed for cooling/dust beyond general airflow.	Exhausting ventilation system; airlock doors prevent short-circuiting; interconnected with Leeville for Rita K zone exhaust via Leeville’s Shaft 3.
Carlin - El Nino	East decline portal (93m³/s)	West decline portal (89m³/s)	Internal booster (120kW) sends air from 3730 from East Portal down to 4400. Auxiliary systems ventilate levels off main ramp.	Not detailed for cooling/dust beyond general airflow.	Portal mine with one-way truck traffic.

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Cortez – Cortez Hills Underground	North Vent Raise (4.6m dia., 538m deep, 273 m3/s, 1120kW vane axial fan), South Vent Raise (4.6m dia., 444m deep, 389 m3/s, 2x 1120kW vane axial fans)	Airflow exhausting through twin Range Front Declines and twin F-Canyon declines plus F-Canyon #1 Exhaust portal.	Exhausting airflow through declines and dedicated exhaust F-Canyon portal	Not explicitly detailed for cooling/dust beyond general airflow. Heaters installed on both NVR and SVR	Forcing airflow down both shafts using two parallel fans on SVR and single fan on NVR.
Cortez – Goldrush	North and South decline portals (533 m3/s)	VR1 (6.4m dia., 143m deep, 533 m3/s)	Fresh intaking airflow through declines	Not explicitly detailed for cooling/dust beyond general airflow.	Dual 3.8 km declines @ -7.2% gradient
Turquoise Ridge – TR Underground	Shaft 2 (7.3m dia., 552m deep, 198m³/s) & Shaft 3 (7.3m dia., 963m deep, 421m³/s)	Shaft 1 (6.1m dia., 539m deep, 633m³/s, 3x1185kW vane axial fans)	Fresh air from Shaft 3 courses through newer ore zones (FED, FWD, CTR, MXD, HGS, NHW, HWD) to Shaft 1. Fresh air from Shaft 2 courses through older ore zones (SB1, TRW, TQR, SZO) to Shaft 1.	Not explicitly detailed for cooling/dust beyond general airflow.	Many air-locked doors are required to direct airflow through working sections and minimize recirculation.

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15.8	Waste Rock Storage Facilities

There are a total of 100 waste rock storage facilities across NGM. Currently, 53 of the facilities are inactive or undergoing closure. A total of 47 facilities are currently active in supporting operations.

The current and planned waste rock storage facilities have sufficient storage facilities for the life of mine plan.

15.9	Tailings Storage Facilities

Tailings storage facilities (TSFs) at NGM are designed, constructed, operated, and closed in accordance with applicable Nevada state and United States federal regulations, the Barrick Tailings Management Standard, and the Global Industry Standard on Tailings Management (GTR, 2020).

NGM currently operates nine TSFs across its sites, with additional capacity planned through two new TSFs in permitting (Carlin and Cortez) and one TSF under construction at Turquoise Ridge. In addition, the NGM portfolio includes 16 closed TSFs.

Hydraulic deposition of conventional slurry tailings is the predominant disposal method across operating facilities. Select facilities also incorporate mechanical placement methods, including mechanical placement and rehandling of remined tailings at the Carlin Complex. TSFs are typically constructed using zoned embankments of mine waste rockfill, with staged downstream or centerline raises. Seepage control measures are implemented based on site-specific conditions and typically include geomembrane of low permeability fill basin liners with over-liner drainage systems to capture and convey tailings seepage.

Water management systems are integrated into TSF design and operation and include reclaim systems for water recycling in the plant process, and seepage collection which is pumped to the TSF and/or reclaimed during operations.

Closure of TSFs is designed to achieve long-term physical and geochemical stability. Closure measures generally include regrading of embankments, installation of cover systems, vegetating covers, establishment of hydraulic structures (e.g., spillways) to manage surface water flow, and passive evaporation of tailings seepage.

Table 15-3 provides a summary of TSFs across the NGM sites, including operating status, consequence classification, storage capacity, and dam height.

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Table 15-3 Summary of NGM TSFs

NGM Site	TSF Name	Operating Status	Operating Period	Failure Consequence Classification (see Note 1)	Tailings Storage Capacity (Mt)	Ultimate Max. Dam Height (m)
Carlin Complex - North Area	Boulder Valley	Design and Permitting	2032+	To be determined	181	84
	TSF-3	Operating	2014-2031	Extreme	37 (current) 110 (ultimate)	130
	North Block	Operating	1994-2031	Extreme	229 (current) 280 (ultimate)	145
	Arturo TD-1	Closed	1984-2001	Low	4	38
	Mill 4/2	Closed	1993-1999	Significant	11	50
	Mill 4	Closed	1989-1997	Significant	6	48
	AA	Closed	1988-1997	Significant	24	65
	Arturo TD-2	Closed	1987-1995	Significant	<2	25
	Mill 1	Closed	Mid 1960’s-1994	High	24.5	90
Carlin Complex - South Area	5/6 East	Operating	2019-2035	Very High	20 (current) 112 (ultimate)	85
	James Creek Dry Stack (see Note 2)	Operating	2010-2032	Significant	25 (current) 32 (ultimate)	60
	5/6 Central (see Note 2)	Operating	1992-2032	Very High	119 (current) 173 (ultimate)	102
	5/6 West	Operating	2009-2027	Very High	55 (current) 60 (ultimate)	102
	Rain (see Note 3)	Closed	1988-1998	High	5	40
	James Creek (see Note 2)	Closed	1985-1992	Significant	30 (current) 51 (ultimate)	54
Cortez	Cell 5	Design and Permitting	2029-	High
	Cell 4	Operating	2014-2029	High	48 (current) 61 (ultimate)	81
	Cells 1 & 2	Closed	1997-2013	High	56	63
	TA 7	Closed	1994-2001	High	3	17
	TA 6	Closed	1985-1994	Significant	11.3	16.8
	TA 4-5	Closed	1973-1985	Significant		7.6
	TA 1-3	Closed	1969-1973	Significant
Phoenix	Phoenix	Operating	2006-2031	Very High	175 (current) 280 (ultimate)	82

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	Historic Gold	Closed	Early 1970’s- 1993	Significant	19	24
Turquoise Ridge	Sage	Construction	2028-2050	High	85	50
	Juniper	Operating	1987-2030	Very High	147 (current) 159 (ultimate)	72
	Pinion	Closed	1989-2001	Significant	8	30
	Getchell	Closed	1988-1999	High	17	48

Notes:

1.	Failure consequence classification as defined in the Barrick Tailings Management Standard.

2.

James Creek TSF is currently being re-mined to accommodate expansion of the adjacent open pit. Tailings is excavated and mechanically placed at the JC Dry Stack TSF and Mill 5/6 Central TSF. Conventional slurry deposition at the Mill 5/6 TSF ceased in 2014 and mechanical placement of commenced in 2024.

3.	The Rain TSF is currently being utilized for water management downstream of a heap leach facility (Rain Leach).

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15.10	Leach Pads

The Carlin Complex has three active leach pads: North Area Leach (NAL), and two South Area Leach (SAL) pads. One of the SAL pads is for Property ore (i.e. “Property” ore from Gold Quarry that is subject to royalty payments), while the other SAL pad is for “Non-Property” ore.

The Cortez Complex currently has two leach pads: the Area 30 leach pad near the Pipeline and Crossroads pits, and the Area 34 leach pad near the Cortez Hills pit. The Robertson project includes the eventual construction of a new Robertson leach pad at Cortez.

The L8 leach pad (Izzenhood) is the only remaining active leach pad at the Turquoise Ridge Complex. There is an initial design for a small (<4.5 Mt) expansion of the L8 leach pad. Additional alternatives to increase the capacity available on the L8 heap leach pad include rehandling the spent leach material on the pad and using it as tailings dam construction material (on liner), and/or feeding the material to the Juniper oxide mill as a carbonate source for downstream neutralization of the Sage autoclave discharge.

Phoenix operates a copper leach pad.

There is an immaterial amount of gold recovered from ongoing residual leaching on the Emigrant and Long Canyon leach pads. No ore is actively being added to either of these leach pads.

15.11	Stockpiles

There are numerous stockpiling areas at all NGM operations. Stockpiles are utilized to allow higher-grade ore to be processed first while deferring lower-grade (but still profitable) ore to the future. Also, stockpiles are used for blending purposes for the processing facilities (especially the roasters and autoclaves) to help maximize metallurgical recovery and/or minimize cost for fuel and sulfuric acid. Stockpiles are grouped by material type as defined by grade and/or geochemical constituents such as carbonate, sulfide sulfur, and total carbonaceous material content, and sometimes by preg-rob characteristics.

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16	Market Studies

16.1	Market Studies

The NGM Complex consists of active mining operations producing a readily saleable commodity in the form of doré, copper concentrate, and copper cathode.

Gold is freely traded at prices that are reported daily by reputable trading facilities such as the London Bullion Market Association (LBMA) and no market studies are relevant as a result.

Copper is freely traded, primarily on the London Metals Exchange (LME), the New York Commodity Exchange, and the Shanghai Futures Exchange, and no market studies are relevant as a result.

The Registrant, as the operator of NGM, has established contracts and buyers for the gold bullion and copper products from the Complex. Barrick has an internal marketing group that monitors markets for its key products. Together with public documents and analyst forecasts, the data supports that there is a reasonable basis to assume that for the LOM plan, the products will be saleable at the assumed commodity pricing.

There are no agency relationships relevant to the marketing strategies used.

16.2	Commodity Price Assumptions

Barrick sets metal price forecasts by reviewing the LOM for the operations, which is 10+ years, and setting the commodity price for that duration. The guidance is based on a combination of historical and current contract pricing, contract negotiations, knowledge of its key markets from a long operations production record, short-term versus long-term price forecasts prepared by Barrick’s internal marketing group, public documents, and analyst forecasts when considering the long-term commodity price forecasts.

In accordance with industry accepted practices, higher metal prices are used for the Mineral Resource estimates ensuring the Mineral Reserves are a sub-set of, and not constrained by, the Mineral Resources, satisfying the test of reasonable prospect of economic extraction.

The long-term metal price forecasts are:

●	Mineral Resources: US$2,000/oz Au; US$25.00/oz Ag; and US$4.50/lb Cu.

●	Mineral Reserves: US$1,500/oz Au; US$21.00/oz Ag; and US$3.25/lb Cu.

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16.3	Contracts

NGM’s bullion is sold on the spot market, by marketing experts retained in-house by NGM and Barrick. The terms contained within the sales contracts are typical and consistent with standard industry practices and are similar to contracts for the supply of bullion elsewhere in the world.

NGM copper cathode and concentrate are sold under agreements with various smelters and traders. The terms within these sales contracts are consistent with standard industry practices for copper concentrate supply globally. NGM continually evaluates new opportunities for copper concentrate sales.

The contracts include industry benchmark terms for metal payables, treatment charges and refining charges for concentrates produced. Depending on the specific contract, the terms for the sale of the Project’s copper concentrate are either annually negotiated, benchmark-based treatment and refining charges, or a combination of annually negotiated terms and price sharing agreements. The differences between the individual contracts are generally in relative quantity of concentrates that are covered under annually-negotiated treatment and refining charges and that are covered under a price sharing formula.

Treatment charges assumed for estimation of Mineral Reserves are based on the blended rates of the existing contracts through the duration of the agreements. The formula used is sensitive to the underlying copper price and is consistent with long-term expectations for copper treatment and refining charges.

The Phoenix copper leach facility produces cathode copper which is sold to a trader who re-sells for product manufacturing. The terms contained within the sales contract are typical of and consistent with standard industry practice and are like contracts for the supply of copper cathode globally.

The NGM operations are mature, large and modern operations owned by major international mining companies with policies and procedures for the letting of contracts. NGM has many supply contracts in place for goods and services required to operate the open pit and underground mines, the integrated processing facilities, and the supporting activities. The largest in-place contracts other than for product sales cover items such as bulk commodities, operational and technical services, mining and process equipment, and administrative support services. Contracts are negotiated and renewed as needed.

While there are numerous contracts in place for the NGM Complex, there are no contracts considered to be material to the Registrant or NGM.

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17	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups

NGM has a regional permitting team as well as site based environmental teams and management systems to ensure that the necessary permits and licenses are obtained and maintained. These teams also carry out the required monitoring and reporting.

There are no known material environmental, permitting, or closure issues expected to affect the current operation or LOM plan.

17.1	Environmental Assessment and Studies

As part of its permitting process, NGM has submitted and received approval for multiple PoOs and Reclamation Plans across all areas. To support permitting on public lands, NGM has also provided information for Environmental Assessments (EA) or Environmental Impact Statements (EIS), including a wide range of baseline environmental studies covering natural resources, water, wildlife, cultural resources, and air quality.

Existing operations are reviewed by the Bureau of Land Management (BLM) and the Nevada Division of Environmental Protection Bureau of Mining Regulation and Reclamation (NDEP-BMRR). Under the National Environmental Policy Act (NEPA), BLM reviews may result in a Determination of NEPA Adequacy (DNA), a Finding of No Significant Impact (FONSI), or a Record of Decision (ROD) for operations involving public lands.

PoOs are updated as needed to support ongoing mining or new development, and any expansions beyond the current life-of-mine may require additional baseline studies and further NEPA review.

17.2	Environmental Considerations

NGM manages multiple environmental aspects across its mining operations through PoOs and reclamation areas within the NGM Complex. These areas define the BLM-approved disturbance boundaries established through DNAs, EAs, and EISs, as well as Nevada state permits issued by NDEP for water pollution control, air and water quality, reclamation, closure, and other requirements.

When Environmental Impact Statements identify potential impacts, mitigation plans may be required. These plans address resources such as wetlands and riparian areas, water bodies, aquatic and

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terrestrial wildlife, threatened and endangered species, cultural sites, visual resources, livestock grazing, recreation, and wilderness.

All state and federal permits include monitoring requirements to ensure environmental protection. Monitoring covers water quality at process facilities, surface and groundwater protection, reclamation and closure performance, management of potentially acid-generating waste rock, dewatering and discharge impacts, and point-source air emissions to ensure compliance with mercury programs and emission standards.

17.2.1	Waste Characterization and Permitting

All NGM sites are required to have Waste Rock Management Plans (WRMPs), which are approved and administered by the NDEP–BMRR as part of the Water Pollution Control Permits (WPCP). The WRMPs direct where and/or how waste rock is to be placed within a waste rock dump to prevent impacts to Waters of the State. The WPCPs outline the requirements for waste rock to be characterized for acid generating potential and acid neutralizing potential, and results are reported to the NDEP-BMRR quarterly or semi-annually, as required by the permits. Existing facilities are managed in accordance with the approved site specific WPCPs and WRMPs. Waste rock management controls implemented by the Open Pit and Environmental teams have been effective and NGM is in material compliance with the permits and plans.

Future Refractory Ore Stockpiles and Waste Rock Facilities would be designed, constructed, and monitored in accordance with the guidance received from the NDEP-BMRR. If/when a new or modified stockpile or waste rock facility is required by LOM plans, permitting through NDEP-BMRR and the BLM is required.

17.2.2	Tailings Characterization

Tailings are analyzed and reported quarterly as part of the WPCP requirements. Tailings impoundments are engineered structures requiring separate approval and strict monitoring and reporting requirements as regulated by both the NDEP and the NDWR.

17.2.3	Compliance Monitoring

NGM maintains over 600 operating permits and associated management plans which mandate monitoring and recordkeeping requirements for compliance in air quality, water quality and water quantity, waste, wildlife, and land media associated with all operations, as well as the various Exploration PoOs. NGM is in material compliance with all operating permits.

17.2.4	Waste Management

Waste management throughout the NGM Complex is governed by multiple federal laws, primarily the Resource Conservation and Recovery Act (RCRA) and related amendments and regulations, as

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well as federal hazardous materials transportation laws. These regulations cover the identification, handling, transportation, recycling, storage, treatment, and disposal of hazardous and non-hazardous wastes, including used oil and universal waste.

NGM has notified the U.S. Environmental Protection Agency (EPA) and the Nevada Division of Environmental Protection (NDEP) of its waste generating activities and holds multiple EPA identification numbers for its facilities. The Solid and Hazardous Waste Management Plans and the Hazardous Waste Contingency Plans are reviewed annually.

All hazardous waste is shipped offsite to authorized treatment, storage, or disposal facilities, except for elemental mercury, which is authorized for onsite storage under the Lautenberg Amendment until a federal mercury repository becomes available as required by the Mercury Export Ban Act. NGM also maintains state permitted Class III waivered landfills that accept inert, nonhazardous solid waste at each site.

Additionally, the NGM administers the RCRA permit for the permitted but unconstructed Dry Hills Facility as a contingency option for potential long-term mercury and calomel management.

17.2.5	Acid Rock Drainage

NGM has developed an intensive program designed to identify sources of PAG rock before it is removed during mining operations. This allows the planned mining of the rock and its placement, in specifically prepared or allocated areas. The specific stockpiles and disposal areas are designed to prevent vertical migration of water and to contain lateral surface flows off the piles. For facilities with high PAG ratios within the stockpile and/or dump, drainage is captured and used in the ore processing circuits. Ponds, ditches and berms are inspected quarterly, and the stockpiles and disposal areas are also inspected regularly. At closure, PAG material will be capped to preclude drainage.

17.2.6	Biodiversity and conservation

NGM has implemented Biodiversity Management Plans (BMPs) at each site to guide long-term biodiversity protection and impact management. The BMPs include an annually updated Biodiversity Action Plan (BAP), a Master Ledger tracking all biodiversity commitments and actions since mine inception, and a Biodiversity Residual Impact Assessment (BRIA) tool to support a structured, systematic approach to biodiversity management.

The BMP identifies key biodiversity features encompassing aquatic and terrestrial ecosystems, vegetation, wildlife, and specific sensitive or protected species that are specific around each site. These include aquatic resources, riparian and wetland vegetation, terrestrial wildlife and habitats, migratory birds, raptors, and several priority species such as Greater Sage Grouse, Lahontan cutthroat trout, pygmy rabbits, mule deer, and springsnails.

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All actions outlined in the annual BAP and Master Ledger are designed to manage and minimize potential impacts to these key biodiversity features and support NGM’s long-term biodiversity conservation commitments.

Of specific note in the Western United States is the Greater Sage Grouse. Barrick manages impacts, potential and actual, to the Greater Sage Grouse in coordination with the Nevada Department of Wildlife, the BLM, and the Nevada Sagebrush Ecosystem Council. There are two mitigation bank systems in place, the Barrick Bank Enabling Agreement and the Nevada Conservation Credit System, that enable Barrick to successfully manage potential interactions with Greater Sage Grouse habitat.

17.3	Permitting

All surface-disturbing activities at the NGM properties, including mining, processing, and reclamation, are conducted in compliance with applicable federal and state laws. A core regulatory requirement is prevention of unnecessary or undue degradation under 43 CFR 3809, which is implemented through approved PoOs and associated Reclamation Plans.

The principal federal approvals supporting the current LOM plan consist of BLM-approved PoOs and PoO amendments for each mining operation on public lands, with environmental impacts evaluated in accordance with the National Environmental Policy Act (NEPA). Depending on project scope and impacts, BLM approvals are supported by Determinations of NEPA Adequacy (DNAs), Environmental Assessments (EAs) with Findings of No Significant Impact (FONSIs), or Environmental Impact Statements (EISs) with Records of Decision (RODs). EAs and EISs typically involve extended review periods and public participation and may include mitigation commitments addressing impacts to biological, cultural, water, and recreational resources.

Mining disturbances, including open pits, waste rock facilities, tailings and leach facilities, and associated infrastructure, are reviewed and approved jointly by the BLM and the Nevada Division of Environmental Protection (NDEP). NDEP issues and administers key state permits that support the LOM plan, including water pollution control, air quality, mine reclamation, and other environmental authorizations.

NGM has obtained all material permits and approvals required to support current operations and the approved LOM plan. Where necessary to support continued mining or incremental development, PoOs and state permits are amended or renewed in the normal course of business. As of December 31, 2025, all permits required for authorized operations were either active or undergoing timely renewal or amendment, with no known permitting deficiencies that would reasonably be expected to materially affect ongoing operations.

In addition, NGM has several permitting actions in progress to support planned future development within the LOM plan, consisting primarily of PoO amendments and associated state permit

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modifications. Based on prior permitting history and ongoing agency engagement, NGM expects to obtain the required approvals consistent with historical timeframes for similar projects.

17.4	Social and Community Requirements

The rural communities located in NE Nevada rely heavily upon the mining industry for employment and economic stability. This dynamic has subsequently created a supportive, pro-mining culture, whereby NGM has established and maintained positive and collaborative working relationships with local, state, and federal regulatory agencies as well as the surrounding communities where NGM operates. Central to this approach is NGM’s emphasis on local hiring and procurement, which helps strengthen community ties while supporting regional economic vitality.

NGM has successfully partnered with multiple groups throughout Nevada to share and promote the industry’s many benefits to both rural communities as well as the broader State economy. These partnerships include Native American communities, local government and government agencies, Chambers of Commerce, the Nevada Mining Association (NvMA), and educational institutions.

Nevada Gold Mines operates on lands traditionally inhabited by the Western Shoshone. Per the Collaborative Agreement established by Barrick in 2014 and subsequently modified for the Joint Venture, NGM convenes quarterly via dialogue meetings with Tribal community members and leadership workshops with Tribal Leaders. These dialogues provide a forum for NGM stakeholders to listen and learn about Native American culture, interests, concerns, and priorities with regard to mining. The dialogues also enable Native American stakeholders to learn more about NGM’s operations, environmental management, employment opportunities, long-term plans, and the social investment and engagement programming NGM conducts with the ten Native American partner communities.

NGM complies with all mandatory processes regarding permitting and operations, including requirements for public opinion periods, open houses, and public meetings. As necessary, NGM holds and advertises public meetings according to procedure so that citizens in the surrounding areas and communities may come to learn more about NGM’s various projects and express support or concerns. Formal consultation occurs through the permitting process, where comments on permit documents are actively solicited from stakeholders by the BLM and NDEP as part of their legal obligations under NEPA and the NAC. Public engagement also occurs via less formal community outreach activities, including presentations to the communities in which NGM operates, regarding the project status and future plans for NGM operations. All landowners directly impacted by the project will be individually contacted by the project team.

NGM’s Community Engagement and Development (CED) team prioritizes its engagement through the Community Development and Engagement Strategy, stakeholder matrix and maps, social risk analysis, register, and mitigation plans, and stakeholder engagement plans. There are numerous avenues for providing funding to local government agencies and non-profit organizations to support

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economic development, education, environment, cultural heritage, and health. These funding activities align with the Barrick Anti-Bribery and Anti-Corruption policies and US law.

A prominent social risk associated with mining schedules in rural Nevada is limited access to reliable childcare, which can constrain workforce participation and retention. In communities with few childcare providers, this shortage disproportionately affects women and young families, particularly dual-income households, and can limit the ability of qualified workers to accept or maintain employment in the mining sector.

To help address this community-level risk, NGM partnered with the Boys & Girls Clubs of America and invested approximately $4.5 million to establish and expand dependable childcare services in five host communities. These services are intended to support workforce participation and economic stability in regions where extended shifts, long commutes, and rotating schedules can otherwise make sustained employment challenging. NGM continues to assess ongoing childcare needs in collaboration with local partners.

17.5	Mine Closure and Reclamation

Initial planning for closure is included within all proposals and reclamation plan documents during the permitting process. Closure planning is integrated with mine and reclamation planning to the during active operations. Concurrent reclamation of lands as mining progresses is a primary objective of NGM. These reclamation plans are reviewed regularly and are revised at a minimum of every three years to ensure adequate financial assurances have been put in place for required reclamation activities. Approvals are required from both the BLM and NDEP for reclamation and closure plan amendments and bond adjustments.

Various mine facilities are located within the PoO boundaries on both private lands and the federal lands administered by the BLM. Only approved facility disturbance can be constructed within PoO boundaries. Any PoO boundaries and private lands within the PoO are administered by the NDEP–BMRR.

Approved financial assurances cover the reclamation liabilities of facilities associated with mining activity. Agency permit approval is contingent upon the placement of these financial assurances that are held by the Agencies (BLM and/or NDEP) prior to commencement of mining. They are the beneficiaries in the unlikely case that NGM files bankruptcy. Reclamation cost estimates are detailed in the reclamation plans for each plan area and facility. Additional financial assurances, in the form of a trust, may be required for long-term monitoring and maintenance costs estimated to occur after closure (i.e. long-term management of drain down solution from heap leach pads). An industry Nevada standard method or Standard Reclamation Cost Estimator (SRCE) model is used by NGM to calculate the liabilities.

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In general, reclaimed mine sites must be left safe and stable at a minimum, with removal of all infrastructure and rehabilitation of all landforms. Reclamation requirements are regulated by the BLM and NDEP and can include items such as regrading waste rock disposal facilities and heap leach pads, removing and demolishing buildings and structures, regrading disturbed areas, removing and regrading stockpile areas, replacing salvaged growth media, revegetation, diversion and sediment control monitoring, and management of drain down from process facilities (i.e. heap leach pads and tailings). To the extent practicable, NGM attempts to perform reclamation concurrently with mining operations.

Some facilities such as open pits and roads for which post-closure use has been agreed upon with the BLM, will not be reclaimed. As of December 31, 2025, approximately 10,861 ha (18%) of site disturbance has been reclaimed.

The NGM internal closure liabilities costs are updated each year, with increases or decreases in disturbed areas noted, rate updates (as practicable), and overall costs estimated. The current Provision for Environmental Rehabilitation (IFRS) is approximately $864 million ($1.0 billion for Asset Retirement Obligations under the USGAAP standard). This forecast is used in the cashflow model that supports the Mineral Reserves.

NGM currently has posted approximately $1.2 billion in financial assurances in the form of letters of credit and surety bonds to cover mine closure costs for the operating sites and exploration projects. Additionally, there are several trusts and long-term monitoring and mitigation (LTMM) funds associated with NGM operations. These financial instruments are listed in the Table 17-1.

Table 17-1  Trusts and Funds for Nevada Gold Mines

Fund	Approximate Value
Emigrant Long-Term Trust	$582 thousand
Goldstrike Conservation and Mitigation Fund	$217 thousand
Goldstrike Long Term Monitoring Fund	$1.2 million
Goldstrike Environmental Mitigation Fund	$2.9 million
Cortez Long-Term Contingency Fund	$2.6 million
Long Canyon Long-Term Trust	$1.0 million
Phoenix Long Term Contingency Fund	$2.5 million
Phoenix Copper Leach Long-Term Trust	$2.1 million
Greater Phoenix Long-Term Trust	$6.8 million
Barrick Nevada Greater Sage Grouse Long-Term Contingency Fund	$301 thousand
Total	$20.5 million

Totals may not add due to rounding.

17.6	QP Comments on Environmental Studies, Permitting, and Plans, Negotiations, or Agreements With Local Individuals or Groups

Nevada Gold Mines LLC (NGM) maintains environmental and permitting programs supported by regional permitting specialists, site-based environmental staff, and established management systems. These programs are intended to obtain and maintain required permits and approvals and

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to support compliance through ongoing monitoring and regulatory reporting. Environmental studies required for permitting and operations are conducted by qualified personnel and third-party consultants, as appropriate.

NGM also maintains stakeholder engagement practices consistent with regulatory requirements and company policies, including consultation with local communities, Native American groups, and other stakeholders through the permitting process and ongoing outreach activities. Public engagement, consultation, and landowner communication are conducted as required by applicable regulations, and community engagement programs are used to identify and manage social risks associated with operations.

Based on a review of available information and discussions with NGM personnel, the QP is not aware of any known environmental, permitting, or social issues that would reasonably be expected to have a material adverse effect on current operations or planned activities at the NGM properties.

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18	Capital and Operating Costs

Capital and operating costs for the NGM operations are based on extensive experience gained from many years of operating the mines in Nevada. Capital costs reflect current price trends and supporting studies and operating costs are in-line with historical averages. Capital and operating cost estimates have an average accuracy level of ± 15% and a contingency not exceeding 10%.

All costs presented are in real USD as of Q4 2025, without any allowance for inflation. All costs incurred by the NGM operations are on a USD basis, so an allowance for exchange rates is unnecessary.

The costs presented in this Section constitute part of the assumptions used for the Economic Analysis performed in Section 19.

18.1	Capital Costs

Capital costs for the project are summarized in Table 18-1.

Table 18-1  Mining Capital Expenditure Summary

Capital Expenditure	LOM Value (US$M)
General & Administration	237
Capitalized Drilling	112
Mine Capitalized Stripping	1,692
Underground Capitalized Development	1,243
Mining Sustaining	2,620
Processing Sustaining	1,620
Growth	1,564
Total	9,087

Mining sustaining capital is capital required for the continuation of the mining operations and includes items such as replacement and additional equipment, capitalized mobile maintenance components, new and upgraded mining infrastructure, geotechnical and hydrological risk management, light vehicles, and others.

Processing sustaining capital is capital required for the continuation of the processing operations and includes items such as major replacements/rebuilds or structural maintenance, tailings and water management to sustain the long-term viability of the processing facilities.

The Growth Capital is summarized in Table 18-2.

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Table 18-2  Growth Project Capital Expenditure Summary

Growth Capital Item	LOM Total (US$M)
Goldrush Underground	506
Robertson Open Pit	170
Cortez to Carlin Rail	319
Turquoise Ridge Paste Plant	64
Turquoise Ridge Open Pit	477
Other (Meikle & Cortez Autonomous Haulage)	27
Total	1,564

18.2	Operating Costs

The operating costs for the LOM were developed considering the planned mine physicals, equipment hours, labor projections, consumables forecasts, and other expected incurred costs.

A summary of the operating costs for the LOM Mineral Reserves is shown in Table 18-3.

Table 18-3  LOM Average Unit Operating Costs Summary

Operating Costs	LOM US$/t ore processed
Mining – (Open pit and Underground including Stockpile movement)	31.48
Processing	23.42
General & Administration	6.39
Production Taxes	1.01
Other Operating Costs / Credits	4.16
Total Direct Operating Costs	66.47
Freight & Refining Costs	0.11
Royalty	1.85
Total Operating Costs (without by-product credits)	68.41

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19	Economic Analysis

A financial analysis of the Project was completed using a detailed economic model incorporating the cost assumptions and operational parameters outlined in the preceding sections of this Technical Report Summary. The model forecasts annual cash inflows and outflows based on projected revenues, operating costs, capital expenditures, taxes, royalties, and long-term rehabilitation obligations. Net annual cashflows are discounted to the valuation date to determine the Project’s net present value (NPV).

The economic model integrates all material cost components, including development and growth capital, sustaining capital, operating expenditures, and closure and rehabilitation costs, together with all applicable fiscal obligations. Sensitivity analyses were performed on key value drivers, specifically metal prices, operating costs, and capital costs, to assess the Project’s exposure to changes in these parameters and to evaluate their relative influence on economic outcomes.

19.1	Assumptions and Inputs

The following points highlight the key assumptions and inputs into the financial model used in the economic analysis.

●	All costs are presented as real US dollars ($ or US$) as of December 31, 2025 (i.e. no escalation or inflation is applied) unless otherwise noted.

●	All costs incurred by the NGM operations are on a USD basis, so an allowance for exchange rates is unnecessary.

●	Capital and Operating costs applied as described in Section 18.

●	Basis of the model is the production/mine plan as presented in Section 13 which includes mined tonnes (ore and waste), and ore feed and recoveries as outlined in Section 10.

●	No Inferred Mineral Resources are included in the mine plan as ore and is considered waste.

●	Metal prices are based on long-term Barrick Corporate guidance assumptions as outlined in Section 12.1

●	Royalties, treatment and refining charges are applied as described in Sections 3 and 12.

●	A discount rate of 5% is applied which is used by Barrick as investment valuation.

●	Revenue is recognized based on produced ounces as sold ounces within the same period, no shipment timing is considered since in practice every year-end shipped ounces are sold in advance.

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19.2	Taxes and Royalties

NGM will be subject to the various taxes, royalties, and other obligations as outlined in Section 3.3. These rates are current as of the date of this report and are subject to change in the future. Based on these and the other financial assumptions outlined, NGM is expected to have payable income and mining taxes of $2,412M over its 33-year life.

19.3	Financial Model Summary

Values presented in this Technical Report are on a 100% basis. All values are presented in real 2025 US dollar values unless otherwise stated. The economic analysis has been carried out with no additional inflation (constant dollar basis).

The economic modelling, summarized in Table 19-1, shows that the NGM Complex is economically viable, having a positive after-tax net present value (NPV) of $3.8B at a discount rate of 5% (NPV5) Based on the LOM plan, the Mine is forecasted to produce an undiscounted net cashflow of $7.9B.

A summary of the recovered gold with annual after tax free cashflow (FCF) for both the Reserve gold price ($1,500/oz) and a long-term consensus gold price (CIBC March 31, 2026; $3,603/oz) is shown in Figure 19-1.

Figure 19-1  Annual Production and Cumulative After Tax Cashflow

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Table 19-1  Cashflow Summary Table

Item	Unit	LOM Total	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036 - 2040	2041 - 2045	2046 - 2050	2051 - 2055	2056 - LOM
Physicals
Total ore processed	Mt	550	49	54	55	53	47	34	37	34	29	25	78	33	10	7	4
Gold ore tonnes	Mt	520	44	48	50	47	41	34	37	34	29	25	78	33	10	7	4
Gold grade	g/t	2.69	2.50	2.32	2.12	2.21	2.36	2.42	2.12	2.19	2.46	2.27	2.89	3.93	6.95	7.20	8.00
Copper ore tonnes	Mt	210	17	25	21	17	18	10	13	13	10	11	42	11	0	0	0
Copper grade	%	0.18	0.16	0.18	0.17	0.22	0.23	0.16	0.19	0.19	0.19	0.21	0.16	0.10	0.00	0.00	0.00
Gold ounces contained	Moz Au	45	3.5	3.6	3.4	3.3	3.1	2.7	2.5	2.4	2.3	1.9	7.2	4.2	2.2	1.7	1.1
Copper tonnes contained	kt Cu	370	26	44	35	37	42	17	24	26	20	22	67	11	0	0	0
Silver ounces contained	Moz Ag	38	1.8	4.5	3.7	2.6	3.2	2.0	2.5	2.8	2.2	2.2	8.5	1.7	0.0	0.0	0.0
Financial metrics
Revenue	$B	56.7	4.1	4.3	4.1	3.9	3.9	3.2	3.1	2.9	3.0	2.5	9.5	5.5	3.0	2.2	1.5
Direct Operating Costs	$B	33.3	2.6	2.8	2.7	2.5	2.4	2.0	1.9	1.7	1.6	1.6	4.9	3.0	1.6	1.3	0.8
Other Costs	$B	4.3	0.4	0.5	0.4	0.4	0.4	0.3	0.3	0.3	0.1	0.0	0.7	0.4	0.1	0.0	0.0
EBITDA	$B	19.0	1.1	1.0	1.0	1.0	1.1	0.9	0.9	0.9	1.3	0.8	4.0	2.1	1.3	0.9	0.7
Operating Cashflow (after estimated taxes and other adjustments)	$B	17.0	1.0	1.0	1.0	0.9	1.1	1.0	0.9	1.0	1.1	0.7	3.7	1.8	1.0	0.6	0.2
Total Capital	$B	9.1	1.4	1.5	1.2	0.7	0.6	0.6	0.6	0.4	0.3	0.3	0.7	0.4	0.2	0.1	0.0
Free Cashflow	$B	7.9	-0.4	-0.5	-0.2	0.2	0.4	0.3	0.4	0.6	0.8	0.4	3.0	1.4	0.8	0.5	0.2

Notes:

●	All values are on a 100% basis. The Registrant’s attributable share is 61.5% based on its ownership interests in NGM.

●	LOM total ore tonnes and LOM total contained metal are rounded to two significant figures consistent with Resources and Reserves declarations.

●	Totals may not add due to rounding.

●	EBITDA = earnings before interest, taxes, depreciation and amortization.

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19.4	Sensitivity

Project risks can be identified in both economic and non-economic terms. Key economic risks have been examined by undertaking economic model sensitivity analysis. Sensitivity analysis has been undertaken on gold price, operating costs and capital costs.

A set of sensitivity analyses were performed over a range of +/-15% for variations in metal prices, operating costs, and capital costs to determine their relative importance as value drivers. The Project is most sensitive to gold price and operating costs.

Sensitivities impact of key drivers on NPV5 are shown in Figure 19-2.

NPV5 $Bn Sensitivity

Figure 19-2  NPV Sensitivity

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20	Adjacent Properties

This section is not applicable for this Report.

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21	Other Relevant Data and Information

No additional information or explanation is necessary to provide a complete and balanced presentation of the value of the property.

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22	Interpretation and Conclusions

The QPs note the following interpretations and conclusions in their respective areas of expertise, based on the review of data available for this TRS.

22.1	Geology and Mineral Resources

NGM maintains documented standard operating procedures for drilling, logging, and sampling that align with industry practice. Geological and mineralization models are developed using clearly defined geological contacts, validated structural controls, and supporting geochemical data, providing a sound geological framework for interpretation.

A quality assurance and quality control (QA/QC) program is in place to monitor the accuracy and precision of analytical laboratory results. Review of the QA/QC data indicates that assay results are of sufficient quality for use in Mineral Resource estimation.

Geological models and Mineral Resource estimates are refined and updated as new information becomes available from ongoing open pit operations. Extensive infill and conversion drilling, along with grade control drilling and detailed pit mapping, have been completed to improve confidence in the Mineral Resources and Mineral Reserves.

In the QP’s opinion, the outlier capping, domaining, and estimation methods applied to the NGM Mineral Resources are appropriate and consistent with industry best practice. On this basis, the Mineral Resources are considered to be properly estimated and classified.

22.2	Mining and Mineral Reserves

NGM is a mature mining operation with an extensive operating history. The mining assumptions and sequence are based on a robust dataset of historical actuals and are appropriate for NGM and apply to the entirety of the modelled mine life through 2058. Geotechnical parameters continue to be refined and support the current slope designs.

The QP responsible for the Mineral Reserves have reviewed the estimation process and in their opinion, the process has been carried out to industry standards and uses appropriate modifying factors for the conversion of Mineral Resources to Mineral Reserves.

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22.3	Mineral Processing

Recovery factors have been developed using comprehensive data analysis and robust testing methods. These have been further validated and refined by extensive operations production data collected over numerous years of mining and ore processing at the various facilities. The current facilities are believed to be sufficiently flexible and are suitable to treat the mineralization typical of the various style deposits contained within the LOM plan. All analytical and metallurgical procedures applied are conventional industry practices for gold processing.

The QP acknowledges that regular reviews conducted on the predictive models and amenabilities allows for necessary adjustments to be made based on a variety of factors, including changing feed ore sources and plant upgrades.

●	The process plant flowsheet designs are based on testwork results and ore source availability, previous study designs and industry-standard practices.

●	The process methods are conventional to the industry.

●

Day-to-day changes in ore type or combinations of ore type being processed produce variations in recoveries. These variations are expected to trend to the forecast recovery value for monthly or longer reporting periods. Controls are put in place to manage blends, reagent additions, adjusting throughput, and planned maintenance of key operational equipment to ensure that forecast recoveries are consistently achieved.

●	Metallurgical testwork and associated analytical procedures were appropriate to the mineralization type, appropriate to establish the optimal processing routes.

●

Samples selected for testing were representative of the various types and styles of mineralization. Samples were selected from a range of depths and spatial distribution within the deposits. Sufficient samples were taken so that tests were performed on appropriate sample mass.

●

Recovery factors estimated are based on appropriate metallurgical testwork and are relevant to the mineralization types and the selected process routes. Recovery forecasts are periodically adjusted based on both plant performance, which is tracked on at least a monthly basis, and bench top laboratory test results.

●

Depending upon the specific processing facility, several processing factors or deleterious elements (organic carbon; sulfide sulfur; carbonate carbon; arsenic; mercury; antimony; and copper) could have an economic impact on extraction efficiency of a certain ore source, based either on their presence, absence, or concentration in the processing stream.:. However, under normal ore routing and blending practices at NGM where material from several sites may be processed at one facility, the above list of constituents is typically not a concern.

22.4	Infrastructure

The NGM is a mature district. It has well developed infrastructure supporting the current operations and plans for additional infrastructure to support the Mine growth.

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The QP responsible for the Infrastructure Section believes that the current infrastructure and planned infrastructure support the estimation of Mineral Resources and Mineral Reserves.

22.5	Environment and Social Aspects

NGM has a regional permitting team as well as site based environmental teams and management systems to ensure that the necessary permits and licenses are obtained and maintained. These teams also carry out the required monitoring and reporting.

22.6	Risks

The QPs have examined the various risks and uncertainties known or identified that could reasonably be expected to affect reliability or confidence in the exploration information, the Mineral Resources or Mineral Reserves of the Mine, or projected economic outcomes. They have considered the controls that are in place or proposed to be implemented and determined the residual risk post mitigation measures. The post mitigation risk rating is evaluated consistent with guidance provided by Barrick’s Formal Risk Assessment Procedure (FRA) and considers the likelihood and consequence of the risk’s occurrence and impact.

Table 22-1 details the significant risks and uncertainties as determined by the QPs for the NGM operations.

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Table 22-1  NGM Risk Analysis

Area	Risk	Mitigation	Post Mitigation Risk Rating
Geology and Mineral Resources	Confidence in Mineral Resource Models

Additional scheduled GC drilling maintaining 18 months of partial grade control coverage ahead of mining.

Resource model updated on a regular basis using new drilling and updated geologic interpretation

Low
Mining and Mineral Reserves	Uncertainties around the geological model and hydrogeological conditions	Ongoing drilling programs to gather additional geology and hydrogeology information to better-inform geotechnical slope design for the Carlin formation and limit gaps in geotechnical knowledge	Medium
Processing	Increased carbonate content of future autoclave ore sources leading to poor oxidation performance, higher OPEX costs, and resulting lower gold recoveries	Pursue sulfur concentrate additions for blending, selective removal of the carbonate rock to improve the SS:CO3 ratio, or capital improvements in the acidulation circuit.	Medium
Processing	Recovery curves based only on recent lab test work	Review recovery curves and identify/utilize additional drivers by source and optimize reagents to changing ores	Medium
Environmental	Tailings failure	Engineering design and construction of TSFs to international standards, proper water management at the TSFs; buttressing if required.	Low
Permitting	Permitting delays	Currently not a risk at NGM but monitored do to quantity of permits required to be renewed annually	Low
Capital and Operating Costs	Continued cost escalation due to inflation of labor, consumables, and contractor costs	Continue to track actual costs and LOM forecast costs, including considerations for inflation. Ongoing continuous improvement projects at all operations.	Medium

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23	Recommendations

The QPs have made the following recommendations.

23.1	Geology and Mineral Resources

●	Continue diamond drilling for geological context and systematic validation of historical RC drilling.

●	Update geology and geologically-driven estimation domains to support LVA and explicit structural controls on modeling.

●	Continue developing robust depletion data set to accurately reflect Mineral Resources in a historical mining district.

●	Review and expand documented procedures across data collection and verification activities.

●	Reduce the available geological logging codes and increase access to example core and geological models for logging geologists to enhance the 3D context of drillholes being logged.

23.2	Mining and Mineral Reserves

●	Continue independent review of geotechnical data collection, modeling, controls and monitoring.

●

Evaluate open pit optimization at higher gold prices and with rationalized costs for non-ore material that can be used in backfill, dam construction, and chemical feed as buffering or fuel sources in processing.

●	Continue roll out of autonomous mining fleet to improve cost and efficiency of the operations.

●	Continue mine dewatering efforts to ensure safe and optimized mining activities. Update groundwater models to predict future groundwater-levels and optimize pit water management.

23.3	Mineral Processing

●	Generate and update recovery models for the Gold Quarry Roaster for the different feed materials

●	Conduct and update Turquoise Ridge benchtop testwork on underground ores and build up more understanding of its preg-robbing characteristics

●	Continue diamond drilling for geological context and systematic validation of historical RC drilling.

●	Update geology and geologically-driven estimation domains to support LVA and explicit structural controls on modeling.

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●	Continue developing robust depletion data set to accurately reflect Mineral Resources in a historical mining district.

●	Review and expand documented procedures across data collection and verification activities.

●	Reduce the available geological logging codes and increase access to example core and geological models for logging geologists to enhance the 3D context of drillholes being logged.

23.4	Infrastructure

●	Complete planned tailings facilities to support the LOM processing plan.

23.5	Environment, Permitting, and Social and Community

●	Continue annual permit and land renewal requirements annually to support operations.

●	Continue compliance monitoring and relationship with local regulators on key areas.

●	Continue engagement with rural communities that rely on the mining industry for employment and economic stability.

●

Continue identifying and implementing initiatives of renewable energies to support Barrick’s global commitment on Climate Change (greenhouse gas reduction of 30% by 2030 while maintaining a steady production profile, and Net Zero by 2050).

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24	References

Bradley, M. A., and Eck, N., 2015, The Goldrush Discovery, Cortez District, Nevada—The Stratigraphic Story: Geological Society of Nevada, Symposium Proceedings, Reno, Nevada, 17 pp.

Christensen, 1993; O.D. Christensen; Carlin trend geologic overview, in Christensen, O.D., ed., Gold Deposits f the Carlin Trend, Nevada: Society of Economic Geologists Guidebook Series, v. 18, p. 3–26.

Cook and Corboy, 2004; Cook, H.E., and Corboy, J.J, 2004, Great Basin Paleozoic carbonate platform: Facies, facies transitions, depositional models, platform architecture, sequence stratigraphy and predictive mineral host models: U. S. Geological Survey Open-File Report 2004-1078, 128 p.

Crafford and Grauch, 2002; Crafford, A.E.J., and Grauch, V.J.S., 2002, Geologic and geophysical evidence for the influence of deep crustal structures on Paleozoic tectonics and the alignment of world-class gold deposits, north-central Nevada, USA: Ore Geology Reviews, v. 21, p. 157-184. (2002)

GTR, 2020; Global Industry Standard on Tailings Management, Global Tailings Review, August 2020

Muntean et al., 2-11; Muntean, J.L., Cline, J.S., Simon, A., and Longo, A.A., 2011, Origin of Carlin-type gold deposits: Nature Geoscience, v. 4, no. 2, p. 122–127, www.nature.com/articles/ngeo1064.

Rhys et al., 2015; Rhys D., Valli F., Burgess R., Heitt D. & Greisel G. and Hart K.; Controls of Fault and Fold Geometry on the Distribution of Gold Mineralization on the Carlin Trend; New concepts and discoveries – Proceedings, Geological Society of Nevada Symposium 2015; pp. 333-389.

Williams et al., 2007; Williams T, Brady T., Bayer D., Bren M., Pakalnis R., Marjerison J., Langston R.; Underhand Cut and Fill Mining as Practiced in Three Deep Hard Rock Mines in the United States; Proceedings of the CIM Conference and Exhibition, Montreal, Quebec, Canada, April 29-May 2, 2007; Montreal, Quebec, Canada: Canadian Institute of Mining, Metallurgy and Petroleum, 2007.

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25	Reliance on Information Provided by the Registrant

Information regarding the following sections was supplied in the most part by the Registrant:

●	Macroeconomic trends, data and assumptions, and interest rates (Sections 18 and 19);

●	Marketing information and plans within the control of the Registrant (Sections 16, 18, and 19);

●	Legal matters outside the expertise of the QPs, such as statutory and regulatory interpretations affecting the mine plan (Sections 3, 13, 15, and 17);

●	Environmental matters outside the expertise of the QPs (Section 17);

●	Accommodations the Registrant commits or plans to provide to local individuals or groups in connection with its mine plan (Section 17); and

●	Governmental factors outside the expertise of the QPs (Section 17).

The QPs consider it reasonable to rely upon the Registrant for the above information, based on the QPs’ past and ongoing interactions with the subject-matter experts in these areas employed or engaged by the Registrant, as well as the Registrant’s considerable experience mining at the Mine. Further, the QPs have taken all appropriate steps, in their professional opinion, to ensure that the above information provided by the Registrant is accurate in all material respects and have no reason to believe that any material facts have been withheld or misstated.

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26	Date and Signature Page

This technical report with an effective date of December 31, 2025, and dated May 14, 2026, was prepared by Nevada Gold Mines LLC on behalf of the Registrant.

/s/ Mark Roux
Dated at Elko, USA May 14, 2026	Mark Roux, Pr.Sci.Nat. Evaluations Manager – Resource Geology Barrick Mining Corporation
/s/ Thamsanqa Mahlangu
Dated at Pretoria, South Africa May 14, 2026	Thamsanqa Mahlangu, Pr. Eng. ECSA Lead Technical Specialist, Metallurgy Nevada Gold Mines, LLC
/s/ Timothy Webber
Dated at Elko, USA May 14, 2026	Timothy Webber, RM SME Chief, Long Term Planning Nevada Gold Mines, LLC

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27	Appendix

Appendix 1 – Detailed AIF Mineral Reserves and Mineral Resources (Inclusive of Reserves) and Mineral Reserves

The below appendix summarizes the mineral reserves and mineral resources reported in this TRS as they were reported in Barrick’s most recent Form 40-F/Annual Information Form on file with the SEC and Canadian provincial securities regulatory authorities.

Gold Mineral Reserves[1,2,3,4,10,12,13,14]
As at December 31, 2025	PROVEN[8]			PROBABLE[8]			TOTAL[8]
Based on attributable ounces	Tonnes (Mt)	Grade (g/t)	Contained ozs (Moz)	Tonnes (Mt)	Grade (g/t)	Contained ozs (Moz)	Tonnes (Mt)	Grade (g/t)	Contained ozs (Moz)
Carlin surface	5.0	1.56	0.25	52	2.32	3.9	57	2.25	4.1
Carlin underground	—	—	—	18	8.15	4.7	18	8.15	4.7
Carlin (61.50%) total	5.0	1.56	0.25	70	3.81	8.6	75	3.66	8.8
Cortez surface	1.6	1.96	0.099	60	0.92	1.8	62	0.95	1.9
Cortez underground	—	—	—	28	6.67	6.0	28	6.67	6.0
Cortez (61.50%) total	1.6	1.96	0.099	88	2.76	7.8	90	2.75	7.9
Phoenix surface (61.50%)	4.2	0.71	0.097	110	0.57	1.9	110	0.58	2.0
Turquoise Ridge surface	—	—	—	25	2.20	1.7	25	2.20	1.7
Turquoise Ridge underground	6.6	11.67	2.5	14	10.09	4.7	21	10.59	7.2
Turquoise Ridge (61.50%) total	6.6	11.67	2.5	39	5.12	6.4	46	6.07	8.9
TOTAL	17	5.24	2.9	300	2.545	25	320	2.69	28
See “Notes to the Appendix 1 – Mineral Reserves and Resources Tables”.

Copper Mineral Reserves[1,2,3,4,10,11,13,14,15]
As at December 31, 2025	PROVEN[8]			PROBABLE[8]			TOTAL[8]
Based on attributable tonnes	Tonnes (Mt)	Cu Grade (%)	Contained Cu (Mt)	Tonnes (Mt)	Cu Grade (%)	Contained Cu (Mt)	Tonnes (Mt)	Cu Grade (%)	Contained Cu (Mt)
Phoenix surface (61.50%)	6.0	0.15	0.0092	120	0.18	0.22	130	0.18	0.23
TOTAL	6.0	0.15	0.0092	120	0.18	0.22	130	0.18	0.23
See “Notes to the Appendix 1 – Mineral Reserves and Resources Tables”.

Silver Mineral Reserves[1,2,3,4,10,14]
As at December 31, 2025	PROVEN[8]			PROBABLE[8]			TOTAL[8]
Based on attributable ounces	Tonnes (Mt)	Ag Grade (g/t)	Contained Ag (Moz)	Tonnes (Mt)	Ag Grade (g/t)	Contained Ag (Moz)	Tonnes (Mt)	Ag Grade (g/t)	Contained Ag (Moz)
Phoenix surface (61.50%)	4.2	7.89	1.1	110	6.54	22	110	6.59	23
TOTAL	4.2	7.89	1.1	110	6.54	22	110	6.59	23
See “Notes to the Appendix 1 – Mineral Reserves and Resources Tables”.

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Gold Mineral Resources[1,3,4,5,6,7,10,11,14]
As at December 31, 2025	MEASURED (M)[8]			INDICATED (I)[8]			(M) + (I)[8]	INFERRED[9]
Based on attributable ounces and INCLUSIVE of Reserves	Tonnes (Mt)	Grade (g/t)	Contained ozs (Moz)	Tonnes (Mt)	Grade (g/t)	Contained ozs (Moz)	Contained ozs (Moz)	Tonnes (Mt)	Grade (g/t)	Contained ozs (Moz)
Carlin surface	9.6	1.31	0.41	87	1.95	5.5	5.9	40	0.9	1.2
Carlin underground	—	—	—	36	7.86	9.1	9.1	20	7.3	4.6
Carlin (61.50%) total	9.6	1.31	0.41	120	3.67	15	15	59	3.0	5.8
Cortez surface	1.6	1.96	0.099	97	0.89	2.8	2.9	31	0.6	0.60
Cortez underground	—	—	—	39	6.23	7.8	7.8	16	5.7	3.0
Cortez (61.50%) total	1.6	1.96	0.099	140	2.42	11	11	47	2.4	3.6
Phoenix surface (61.50%)	4.2	0.71	0.097	300	0.45	4.3	4.4	16	0.4	0.23
Turquoise Ridge surface	—	—	—	43	1.88	2.6	2.6	14	1.1	0.50
Turquoise Ridge underground	9.0	10.99	3.2	20	9.59	6.1	9.3	4.8	9.5	1.5
Turquoise Ridge (61.50%) total	9.0	10.99	3.2	63	4.30	8.7	12	19	3.2	2.0
TOTAL	24	4.80	3.8	620	1.91	38	42	140	2.5	12
See “Notes to the Appendix 1 – Mineral Reserves and Resources Tables”.

Copper Mineral Resources[1,3,4,5,6,7,10,11,14]
As at December 31, 2025	MEASURED (M)[8]			INDICATED (I)[8]			(M) + (I)[8]	INFERRED[9]
Based on attributable pounds and INCLUSIVE of Reserves	Tonnes (Mt)	Grade (%)	Contained Cu (Mt)	Tonnes (Mt)	Grade (%)	Contained Cu (Mt)	Contained Cu (Mt)	Tonnes (Mt)	Grade (%)	Contained Cu (Mt)
Phoenix surface (61.50%)	6.0	0.15	0.0092	330	0.16	0.54	0.55	19	0.1	0.023
TOTAL	6.0	0.15	0.0092	330	0.16	0.54	0.55	19	0.1	0.023
See “Notes to the Appendix 1 – Mineral Reserves and Resources Tables”.

Silver Mineral Resources[1,3,4,5,6,7,10,11,14]
As at December 31, 2025	MEASURED (M)[8]			INDICATED (I)[8]			(M) + (I)[8]	INFERRED[9]
Based on attributable ounces and INCLUSIVE of Reserves	Tonnes (Mt)	Ag Grade (g/t)	Contained Ag (Moz)	Tonnes (Mt)	Ag Grade (g/t)	Contained Ag (Moz)	Contained Ag (Moz)	Tonnes (Mt)	Ag Grade (g/t)	Contained Ag (Moz)
Phoenix surface (61.50%)	4.2	7.89	1.1	300	5.68	55	56	16	5.4	2.8
TOTAL	4.2	7.89	1.1	300	5.68	55	56	16	5.4	2.8
See “Notes to the Appendix 1 – Mineral Reserves and Resources Tables”.

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GLOBAL PROVEN & PROBABLE MINERAL RESERVE RECONCILIATION (gold, Moz) [1,2,3,4,5,7,9,10,11,12,13,14]

Global Attributable Contained Metal	2024 Total P&P Mineral Reserve	Acquisition/ Disposal	Depletion (As of Year End)	Net Conversion	2025 Total P&P Mineral Reserve

Carlin (61.5%)	9.5	—	(0.79)	0.14	8.8

Cortez (61.5%)	8.3	—	(0.50)	0.15	7.9

Phoenix (61.5%)	1.9	—	(0.14)	0.29	2.0

Turquoise Ridge (61.5%)	8.9	—	(0.33)	0.31	8.9

Grand Total	29	—	(1.8)	0.9	28

See “Notes to the Appendix 1 – Mineral Reserves and Resources Tables”.

GLOBAL PROVEN & PROBABLE MINERAL RESERVE RECONCILIATION (copper, Mt) [1,2,3,4,6,7,8,11,13,14,15]

Global Attributable Contained Metal	2024 Total P&P Mineral Reserve	Acquisition/ Disposal	Depletion (As of Year End)	Net Conversion	2025 Total P&P Mineral Reserve

Phoenix (61.5%)	0.21	—	0.014	0.028	0.23

Grand Total	0.21	—	0.014	0.028	0.23

See “Notes to the Appendix 1 – Mineral Reserves and Resources Tables”.

Notes to the Appendix 1 – Mineral Reserves and Resources Tables

1.

Mineral reserves and mineral resources have been estimated as at December 31, 2025 (unless otherwise noted) in accordance with S-K 1300 and NI 43-101. For 2025, reserves have been estimated based on an assumed gold price of US$1,500 per ounce, an assumed silver price of US$21.00 per ounce, and an assumed copper price of US$3.25 per pound and long-term average exchange rates of 1.30 CAD/US$. For 2024, reserves were estimated based on an assumed gold price of US$1,400 per ounce, an assumed silver price of US$20.00 per ounce, and an assumed copper price of US$3.00 per pound and long-term average exchange rates of 1.30 CAD/US$. Reserve estimates incorporate current and/or expected mine plans and cost levels at each property. Varying cut-off grades have been used depending on the mine and type of ore contained in the reserves. Barrick’s normal data verification procedures have been employed in connection with the calculations. Verification procedures include industry-standard quality control practices. Resources as at December 31, 2025 have been estimated using varying cut-off grades, depending on both the type of mine or project, its maturity and ore types at each property. All figures are presented on an attributable basis to the Registrant.

2.

In confirming the annual reserves for each of the mineral properties, projects, and operations, Barrick conducts a reserve test on December 31 of each year to verify that the future undiscounted cash flow from reserves is positive. The cash flow ignores all sunk costs and only considers future operating and closure expenses as well as any future capital costs.

3.	All mineral resource and mineral reserve estimates of tonnes, ounces of gold and silver and tonnes of copper are reported to the second significant digit.
4.

2025 polymetallic mineral resources and mineral reserves are estimated using the combined value of gold, copper and silver and accordingly are reported as gold, copper and silver mineral resources and mineral reserves.

5.

For 2025, mineral resources have been estimated based on an assumed gold price of US$2,000 per ounce, an assumed silver price of US$25.00 per ounce, and an assumed copper price of US$4.50 per pound and long-term average exchange rates of 1.30 CAD/US$. For 2024, mineral resources were estimated based on an assumed gold price of US$1,900 per ounce, an assumed silver price of US$24.00 per ounce, and an assumed copper price of US$4.00 per pound and long-term average exchange rates of 1.30 CAD/US$.

6.	Mineral resources are reported on an inclusive basis and include all areas that form mineral reserves, reported at a mineral resource cut-off and associated commodity price.
7.	Mineral resources which are not mineral reserves do not have demonstrated economic viability.
8.	All measured and indicated mineral resource estimates of grade and all proven and probable mineral reserve estimates of grade for gold, silver and copper are reported to two decimal places.
9.	All inferred mineral resource estimates of grade for gold, silver, and copper are reported to one decimal place.
10.	Grade represents an average, weighted by reference to tonnes of mineralization where several recovery processes apply.
11.	Ounces or tonnes, as applicable, estimated to be present in the tonnes of mineralization which would be mined and processed.

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12.	Gold mineral reserves as at December 31, 2025 include stockpile material totaling approximately 44 million tonnes, containing approximately 3.0 million ounces as follows:

STOCKPILES [1,2]
Property	Tonnes [3] (Mt)	Grade [8] (g/t)	Contained Ounces [3] (Moz)

Phoenix (61.5%) [4]	4.2	0.71	0.097

Carlin (61.5%)	24	2.15	1.7

Cortez (61.5%)	1.7	2.01	0.11

Turquoise Ridge (61.5%)	14	2.41	1.1

13.	The metallurgical recovery applicable at each property and the cut-off grades used to determine mineral reserves as at December 31, 2025 are as follows:

Gold Mine	Metallurgical Recovery (%)	Cut-off Grade (COG) (g/t)
Phoenix (61.5%)	67.9 to 78.0 Au	Revenue COG based on all three metals (Au, Ag and Cu)
Carlin (61.5%)	50.8 to 89.5	0.15 to 7.97
Cortez (61.5%)	35.0 to 90.5	0.20 to 5.38
Turquoise Ridge (61.5%)	53 to 87.5	0.15 to 8.04

Copper Mine	Metallurgical Recovery (%)	Cut-off Grade (COG) (%)
Phoenix (61.5%)	49 to 71.0	Revenue COG based on all three metals (Au, Ag and Cu)

14.	Totals may not sum due to rounding.
15.	Copper mineral reserves as at December 31, 2025 include stockpile material totaling approximately 6 million tonnes containing approximately 0.0092 million tonnes of copper as follows:

STOCKPILES [1,2]
Property	Tonnes [3] (Mt)	Cu Grade [8] (%)	Contained Copper [3] (Mt)

Phoenix (61.5%)	6	0.15	0.0092

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Appendix 2 – Detailed S-K 1300 Mineral Resources Exclusive of Mineral Reserves

The below appendix summarizes the mineral resources (exclusive of mineral reserves) reported in this TRS as they were reported in Barrick’s most recent Form 40-F/Annual Information Form on file with the SEC and Canadian provincial securities regulatory authorities.

Gold Mineral Resources
As at December 31, 2025	MEASURED (M)			INDICATED (I)			(M) + (I)	INFERRED
Based on attributable ounces and EXCLUSIVE of Reserves	Tonnes (Mt)	Grade (g/t)	Contained ozs (Moz)	Tonnes (Mt)	Grade (g/t)	Contained ozs (Moz)	Contained ozs (Moz)	Tonnes (Mt)	Grade (g/t)	Contained ozs (Moz)
Carlin surface	4.7	1.04	0.16	35	1.4	1.6	1.7	40	0.9	1.2
Carlin underground	—	—	—	18	7.10	4.2	4.2	20	7.3	4.6
Carlin (61.50%) total	4.7	1.04	0.16	53	3.38	5.8	6.0	59	3.0	5.8
Cortez surface	—	—	—	37	0.82	1.0	1.0	31	0.6	0.60
Cortez underground	—	—	—	11	4.24	1.5	1.5	16	5.7	3.0
Cortez (61.50%) total	—	—	—	49	1.61	2.5	2.5	47	2.4	3.6
Phoenix surface (61.50%)	—	—	—	190	0.38	2.4	2.4	16	0.4	0.23
Turquoise Ridge surface	—	—	—	19	1.47	0.88	0.88	14	1.1	0.50
Turquoise Ridge underground	2.3	8.83	0.65	5.3	8.21	1.4	2.1	4.8	9.5	1.5
Turquoise Ridge (61.50%) total	2.3	8.83	0.65	24	2.97	2.3	2.9	19	3.2	2.0
TOTAL	6.9	3.61	0.80	320	1.26	13	14	140	2.5	12
See “Notes to the Appendix 2 – Mineral Resources Tables”.

Copper Mineral Resources
As at December 31, 2025	MEASURED (M)			INDICATED (I)			(M) + (I)	INFERRED
Based on attributable pounds and EXCLUSIVE of Reserves	Tonnes (Mt)	Grade (%)	Contained Cu (Mt)	Tonnes (Mt)	Grade (%)	Contained Cu (Mt)	Contained Cu (Mt)	Tonnes (Mt)	Grade (%)	Contained Cu (Mt)
Phoenix surface (61.50%)	—	—	—	210	0.16	0.32	0.32	19	0.1	0.023
TOTAL	—	—	—	210	0.16	0.32	0.32	19	0.1	0.023
See “Notes to the Appendix 2 – Mineral Resources Tables”.

Silver Mineral Resources
As at December 31, 2025	MEASURED (M)			INDICATED (I)			(M) + (I)	INFERRED
Based on attributable ounces and EXCLUSIVE of Reserves	Tonnes (Mt)	Ag Grade (g/t)	Contained Ag (Moz)	Tonnes (Mt)	Ag Grade (g/t)	Contained Ag (Moz)	Contained Ag (Moz)	Tonnes (Mt)	Ag Grade (g/t)	Contained Ag (Moz)
Phoenix surface (61.50%)	—	—	—	190	5.22	32	32	16	5.4	2.8
TOTAL	—	—	—	190	5.22	32	32	16	5.4	2.8
See “Notes to the Appendix 2 – Mineral Resources Tables”.

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Notes to the Appendix 2 – Mineral Resources Tables

1.

Mineral reserves and mineral resources have been estimated as at December 31, 2025 (unless otherwise noted) in accordance with S-K 1300 and NI 43-101. Mineral resource and mineral reserve estimations have been prepared by employees of Barrick, its joint venture partners or its joint venture operating companies, as applicable, under the supervision of Mark Roux, Pr.Sci.Nat. and Timothy Webber, RM SME – each a “Qualified Person” as defined in S-K 1300 and NI 43-101. For 2025, reserves have been estimated based on an assumed gold price of US$1,500 per ounce, an assumed silver price of US$21.00 per ounce, and an assumed copper price of US$3.25 per pound and long-term average exchange rates of 1.30 CAD/US$. For 2024, reserves were estimated based on an assumed gold price of US$1,400 per ounce, an assumed silver price of US$20.00 per ounce, and an assumed copper price of US$3.00 per pound and long-term average exchange rates of 1.30 CAD/US$. Reserve estimates incorporate current and/or expected mine plans and cost levels at each property. Varying cut-off grades have been used depending on the mine and type of ore contained in the reserves. Barrick’s normal data verification procedures have been employed in connection with the calculations. Verification procedures include industry-standard quality control practices. Resources as at December 31, 2025 have been estimated using varying cut-off grades, depending on both the type of mine or project, its maturity and ore types at each property. All figures are presented on an attributable basis to the Registrant.

2.	All mineral resource and mineral reserve estimates of tonnes, ounces of gold and silver and tonnes of copper are reported to the second significant digit.
3.

2025 polymetallic mineral resources and mineral reserves are estimated using the combined value of gold, copper and silver and accordingly are reported as gold, copper and silver mineral resources and mineral reserves.

4.

For 2025, mineral resources have been estimated based on an assumed gold price of US$2,000 per ounce, an assumed silver price of US$25.00 per ounce, and an assumed copper price of US$4.50 per pound and long-term average exchange rates of 1.30 CAD/US$. For 2024, mineral resources were estimated based on an assumed gold price of US$1,900 per ounce, an assumed silver price of US$24.00 per ounce, and an assumed copper price of US$4.00 per pound and long-term average exchange rates of 1.30 CAD/US$.

5.	Mineral resources are reported on an EXCLUSIVE basis and exclude all areas that form mineral reserves, reported at a mineral resource cut-off and associated commodity price.
6.	Mineral resources which are not mineral reserves do not have demonstrated economic viability.
7.	All measured and indicated mineral resource estimates of grade and all proven and probable mineral reserve estimates of grade for gold, silver and copper are reported to two decimal places.
8.	All inferred mineral resource estimates of grade for gold, silver, and copper are reported to one decimal place.
9.	Grade represents an average, weighted by reference to tonnes of mineralization where several recovery processes apply.
10.	Ounces or tonnes, as applicable, estimated to be present in the tonnes of mineralization which would be mined and processed.
11.	Totals may not sum due to rounding.

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